  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1997.

                                                     REGISTRATION NO. 333-26645

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          TRANS WORLD AIRLINES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     4512                   43-1145889
                                (Primary Standard         (I.R.S. Employer
 (State of Incorporation)   Industrial Classification    Identification No.)
                                  Code Number)

                     ONE CITY CENTRE, 515 N. SIXTH STREET
                           ST. LOUIS, MISSOURI 63101
                                (314) 589-3000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------

                                   Copy to:
           GERALD L. GITNER                    HOWARD E. TURNER, ESQ.
 CHAIRMAN AND CHIEF EXECUTIVE OFFICER      SMITH, GAMBRELL & RUSSELL, LLP
 ONE CITY CENTRE, 515 N. SIXTH STREET   1230 PEACHTREE STREET, NE, SUITE 3100
       ST. LOUIS, MISSOURI 63101               ATLANTA, GEORGIA 30309
            (314) 589-3000                         (404) 815-3500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                             CROSS-REFERENCE SHEET
           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K

 FORM S-4 ITEM NUMBER AND CAPTION               PROSPECTUS CAPTION
 --------------------------------               ------------------
  1. Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus...  Facing Page; Cross-Reference Sheet; Outside
                                                Front Cover Page
  2. Inside Front and Outside Back Cover Pages
     of Prospectus............................  Inside Front Cover Page; Available
                                                Information; Outside Back Cover Page
  3. Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information............  Prospectus Summary; Risk Factors; Selected
                                                Historical Consolidated Financial and Certain
                                                Other Data
  4. Terms of the Transaction.................  Prospectus Summary; The Exchange Offer;
                                                Description of the Notes; Certain Federal
                                                Income Tax Considerations; Plan of
                                                Distribution
  5. Pro Forma Financial Information..........  Summary Historical Consolidated Financial and
                                                Certain Other Data; Selected Historical
                                                Consolidated Financial and Certain Other
                                                Data; Interim Condensed Consolidated
                                                Financial Statements
  6. Material Contacts with the Company Being
     Acquired.................................  Not Applicable
  7. Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to Be Underwriters.......................  Not Applicable
  8. Interests of Named Experts and Counsel...  Legal Matters; Experts
  9. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities..............................  Not Applicable
 10. Information with Respect to S-3
     Registrants..............................  Not Applicable
 11. Incorporation of Certain Information by
     Reference................................  Not Applicable
 12. Information with Respect to S-2 or S-3
     Registrants..............................  Prospectus Summary; Selected Historical
                                                Consolidated Financial and Certain Other
                                                Data; Management's Discussion and Analysis of
                                                Financial Condition and Results of
                                                Operations; Business; Consolidated Financial
                                                Statements
 13. Incorporation of Certain Information by    Incorporation of Certain Documents by
     Reference................................  Reference
 14. Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants........  Not Applicable
 15. Information with Respect to S-3
     Companies................................  Not Applicable
 16. Information with Respect to S-2 or S-3
     Companies................................  Not Applicable

 17. Information with Respect to Companies
     Other Than S-3 or S-2 Companies..........  Not Applicable
 18. Information if Proxies, Consents or
     Authorizations are to be Solicited.......  Not Applicable
 19. Information if Proxies, Consents or
     Authorizations are not to be Solicited or
     in an Exchange Offer.....................  Prospectus Summary; The Exchange Offer
 20. Indemnification of Directors and
     Officers.................................  Part II, Item 20
 21. Exhibits and Financial Statement
     Schedules................................  Part II, Item 21
 22. Undertakings.............................  Part II, Item 22

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                                      PROSPECTUS
                              DATED JULY 29, 1997

                           TRANS WORLD AIRLINES, INC.
                               OFFER TO EXCHANGE
                       12% SENIOR SECURED NOTES DUE 2002,
                      WHICH HAVE BEEN REGISTERED UNDER THE
                SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND
               ALL OUTSTANDING 12% SENIOR SECURED NOTES DUE 2002

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 3, 1997, UNLESS EXTENDED.

  Trans World Airlines, Inc., a Delaware corporation (the "Company" or "TWA"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange its 12% Senior Secured Notes due 2002 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part (including all amendments, including post-effective amendments, and exhibits thereto, the "Registration Statement"), for an equal principal amount at maturity of its outstanding 12% Senior Secured Notes due 2002 (the "Old Notes," and collectively with the New Notes, the "Notes"), of which $50 million aggregate principal amount at maturity is outstanding as of the date hereof.

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires (the "Expiration Date"), which will be September 3, 1997 (30 days following the commencement of the Exchange Offer), unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples at maturity of $1,000. See "The Exchange Offer."

                                  ----------

  The New Notes will bear interest at the rate of 12% per annum, payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 1997. The New Notes will mature on April 1, 2002. The New Notes will not be redeemable prior to maturity. The New Notes will bear original issue discount ("OID"), and a holder of a New Note will be required to include such OID in such holder's gross income for federal income tax purposes in advance of the receipt of the cash payments to which such income is attributable. See "Certain Federal Income Tax Considerations." Upon a Change in Control (as defined), each holder of New Notes shall have the right for a limited period to require the Company to repurchase all or any part of such holder's New Notes at a price, in cash, equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for repurchase; however, there can be no assurance that upon the occurrence of a Change in Control the Company will be able to repurchase the Notes.

  The New Notes will represent senior secured obligations of the Company and will rank pari passu in right of payment with all other senior obligations of the Company. As of March 31, 1997, the Company had approximately $1,072 million of total outstanding indebtedness (including $50.0 million for the Old Notes), all of which will rank pari passu in right of payment of principal and interest with the New Notes. None of the Company's outstanding indebtedness is senior to the Notes. The New Notes will be secured by a lien on certain assets of the Company including (i) TWA's beneficial interest in its FAA designated take-off and landing slots at three high-density, capacity-controlled airports, (ii) currently owned and hereafter acquired defined ground equipment of TWA used at certain domestic airports, and (iii) all of the issued and outstanding stock of
(a) a wholly-owned subsidiary of TWA holding the leasehold interest in a hangar at Los Angeles International Airport ("LAX") used by TWA and (b) three wholly-owned subsidiaries of TWA holding leasehold interests in gates and related support space at certain domestic airports served by the Company.

  THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO HOLDERS OF OLD NOTES ON OR ABOUT AUGUST 3, 1997.

  The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes. The New Notes will be issued under and entitled to the benefits of the same Indenture (as defined) pursuant to which the Old Notes were issued such that the New Notes and Old Notes will be treated as a single class of debt securities under the Indenture. The form and terms of the New Notes are generally the same as the form and terms of the Old Notes, except that (i) the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof, and (ii) holders of the New Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. See "Description of the Notes."

  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Warnaco, Inc. (available October 11, 1991), the Company continued on following page

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE PAGE 15, "RISK
   FACTORS," FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
                PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER.

                                  ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION ORANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OFTHIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

believes that a holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, that (i) such New Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such New Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the New Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR ANY OFFER, SALE OR OTHER TRANSFER OF NEW NOTES.

  Prior to this Exchange Offer, there has been no public market for the Old Notes or New Notes. The Old Notes have traded in the National Association of Securities Dealers, Inc. Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. If a public market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount at maturity. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. See "Risk Factors -- Risk Factors Relating to the Notes and the Exchange Offer -- Absence of Public Trading Market."

  THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THIS EXCHANGE OFFER. THE COMPANY HAS AGREED TO PAY THE EXPENSES OF THE EXCHANGE OFFER. NO UNDERWRITER IS BEING USED IN CONNECTION WITH THIS EXCHANGE OFFER.

  No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer of securities made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of, or offer to sell, the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

  The Company believes that a substantial improvement in its operating results is necessary for TWA to maintain adequate liquidity to meet its obligations throughout the remainder of 1997. The Company's auditors included in their report dated March 24, 1997 on TWA's consolidated financial statements for the year ended

December 31, 1996 an explanatory paragraph to the effect that substantial doubt exists regarding the Company's ability to continue as a going concern due to the Company's recurring losses from operations and limited sources of additional liquidity. See the Consolidated Financial Statements (as defined).

                             AVAILABLE INFORMATION

  TWA is subject to the informational requirements of the Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 and at the Commission's regional offices located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates, and such reports, proxy statements and other information regarding the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York City, New York 10006-1881, on which the Company's Common Stock, $.01 par value per share (the "Common Stock") is listed. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

  This Prospectus contains summaries of material terms of certain agreements; however, in each such case, reference is made to the actual agreements (copies of which will be made available upon request to the Company) for complete information with respect thereto, and all such summaries are qualified by this reference.

  This Prospectus forms a part of the Registration Statement which the Company has filed under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information otherwise set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference in this Prospectus the following documents filed with the Commission pursuant to the requirements of the Exchange Act (File No. 001-07815): (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on June 30, 1997 pursuant to Form 10-K/A; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) the description of the Common Stock contained in the Company's Form 8-A dated August 1, 1995 filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description; and (iv) the Company's Proxy Statement and Notice of Meeting relating to the Annual Meeting of Stockholders held on May 29, 1997.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON THE WRITTEN OR ORAL REQUEST OF EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED. REQUESTS SHOULD BE MADE TO THE CORPORATE SECRETARY OF TRANS WORLD AIRLINES, INC., ONE CITY CENTRE, 515 N. SIXTH STREET, ST. LOUIS, MISSOURI 63101, TELEPHONE (314) 589-3000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

                          FORWARD-LOOKING STATEMENTS

  Certain statements made in this Prospectus relating to plans, conditions, objectives, and economic performance go beyond historical information and may provide an indication of future financial condition or results of operations. To that extent, they are forward-looking statements within the meaning of
Section 21E of the Exchange Act, and each of them is therefore subject to risks, uncertainties, and assumptions that could cause actual results to differ from those in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Some of the uncertainties that may adversely impact TWA's future financial condition and results of operations include, but are not limited to, the "Risk Factors" described herein.

                               PROSPECTUS SUMMARY

  This summary does not purport to be complete and is qualified by reference to the detailed information and financial statements appearing elsewhere in this Prospectus or incorporated by reference herein. Terms not defined in this summary are defined elsewhere herein.

                                  THE COMPANY

  TWA is the seventh largest U.S. air carrier (based on 1996 revenue passenger miles ("RPMs")), whose primary business is transporting passengers, cargo and mail. During 1996, the Company carried more than 23.3 million passengers and flew approximately 27.3 billion RPMs. As of May 1, 1997, TWA provided regularly scheduled jet service to 86 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of May 1, 1997, the Company's fleet consisted of 183 active jet aircraft.

  TWA's North American operations have a primarily domestic hub in St. Louis at Lambert International Airport ("St. Louis") and a domestic-international hub at New York's John F. Kennedy International Airport ("JFK"). TWA is the predominant carrier at St. Louis, with approximately 335 scheduled daily departures and approximately a 72% share of airline passenger enplanements in St. Louis in 1996. Given its location in the center of the country, St. Louis is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it can offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines.

  TWA's international operations are concentrated at JFK, from which TWA currently serves 28 domestic and international cities with approximately 42 daily departures. JFK is both the Company's and the industry's largest international gateway from North America. As of the date hereof, the Company offers non-stop flights from JFK to 8 cities in Europe and the Middle East as well as 17 destinations in the U.S. and the Caribbean. The Company recently announced plans to refocus its JFK operations by discontinuing unprofitable service to certain European destinations, eliminating certain lower-yielding domestic feed routes, consolidating most JFK operations for the near term to a single terminal and accelerating the replacement of certain wide-body aircraft.

THE REORGANIZATIONS

  During the early 1990s, the U.S. airline industry experienced unprecedented losses attributable to, among other things, the Persian Gulf War, recessions in the United States and Europe, and significant industry-wide fare discounting. These negative factors affected TWA disproportionately due to the significant debt the Company had incurred in the 1986 leveraged acquisition of the Company. As a result, the Company was forced to undergo two financial restructurings during the period between 1992 and 1995, with the first of such restructurings effected in 1993 (the " '93 Reorganization") and the second of such restructurings effected in 1995 (the " '95 Reorganization") (collectively, the '93 Reorganization and the '95 Reorganization are the "Reorganizations"). The Reorganizations were effected pursuant to Chapter 11 reorganization proceedings. Pursuant to the Reorganizations, the Company eliminated more than $1.5 billion in debt and lease obligations, negotiated agreements with its unions providing for reductions in wages and benefits and other concessions, and reached a settlement with respect to the Company's underfunded pension plan obligations. Pursuant to the '95 Reorganization, the Company canceled its then outstanding equity securities in exchange for new securities and other consideration and issued a special class of voting preferred stock (the "Employee Preferred Stock") to its union employees and shares of Common Stock to its non-union employees. This resulted in the union and non-union employees achieving an ownership of approximately 30% of the voting equity of the Company as of the effective date of the '95 Reorganization. Also pursuant to the '95 Reorganization, the Company adopted an employee stock incentive program (the "ESIP") designed to permit TWA's employees to increase their level of stock ownership through grants and purchases of additional shares over a five year period commencing in July

1997. See "Risk Factors--Risk Factors Related to the Company--Corporate Governance Provisions; Special Voting Arrangements."

RECENT DEVELOPMENTS

  In 1994 the Company began implementing a strategic repositioning which, in combination with the financial restructuring, cost savings and operating efficiencies achieved as a result of the '95 Reorganization, was designed to improve TWA's overall operating and financial performance. The key elements of this strategy included: (i) optimizing TWA's route structure by redeploying assets to markets, such as the Company's St. Louis hub, where it believes it has a competitive advantage, and by eliminating unprofitable operations, such as its Atlanta hub and certain international routes; (ii) upgrading and simplifying the Company's fleet by replacing older aircraft with more modern, technologically advanced aircraft to realize operating cost savings and "right-sizing" its aircraft types to better conform to TWA's route requirements; (iii) offering a full-service product designed and priced to appeal both to value-conscious business travelers and to price-conscious leisure travelers; (iv) leveraging TWA's cooperative labor relationship and substantial employee stock ownership to improve TWA's air travel product and identify additional cost savings and revenue enhancement opportunities; (v) investing in technology programs designed to enhance revenues or reduce costs; and (vi) pursuing additional cost and efficiency initiatives to help maintain a low cost structure.

  While the Company experienced improvements in its operating performance in 1995 and the first half of 1996 as a result of implementing the strategy outlined above, the Company's operating results and cash balances deteriorated significantly during the second half of 1996. Material factors contributing to this deterioration included: (i) an overly aggressive expansion of TWA's capacity and planned flight schedule, particularly during the summer season, which forced the Company to rely disproportionately on lower-yielding feed traffic and bulk ticket sales to fill the increased capacity of its system;
(ii) the delayed delivery of four older 747s intended to increase capacity for incremental international summer operations; and (iii) unexpected maintenance delays due to the capacity increase, higher levels of scheduled narrow-body heavy maintenance and increased contract maintenance performed for third parties. These factors caused excessive levels of flight cancellations, poor on-time performance, increased pilot training costs and higher maintenance expenditures and adversely affected the Company's unit revenues (principally yields) and costs. In addition, the crash of TWA Flight 800 on July 17, 1996 distracted management's attention from core operating issues and led to lost bookings and revenues. Finally, the Company experienced a 27.6% increase in fuel costs in 1996, driven primarily by a 22.3% increase in the average fuel price paid per gallon during the year.

  In late 1996, management began to implement a series of actions intended to correct TWA's performance difficulties and refocus the Company's strategy. Steps taken to improve operating integrity included reducing the near-term flight schedule to more closely match available aircraft and terminating an unprofitable aircraft maintenance contract with the U.S. government in order to increase resources available to service TWA aircraft in maintenance backlog. The Company also began to restructure its operations at the JFK hub by (i) eliminating certain unprofitable international routes such as JFK to Frankfurt and JFK to Athens; (ii) eliminating certain low-yielding domestic feed service into JFK; and (iii) consolidating for the near term most of its JFK operations from two terminals into a single terminal in order to reduce operating costs, increase facility utilization and improve passenger service. The Company believes that operating and financial results at JFK will be improved by the Company's recently announced plans to accelerate retirement of its remaining 747 and L-1011 fleets to year-end 1997. Such aircraft will be replaced by smaller, more efficient new or later-model used 757s, 767s and MD80s, which management believes will operate more reliably and be more appropriately sized to the demands of cities served, resulting in higher load factors and improved yields due to less dependence on low-yielding feed traffic. In addition, these newer, twin-engine, two-pilot aircraft should provide efficiencies in fuel, flight crew and maintenance expenses. These actions are designed to improve the Company's financial performance and make its product more competitive to the business segment offering greater yields. Finally, the Company believes that its focus on improving operational integrity and product quality will allow TWA to further leverage its existing hub dominance in St. Louis by attracting a greater share of higher yielding connecting traffic. Management also believes that additional opportunities exist at St. Louis to utilize existing capacity more efficiently and expand service frequency to certain major domestic cities. Management believes that the above actions, initiated and performed during the latter part of 1996 and the first half of 1997, have resulted in improved operational performance and schedule reliability; however, the Company's unit revenues, yields and cash position have been adversely affected by the negative impact on consumer demand created by the previous deterioration in operating performance, particularly in the higher-yield business traveler segment of the market. As a result of these factors, the Company's financial performance in the first two quarters of 1997 was worse than its performance in the first two quarters of 1996, and its third and fourth quarter financial performance in 1997 may continue to be adversely affected by these factors.

  The Company's results for the fourth quarter and full year 1996 reflect, among others, the impact of the factors discussed above. The Company reported a fourth quarter 1996 operating loss of $232.4 million and a net loss of $258.6 million versus an operating profit of $1.1 million and net loss of $27.8 million for the fourth quarter of 1995. For the year ended December 31, 1996, the Company reported an operating loss and net loss of $198.5 million and $284.8 million, respectively, compared to a 1995 operating profit of $25.1 million and a 1995 net loss of $227.5 million. The Company's 1996 results reflect special charges, recorded in the fourth quarter, of $85.9 million, including a $53.7 million write-down related to the planned retirement of older aircraft, a charge of $5.5 million for overseas employee severance costs and a $26.7 million write-down of the Company's JFK-Athens route authority, reflecting the Company's decision to terminate service on such route after April 18, 1997.

  The Company's auditors included in their report on TWA's consolidated financial statements for the year ended December 31, 1996 an explanatory paragraph to the effect that substantial doubt exists regarding the Company's ability to continue as a going concern due to the Company's recurring losses from operations and its limited sources of additional liquidity. See the Consolidated Financial Statements (as defined) and "Risk Factors--Risk Factors Related to the Company--Substantial Indebtedness; Capital Expenditure Requirements; Liquidity."

  The Company's first quarter operating results have historically been considerably less favorable than other quarters and typically reflect substantial operating and net losses. Notwithstanding actions taken and planned by management to improve the Company's future operating results and performance described above, during the first quarter of 1997, the Company reported results which compare unfavorably with the first quarter of 1996. During the first quarter of 1997, TWA experienced an operating loss of $99.5 million and a net loss of $71.6 million, as compared with the first quarter of 1996, when the Company reported an operating loss of $54.2 million and a net loss of $37.1 million. These results reflected both reduced revenue and increased operating expenses during the first quarter of 1997, with the reduced revenue reflecting a planned reduction in capacity resulting from the ongoing replacement of larger 747 and L-1011 aircraft with smaller 767 and 757 aircraft and a reduction in the number of narrow-body aircraft in TWA's schedule during the first quarter of 1997 in order to move more aircraft through required scheduled maintenance before the peak travel season. Increased expenses during the first quarter of 1997 included costs associated with the accelerated maintenance of the Company's narrow-body aircraft, increased crew retraining costs incurred in connection with the downsizing of the Company's fleet and an 11.2% increase in TWA's average cost per gallon for jet fuel during the first quarter of 1997 as compared with the first quarter of 1996. As in the first quarter, the Company's results for the second quarter of 1997 compare unfavorably with the comparable period of 1996. During the second quarter of 1997, the Company reported operating revenue of $844.4 million, which represented a $121.4 million (12.6%) decrease from the second quarter of 1996, when the Company's operating revenue totaled $965.8 million. The reduced revenue during the second quarter of 1997 as compared with the same period of 1996 reflected, among other things, a planned reduction in capacity resulting from the ongoing replacement of 747 and L1011 aircraft with smaller 767 and 757 aircraft. Operating expenses of $838.5 million during the second quarter of 1997 reflected a $65.3 million (7.2%) decrease as compared with the same period of 1996, when the Company's operating expenses totaled $903.8 million. Approximately $23.7 million of such operating expense decrease resulted from declines in jet fuel prices and jet fuel consumption, while aircraft maintenance materials and repair expense decreased approximately $18.8 million, primarily due to the operation of newer aircraft. In addition, payroll expense declined $5.2 million. As a result of the above, in the second quarter of 1997, TWA experienced operating income of $5.9 million and a net loss of $14.4 million, as compared with operating income of $62.0 million and a net profit of $25.3 million in the second quarter of 1996. As part of the Company's effort to continue to improve operating results, on July 22, 1997, the Company announced the planned reduction of approximately 1,000 jobs during the remainder of 1997 in the areas of maintenance, airport operations and reservations. The decreased headcount in maintenance reflects reduced maintenance needs for the newer aircraft added to the Company's fleet during 1996 and 1997. The reductions are being made through a combination of layoffs and attrition. See "Risk Factors--Risk Factors Related to the Company-- Substantial Indebtedness; Capital Expenditure Requirements; Liquidity" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

  On February 12, 1997, the Company's Board of Directors (the "Board of Directors" or the "Board") named Gerald L. Gitner, a member of the Board, as Chairman and Chief Executive Officer of the Company. Mr. Gitner replaced Jeffrey H. Erickson, who announced his intention to leave as the Company's President and Chief Executive Officer on October 24, 1996. On March 27, 1997, the Board confirmed William F. Compton's appointment as Executive Vice President--Operations and elected Stephen M. Tumblin as director to fill the remaining vacancy on the Board. As of May 29, 1997, the date of the Company's 1997 Annual Meeting of Stockholders, Jewel Lafontant-Mankarious and Lawrence J. Roos reached mandatory retirement age and retired as directors of the Company. To fill the vacancies left from Ms. Lafontant-Mankarious's and Mr. Roos's retirement from the Board, Merrill A. McPeak and Blanche M. Touhill were elected as directors at the Annual Meeting. See "Risk Factors--Risk Factors Related to the Company--Changes to Management Team."

  On March 6, 1997, the International Association of Machinists and Aerospace Workers (the "IAM") was certified to replace the Independent Federation of Flight Attendants ("IFFA") as the bargaining representative for the Company's flight attendants. The IAM has notified the Company that it will assume full representation rights over TWA's flight attendants, including collective bargaining and IFFA's seat on the Board of Directors. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law--Board of Directors" and "Risk Factors--Risk Factors Related to the Company--'94 Labor Agreements."

  On March 31, 1997 and pursuant to a private placement (the "Private Placement"), the Company issued and sold 50,000 Units (the "Units") consisting of (i) the Old Notes and (ii) 50,000 Redeemable Warrants (the "Warrants"), with each Warrant representing the right to purchase 126.26 shares of Common Stock at an exercise price of approximately $7.92 per share. After deducting discounts, commissions and estimated expenses, the net proceeds of the Private Placement were approximately $47.2 million.

                               THE EXCHANGE OFFER

Registration Rights             Pursuant to the Private Placement, in March
 Agreement....................  1997, the Company sold the Old Notes to the
                                Initial Purchaser (as defined), who placed the Old Notes with institutional investors as part of an aggregate of 50,000 Units, with each Unit comprised of $1,000 principal amount at matu-rity of Old Notes and one Warrant to purchase
                                126.26 shares of Common Stock. In connection therewith, the Company executed and delivered for the benefit of the holders of the Old Notes the Registration Rights Agreement dated as of March 31, 1997 by and between the Company and the Initial Purchaser of the Units (the "Regis-tration Rights Agreement"), which provided, among other things, for the Exchange Offer.

The Exchange Offer............  New Notes are being offered in exchange for an equal principal amount at maturity of Old
                                Notes. As of the date hereof, $50 million ag-gregate principal amount at maturity of New Notes will be recorded in the Company's ac-counting records at the same carrying value as the Old Notes, and no gain or loss will be rec-ognized by the Company upon the consummation of the Exchange Offer. See "The Exchange Offer-- Accounting Treatment." Holders of the Old Notes do not have appraisal or dissenters' rights in connection with the Exchange Offer under the Delaware General Corporation Law or the Inden-ture.

                                Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Warnaco, Inc. (available October 11, 1991), the Company believes that a holder who exchanges Old Notes for New Notes pursuant to the Ex-change Offer may offer for resale, resell and otherwise transfer such New Notes without com-pliance with the registration and prospectus delivery requirements of the Securities Act; provided, however, that (i) such New Notes are acquired in the ordinary course of such hold-er's business, (ii) such holder is not engaged in, and does not intend to engage in, a distri-bution of such New Notes and has no arrangement with any person to participate in the distribu-tion of such New Notes, and (iii) such holder is not an affiliate of the Company as defined under Rule 405 of the Securities Act. However, the staff of the Commission has not considered the Exchange Offer in the context of a no-ac-tion letter and there can be no assurance that the staff of the Commission would make a simi-lar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the New Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery require-ments of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in ex-change for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading ac-tivities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

Acceptance of Old Notes and
 Delivery of New Notes........
                                Subject to certain conditions, the Company will accept for exchange any Old Notes which are properly tendered in the Exchange Offer prior to 5:00 P.M., New York City time, on the Expi-ration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Ex-change Offer--Terms of the Exchange Offer."

Expiration Date...............  5:00 P.M., New York City time, on September 3,
                                1997 (30 days following the commencement of the Exchange Offer), unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Conditions to the Exchange      The Exchange Offer is subject to certain cus-
 Offer........................  tomary conditions, which may be waived by the
                                Company. See "The Exchange Offer--Conditions."
                                Except for the requirements of applicable Fed-eral and state securities laws, there are no Federal or state regulatory requirements to be complied with or obtained by the Company in connection with the Exchange Offer. NO VOTE OF
                                THE COMPANY'S SECURITY HOLDERS IS REQUIRED TO
                                EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR
                                PROXY THEREFOR) IS BEING SOUGHT HEREBY.

Procedures for Tendering......  Each holder of Old Notes wishing to accept the
                                Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise de-liver such Letter of Transmittal, or such fac-simile, together with the Old Notes to be ex-changed (unless such tender is being effected pursuant to the procedure for book-entry trans-fer described herein) and any other required documentation to the Exchange Agent (as de-fined) at the address set forth herein and therein. See "The Exchange Offer-- Procedures for Tendering."

Withdrawal Rights.............  Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under "Exchange Agent" prior to 5:00 P.M., New York City time, on the Expiration Date.

Untendered Old Notes..........  Holders of Old Notes whose Old Notes are not exchanged for New Notes pursuant to the
                                Exchange Offer will continue to be
                                subject to the existing restrictions upon transfer contained in the legend thereon. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors--Risk Factors Relating to the Notes and the Exchange Offer-- Consequences of Failure to Exchange" and "Description of the Notes--Exchange Offer; Registration Rights."

 Exchange Agent...................... First Securities Bank, National
                                      Association, the Trustee under the
                                      Indenture, is serving as exchange agent
                                      (the "Exchange Agent") in connection with
                                      the Exchange Offer.
 Accounting Treatment................ No gain or loss for accounting purposes will be recognized by the Company upon
                                      the consummation of the Exchange Offer.
                                      See "The Exchange Offer--Accounting
                                      Treatment."
 Use of Proceeds..................... There will be no cash proceeds to the
                                      Company from the issuance of the New
                                      Notes pursuant to the Exchange Offer.

                                   THE NOTES

  The Exchange Offer relates to the exchange of up to $50 million aggregate principal amount at maturity of Old Notes for up to an equal aggregate principal amount at maturity of New Notes. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefits of the same Indenture. The form and terms of the New Notes are generally the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes."

COMPARISON OF OLD NOTES WITH NEW NOTES

 Freely Transferable................. Generally, the New Notes will be freely transferable under the Securities Act by
                                      holders who are not affiliates of the
                                      Company. The New Notes otherwise will be
                                      substantially identical in all material
                                      respects (including interest rate and
                                      maturity) to the Old Notes. See "The
                                      Exchange Offer--Terms of the Exchange
                                      Offer."
 Registration Rights................. The holders of Old Notes currently are entitled to certain registration rights
                                      pursuant to the Registration Rights
                                      Agreement. However, upon consummation of
                                      the Exchange Offer, subject to certain
                                      exceptions, holders of Old Notes who do
                                      not exchange their Old Notes for New
                                      Notes in the Exchange Offer will no
                                      longer be entitled to registration rights
                                      and will not be able to offer for resale
                                      or resell their Old Notes, unless such
                                      Old Notes are subsequently registered
                                      under the Securities Act (which, subject
                                      to certain limited exceptions, the
                                      Company will have no obligation to do),
                                      except pursuant to an exemption from, or
                                      in a transaction not subject to, the
                                      Securities Act and applicable state
                                      securities laws. See "Risk Factors--Risk
                                      Factors Related to the Notes and the
                                      Exchange Offer--Consequences of Failure
                                      to Exchange."

TERMS OF THE NEW NOTES

 Maturity Date....................... April 1, 2002.
 Interest............................ 12% per annum, payable semi-annually in arrears on April 1 and October 1
                                      commencing October 1, 1997.
 Redemption.......................... The New Notes will not be redeemable prior to maturity, nor will the Company
                                      be required to make any sinking fund
                                      payments with respect to the New Notes.
 Change in Control................... Upon a Change in Control, each holder of
                                      New Notes shall have the right for a
                                      limited period to require the Company to
                                      repurchase all or any part of such
                                      holder's New Notes at a cash price equal
                                      to 100% of the principal amount thereof,
                                      plus any accrued and unpaid interest to
                                      the date fixed for repurchase; however,
                                      there can be no assurance that upon the
                                      occurrence of a Change in Control the
                                      Company will be able to repurchase the
                                      Notes.
 Ranking............................. The New Notes will represent senior secured obligations of the Company and
                                      will rank pari passu in right of payment
                                      with all other senior obligations of the
                                      Company. As of March 31, 1997, the
                                      Company had approximately $1,072 million
                                      of total outstanding indebtedness
                                      (including $50 million for the Old
                                      Notes), all of which will rank pari passu
                                      in right of payment of principal and
                                      interest with the New Notes. None of the
                                      Company's outstanding indebtedness is
                                      senior to the Notes.
 Collateral.......................... The New Notes will be secured by a lien on certain assets of the Company
                                      including (i) TWA's beneficial interest
                                      in its Federal Aviation Administration
                                      ("FAA") designated take-off and landing
                                      slots at JFK and LaGuardia airports in
                                      New York and Chicago's O'Hare
                                      International Airport, which are high-
                                      density, capacity-controlled airports,
                                      (ii) currently owned and hereafter
                                      acquired defined ground equipment of TWA
                                      used at certain domestic airports, and
                                      (iii) all of the issued and outstanding
                                      stock of (a) a wholly-owned subsidiary of
                                      TWA holding the leasehold interest in a
                                      hangar at LAX used by TWA and (b) three
                                      wholly-owned subsidiaries of TWA holding
                                      leasehold interests in gates and related
                                      support space at certain domestic
                                      airports served by the Company. See
                                      "Description of Notes--Collateral
                                      Security."
 Certain Covenants................... The indenture governing the New Notes
                                      (the "Indenture") and certain related
                                      security documents will contain
                                      provisions relating to the preservation
                                      of and release of Collateral (as
                                      defined), including a prohibition against
                                      the Company allowing certain additional
                                      liens against such Collateral. The
                                      Indenture will not contain any financial
                                      covenants and will not limit the
                                      Company's ability to incur additional
                                      indebtedness.

 Original Issue Discount............. The Old Notes were issued with original issue discount, requiring holders of the
                                      New Notes to include such OID in such
                                      holder's gross income for federal income
                                      tax purposes in advance of the receipt of
                                      the cash payments to which such income is
                                      attributable. See "Certain Federal Income
                                      Tax Considerations."

                                  RISK FACTORS

  Prospective participants in the Exchange Offer should consider carefully the information set forth under "Risk Factors" and all other information set forth in this Prospectus before making any investment in the New Notes.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The summary consolidated financial and operating data presented below relates to periods in the three year period ended December 31, 1996 and the three month periods ended March 31, 1996 and 1997. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's 1996 consolidated financial statements (including the notes thereto, the "1996 Consolidated Financial Statements") and the Company's condensed consolidated financial statements for the three months ended March 31, 1997 (including the notes thereto, the "1997 Interim Consolidated Financial Statements"), together referred to herein as the "Consolidated Financial Statements." The consolidated financial data for the periods in the three year period ended December 31, 1996 were derived from the audited consolidated financial statements of the Company. For a discussion of factors affecting the comparability of this data, see "Selected Consolidated Financial Data." See "Risk Factors--Risk Factors Related to the Company-- Substantial Indebtedness; Capital Expenditure Requirements; Liquidity" for a description of the auditor's report issued in connection with the 1996 Consolidated Financial Statements.

                            PREDECESSOR COMPANY                REORGANIZED COMPANY
                         ------------------------- --------------------------------------------
                                      EIGHT MONTHS FOUR MONTHS                 THREE MONTHS
                          YEAR ENDED     ENDED        ENDED      YEAR ENDED   ENDED MARCH 31,
                         DECEMBER 31,  AUGUST 31,  DECEMBER 31, DECEMBER 31, ------------------
                             1994         1995         1995         1996       1996      1997
                         ------------ ------------ ------------ ------------ --------  --------
                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Operating revenues......  $3,407,702   $2,218,355   $1,098,474   3,554,407   $782,433  $762,306
Operating income
 (loss)(1)..............    (279,494)      14,642       10,446    (198,527)   (54,191)  (99,486)
Loss before
 extraordinary
 items(2)...............    (433,829)    (338,213)     (33,638)   (275,027)   (37,107)  (70,032)
Extraordinary items.....      (2,005)     140,898        3,500      (9,788)       --     (1,532)
Net income (loss).......    (435,834)    (197,315)     (30,138)   (284,815)   (37,107)  (71,564)

                                                             MARCH 31, 1997
                                                         ----------------------
                                                                 ACTUAL
                                                         ----------------------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets............................................       $2,741,091
Current maturities of long-term debt and capital
 leases.................................................          122,208
Long-term debt and long-term obligations under capital
 leases.................................................          861,303
Shareholders' equity....................................          185,819

                                                                      THREE
                                                                     MONTHS
                                                                   ENDED MARCH
                                        YEAR ENDED DECEMBER 31,        31,
                                        -------------------------  ------------
                                         1994     1995     1996    1996   1997
                                        -------  -------  -------  -----  -----
AIRLINE ONLY OPERATING DATA(3):
Revenue passenger miles (millions)....   24,906   24,902   27,111  5,847  5,673
Available seat miles ("ASMs")
 (millions)...........................   39,191   37,905   40,594  9,188  8,558
Passenger load factor.................     63.5%    65.7%    66.8%  63.6%  66.3%
Passenger yield (cents)...............    11.31c   11.39c   11.35c 11.59c 11.84c
Passenger revenue per available seat
 mile (cents).........................     7.19c    7.48c    7.58c  7.38c  7.85c
Operating cost per available seat mile
 (cents)..............................     8.45c    8.12c    8.76c  8.82c  9.86c

--------
(1) Includes special charges of $138.8 million in 1994, $1.7 million in the eight months ended August 31, 1995 and $85.9 million in 1996. For a discussion of these and other non-recurring items, see Note 16 to the 1996 Consolidated Financial Statements.
(2) The eight months ended August 31, 1995 include charges of $242.2 million related to reorganization items.
(3) For a definition of the items presented, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 RISK FACTORS

  Prospective participants in the Exchange Offer should carefully consider the risk factors set forth below, as well as the other information appearing in this Prospectus, before tendering their Old Notes in the Exchange Offer. The risk factors should be considered carefully in evaluating the Company and its business before participating in the Exchange Offer.

  Certain statements made in this Prospectus relating to plans, conditions, objectives and economic performance go beyond historical information and may provide an indication of future results. To that extent, they are forward-looking statements within the meaning of Section 21E of the Exchange Act, and each of them is therefore subject to risks, uncertainties, and assumptions that could cause actual results to differ from those in the forward-looking statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Some of the uncertainties that might adversely impact TWA's future results of operations include, but are not limited to, the "Risk Factors" described below.

RISK FACTORS RELATED TO THE COMPANY

 Substantial Indebtedness; Capital Expenditure Requirements; Liquidity

  The Company believes that a substantial improvement in its operating results is necessary for TWA to maintain adequate liquidity to meet its obligations throughout the remainder of 1997. The Company's auditors included in their report dated March 24, 1997 on TWA's consolidated financial statements for the year ended December 31, 1996 an explanatory paragraph to the effect that substantial doubt exists regarding the Company's ability to continue as a going concern due to the Company's recurring losses from operations and limited sources of additional liquidity. See the Consolidated Financial Statements.

  The Company is highly leveraged and has and will continue to have significant debt service obligations. As of March 31, 1997, the Company's ratio of long-term debt and capital leases (including current maturities) to shareholders' equity was 5.29 to 1. As of March 31, 1997, the Company's total long-term debt and capital leases (including current maturities) was $983.5 million. In addition, at March 31, 1997, TWA's estimated minimum payment obligations under noncancellable operating leases were approximately $309.5 million for the remainder of 1997 and the first quarter of 1998 and approximately $2,855.9 million for periods thereafter. Over the last several years, the Company's earnings have not been sufficient to cover fixed charges. The deficiency of earnings to cover fixed charges was $107.0 million and $74.9 million in the three months ended March 31, 1997 and 1996, respectively, $280.0 million in the year ended December 31, 1996, $32.3 million in the four months ended December 31, 1995, $338.3 million in the eight months ended August 31, 1995, $435.0 in the year ended December 31, 1994, $88.4 million in the two months ended December 31, 1993, $364.7 in the ten months ended October 31, 1993, and $317.4 in the year ended December 31, 1992. See "Selected Consolidated Financial Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and the Consolidated Financial Statements.

  The degree to which the Company is leveraged could have important consequences to holders of the securities offered hereby, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Company's existing indebtedness;
(iii) the Company is placed at a relative competitive disadvantage to its less highly leveraged competitors and is more vulnerable to economic downturns; and
(iv) such indebtedness contains restrictive and other covenants, which, if not complied with, may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. See "Business-- Legal Proceedings--Icahn Litigation" for a description of an alleged default under a loan agreement of the Company which could result in a cross-default under substantially all of the Company's other indebtedness and leases and otherwise have a material adverse effect on the Company.

  As of May 1, 1997, TWA's capital expenditures for 1997 were anticipated to total approximately $107 million, including approximately $91 million for flight equipment related expenditures (e.g., progress payments for aircraft and the purchase of aircraft engines and spare parts). While the Company is seeking financing for certain of its planned capital expenditures, a substantial portion of such expenditures are expected to utilize internally generated funds. The inability to finance or otherwise fund such expenditures could have a material adverse effect on the ability of the Company to implement its strategic plan.

  On June 30, 1997, the Company's consolidated cash and cash equivalents balance was approximately $102.6 million (including amounts held in TWA's international operations and by subsidiaries which, based upon various monetary regulations and other factors, might not be immediately available to the Company), a $79.0 million decrease from the $181.6 million balance at December 31, 1996. This reduction in the Company's cash balances resulted from, among other factors, continued adverse effects during the first half of 1997 of the negative impact on consumer demand of the loss of Flight 800 in July 1996 and difficulties experienced in the last two quarters of 1996 in operating performance. Although the Company's operational performance has substantially improved during 1997, the residual effects of these 1996 events continued throughout the first two quarters of 1997 and may continue in subsequent quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources-- Liquidity."

  TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets. See "The Company--Business Strategy" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations--General" for a description of the actions taken by the Company to improve its liquidity during the first quarter of 1997. Substantially all of TWA's strategic assets, including its owned aircraft and overhaul facilities, have been pledged to secure various issues of outstanding indebtedness of the Company. Sales of such other assets which are not replaced would, under the terms of applicable financing agreements, generally require payment of the indebtedness secured thereby, which indebtedness in many cases would likely exceed the immediately realizable value of such assets. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Availability of NOLs" for a discussion of the status of the Company's net operating loss carryforwards.

  The Company's long-term viability as well as its ability to meet its existing debt and other obligations and future capital commitments depends upon the Company's financial and operating performance, which in turn is subject to, among other things, prevailing economic conditions and to certain other financial, business and other factors beyond the Company's control. As discussed elsewhere herein, in late 1996 and early 1997, the Company began implementing certain operational changes which are intended to improve the Company's financial results through, among other things, higher yields and load factors; increased fuel, pilot and other aircraft operating efficiencies; and a decrease in maintenance-related expenditures, employee headcount and JFK-related operating costs. Although management believes that such operational changes will be successful and that the Company's cash flow from its operations and financing activities should therefore be sufficient in the foreseeable future to meet the Company's debt and other obligations and future capital commitments, the airline industry in general and the Company in particular are subject to significant risks and uncertainties referred to in this Prospectus including under these Risk Factors and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Recent Results" and "--Liquidity and Capital Resources." Therefore, there can be no assurance that the Company's operating results and financing activities will be sufficient in the foreseeable future to meet its debt and other obligations and future capital commitments.

 Prior Operating Losses and Future Uncertainties Relating to Results of
Operations

  As with other companies, TWA's long-term viability depends on its ability to achieve and maintain profitable operations. During the early 1990s, both the airline industry and the Company experienced periods of significant losses, with unprecedented losses incurred by the domestic airline industry during the years 1990-1993. Although the airline industry has generally seen strengthened performance in recent years, particularly in 1995 and 1996 when many airlines reported record profits, the Company has continued to report significant net losses. For example, the Company reported a net loss of $368.4 million for the combined 12-month period ended December 31, 1995 (excluding extraordinary gains related to the '95 Reorganization), while reporting an operating profit of $25.1 million (including $58.0 million of non-cash expense relating to the distribution of stock to employees as part of the '95 Reorganization), representing the Company's first operating profit since 1989. The Company's reported net loss of $284.8 million for 1996 represented a $57.3 million increase over the 1995 net loss, while the Company reported a $198.5 million operating loss for 1996 (including special charges of $85.9 million), which represented a $223.6 million decline from its operating profit in 1995. During the first quarter of 1997, the Company reported a net loss of $71.6 million, which represented a $34.5 million increase over the $37.1 net loss for the first quarter of 1996, and a $99.5 million operating loss, which represented a $45.3 million increase over the operating loss reported for the first quarter of 1996. During the second quarter of 1997, the Company reported operating revenue of $844.4 million, which represented a $121.4 million (12.6%) decrease from the second quarter of 1996, when the Company's operating revenue totaled $965.8 million. The reduced revenue during the second quarter of 1997 as compared with the same period of 1996 reflected, among other things, a planned reduction in capacity resulting from the ongoing replacement of 747 and L1011 aircraft with smaller 767 and 757 aircraft. Operating expenses of $838.5 million during the second quarter of 1997 reflected a $65.3 million (7.2%) decrease as compared with the same period of 1996, when the Company's operating expenses totaled $903.8 million. Approximately $23.7 million of such operating expense decrease resulted from declines in jet fuel prices and jet fuel consumption, while aircraft maintenance materials and repair expense decreased approximately $18.8 million, primarily due to the operation of newer aircraft. In addition, payroll expense declined $5.2 million. As a result of the above, in the second quarter of 1997, TWA experienced operating income of $5.9 million and a net loss of $14.4 million, as compared with operating income of $62.0 million and a net profit of $25.3 million in the second quarter of 1996. As part of the Company's effort to continue to improve operating results, on July 22, 1997, the Company announced the planned reduction of approximately 1,000 jobs during the remainder of 1997 in the areas of maintenance, airport operations and reservations. The decreased headcount in maintenance reflects reduced maintenance needs for the newer aircraft added to the Company's fleet during 1996 and 1997. The reductions are being made through a combination of layoffs and attrition. For a discussion of such operating results and the substantial net losses incurred during such periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company-- Business Strategy." Although the Company has taken a number of actions which management believes will improve future results, the Company will incur additional expenses relating to these actions, including pilot training and aircraft leases, and there can be no assurance that such actions will make the Company's future operations profitable. See "--Substantial Indebtedness; Capital Expenditure Requirements; Liquidity" and "The Company--Business Strategy."

  TWA has historically experienced significant variations in annual operating revenues and operating expenses and expects such variations to continue. While numerous uncertainties concerning the level of revenues and expenses always exist and the nature of such uncertainties is subject to constant change, the Company is unable to predict the potential impact of any of such uncertainties upon its results of operations. Among the other uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital;
(iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets; (vi) regulatory requirements requiring additional capital or operating expenditures; (vii) the outcome of certain upcoming labor negotiations (see "--'94 Labor Agreements"); and (viii) the possible reduction in yield due to a discount ticket program entered into between the Company and Karabu Corporation ("Karabu"), a Delaware corporation controlled by Mr. Carl C. Icahn, in connection with the '95 Reorganization (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "Business--Legal Proceedings--Icahn Litigation").

 Crash of Flight 800

  On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. TWA is currently a defendant in a number of lawsuits relating to the crash, but it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields, or results of operations which has resulted or may result from the public perception of the crash. See "Business--Legal Proceedings."

 Changes to Management Team

  Commencing in June 1996, the Company experienced a substantial number of changes in its executive management team. In June 1996, the Company announced the separation of Messrs. Robert A. Peiser and Mark J. Coleman, Chief Financial Officer and Senior Vice President-Marketing, respectively, from the Company. Messrs. Peiser and Coleman differed with the determination of the Board of Directors, as expressed by its unanimous vote, to continue the management approach of the Company's President and Chief Executive Officer in implementing the next phase of the Company's rebuilding process. On August 21, 1996, Edward Soule was elected to the position of Executive Vice President and Chief Financial Officer. On September 3, 1996, Roden A. Brandt was elected to the position of Senior Vice President--Planning. On October 24, 1996, the Company announced that Jeffery H. Erickson, President and Chief Executive Officer, had informed the Board of his intention to leave the Company in January 1997. On December 14, 1996, the Board appointed Gerald L. Gitner, a member of the Board, to serve as Vice Chairman and Acting Chief Executive Officer; David M. Kennedy, a member of the Board, to serve as Acting Executive Vice President and Chief Operating Officer; and William F. Compton, also a member of the Board, to serve as Acting Executive Vice President--Operations. On December 20, 1996, Michael J. Palumbo was appointed as Senior Vice President and Chief Financial Officer, succeeding Mr. Soule, who had resigned from such positions on December 19, 1996. On February 12, 1997, the Board of Directors elected Mr. Gitner to serve as Chairman and Chief Executive Officer. On February 14, 1997, Don Monteath, who had served as the Company's Senior Vice President--Operations, left the Company. On March 13, 1997, Mr. Compton was appointed Executive Vice President--Operations, subject to Board approval. On March 27, 1997, the Board confirmed Mr. Compton's appointment. On May 29, 1997, Donald M. Casey was elected to serve as the Company's Executive Vice President--Marketing. It was also announced on May 29, 1997 that Mr. Kennedy would leave his interim position, which was not considered to be permanent, as Acting Executive Vice President and Chief Operating Officer. Mr. Kennedy, whose services have been retained on a consulting basis, will also remain as a director and as chairman of the Finance Committee of the Board of Directors. In addition, effective as of August 1, 1997, Charles J. Thibaudeau, Senior Vice President--Employee Relations, announced his retirement after 32 years of service with the Company. The Company does not believe that such changes have unduly affected its ongoing operations or implementation of the Company's business strategy, although there can be no assurance that such changes will not have a material adverse effect on future operations.

 '94 Labor Agreements

  As of March 31, 1997, the Company had approximately 24,170 full-time employees (based upon full-time equivalents which include part-time employees). Of these, approximately 82% were represented by ALPA and the IAM. On March 6, 1997, the IAM was certified to replace IFFA as the bargaining representative of the Company's flight attendants. The Company's currently effective '94 Labor Agreements (as defined) with each such union contain more favorable work rules than in prior contracts and wage levels which the Company believes to be below many other U.S. airlines. The '94 Labor Agreements are three year agreements which become amendable after

August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM regarding the Company employees represented by the IAM (other than the flight attendants) commenced in February 1997 and are currently ongoing. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997 and are currently ongoing, while negotiations with the IAM with regard to the flight attendants commenced in July 1997 and are also currently ongoing. Under the Railway Labor Act (the "RLA"), workers whose contracts have become amendable are required to continue to work under the "status quo" (i.e., under the terms of employment antedating the amendable date) until the RLA's procedures are exhausted. Under the RLA, the Company and its unions are obligated to continue to bargain until agreement is reached or until a mediator is appointed and concludes that negotiations are deadlocked and mediation efforts have failed. The mediator must then further attempt to induce the parties to agree to arbitrate the dispute. If either party refuses to arbitrate, then the mediator must notify the parties that his efforts have failed and, after a 30-day cooling-off period, a strike or other direct action may be taken by the parties.

  In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and, therefore, management believes that any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company. See "Business-- Employees."

 Age of Fleet; Noise

  At May 1, 1997, the average age of TWA's aircraft fleet was 18.3 years, making TWA's fleet one of the oldest of U.S. air carriers. As a result, TWA incurs increased overall operating costs due to the higher maintenance, fuel and other operating costs associated with older aircraft. The Company is in the process of acquiring a number of new and later model used aircraft and, based upon current delivery schedules for firmly committed aircraft, TWA's composite fleet age should be reduced to slightly under 17 years at December 31, 1997. As of December 31, 1996, TWA's fleet included 70 aircraft which did not meet the noise reduction requirements under the Airport Noise and Capacity Act of 1990 (the "Noise Act") and must therefore be retired or substantially modified by the end of 1999. Although the Company has plans to meet the Noise Act's noise reduction requirement, there can be no assurance that such plans will be achieved. In addition, in 1990 the Federal Aviation Administration ("FAA") issued several Airworthiness Directives ("ADs") mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. Most of the Company's aircraft are currently affected by these aging aircraft ADs. In 1995 and 1996, TWA spent approximately $2.6 million and $3.4 million, respectively, to comply with aging aircraft maintenance requirements. Based on information currently available to TWA and its current fleet plan, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate approximately $18.7 million through the year 2000. These cost estimates assume, among other things, that newer aircraft will replace certain of TWA's existing aircraft and that as a result certain aircraft will be retired by the Company before TWA would be required to make certain aging aircraft maintenance expenditures. There can be no assurance that TWA will be able to implement fully its fleet plan or that the cost of complying with aging aircraft maintenance requirements will not be significantly increased. See "--Substantial Indebtedness; Capital Expenditure Requirements; Liquidity," "Business--Regulatory Matters--Noise Abatement" and "--Aging Aircraft Maintenance."

 Corporate Governance Provisions; Special Voting Arrangements

  As a result of provisions of the '94 Labor Agreements, the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") contain provisions which allow certain corporate actions requiring board approval, including mergers, consolidations and sale of all or substantially all the assets of the Company, to be blocked by a vote of six (four union elected directors and two other directors) of the Company's fifteen directors, which together constitute a "Blocking Coalition." Actions subject to disapproval by the Blocking Coalition include: (a) any sale, transfer or disposition, in a single or series of transactions, of at least twenty percent (20%) of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan; (b) any merger of the Company into or with, or consolidation of the Company with any other entity; (c) any business combination within the meaning of Section 203 of the Delaware General Corporation Law (the "DGCL"); (d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company; (g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least twenty percent (20%) of the capital stock of the Company.

 Certain Potential Future Earnings Charges

  There are a number of uncertainties relating to agreements with employees of the Company, the resolution of which could result in significant non-cash charges to TWA's future operating results. Shares granted or purchased at a discount under the ESIP will generally result in a charge equal to the fair market value of shares granted and the discount for shares purchased at the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002 would be approximately $58 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at December 31, 1996. The charge for any year, however, could be substantially higher if the then market price of the Common Stock exceeds the target price for such year ($11.00, $12.10, $13.31, $14.64, $16.11 and $17.72 for the years
1997 to 2002, respectively). Additionally, the allocation of approximately 1.1 million shares of Employee Preferred Stock issued to a trust for employees represented by ALPA pursuant to the '95 Reorganization will, when allocated to individual employees so represented, result in a charge equal to the fair market value of the shares on the dates allocated. Finally, the IAM has indicated that it does not agree with the Company's method of computing certain amounts owed to IAM-represented employees relating to overtime "bonus" claims under the Company's 1992 concession agreements with its unions (the
" '92 Labor Agreements"). The Company estimates its obligation to be approximately $26.3 million, and the IAM has, while not specifying an amount, indicated they believe the amount owed is significantly greater. See Notes 1 and 12 to the Consolidated Financial Statements.

 Fresh Start Reporting

  In connection with the '95 Reorganization, the Company adopted fresh start reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 "--Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The fresh start reporting common equity value of the Company was determined by the Company, with the assistance of its financial advisors, to be approximately $270.0 million based, in part, on assumptions as to future results of operations. The carrying value of the Company's assets does not reflect historical cost but rather reflects current values determined by the Company as of the August 23, 1995 effective date (the " '95 Effective Date") of the '95 Reorganization (including values for intangible assets such as routes, gates and slots of approximately $458.4 million). The difference between (i) the equity valuation of the Company plus the estimated fair market value of the Company's liabilities and (ii) the estimated fair market value of its identifiable assets was allocated to "reorganization value in excess of amounts allocable to identifiable assets" in the amount of approximately $839.1 million. In future periods, these intangible assets will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of these assets might be required and such charges could be material. Due to the significant adjustments relating to the "95 Reorganization and the adoption of fresh start reporting, the pre-reorganization consolidated financial statements are not comparable to the post-reorganization consolidated financial statements. A vertical black line is shown in the Consolidated Financial Statements and selected financial data presented herein to separate TWA's post-reorganization Consolidated Financial Statements from its pre-'95 reorganization consolidated financial statements since they have not been prepared on a consistent basis of accounting. See "Management's Discussions and Analysis of Financial Condition and Results of Operations" and Note 19 to the Consolidated Financial Statements.

  In the fourth quarter of 1996, the Company reported a special charge of $26.7 million relating to the write-down of the carrying value of TWA's JFK-Athens route authority, reflecting the Company's decision to terminate service on such route after April 18, 1997.

RISK FACTORS RELATED TO THE INDUSTRY

 Competition

  The airline industry operates in an intensely competitive environment. TWA competes with one or more major airlines on most of its routes (including on all routes between major cities) and with all forms of surface transportation. The airline industry is also cyclical due to, among other things, a close relationship of yields and traffic to general U.S. and worldwide economic conditions. Small fluctuations in revenue per available seat mile ("RASM") and cost per available seat mile ("CASM") can have a significant impact on the Company's financial results. Airline profit levels are highly sensitive to, and during recent years have been adversely affected by, among other things, changes in fuel costs, fare levels and passenger demand. Vigorous price competition exists, and TWA and its competitors have frequently offered sharply reduced discount fares in many markets. Airlines, including TWA, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. TWA has often elected to initiate or match discount or promotional fares in certain markets in order to compete vigorously in those discounted markets or to stimulate traffic. Passenger demand and fare levels have also been affected adversely by, among other factors, the state of the economy and international events.

  The airline industry has consolidated in recent years as a result of mergers and liquidations, and further consolidation may occur in the future. This consolidation has, among other things, enabled certain of the Company's major competitors to expand their international operations and increase their domestic market presence.

  The emergence and growth of low cost, low fare carriers in domestic markets represents an intense competitive challenge for the Company, which has higher operating costs than many of such low fare carriers and fewer financial resources than many of its major competitors. In many cases, such low cost carriers have initiated or triggered price discounting. In part as a result of the industry consolidation referred to above, aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. To the extent new carriers or other lower cost competitors enter markets in which the Company operates, such competition could have a material adverse effect on the Company. Many of the traditional carriers that compete with TWA have implemented, or are in the process of implementing, measures to reduce their operating costs. In addition, the Company is more highly leveraged and has significantly less liquidity (and in certain cases, a higher cost structure) than certain of its competitors, several of whom have available lines of credit, significant unencumbered assets and/or greater access to public capital markets. Accordingly, TWA may be less able than certain of its competitors to withstand a prolonged recession in the airline industry or prolonged periods of competitive pressure.

  Demand for air transportation has historically tended to mirror general economic conditions. During the most recent economic recession in the United States, the change in industry capacity failed to mirror the reduction in demand for domestic air transportation due primarily to continued delivery of new aircraft. While in the period following such recession, industry capacity leveled off, such capacity has again begun to expand. TWA expects that the airline industry will remain extremely competitive for the foreseeable future.

 Aircraft Fuel

  Since fuel costs constitute a significant portion of the Company's operating costs (approximately 15.6% in 1996), significant increases in fuel costs would materially and adversely affect the Company's operating results. Fuel prices continue to be susceptible to, among other factors, political events and market factors beyond the Company's control, and the Company cannot predict near or longer-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result. During 1996, the Company's average per gallon cost of fuel increased approximately 22.3% over 1995, from approximately $0.57 per gallon to approximately $0.70 per gallon. During the first quarter of 1997, the Company's average per gallon cost of fuel increased approximately 11.2%, from approximately $0.67 per gallon to approximately $0.74 per gallon, over the same period in the prior year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." A one cent change in the cost per gallon of fuel (based on 1996 consumption) impacts operating expense by approximately $700,000 per month. Increases in fuel prices may have a greater proportionate and more immediate impact on TWA than many of its competitors because of the composition of its fleet and because the Company does not presently maintain substantial reserves of fuel required for its operations or otherwise hedge the cost of anticipated purchases of fuel.

  In August 1993, the United States increased taxes on fuel, including aircraft fuel, by 4.3c per gallon. Although airlines were exempted from this tax increase until October 1995, the Company continued to collect the tax. The expiration of the exemption in October 1995 increased the Company's operating expenses by approximately $13.6 million in 1996 over 1995. See "Business-- Aircraft Fuel."

 Regulatory Matters

  The airline industry is subject to extensive federal and international government regulations relating to airline safety, security and scheduling, as well as to local, state, federal, and international environmental laws. Adoption of newly proposed regulations relating to these matters could increase the Company's cost of compliance with governmental regulations, and could therefore increase operating expenses and in some cases restrict the operations of airlines, including TWA, thereby adversely affecting TWA's results of operations.

  During the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements, including added requirements for aging aircraft. TWA believes, based on its current fleet, that it will incur substantial capital expenditures to comply with the aging aircraft and noise abatement regulations. The Company assumes that a number of aircraft will be retired before major aging aircraft modifications and noise compliance will be required, and required capital expenditures will vary depending upon changes in TWA's planned fleet composition. Management expects that the cost of compliance will be funded through a combination of internally generated funds and utilization of cost sharing and/or funding provisions under certain lease agreements and loan agreements. See "--Risk Factors Related to the Company-- Substantial Indebtedness; Capital Expenditure Requirements; Liquidity."

  Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. Laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments which are amended from time to time. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect TWA. See "Business--Regulatory Matters" and "Description of Notes--Collateral Security--Slots."

  Management believes that the Company benefitted from the expiration on December 31, 1995 of the aviation trust fund tax (the "Ticket Tax"), which imposed certain taxes including a 10% air passenger tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per person international departure tax. The Ticket

Tax was reinstated on August 27, 1996 and expired again on December 31, 1996. At the end of February 1997, the Ticket Tax was reinstated effective March 7, 1997 through September 30, 1997. The amount of the negative impact directly resulting from the reimposition of the Ticket Tax cannot be precisely determined. However, management believes that reinstatement of the Ticket Tax will result in higher costs to the Company and/or, if passed on to consumers in the form of increased ticket prices, might have an adverse effect on passenger traffic, revenue and/or margins. See "Business--Regulatory Matters."

RISK FACTORS RELATING TO THE NOTES AND THE EXCHANGE OFFER

 Certain Bankruptcy Considerations

  If the Company were to become a debtor in a proceeding under Title 11 of the United States Bankruptcy Code, as amended (the "Bankruptcy Code"), it is likely that there would be delays in payment with respect to the Notes and delays in or prevention from enforcing remedies and other rights that may otherwise be available to holders of the Notes, including rights with respect to the Collateral (as defined). See "Description of Notes--Certain Bankruptcy Considerations."

 Collateral

  The FAA has designated certain congested U.S. airports as "High Density Traffic Airports." At those airports, the FAA determines the maximum hourly number of Instrument Flight Rule take-offs and landings which may be reserved for use by air carriers and other airport operators. The authority granted by the FAA to conduct one take-off or landing in a specified time period at one of such airports is referred to as a "slot." A portion of the Collateral securing the Company's obligations under the Notes is the Company's beneficial interest in the Company's slots at JFK, LaGuardia and O'Hare airports. These slots are subject to complete control by the FAA and may be withdrawn from the Company without compensation at any time to fulfill the FAA's operational needs, including, but not limited to, providing slots for international or essential air service operations or eliminating slots. The availability of slots to serve as Collateral and the ability of the Trustee on behalf of the holders of the Notes to foreclose upon or realize any value from the sale or transfer of such slots may be impaired. See "Description of Notes--Collateral Security" and "Business--Regulatory Matters--Slot Restrictions."

  Certain other Collateral consists of all of the outstanding capital stock (the "Pledged Securities") of (i) a wholly-owned subsidiary of TWA (the "LAX Hangar Subsidiary") that holds the leasehold and sub-leasehold interests (the "LAX Hangar Lease") in a hangar at LAX used by TWA (the "LAX Hangar Facility"), and (ii) three wholly-owned subsidiaries of TWA (the "Gate Subsidiaries" and, together with the LAX Hangar Subsidiary, the "Pledged Subsidiaries") which hold the leasehold interests (the "Gate Leases" and together with the LAX Hangar Lease, the "Subsidiary Facilities Leases") in gates and related support space (the "Gate Facilities" and, together with the LAX Hangar Facility, the "Subsidiary Facilities") at certain domestic airports served by the Company. The value of the Pledged Securities depends upon, among other things, the value of the Subsidiary Facilities Leases. The lessors under the Subsidiary Facilities Leases are various governmental authorities. The Subsidiary Facilities Leases generally are not assignable without the consent of such lessors and many such lessors do not enter into airport facilities leases with, or permit assignment of airport facilities leases to, non-airline lessees (including subsidiaries of airlines). The Subsidiary Facilities Leases were assigned to the Pledged Subsidiaries without the consent of the lessors by special order of the bankruptcy court in the '93 Reorganization. TWA will not be required to assign any additional airport facilities leases to the Pledged Subsidiaries. In addition, so long as no Event of Default (as defined in the Indenture) has occurred and is continuing, there will be no limitation in the Indenture or the Collateral Documents (as defined) on the Pledged Subsidiaries' paying dividends to TWA or disposing of or otherwise dealing in the Subsidiary Facilities Leases as such subsidiaries deem appropriate in the ordinary course of business. Accordingly, the level of assets in the Pledged Subsidiaries, and thus the value of the Pledged Securities as Collateral, could decline significantly. Further, the Pledged Subsidiaries have entered into subleases (the "Facilities Subleases") of the Pledged Subsidiary Facilities with the Company. Until such time as a Pledged Subsidiary ceases to be a wholly-owned subsidiary of TWA, the rent under the Subsidiary Facilities Subleases essentially only equals the rent payable by the relevant Pledged Subsidiary under the relevant Subsidiary Facilities Leases. See "Description of Notes-- Collateral Security--Ground Equipment; Beneficial Interest Certificates and Stock of Certain Subsidiaries."

 Appraisal of Collateral; Sufficiency of Collateral

  Appraisals of the Slots, Ground Equipment (as defined) and the Subsidiary Facilities Leases (the "Appraised Assets") were prepared by Simat, Helliesen & Eichner, Inc. As of the date of such appraisals, the fair market value of the Slots was approximately $68.2 million, the Subsidiary Facilities Leases (disregarding the effects of the rights and interests of TWA under the Facilities Subleases), approximately $38.6 million, and the Ground Equipment, of approximately $24.2 million. Each appraisal is subject to certain assumptions and limitations and is only an estimate of value. The appraisals should not be relied on as a measure of realizable value of the Appraised Assets, which may be more or less than the value indicated in the appraisal. The value of the Appraised Assets and the Collateral in the event of liquidation will likely be less than fair market value and could be considerably below such value depending on market and economic conditions, the rapidity with which the Collateral is sought to be sold, the availability of buyers, the existence of liens and/or claims with respect to the Appraised Assets or the Collateral and similar factors. Accordingly, there can be no assurance that the proceeds of any sale of Collateral following a payment default under the Notes would be sufficient to satisfy payments due on the Notes. See "Notes--Collateral Security--General."

 Absence of Public Trading Market

  The New Notes will constitute a new issue of securities for which there is no established trading market and the New Notes may not be widely distributed. The Initial Purchaser has informed the Company that it currently intends to make a market in the New Notes as permitted by applicable laws and regulations; however, the Initial Purchaser is not obligated to do so and any such market-making may be discontinued at any time without notice at the sole discretion of the Initial Purchaser. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers' Automated Quotation Stock Market, and there can be no assurance as to the development of any market or liquidity of any market that may develop for the New Notes. If a market for the New Notes does develop, the price of such New Notes may fluctuate and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such New Notes for an extended period of time, if at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

 Original Issue Discount

  Because a portion of the purchase price for each Unit issued in the Private Placement was allocated to the Warrants for federal income tax purposes, the Old Notes will be treated as issued with OID. Therefore, OID will be includable in the gross income of a New Note holder for federal income tax purposes in advance of receipt of the cash interest payments on the Notes to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences of the purchase, ownership and disposition of the New Notes.

  If a bankruptcy case is commenced by or against the Company under the Bankruptcy Code after the issuance of the Notes, the claim of a holder of the Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price of the Notes and (ii) that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any OID that was not accrued as of such bankruptcy filing may be deemed to constitute "unmatured interest." A holder of a Note may not have any claim with respect to that portion of the issue price of a Unit in the Private Placement that is allocated to the Warrant that was issued as part of such Unit.

 Consequences of Failure to Exchange

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will have no registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Warnaco, Inc. (available October 11, 1991), the Company believes that a holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that (i) such New Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such New Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the New Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

 Change in Control; Cross Default Provisions

  Upon a Change in Control, each holder of New Notes will have the right, for a limited period of time, to require the Company to repurchase all or any part of such holder's New Notes at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for repurchase. However, there can be no assurance that upon the occurrence of such a Change in Control, the Company will be able to repurchase the Notes. In addition, the failure to repurchase the Notes could constitute an Event of Default under the Indenture which would result in a cross-default under the indenture relating to the Company's 12% Senior Secured Reset Notes, as well as other then-outstanding indebtedness of the Company. See "Description of the Notes--Purchase of Notes at the Option of Holders Upon a Change in Control."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  On March 31, 1997, the Company issued $50 million aggregate principal amount at maturity of Old Notes to PaineWebber Incorporated as Initial Purchaser. In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchaser, which obligated the Company to (i) file the Registration Statement of which this Prospectus is a part for the Exchange Offer within 60 days after March 31, 1997, the date the Old Notes were issued (the "Issue Date"), (ii) use its best efforts to cause the Registration Statement to become effective within 120 days after the Issue Date, and (iii) consummate the Exchange Offer within 180 days of the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.

  Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13,
1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Warnaco, Inc. (available October 11, 1991), the Company believes that a holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, that (i) such New Notes are acquired in the ordinary course of such holder's business,
(ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such New Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities
Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the New Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes (other than a resale of an unsold allotment from the original sale of the Notes) received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue a principal amount at maturity of New Notes in exchange for an equal principal amount at maturity of outstanding Old Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Old Notes may only be tendered in integral multiples at maturity of $1,000. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

  The terms of the New Notes and the Old Notes are substantially identical in all material respects, except that (i) the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer of such New Notes, and (ii) holders of the New Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. See "Description of New Notes." The New Notes will evidence the same indebtedness as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued such that the New Notes and Old Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $50 million aggregate principal amount at maturity of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Old Notes.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the DGCL or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

  Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and not withdrawn and will issue New Notes in exchange therefor promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount at maturity than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on September 3, 1997 (30 days following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

  Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest at the rate of 12% per annum, payable semi-annually in arrears, in cash, on April 1 and October 1 of each year, commencing October 1, 1997.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any New Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if: (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer; or (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer; or (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

  If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If the Company's waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties. NO VOTE OF THE

COMPANY'S SECURITYHOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

PROCEDURES FOR TENDERING

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such New Notes. See "Plan of Distribution."

  The tender of Old Notes by a holder as set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangement to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal (described below), as the case may be, must be guaranteed by an "eligible guarantor institution" (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

  If a person other than the registered holder of any Old Notes listed therein signs the Letter of Transmittal, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes and the Company's determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will represent to the Company that, among other things, (i) the New Notes to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or that if it is an "affiliate," it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

  Within two business days after the date of this Prospectus, the Exchange Agent will make a request to establish an account with respect to the Old Notes at the book-entry transfer facility for the Old Notes, The Depository Trust Company ("DTC" or the "Depositary"), for purposes of the Exchange Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

  (a) The tender is made through an Eligible Institution;

  (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by the Company (the "Notice of Guaranteed Delivery"), setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible) and the principal amount at maturity of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

  (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, the Exchange Agent must receive at its address set forth herein a telegram, telex, facsimile transmission or letter indicating notice of withdrawal prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accomplished by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

UNTENDERED OLD NOTES

  Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer contained in the legend thereon. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company will have no further obligations to such holders, other than the Initial Purchaser, to provide for the registration under the Securities Act of the Old Notes held by them after the

Expiration Date. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

EXCHANGE AGENT

  First Securities Bank, National Association, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      By Mail, Overnight Courier or Hand:

                   First Security Bank, National Association
                             79 South Main Street
                          Salt Lake City, Utah 84111
                     Attention: Corporate Trust Department

                  (registered or certified mail recommended)

                            Telephone: 801/246-5630
                            Facsimile: 801/246-5053

  DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The Company will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, officers and regular employees of the Company and its affiliates may make additional solicitation by telegraph, facsimile transmission, telephone or in person.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The Company will pay the cash expenses to be incurred in connection with the Exchange Offer. Such expenses include registration fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay any and all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, satisfactory evidence of the payment of the amount of any such transfer taxes must be submitted with the Letter of Transmittal (whether imposed on the registered holder or any other person). Certificates representing New Notes will not be issued to such persons until satisfactory evidence of the payment of such taxes, or an exemption therefrom, is submitted.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon as a consequence of the issuance of the

Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Warnaco, Inc. (available October 11, 1991), issued to third parties, the Company believes that a holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, however, that (i) such New Notes are acquired in the ordinary course of such Holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such New Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for New Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the New Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  Upon consummation of the Exchange Offer, holders who were not prohibited from participating in the Exchange Offer and who did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to the Company and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

  The New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, the Company will recognize no gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the New Notes.

                                  THE COMPANY

  TWA is the seventh largest U.S. air carrier (based on 1996 RPMs), whose primary business is transporting passengers, cargo and mail. During 1996, the Company carried more than 23.3 million passengers and flew approximately 27.3 billion RPMs. As of May 1, 1997, TWA provided regularly scheduled jet service to 86 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of May 1, 1997, the Company's fleet consisted of 183 active jet aircraft.

NORTH AMERICAN ROUTE STRUCTURE

  TWA's North American operations have a hub-and-spoke structure, with a primarily domestic hub at St. Louis and a domestic-international hub at JFK. The North American system serves 37 states, the District of Columbia, Puerto Rico, Mexico, Canada and the Caribbean. The JFK and St. Louis hub systems are designed to allow TWA to support both its North American and transatlantic connecting flights. In 1996, TWA's North American revenues accounted for approximately 80% of its total revenues.

 St. Louis

  TWA is the predominant carrier at St. Louis, with approximately 360 scheduled daily departures serving 74 cities. In 1996, TWA had approximately a 72% share of airline passenger enplanements in St. Louis, while the next largest competitor enplaned approximately 15%. Since 1995, TWA has added service from its St. Louis hub to Jackson, Mississippi, Reno, Nevada, Knoxville, Tennessee, Shreveport, Louisiana, Toronto, Canada and the Mexican resort cities of Cancun, Puerto Vallarta and Ixtapa/Zihuatenejo.

 JFK

  TWA serves 28 domestic and international cities from its JFK hub, with approximately 42 daily departures. JFK is both the Company's and the industry's largest international gateway from North America. The Company offers non-stop flights from JFK to 8 cities in Europe and the Middle East as well as 17 destinations in the U.S. and the Caribbean.

 Commuter Feed

  TWA coordinates operation of its commuter feed into the Company's hubs at St. Louis and JFK with Trans States Airlines, Inc. ("Trans States"). Trans States, an independently owned regional commuter carrier, currently operates approximately 168 daily flights into St. Louis and 53 flights into JFK. Trans States' operations are coordinated to feed TWA's North American and international flights. Management believes that these commuter operations are an important source of traffic into the Company's domestic and international route networks.

INTERNATIONAL ROUTE STRUCTURE

  TWA's international operations consist of both nonstop and through service from JFK and St. Louis to destinations in Europe and the Middle East. TWA's international operations are concentrated at JFK, where TWA has built a hub system designed to provide domestic traffic feed for its transatlantic service. International cities served include, Barcelona, Cairo, Lisbon, Madrid, Milan, Riyadh, Rome, Tel Aviv from JFK; Paris from JFK and St. Louis; London--Gatwick from St. Louis. On January 13, 1997, as part of its plans to improve the profitability of its international operations, the Company discontinued service on certain European routes, including JFK to Frankfurt and Boston to Paris, as well as non-stop feed service to JFK from several domestic cities. In addition, service to Athens was discontinued on April 18, 1997. In 1996, TWA's international revenues accounted for approximately 20% of total revenues.

BUSINESS STRATEGY

  In 1994, the Company began implementing a strategic repositioning which, in combination with the financial restructuring, cost savings and operating efficiencies achieved as a result of the '95 Reorganization, was designed to improve TWA's overall operating and financial performance. While the Company experienced improvements in its operating performance in 1995 and the first half of 1996 as a result of implementing this strategy, the Company's operating results and cash balances deteriorated significantly during the second half of 1996. Material factors contributing to this deterioration included: (i) an overly aggressive expansion of TWA's capacity and planned flight schedule, particularly during the summer season, which forced the Company to rely disproportionately on lower-yielding feed traffic and bulk ticket sales to fill the increased capacity of its system; (ii) the delayed delivery of four older 747s intended to increase capacity for incremental international summer operations; and (iii) unexpected maintenance delays due to the capacity increase, higher levels of scheduled narrow-body heavy maintenance and increased contract maintenance performed for third parties. These factors caused excessive levels of flight cancellations, poor on-time performance, increased pilot training costs and higher maintenance expenditures. The Company believes that this has adversely affected its unit revenues (principally yields) and costs. In addition, the crash of TWA Flight 800 on July 17, 1996 distracted management's attention from core operating issues and led to lost bookings and revenues. Finally, the Company experienced a 27.6% increase in fuel costs in 1996, driven primarily by a 22.3% increase in the average fuel price paid per gallon during the year.

  In late 1996, management began to implement a series of actions intended to correct TWA's performance difficulties and refocus the Company's strategy. Steps taken to improve operating integrity included reducing the near-term flight schedule to more closely match available aircraft and terminating an unprofitable aircraft maintenance contract with the U.S. government in order to increase resources available to service TWA aircraft in maintenance backlog. The Company has also begun to restructure its operations at the JFK hub by (i) eliminating certain unprofitable international routes such as JFK to Frankfurt and, as of April 18, 1997, Athens; (ii) eliminating certain low-yielding domestic feed service into JFK; and (iii) consolidating for the near term most of its JFK operations from two terminals into a single terminal in order to reduce operating costs, increase facility utilization and improve passenger service. The Company believes that operating and financial results at JFK will be improved by the Company's recently announced plans to accelerate retirement of its remaining 747 and L-1011 fleets to year-end 1997. Such aircraft will be replaced by smaller, more efficient new or later-model used 757s, 767s and MD80s, which management believes will operate more reliably and be more appropriately sized to the demands of cities served, resulting in higher load factors and improved yields due to less dependence on low-yielding feed traffic. In addition, these newer, twin-engine, two-pilot aircraft should provide efficiencies in fuel, flight crew and maintenance expenses. These actions are designed to improve the Company's financial performance and make its product more competititve to the business segment offering greater yields. Finally, the Company believes that its focus on improving operational integrity and product quality will allow TWA to further leverage its existing hub dominance in St. Louis by attracting a greater share of higher yielding connecting traffic. Management also believes that additional opportunities exist at St. Louis to utilize existing capacity more efficiently and expand service frequency to certain major domestic cities. Management believes that the above actions, initiated and performed during the latter part of 1996 and the first half of 1997, have resulted in improved operational performance and schedule reliability; however, the Company's unit revenues, yields and cash position have been adversely affected by the negative impact on consumer demand created by the previous deterioration in operating performance, particularly in the higher-yield business traveler segment of the market. As a result of these factors, the Company's financial performance in the first two quarters was worse than its performance in the first two quarters of 1996, and its third and fourth quarter financial performance in 1997 may continue to be adversely affected by these factors.

  The key elements of the Company's ongoing business strategy are outlined below.

 Route Structure Optimization

  The Company is optimizing its route structure by redeploying assets to markets in which it believes it has a competitive advantage and limiting its commitments in other markets.

  Domestically, the Company believes the greatest opportunities for improved operating results will come from focusing additional resources on its St. Louis hub in order to leverage its strong market position. The Company already dominates operations at St. Louis, with approximately 72% of total 1996 enplanements. In addition, the Company enjoys certain advantages in the Midwest due to its established route system, strong brand identity and concentrated presence in that market. Because St. Louis is located in the center of the country, it is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it is better positioned to offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines. To capitalize on these advantages, the Company increased its number of daily departures at St. Louis from 229 in 1993 to 335 in 1996. In addition, beginning in 1995, the Company has consolidated domestic routes in order to strengthen its position further, and has increased service to the north and south with markets to Jackson, Mississippi, Knoxville, Tennessee, Shreveport, Louisiana, Toronto, Canada and the Mexican resort cities of Cancun, Ixtapa/Zihuatenejo and Puerto Vallarta.

  Internationally, the Company's operations are concentrated at JFK. The Company's strategy is to reduce and streamline international operations to focus on business markets that it believes can support non-stop service and to maximize utilization of the JFK facility. As a result, in 1994 and 1995, the Company eliminated service to several European cities including Berlin, Zurich and Vienna and reduced its service to and from Paris. In the summer of 1996, the Company increased service to several European leisure destinations through the planned addition of four 747 aircraft. In addition, during 1996 the Company increased service from JFK to the Caribbean, Florida and certain other domestic cities to increase utilization of the Company's JFK facility, particularly during off-peak time periods, and to provide feed traffic for its international operations.

  Implementation of these plans resulted in significant load factor increases and improvement in RASM during the early months of 1996. However, as TWA moved into the peak summer months, delays occurred in the expected delivery of the additional 747 aircraft, requiring daily rescheduling of aircraft and resulting in considerable disruption in the domestic feed schedule. In addition, the crash of TWA Flight 800 on July 17, 1996 diverted management's attention, contributing to additional deterioration of schedule integrity and impacting the public perception of TWA. Management believes that these factors contributed to deterioration in load factor and yield on international and domestic JFK feed flights. In addition, the Company relied disproportionately on lower-yield feed traffic to fill additional wide-body seats. As a result, after an extended series of evaluation sessions with union officials and advisors, the Company embarked on a program in late 1996 to improve yields and load factors, reduce costs and otherwise increase efficiencies by
(i) accelerating the replacement of all 747 and L-1011 aircraft with smaller equipment, (ii) reducing low-yield domestic JFK feed service, (iii) limiting or eliminating historically unprofitable international routes and
(iv) consolidating most JFK operations for the near term from two terminals into a single terminal.

  On April 28, 1997, TWA announced it had filed an application with the U.S. Department of Transportation seeking approval of code-share service with Royal Jordanian Airline. The agreement calls for the joint coding of TWA domestic flights between seven U.S. cities and JFK and of Royal Jordanian Airline's direct flights between JFK, Amsterdam and Amman, Jordan. Service is anticipated to begin in late 1997. TWA is exploring the possibility of entering into marketing and code-share alliances with additional foreign carriers. These alliances, if consummated, would allow the Company to provide its passengers with extended service to foreign destinations not served directly by the Company, while feeding TWA's North American operations from these foreign destinations.

 Fleet Upgrade and Simplification

  TWA's fleet modernization plans seek to realize operating cost savings by replacing a number of older, less efficient aircraft with more modern, technologically advanced, twin-engine, two-pilot aircraft. New flight equipment acquisition plans initiated in 1996, are intended to achieve a decrease in operating and maintenance costs as the older, heavier maintenance aircraft are phased out and replaced by newer aircraft. The Company's plans contemplate a phase out of two older aircraft types intended to simplify the Company's fleet structure, thereby reducing the number of aircraft types to decrease overall crew training and aircraft maintenance costs (although resulting in increased short-term transition crew training costs). Additional efficiencies should be realized through increased standardization of aircraft parts, supplies and cabin equipment that must be inventoried throughout TWA's system. Despite the higher capital costs associated with owning or leasing new and later model aircraft, the Company believes that corresponding reductions in operating costs should result in a lower overall cost per seat mile. Management believes this initiative offers the potential for greater proportionate benefit to TWA than perhaps any other major U.S. airline.

  In early 1997, the Company announced plans to accelerate retirement of its 14 remaining 747s (four-engine, 3-pilot wide-body jets with an average age of approximately 25.6 years) and its 11 remaining L-1011s (three-engine, three-pilot wide-body jets with an average age of approximately 22.6 years). These aircraft will be replaced by more efficient twin-engine, two-pilot new or later-model used 757, 767 and MD80 aircraft, which are more appropriately sized to meet the needs of TWA's mid-continent St. Louis hub and smaller JFK operation, thereby reducing the Company's dependence on low-yield feed traffic and bulk ticket sales. Such aircraft should also permit TWA to more effectively utilize its yield management system. In 1996, TWA entered into agreements with a major operating lessor to lease 10 new 757s with deliveries in 1996 and 1997 and with the aircraft manufacturer to purchase an additional 10 new 757 aircraft, with deliveries that commenced in February 1997. The Company also acquired the right, subject to certain conditions, to purchase up to 20 additional new 757 aircraft from the manufacturer. TWA is also in discussions with certain other lessors to lease other aircraft as part of TWA's fleet modernization program. Also in 1996, the Company entered into an agreement with the manufacturer to acquire 15 new MD-83s. The long-term leasing arrangement provides for delivery of the aircraft between the second half of 1997 and 1999. Finally, the Company outfitted thirty of its DC9-30 aircraft with "hush-kits" in order to bring such aircraft into compliance with Stage 3 requirements of the Noise Act. The Company intends to "hush-kit" additional DC9-30, DC9-40 and DC9-50 aircraft in 1997 as the FAA approves hush-kit installations for these aircraft. See "Business--Regulatory Matters-- Noise Abatement." While the Company is seeking financing for certain of its planned capital expenditures, a substantial portion of such expenditures is expected to utilize internally generated funds. The inability to finance or otherwise fund such expenditures could materially adversely affect the ability of the Company to implement its strategic plan. See "Risk Factors--Risk Factors Related to the Company--Substantial Indebtedness; Capital Expenditure Requirements; Liquidity."

 Customer Service; Travel Agent Commissions

  In recent years, the Company has focused on improving the quality of its air travel product and the service provided to passengers by TWA personnel. TWA has undertaken a number of service initiatives which it believes had begun building brand loyalty and increasing among existing customers its market share of value-conscious business travelers and price-conscious leisure travelers. In 1996, however, the Company's operating difficulties described elsewhere herein caused increased flight cancellations, poor on-time performance and a general deterioration in product quality. The crash of TWA Flight 800 also had a negative impact on the public perception of TWA. The Company believes that the steps taken to restore operating integrity will result in improvements in TWA's product quality and customer service. Ongoing initiatives include:

  Focus on Business Traveler. Based on customer research, the Company has targeted value-conscious business travelers and is therefore tailoring its marketing and advertising efforts to emphasize the Company's positioning as a full-service, high-value airline providing service to popular business destinations throughout the U.S. The Company believes that its convenient flight schedules and connections, as well as its centrally located hub at St. Louis, are important in providing service which is attractive to these travelers. The Company also offers its Frequent Flight Bonus ("FFB"(R)) program in order to build customer loyalty among business travelers.

  In March 1995, TWA began implementation of Trans World One SM ("Trans World One") service in international and transcontinental non-stop markets. Trans World One is aimed at attracting business travelers by providing improved premium class service at fares comparable to its competitors' business class service. To implement Trans World One, TWA converted its wide-body fleet of Boeing 747 and 767 aircraft from a traditional three-class configuration to a two-class configuration, with a special emphasis on improvements to the premium class cabin, including new seats with increased recline capability and enhanced meal service and wine selections.

  Leisure Traveler. Within the leisure travel market, TWA has positioned itself as a high-quality, low-fare carrier. Management believes that based upon TWA's lower costs and its extensive off-peak flight schedule, the Company is in a strong position to compete for price-conscious leisure travelers who seek a full-service product at prices competitive with other carriers offering "no-frills" service. To capitalize on its strengths in this area, the Company's marketing and advertising efforts targeted at this segment will continue to emphasize TWA's quality image and strong name recognition together with the airline's broad route network serving popular leisure destinations. The Company has recently commenced service to additional leisure destinations in Mexico and the Caribbean, and has entered into marketing agreements with a number of major international tour packagers.

  Travel Agent Commissions. TWA pays the full traditional 10% commission on tickets for domestic transportation on TWA sold by independent travel agents and has removed the cap of $50 and $25 per domestic round-trip and one-way tickets, respectively, which it and most other major airlines imposed in 1995. Although the Company can not quantify the current or potential future impact of this decision, the Company believes the payment of full commissions is a positive factor in the Company maintaining and improving its long-term relationships with such travel agents. See "Business--Travel Agencies--Travel Agent Commissions."

 Labor Relationship

  Management believes TWA has a generally cooperative relationship with its employees, including employees represented by trade unions. At various times, the Company's employees have demonstrated significant loyalty and commitment to TWA's future by, among other things, agreeing to various wage and work rule concessions to improve productivity in connection with the '93 and '95 Reorganizations. As a result of these agreements (i) the Company's employees received approximately 30% of the voting equity of TWA outstanding immediately following the '95 Reorganization and (ii) certain corporate governance provisions were effected, including provision of the right of employees represented by ALPA, the IAM and IFFA, who then together constituted approximately 84% of TWA's total employees, to elect four of the Company's 15 directors. On March 6, 1997, the IAM assumed representation of the Company's flight attendants formerly represented by IFFA, and IFFA was decertified. Union and non-union employees are also eligible under the ESIP to increase their level of stock ownership through grants and purchases of additional shares over a five year period commencing in 1997. For information concerning the ESIP, see "Business--Employees."

  Each of the Company's union contracts becomes amendable after August 31, 1997, and negotiations have begun with respect to all three of the contracts. While management believes that the negotiation process for the new contracts will result in extended contracts mutually satisfactory to the parties, there can be no assurances as to the ultimate timing or terms of any such new contracts. As the Company's financial resources are not as great as those of most of its competitors, any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company. The Company believes that the status of its employees as substantial stockholders and participants in corporate governance and the Company's efforts to involve employees in developing and achieving the Company's goals will result in continued dedication to the efforts to improve the Company's financial and operational performance. As part of the Company's efforts to foster employee participative management concepts throughout the organization, several employee-led initiatives were begun in 1994 and continue to be developed and implemented. For example, the Company's Productivity Task Force, is designed to focus upon broader cost savings opportunities and is comprised of both labor and management members. Such initiatives are supported by the Management/Labor Advisory Task Force, consisting of union leaders, the Chairman and Chief Executive Officer and other senior officers of the Company. This task force meets monthly to discuss these and other initiatives to demonstrate joint commitment to reengineering efforts.

 Investment in Technology

  Management believes significant opportunities exist for the Company to increase revenues and reduce costs by investing in available technology that provides the Company and its employees with the information necessary to operate its business more effectively and to improve customer service. The Company has recently taken a significant step forward in this area by installing a new computerized yield management system. The need to build a historic database for such yield management system has delayed full realization of benefits expected from such system; however, later in 1997 when such database is more complete, this system is expected to allow the Company to improve significantly its ability to estimate demand flight-by-flight for each class of fares and manage the allocation of seats accordingly. Given TWA's prior lack of a computerized yield management system, the Company's management believes that full implementation of this new system will offer significant opportunities for revenue improvement. In 1996, the Company implemented a "QIK-Res" system at its reservation center in Norfolk, Virginia. QIK-Res is a front-end reservations software program designed to improve customer service. Management believes the system has demonstrated its effectiveness at Norfolk and intends to pursue the possibility of extending the system to its reservation centers in Los Angeles and Chicago.

 Cost and Efficiency Initiatives

  Management believes that maintaining a low cost structure is crucial to the Company's business strategy. TWA's airline operating cost per ASM (adjusted for subsidiaries, restructuring and earned stock contributions) increased from 8.12c in 1995 to 8.76c in 1996 and 8.92c in the second quarter of 1997. The primary contributors to these increases were increases in fuel rates, maintenance costs and costs associated with flight crew training. Despite these increases, management believes that TWA's operating costs remain below the average of the six largest full service carriers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company intends to continue to pursue, among other things, route optimization, increased labor efficiencies, fleet modernization and rationalization, and investment in technological advances in order to improve operating results. The Company has also increased to 12 the number of "banks" of flights operating into its St. Louis hub to increase further the utilization of its aircraft. TWA has installed a new ticketless system and will begin testing automatic ticket machines in selected markets in the second quarter of 1997. In mid-1996, the Company initiated programs allowing customers to book reservations directly via on-line network systems, and during the second quarter of 1997, TWA began to provide bookings via the Internet. It is expected that distribution costs will be reduced as travelers use these on-line booking vehicles and ticketless systems. In addition, TWA is implementing a number of programs to reduce computer reservation systems booking fees, both internally and from travel agents. Such booking fees are separate transaction fees that are paid in addition to any travel agent commission. TWA will continue to explore other opportunities to reduce costs and improve efficiency in the areas of aircraft maintenance, airport operations, purchasing, distribution, ticket delivery, food service, cargo delivery operations and administrative functions.

CORPORATE REORGANIZATIONS

  During the early 1990s, the U.S. airline industry, including the Company, experienced unprecedented losses, which were largely attributable to, among other things, the Persian Gulf War (which caused a substantial increase in fuel costs and reduction in travel demand due to concerns over terrorism), recessions in the United States and Europe, and significant industry-wide fare discounting resulting from another U.S. airline's attempt to introduce a new pricing structure into the domestic airline business. In addition, TWA had incurred significant debt as a result of the leveraged acquisition in 1986 of a controlling interest in the Company by Mr. Icahn. The substantial losses sustained by the Company during this period, coupled with the Company's excessive debt obligations, made it necessary for TWA to restructure its debt obligations and equity, lower its labor costs and severely reduce its capital outlays.

 '93 Reorganization

  On November 3, 1993 (the " '93 Effective Date"), TWA emerged from the protection of Chapter 11 of the United States Bankruptcy Code pursuant to a bankruptcy case filed on January 31, 1992. During the pendency of the '93 Reorganization, the Company (i) negotiated, effective September 1, 1992, a series of three-year concession agreements with its unions providing for, among other things, a 15% reduction in wages and benefits and certain work-rule concessions designed to reduce costs substantially (the " '92 Labor Agreements"), (ii) obtained confirmation of a reorganization plan which eliminated more than $1 billion of debt and lease obligations, and (iii) reached a settlement with the Pension Benefit Guaranty Corporation (the "PBGC") with respect to the Company's underfunded pension plan obligations. During the pendency of the '93 Reorganization, the Icahn Entities released their claims against and interests in TWA and Mr. Icahn resigned as Chairman of the Board of Directors and as an officer of TWA. The Icahn Entities (as defined) also agreed to provide up to $200 million of financing pursuant to the Icahn Loans (as defined) (see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Legal Proceedings--Icahn Litigation").

 '95 Reorganization

  Notwithstanding the reduction in levels of debt and obligations achieved through the '93 Reorganization, the Company emerged from the '93 Reorganization in a too highly leveraged position and, despite progress in increasing revenues and reducing costs, continued to experience significant operating losses. With the hiring of a new management team in 1994, the assumptions underlying the Company's operating plans, upon which its ability to service its post '93 Reorganization obligations depended, were recognized as unrealistic and unachievable. As a consequence, the Company was forced to seek a second financial restructuring.

  In the second quarter of 1995, the Company solicited and received sufficient acceptances to effect the proposed "prepackaged" plan of bankruptcy. Therefore, on June 30, 1995, the Company filed a prepackaged Chapter 11 plan of reorganization, which with certain modifications was confirmed by the United States Bankruptcy Court in St. Louis (the "Bankruptcy Court") on August 4, 1995. On August 23, 1995, approximately eight weeks after filing the prepackaged Chapter 11 plan, the '95 Reorganization became effective and the Company emerged from the protection of this second Chapter 11 proceeding. In connection with the '95 Reorganization, the Company (i) exchanged certain of its then outstanding debt securities for a combination of newly issued 12% Preferred Stock, Common Stock, warrants and rights to purchase Common Stock, and debt securities, (ii) converted its then outstanding preferred stock to shares of Common Stock, warrants and rights to purchase Common Stock, (iii) obtained certain short-term lease payment and conditional sale indebtedness deferrals amounting to approximately $91 million and other modifications to certain aircraft leases; and (iv) obtained an extension of the term of the approximately $190 million principal amount of the Icahn Loans. The Company also (i) effected a reverse stock split of its then outstanding common stock and exchanged such shares for Common Stock; (ii) raised approximately $52 million through an equity rights offering; (iii) distributed certain warrants to its then current equity holders; and (iv) implemented certain amendments to the Certificate of Incorporation relating to the recapitalization and various corporate governance matters.

  In connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into the '94 Labor Agreements, amending existing collective bargaining agreements, with the IAM, ALPA and IFFA, the three labor unions who then represented approximately 84% of the Company's employees. The '94 Labor Agreements provided for an extension of certain previously agreed wage concessions, modifications to work rules and the deletion of certain provisions of the then existing labor agreements, including elimination of so-called snapbacks, i.e., the automatic restoration of wage reductions granted in such agreements at the end of their term to levels that prevailed prior to the concessionary agreement. During 1994 and 1995, the Company also implemented a number of similar cost savings initiatives with respect to domestic non-union and management employees, primarily through reducing head count, altering benefit packages, and continuing wage reductions which had been scheduled to expire. See "Business-- Employees."

                               ----------------

  TWA is a Delaware corporation organized in 1978 and is the successor to the business of its predecessor corporation, Transcontinental & Western Air, Inc., originally formed in 1934. The Company's principal executive offices are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101 and its telephone number is (314) 589-3000.

                  MARKET FOR COMMON STOCK AND DIVIDEND POLICY

  On August 23, 1995, all of the Company's previously outstanding equity securities were canceled and certificates with respect thereto thereafter evidenced only the right to receive Common Stock and the other consideration specified in the '95 Reorganization. Also pursuant to the '95 Reorganization, holders of certain debt securities of the Company received shares of Common Stock. Information regarding the trading price range of pre-'95 Reorganization common stock is not comparable with data provided for the Common Stock and is not included in this Offering Memorandum. For information concerning the '95 Reorganization, see "The Company--Corporate Reorganizations."

  The Common Stock is listed for trading on the American Stock Exchange. The following table sets forth the range of high and low prices for shares of the Common Stock (as reported in The Wall Street Journal) for the periods indicated:

   PERIOD                                                          HIGH    LOW
   ------                                                         ------- ------
   1995
     Third Quarter (August 23 through September 30).............. $ 8.000 $5.313
     Fourth Quarter (October 1 through December 31)..............  14.625  6.500
   1996
     First Quarter...............................................  20.500  9.125
     Second Quarter..............................................  23.625 14.125
     Third Quarter...............................................  15.125  8.125
     Fourth Quarter..............................................   9.688  6.500
   1997
     First Quarter...............................................   8.125  5.750
     Second Quarter..............................................  10.813  5.875
     Third Quarter (through July 23, 1997).......................   8.750  6.188

  Since 1978, the Company has not paid any cash dividends on any of its common stock. The Company currently plans to retain all earnings to finance its business and to reduce its leverage rather than paying cash dividends on the Common Stock. Payments of any cash dividends in the future will depend on the financial condition, results of operations and capital requirements of TWA as well as other factors deemed relevant by its Board of Directors, including applicable restrictions in various agreements relating to indebtedness.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1997. This information should be read in conjunction with the Consolidated Financial Statements appearing elsewhere in this Prospectus.

                                                             MARCH 31, 1997
                                                         ----------------------
                                                         (DOLLARS IN THOUSANDS)
Long-term debt and capital lease obligations (net of
 unamortized discounts and including current
 maturities)(1):
  12% Senior Secured Notes due 2002.....................       $   42,500
  12% Senior Secured Reset Notes due 1998...............          103,526
  8% IAM Backpay Notes..................................           12,388
  PBGC Notes............................................          200,384
  Icahn Loans...........................................          104,522
  Various secured notes, 4.0% to 12.4%, due 1997-2001...           68,376
  Installment Purchase Agreements, 10.00% to 10.53%, due
   1997-2003............................................          105,644
  IRS Deferral Note.....................................            8,708
  Predelivery Financing Agreement.......................           54,164
  WORLDSPAN Note........................................           31,224
  Capital lease obligations.............................          252,075
                                                               ----------
    Total long-term debt and capital lease obligations..          983,511
                                                               ----------
Shareholders' equity:
  Preferred Stock, $0.01 par value; 137,500,000 shares
   authorized:
   8% Preferred Stock, 3,869,000 shares authorized and
   3,869,000 shares issued and outstanding and as
   adjusted.............................................               39
  Employee Preferred Stock; 6,425,118 shares authorized;
   5,659,412 shares issued and outstanding and as
   adjusted(2)..........................................               57
  Common Stock, $0.01 par value; 150,000,000 shares
   authorized; 44,083,266 shares issued and outstanding
   and as adjusted(3)...................................              441
  Additional paid-in capital............................          571,799
  Accumulated deficit...................................         (386,517)
                                                               ----------
    Total shareholders' equity..........................          185,819
                                                               ----------
      Total capitalization..............................       $1,169,330
                                                               ==========
Debt to Equity Ratio....................................        5.29 to 1

--------
(1) Current maturities of long-term debt and capital lease obligations at March 31, 1997 were $81.2 million and $41.0 million, respectively.
(2) Comprised of 3,656,576 shares of the Company's IAM Preferred Stock, par value $0.01 per share, 881,880 shares of the Company's IFFA Preferred Stock, par value $0.01 per share, and 1,120,956 shares of the Company's ALPA Preferred Stock, par value $0.01 per share, distributed and allocated to employees through employee stock ownership plans for the benefit of employees represented by IAM, IFFA and ALPA. Pursuant to the '95 Reorganization, a trust was established to receive the distribution of the aggregate of 1,721,764 shares of ALPA Preferred Stock. It is contemplated that such trust will distribute to the employee stock ownership plan for the benefit of ALPA employees one-third of the ALPA shares annually over a three-year period. The first and second distributions of 573,921 shares of ALPA Preferred Stock from the trust occurred in August 1995 and August 1996, respectively. See "Description of Capital Stock--Employee Preferred Stock."
(3) On March 31, 1997, the Company had 44,083,266 shares of Common Stock outstanding which did not include (i) approximately 6.3 million shares of Common Stock initially reserved for issuance upon exercise of the Warrants, (ii) approximately 9.5 million shares of Common Stock reserved for issuance upon conversion of the 8% Preferred Stock, (iii) approximately 3.1 million shares of Common Stock which may be issued upon exercise of outstanding stock options granted to officers and employees of the Company under the KESIP at prices ranging from $4.64 to $18.37 per share and Common Stock issuable upon the exercise of warrants, or
    (iv) shares of Common Stock which may be granted or sold at a discount to employees under the ESIP. See Notes 11 and 12 to the Consolidated Financial Statements and "Risk Factors--Risk Factors Related to the Company--Corporate Governance Provisions; Special Voting Arrangements."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected financial data presented below relate to periods in the year ended December 31, 1992, the ten months ended October 31, 1993, the two months ended December 31, 1993, the year ended December 31, 1994, the eight months ended August 31, 1995, the four months ended December 31, 1995, the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements. The consolidated financial data for periods in the year ended December 31, 1992, the ten months ended October 31, 1993, the two months ended December 31, 1993, the year ended December 31, 1994, the eight months ended August 31, 1995, the four months ended December 31, 1995 and the year ended December 31, 1996 were derived from the audited consolidated financial statements of the Company. Certain amounts have been reclassified to conform with presentations adopted in 1996. See "Risk Factors--Risk Factors Related to the Company--Substantial Indebtedness; Capital Expenditure Requirements; Liquidity" for a description of the auditor's report issued in connection with the 1996 Consolidated Financial Statements.

  During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with SOP 90-7, which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on August 23, 1995, the effective date of the '95 Reorganization (the "'95 Effective Date"). For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization. Accordingly, a vertical black line separates these periods. Preferred stock dividend requirements and earnings per share of the predecessor companies have not been presented as the amounts are not meaningful.

                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                         PRIOR PREDECESSOR COMPANY                 PREDECESSOR COMPANY                 REORGANIZED COMPANY
                   -------------------------------------- -------------------------------------- --------------------------------
                                TEN MONTHS    TWO MONTHS               EIGHT MONTHS FOUR MONTHS               THREE MONTHS ENDED
                    YEAR ENDED     ENDED        ENDED      YEAR ENDED     ENDED        ENDED      YEAR ENDED      MARCH 31,
                   DECEMBER 31, OCTOBER 31,  DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31, DECEMBER 31, -------------------
                       1992        1993          1993         1994         1995         1995         1996       1996      1997
                   ------------ -----------  ------------ ------------ ------------ ------------ ------------ --------  ---------
STATEMENT OF OPERATIONS DATA:
Operating
 revenues........   $3,618,661  $2,633,937     $520,821    $3,407,702   $2,218,355   $1,098,474   $3,554,407  $782,433  $ 762,306
Operating income
 (loss) (1)......     (420,432)   (225,729)     (58,251)     (279,494)      14,642       10,446     (198,527)  (54,191)   (99,486)
Loss before
 income taxes and
 extraordinary
 items (2).......     (314,292)   (362,620)     (88,140)     (432,869)    (338,309)     (32,268)    (274,577)  (74,278)  (105,193)
Provision
 (credit) for
 income taxes....        3,361       1,312         (248)          960          (96)       1,370          450   (37,171)   (35,161)
Loss before
 extraordinary
 items...........     (317,653)   (363,932)     (87,892)     (433,829)    (338,213)     (33,638)    (275,027)  (37,107)   (70,032)
Extraordinary
 items (3).......          --    1,075,581          --         (2,005)     140,898        3,500       (9,788)      --      (1,532)
Net income
 (loss)..........     (317,653)    711,649      (87,892)     (435,834)    (197,315)     (30,138)    (284,815)  (37,107)   (71,564)
Preferred stock
 dividend
 requirements
 (4).............                                                                         4,751       36,649    23,998     (3,869)
Loss applicable
 to common
 shares..........                                                                       (34,889)    (321,464)  (61,105)   (75,433)
Per share amounts
 (5):
 Loss before
  extraordinary
  items and
  special
  dividend
  requirement....                                                                    $    (1.15)       (6.60) $   (.98) $   (1.51)
 Extraordinary
  item...........                                                                           .10         (.22)      --         --
 Special dividend
  requirement--
  redemption
  of 12%.........
 Preferred Stock
  (4)............                                                                           --          (.45)     (.48)      (.03)
 Net loss........                                                                         (1.05)       (7.27)    (1.46)     (1.54)
 Ratio of
  earnings to
  fixed
  charges (6)....          --          --           --            --           --           --           --

                                                  (See notes on following page)

                     PRIOR
                  PREDECESSOR
                    COMPANY     PREDECESSOR COMPANY             REORGANIZED COMPANY
                  -----------  -----------------------  -----------------------------------
                             DECEMBER 31,
                  ------------------------------------  DECEMBER 31, DECEMBER 31, MARCH 31,
                     1992         1993        1994          1995         1996        1997
                  -----------  ----------  -----------  ------------ ------------ ---------
BALANCE SHEET
 DATA:
Cash and cash
 equivalents..... $    67,885  $  187,717  $   138,531   $  304,340   $  181,586  $ 136,522
Current assets...     602,007     706,462      577,735      715,647      586,442    596,694
Net working
 capital
 (deficiency)....    (316,165)   (150,744)  (1,286,487)    (124,446)    (404,150)  (487,745)
Flight equipment,
 net.............     827,747     660,797      508,625      455,434      472,495    468,619
Total property
 and equipment,
 net.............   1,114,345     886,116      693,045      600,066      614,207    633,020
Intangible
 assets, net.....         --    1,024,846      921,659    1,275,995    1,184,786  1,166,355
Total assets.....   2,158,143   2,958,862    2,512,435    2,868,211    2,681,939  2,741,091
Current
 maturities of
 long-term debt
 and capital
 leases (7)......     327,251     108,345    1,149,739      110,401      134,948    122,208
Liabilities
 subject to
 Chapter 11
 reorganization
 proceedings (8).   2,026,895         --           --           --           --         --
Long-term debt,
 less current
 maturities (7)..         --    1,053,644          --       764,031      608,485    650,223
Long-term
 obligations
 under capital
 leases, less
 current
 maturities......         --      376,646      339,895      259,630      220,790    211,080
Shareholders'
 equity
 (deficiency)
 (9).............  (1,149,733)     18,358     (417,476)     302,855      238,105    185,819

--------
 (1) Includes special charges of $138.8 million in 1994, $1.7 million in the eight months ended August 31, 1995 and $85.9 million in 1996. For a discussion of these and other non-recurring items, see Note 16 to the 1996 Consolidated Financial Statements.
 (2) The 1992 results include non-recurring gains of $254.6 million from the disposition of assets. The ten months ended October 31, 1993 includes a charge of $342.4 million related to the settlement of pension obligations and income of $268.1 million related to reorganization items. The eight months ended August 31, 1995 includes charges of $242.2 million related to reorganization items.
 (3) The extraordinary item in 1993 represents the gain on discharge of indebtedness pursuant to the consummation of the '93 Reorganization. The extraordinary item in 1994 represents the charge for a prepayment premium related to the sale and leaseback of four McDonnell Douglas MD-80 aircraft. The extraordinary item in the eight months ended August 31, 1995 represents the gain on the discharge of indebtedness pursuant to the consummation of the '95 Reorganization, while the extraordinary item in the four months ended December 31, 1995 was the result of the settlement of a debt of a subsidiary. The extraordinary items in 1996 and 1997 result from the early extinguishment of certain debt.
 (4) On March 22, 1996, the Company called for redemption of all of its outstanding 12% Preferred Stock. The excess of the early redemption price over the carrying value of the 12% Preferred Stock is reflected as a $20.0 million "special dividend requirement" in 1996.
 (5) No effect has been given to stock options, warrants or potential issuances of additional Employee Preferred Stock as the impact would have been anti-dilutive.
 (6) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, extraordinary items and fixed charges (excluding capitalized interest) and "fixed charges" consist of interest (including capitalized interest) on all debt and that portion of rental expense that management believes to be representative of interest. Earnings were not sufficient to cover fixed charges as follows (in millions): for the three months ended March 31, 1997 and 1996, $107.0 million and $74.9 million, respectively; for the year ended December 31, 1996, $280.0; for the four months ended December 31, 1995, $32.3; for the eight months ended August 31, 1995, $338.3; for the year ended December 31, 1994, $435.0; for the two months ended December 31, 1993, $88.4; for the ten months ended October 31, 1993, $364.7; and for the year ended December 31, 1992, $317.4.
 (7) Long-term debt in 1994 was reclassified to current maturities as a result of certain alleged defaults and payment defaults. See Note 7 to the 1995 Consolidated Financial Statements.
 (8) For periods after January 31, 1992 and before the effective date of the '93 Reorganization, certain prepetition liabilities, which were subject to compromise pursuant to the '93 Reorganization, were classified as liabilities subject to Chapter 11 reorganization proceedings, and the accrual of interest was discontinued on prepetition debt that was unsecured or estimated to be undersecured.
 (9) No dividends were paid on the Company's outstanding common stock during the periods presented above.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with SOP 90-7 which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. A description of the adjustments to financial statements arising from consummation of the '95 Reorganization and the application of fresh start reporting is contained in
Note 19 to the Consolidated Financial Statements. For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization.

  As discussed below under "--Liquidity and Capital Resources," pursuant to the '95 Reorganization, the Company initially improved its financial condition and operating performance by, among other things, reducing labor and other operating and financing costs, rescheduling debt payments, recapitalizing the Company's equity securities and certain of its debt, revising the Company's route structure to capitalize further on its strength in St. Louis, and developing enhanced marketing systems. Pursuant to the '95 Reorganization, the Company eliminated approximately $500 million in face amount (approximately $300 million book value) of debt from its balance sheet. In addition, the final maturity of the Icahn Loans was extended from January 8, 1995 to January 8, 2001, and the Company negotiated an aggregate of $91 million of aircraft lease and conditional sale agreement deferrals for various periods of time, with a weighted average life of approximately two years.

  Through the second quarter of 1996 the Company experienced improvements in its operating performance as operating income increased to $7.8 million in the six months ended June 30, 1996, as compared to an operating loss of $21.9 million in the same period of 1995. However, beginning in the third quarter of 1996, the Company's operating performance substantially deteriorated as the Company's operating profit for the third quarter, typically the strongest period of the year, declined to $26.0 million in the three months ended September 30, 1996, as compared to a combined operating profit (excluding special charges and earned stock compensation charges aggregating $57.9 million) of $103.7 million in the comparable period of the prior year. The results for the fourth quarter of 1996 evidenced a further acceleration of this deterioration as the Company reported an operating loss (excluding special charges aggregating $85.9 million) of $146.5 million, as compared to operating income of $1.1 million in the same period of 1995. In the second half of 1996, the Company's revenues increased only 2.4% while capacity measured in ASMs increased by 6.9%, as compared to the second half of 1995. Operating costs, excluding earned stock compensation and special charges, increased 16.0% over this same period. The most significant increases were: salaries, wages and benefits ($82.4 million), which reflected the increased number of employees, wage rate increases and additional overtime costs; fuel ($69.4 million), reflecting significantly higher units costs and increased usage; and maintenance costs. Notwithstanding the actions taken and planned by management to improve the Company's future operating results as described below, the Company's first quarter 1997 operating loss significantly exceeded that reported in the first quarter of 1996, and its operating income for the second quarter of 1997 was substantially lower than operating income for the second quarter of 1996.

  In light of deterioration in the Company's operating results, in late 1996 management began to refocus and accelerate certain aspects of the Company's business strategy, including its fleet modernization and consolidation plan, route structure and facility improvements and efficiencies. Management believes that such operating results in late 1996 and early 1997 were adversely affected by an overly aggressive increase in capacity, which when combined with unexpected maintenance delays and related costs, negatively impacted schedule reliability resulting in excessive levels of flight cancellations and deterioration in its on-time performance. The Company believes that this adversely affected its unit revenues (principally yields) and costs. In response to these issues, management has taken action to accelerate the phase out of all 747 and L-1011 aircraft, reduce low-yield domestic JFK feed service, curtail and/or eliminate historically unprofitable international routes and consolidate for the near term most of its JFK operations into a single terminal. The above actions are designed to improve the Company's operational performance and make its product more competitive to the business segment which offers higher yields. The Company has also curtailed the amount of contract maintenance services provided to third parties and redeployed those resources to TWA's aircraft. In connection with the above described plans, management has announced a comparable reduction in employee headcount. Management may undertake further actions to reduce costs which may result in additional reductions of the number of employees. Management believes that the above actions, initiated and performed during the latter part of 1996 and the first half of 1997, have resulted in improved operational performance and schedule reliability; however, the Company's unit revenues, yields and cash position have been adversely affected by the negative impact on consumer demand created by the previous deterioration in operating performance, particularly in the higher-yield business traveler segment of the market. As a result of these factors, the Company's financial performance in the first two quarters of 1997 was worse than its performance in the first two quarters of 1996, and its third and fourth quarter financial performance in 1997 may continue to be adversely affected by these factors.

GENERAL

  The airline industry operates in an intensely competitive environment. The industry is also cyclical due to, among other things, a close relationship of yields and traffic to general U.S. and worldwide economic conditions. Small fluctuations in RASM and cost per ASM can have a significant impact on the Company's financial results. The Company has experienced significant losses (excluding extraordinary items) on an annual basis since the early 1990s, except in 1995 when the Company's combined operating profit was $25.1 million. Factors contributing to these losses included, among other things, excess financial leverage; adverse publicity associated with the Company's financial difficulties; excessive labor costs; the periods of a relatively weak economy, which resulted in weak air travel demand; poor operating performance; domestic pricing policies of other airlines, which decreased industry revenue yields and generated intense competition; and volatility in jet fuel costs.

  The Company's ability to improve its financial position and meet its financial obligations will depend upon a variety of factors, including; significantly improved operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, more effective operating cost controls and efficiencies, and the Company's ability to attract new capital and maintain adequate liquidity. No assurance can be given that the Company will be successful in generating the operating results or attracting new capital required for future viability.

  The '94 Labor Agreements become amendable after August 31, 1997. While the Company cannot predict the precise wage rates that will be in effect at such time (since such rates will be determined by subsequent events), the wage rates then in effect will likely increase. However, management believes that it is essential that the Company's labor costs remain favorable in comparison to its largest competitors. See "Business--Business Strategy." The Company will seek to continue to improve employee productivity as an offset to any wage increases and will continue to explore other ways to control and/or reduce operating expenses. There can be no assurance that the Company will be successful in obtaining such productivity improvements or unit cost reductions. In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and therefore, any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company.

  As a result of the application of fresh start reporting as of the '95 Effective Date, substantial values were assigned to routes, gates and slots ($458.4 million) and reorganization value in excess of amounts allocable to identifiable assets ($839.1 million). The Company has evaluated its future cash flows and, not withstanding the operating loss experienced since the '95 Effective Date, expects that the carrying value of the intangibles at December 31, 1996 will be recovered. However, the achievement of such improved future operating results and cash flows are subject to considerable uncertainties. In future periods these intangibles will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of those assets may be required and such charges could be material.

  There are a number of uncertainties relating to agreements with employees, the resolution of which could result in charges to future operating results of the Company. Shares granted or purchased at a discount under the ESIP will generally result in a charge equal to the fair value of shares granted and the discount for shares purchased at the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002 would be approximately $58 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at December 31, 1996. The charge for any year, however, could be substantially higher if the market price of the Common Stock exceeds the target price for such year ($11.00, $12.10, $13.31, $14.64, $16.11 and $17.72 for the respective years 1997 to 2002). The allocation of approximately 570,000 shares of Employee Preferred Stock issued to a trust for employees represented by ALPA pursuant to the '95 Reorganization will also, when allocated to individual employees so represented in August 1997, result in a charge equal to the fair market value of the shares on the dates allocated.

  Pursuant to the '92 Labor Agreements, the Company agreed to pay to employees represented by the IAM a cash "bonus' for the amount by which overtime incurred by the IAM from September 1992 through August 1995 was reduced below specified thresholds. This amount was to be offset by the amount by which medical savings during the period for the same employees did not meet certain specified levels of savings. The obligation is payable in three equal annual installments beginning in 1998. The Company has estimated the net overtime bonus owed to the IAM to be approximately $26.3 million and has reflected this amount as a noncurrent liability on the accompanying balance sheets. Such amount reflects a reduction of approximately $10 million pursuant to an agreement to reduce proportionately the obligation based upon the size of the reduction of indebtedness achieved by the '95 Reorganization. The IAM, while not providing a calculation of its own, has disputed the method by which management has computed the net overtime bonus and has indicated that they believe the amount due to the IAM is much greater than the amount which has been estimated by management.

  In addition, in connection with certain wage increases afforded to non-contract employees, employees previously represented by the IFFA have asserted and won an arbitration ruling that, if sustained, would require that the Company provide additional compensation to such employees. The Company estimates that at December 31, 1996 such additional compensation would aggregate approximately $6 million. The Company denies any such obligation and intends to pursue an appeal of the arbitration ruling. As such, no liability has been recorded by the Company at December 31, 1996.

  In connection with the '95 Reorganization, the Company entered into a letter agreement with employees represented by the ALPA whereby if the Company's flight schedule, as measured by block hours, does not exceed certain thresholds a defined cash payment would be made to the ALPA. The defined thresholds were exceeded during the measurement periods through December 31, 1996 and no amount was therefore owed to the ALPA as of that date. The Company, however, anticipates that a liability will be incurred during 1997 as a result of the Company's planned reductions in capacity. The amount of the liability, if any, will be dependent on the amount by which the targeted block hours flown during the year exceed the actual block hours flown. Based upon current plans, management believes that its obligation under this agreement in 1997 will not exceed $12 million. See Notes 7 and 12 to the Consolidated Financial Statements. For a description of certain additional employee related uncertainties, see "Risk Factors--Risk Factors Related to the Company--Certain Potential Future Earnings Charges."

  Significant variations in annual operating revenues and operating expenses have been experienced historically by TWA and are expected to continue in the future. Numerous uncertainties concerning the level of revenues and expenses always exist and it is not possible to predict the potential impact of such uncertainties upon TWA's results of operations. Among the uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital;
(iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets; (vi) regulatory requirements requiring additional capital expenditures; (vii) the outcome of certain upcoming labor negotiations; (viii) the possible reduction in yield due to a discount ticket program entered into by the Company with Karabu in connection with the '95 Reorganization; and (ix) the impact of the public's perception of the crash of TWA Flight 800. See "--Liquidity and Capital Resources."

  The Company's operating results for any interim period are not necessarily indicative of those for the entire year due to seasonal fluctuations. The second and third quarter results have historically been more favorable for the Company due to increased leisure travel on both domestic and international routes during the spring and summer months.

  On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. While TWA is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields or results of operations which has resulted or may result from the public perception of the crash.

  On May 4, 1993, the bilateral air transport agreement between the U.S. and France lapsed. Any reduction in U.S. carrier access could have an adverse impact on TWA's transatlantic operations. Absent a bilateral agreement, the U.S. and France are operating on a system of comity and reciprocity. Under this regime, carriers are permitted to maintain historical levels of service, but few or no new services are permitted. Cessation of service to any authorized markets from France may cause such underlying authority to terminate.

  In March 1997, the President signed legislation reinstating the 10% tax on domestic tickets, the 6.25% air cargo tax and the $6.00 international departure tax, effective March 7, 1997. These taxes had expired on December 31, 1995, were reinstated on August 27, 1996 and thereafter expired again on December 31, 1996. The Company is not able to determine the extent to which operating results in 1996 and in early 1997 benefited from the absence of these taxes, although it does believe that such had a positive impact on its operating results. Similarly, the Company believes that the reimposition of the tax in March 1997 will likely have an adverse impact on its operating results in subsequent periods.

  In October 1996 Congress enacted the Federal Aviation Reauthorization Act of 1996 (the "FAA Reauthorization Act"). The FAA Reauthorization Act established a national commission which, together with the DOT, is to conduct an independent study of FAA funding requirements and recommend alternative methods for apportioning the costs of the system to its users, including commercial airlines. The results of the study are to be presented to the Secretary of Transportation in August 1997, and the Secretary is to make recommendations to Congress in October 1997. The Company believes that the current system of a 10% ticket tax imposed on domestic fares unfairly subsidizes certain low-fare competitors. The Company and a group of other major airlines have proposed that the ticket tax be replaced by a system of user fees including an element based upon a charge per originating passenger and an element based upon a mileage charge. The Company is unable to predict the outcome of these studies or any Congressional actions related thereto.

  Following the crash of TWA Flight 800 in July 1996, the FAA implemented new security measures primarily impacting international operations. The Company does not believe that these measures have had any material effect on its revenues or operating costs to date. Additionally, a special committee appointed by the President to review aviation safety and airport security issued its final report on February 12, 1997. The report contains several recommendations. However, the Company is unable to predict which recommendations will be adopted or their impact on the Company's future operating results. Additional government mandated security measures could have a direct adverse impact on the Company's operating costs to the extent any such costs are directly assessed to commercial airlines or, if funded through new taxes or user fees, could indirectly have an adverse impact on the Company's future operating results in the event that the Company is not able to fully pass on those charges in the form of ticket price increases.

RECENT RESULTS

  On March 18, 1997, the Company reported a fourth quarter 1996 operating loss of $232.4 million and a net loss of $258.6 million versus an operating profit of $1.1 million and net loss of $27.8 million for the fourth quarter of 1995. For the year ended December 31, 1996, the Company reported an operating loss and net loss of $198.5 million and $284.8 million, respectively, compared to a 1995 operating profit of $25.1 million and a 1995 net loss of $227.5 million. The Company's 1996 results reflect special charges, recorded in the fourth quarter, of $85.9 million, including a $53.7 million write-down related to the planned retirement of older aircraft, a charge of $5.5 million for overseas employee severance costs and a $26.7 million write-down of the Company's JFK-Athens route authority, reflecting the Company's decision to terminate service on such route after April 18, 1997.

  Material factors contributing to the deterioration in TWA's 1996 results, particularly in the second half of the year, included: (i) an overly aggressive expansion of TWA's capacity and planned flight schedule, particularly during the summer season, which forced the Company to rely disproportionately on lower-yielding feed traffic and bulk ticket sales to fill the increased capacity of its system; (ii) the delayed delivery of four older 747s intended to increase capacity for incremental international summer operations; and (iii) unexpected maintenance delays due to the capacity increase, higher levels of scheduled narrow-body heavy maintenance and increased contract maintenance performed for third parties. These factors caused excessive levels of flight cancellations, poor on-time performance, increased pilot training costs and higher maintenance expenditures. In addition, the crash of TWA Flight 800 on July 17, 1996 distracted management's attention from core operating issues and led to lost bookings and revenues. Finally, the Company experienced a 27.6% increase in fuel costs in 1996, driven primarily by a 22.3% increase in the average fuel price paid per gallon during the year.

  The Company's auditors included in their report dated March 24, 1997 on the Consolidated Financial Statements an explanatory paragraph to the effect that substantial doubt exists regarding the Company's ability to continue as a going concern due to the Company's recurring losses from operations and limited sources of additional liquidity. See "Risk Factors--Risk Factors Related to the Company--Substantial Indebtedness; Capital Expenditure Requirements; Liquidity" and the Consolidated Financial Statements.

  During the first quarter of 1997, the Company reported a net loss of $71.6 million, which represented a $34.5 million increase over the $37.1 net loss for the first quarter of 1996, and a $99.5 million operating loss, which represented a $45.3 million increase over the operating loss reported for the first quarter of 1996. These unfavorable results reflected both reduced revenue and increased operating expenses during the first quarter of 1997, with the reduced revenue reflecting a planned reduction in capacity resulting from the ongoing replacement of larger 747 and L-1011 aircraft with smaller 767 and 757 aircraft and a reduction in the number of narrow-body aircraft in TWA's schedule during the first quarter of 1997 in order to move more aircraft through required scheduled maintenance before the peak travel season. Increased expense during the first quarter of 1997 included costs associated with the accelerated maintenance of the Company's narrow-body aircraft, increased crew retaining costs incurred in connection with the downsizing of the Company's fleet, and an 11.2% increase in TWA's average cost per gallon for jet fuel during the first quarter of 1997 as compared with the first quarter of 1996. As in the first quarter, the Company's results for the second quarter of 1997 compare unfavorably with the comparable period of 1996. During the second quarter of 1997, the Company reported operating revenue of $844.4 million, which represented a $121.4 million (12.6%) decrease from the second quarter of 1996, when the Company's operating revenue totaled $965.8 million. The reduced revenue during the second quarter of 1997 as compared with the same period of 1996 reflected, among other things, a planned reduction in capacity resulting from the ongoing replacement of 747 and L1011 aircraft with smaller 767 and 757 aircraft. Operating expenses of $838.5 million during the second quarter of 1997 reflected a $65.3 million (7.2%) decrease as compared with the same period of 1996, when the Company's operating expenses totalled $903.8 million. Approximately $23.7 million of such operating expense decrease resulted from declines in jet fuel prices and jet fuel consumption, while aircraft maintenance materials and repair expense decreased approximately $18.8 million, primarily due to the operation of newer aircraft. In addition, payroll expense declined $5.2 million. As a result of the above, in the second quarter of 1997, TWA experienced operating income of $5.9 million and a net loss of $14.4 million, as compared with operating income of $62.0 million and a net profit of $25.3 million in the second quarter of 1996. As part of the Company's effort to continue to improve operating results, on July 22, 1997, the Company announced the planned reduction of approximately 1,000 jobs during the remainder of 1997 in the areas of maintenance, airport operations and reservations. The decreased headcount in maintenance reflects reduced maintenance needs for the newer aircraft added to the Company's fleet during 1996 and 1997. The reductions are being made through a combination of layoffs and attrition.

RESULTS OF OPERATIONS

  TWA's passenger traffic data, for scheduled passengers only and excluding Trans World Express, Inc. ("TWE") a wholly-owned subsidiary of the Company that provided a commuter feed service to the Company's New York hub prior to November, 1995, are shown in the table below for the indicated periods(1):

                                                                 THREE MONTHS
                                                                     ENDED
                                      YEAR ENDED DECEMBER 31,      MARCH 31,
                                      -------------------------  --------------
                                       1994     1995     1996     1996    1997
                                      -------  -------  -------  ------  ------
NORTH AMERICA
Passenger revenues ($ million)......  $ 2,221  $ 2,292  $ 2,515  $  584  $  596
Revenue passenger miles
 (millions)(2)......................   17,543   17,902   19,513   4,528   4,590
Available seat miles (millions)(3)..   27,963   28,194   30,201   7,266   7,048
Passenger load factor(4)............     62.7%    63.5%    64.6%   62.3%   65.1%
Passenger yield (cents)(5)..........    12.66c   12.80c   12.89c  12.90c  12.99c
Passenger revenue per available seat
 mile (cents)(6)....................     7.94c    8.13c    8.33c   8.04c   8.46c
                                                                 THREE MONTHS
                                                                     ENDED
                                      YEAR ENDED DECEMBER 31,      MARCH 31,
                                      -------------------------  --------------
                                       1994     1995     1996     1996    1997
                                      -------  -------  -------  ------  ------
INTERNATIONAL
Passenger revenues ($ million)......  $   597  $   544  $   563  $   94  $   76
Revenue passenger miles
 (millions)(2)......................    7,363    7,000    7,598   1,320   1,084
Available seat miles (millions)(3)..   11,228    9,719   10,393   1,923   1,510
Passenger load factor(4)............     65.6%    72.1%    73.1%   68.6%   71.8%
Passenger yield (cents)(5)..........     8.10c    7.78c    7.41c   7.10c   6.97c
Passenger revenue per available seat
 mile (cents)(6)....................     5.31c    5.60c    5.42c   4.87c   5.00c
TOTAL SYSTEM
Passenger revenues ($ millions).....  $ 2,818  $ 2,836  $ 3,078  $  678  $  672
Revenue passenger miles
 (millions)(2)......................   24,906   24,902   27,111   5,847   5,674
Available seat miles (millions)(3)..   39,191   37,905   40,594   9,188   8,558
Passenger load factor(4)............     63.5%    65.7%    66.8%   63.6%   66.3%
Passenger yield (cents)(5)..........    11.31c   11.39c   11.35c  11.59c  11.84c
Passenger revenue per available seat
 mile (cents)(6)....................     7.19c    7.48c    7.58c   7.38c   7.85c
Operating cost per available seat
 mile (cents)(7)....................     8.45c    8.12c    8.76c   8.82c   9.86c
Average daily utilization per
 aircraft (hours)(8)................     9.30     9.45     9.63    9.63    8.95
Aircraft in fleet being operated at
 end of period......................      185      188      192     183     185

--------
(1)Excludes subsidiary companies.
(2)The number of scheduled miles flown by revenue passengers.
(3)The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(4)Revenue passenger miles divided by available seat miles.
(5)Passenger revenue per revenue passenger mile.
(6)Passenger revenue dividend by available seat miles.
(7)Operating expenses, excluding special charges, earned stock compensation and other nonrecurring charges, divided by available seat miles.
(8)The average block hours flown per day in revenue service per aircraft.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1996

  The Company's operating loss of $99.5 million for the quarter ended March 31, 1997 was $45.3 million greater than the operating loss of $54.2 million in the first quarter of 1996. The net loss of $71.6 million for the first quarter of 1997 was $34.5 million greater than TWA's net loss of $37.1 million for the first quarter of 1996. Additionally, the 1997 net loss included $1.5 million in extraordinary losses related to the early extinguishment of debt.

  Operating revenues of $762.3 million during the first quarter of 1997 were $20.1 million (2.6%) less than the comparable 1996 period primarily because of decreases in revenues from contract work ($9.2 million), passenger revenue ($6.1 million) and cargo revenue ($4.4 million).

  Capacity and traffic decreased in the first quarter of 1997 from the comparable period of 1996. System capacity, as measured by total available seat miles (ASMs), decreased by 7.1% during the first quarter of 1997 (representing decreases in domestic and international ASMs of 3.4% and 21.3%, respectively). The decrease in capacity was primarily attributed to the ongoing replacement of B-747 and L-1011 aircraft with smaller B-767 and B-757 aircraft and the reduced number of narrow-body aircraft operated in the schedule to move more aircraft through required scheduled maintenance prior to the peak travel season. Passenger traffic volume, as measured by revenue passenger miles (RPMs) in scheduled service, during the first quarter of 1997 decreased 3.0% compared to the same period of 1996. Passenger load factor for the quarter ended March 31, 1997 was 66.3% compared to 63.6% in the same period of 1996. TWA's yield per passenger mile increased to 11.84 cents in 1997 from 11.59 cents in 1996.

  Operating expenses of $861.8 million in the first quarter of 1997 reflected an increase of $25.2 million (3.0%) over the operating expenses of $836.6 million for the three months ended March 31, 1996, representing a net change in the following expense groups:

  . Employment costs of $315.3 million for the first quarter of 1997 were $19.0 million (6.4%) more than the same period in 1996, primarily due to an increase in the average number of employees and overtime costs related to the accelerated maintenance schedules for the Company's narrow-body fleet and crew retraining in connection with changes in fleet composition. The Company had an average of 24,468 full-time equivalent employees in the first quarter of 1997 as compared to 23,450 in the first quarter of 1996.

  . Earned stock compensation charges of $1.3 million for the first quarter of 1997 and $5.0 million for the first quarter of 1996 represents primarily the non-cash compensation charge recorded to reflect the expense associated with the distribution of shares of stock on behalf of employees as part of the '95 Reorganization. A substantial portion of the decrease is attributable to the lower trading price of the Common Stock during the first quarter of 1997 as compared to the first quarter of 1996.

  . Aircraft fuel and oil expense of $129.9 million for the first quarter of 1997 was $0.5 million greater than the expenses of $129.4 million for the three months ended March 31, 1996. Although total expenses increased only slightly the average cost of fuel per gallon increased from 66.58 cents in 1996 to 74.02 cents in 1997, but was offset, in large part, by a reduction in gallons consumed (175.5 million gallons in 1997 versus 194.3 million gallons in 1996).

  . Passenger sales commission expense of $57.6 million for the first quarter of 1997 was $6.4 million (10.0%) less than the comparable period in 1996 primarily due to a decrease in international passenger revenues related to the reduction in international capacity and reduced sales development commissions.

  . Aircraft maintenance materials and repairs expense of $43.7 million for the first three months of 1997 represented a decrease of $4.1 million (8.6%) from $47.8 million for the same period of 1996. The decrease was primarily the result of a 7.6% decrease in flying hours and a reduction in contract maintenance work.

  . Depreciation and amortization expense decreased $0.8 million in the first quarter of 1997 compared to the same period of 1996. Special charges recorded in the fourth quarter of 1996, related to international route authorities and aircraft to be disposed of, reduced depreciation and amortization in the first quarter of 1997 by approximately $3.2 million. The remaining increase is primarily attributed to the acquisition of additional aircraft.

  . Operating lease rentals of $85.8 million for the first quarter of 1997 were $15.5 million (22.0%) more than the rentals of $70.3 million for the first three months of 1996. The increase was primarily due to an increase in the average number of leased aircraft from 120 in 1996 to 132 in 1997 and higher lease rates attributable primarily to the addition of B-757 and MD-80/83 aircraft to the fleet.

  . Passenger food and beverage expense of $20.4 million during the first three months of 1997 represented a decrease of $5.1 million (20.0%) from $25.5 million during the first three months of 1996. The decrease is primarily due to the 21.9% reduction in the number of passengers boarded for international flights resulting from a 21.5% reduction in international scheduled ASMs and savings derived from changes and improved efficiencies in food and beverage service.

  . All other operating expenses of $168.9 million during the first three months of 1997 increased by $10.1 million (6.4%) from $158.8 million for the three months ended March 31, 1996. The increase was primarily due to additional crew accommodation expenses related to flight simulator training for pilots and an increase in computerized reservation system fees.

  Other charges (credits) were a net charge of $5.7 million for the first quarter of 1997 as compared to $20.1 million for the same period in 1996. Interest expense decreased $5.2 million in 1997 over 1996 as a result of the reduction of debt during 1996. Interest income decreased by $3.1 million in 1997 primarily as a result of lower levels of invested funds. Net gains from the disposition of assets were $9.4 million in the first quarter of 1997 as compared to a net loss of $0.2 million in the same period of 1996. The net gain in 1997 included gains of $7.3 million related to the sale of three gates at Newark International Airport and $2.1 million related to the sale of spare flight equipment. Other charges and credits-net improved $2.8 million in 1997 compared to 1996, primarily due to a $3.2 million improvement in the Company's share of earnings of WORLDSPAN.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE FOUR-MONTHS ENDED DECEMBER 31, 1995 AND EIGHT MONTHS ENDED AUGUST 31, 1995

  Total operating revenues of $3,554.4 million for 1996 were $237.6 million or 7.2% more than the total operating revenues of $3,316.8 million for the year ended December 31, 1995. The increase was primarily reflected in TWA passenger revenues which were $241.6 million higher than in 1995. Additionally, revenues from contract maintenance work increased $15.7 million and revenue from freight and mail increased $9.9 million. Operating revenues for 1995 included $35.9 million in passenger revenues from TWE which discontinued operations in November 1995.

  Capacity and traffic increased in 1996 as compared to 1995. System-wide capacity, measured in ASMs, increased by 7.1% in 1996 as compared to 1995 (representing increases in domestic and international ASMs of 7.1% and 7.0%, respectively). Passenger traffic volume, as measured by total RPMs in scheduled service, increased 8.9% in 1996 over 1995. Passenger load factor for 1996 was 66.8% compared to 65.7% in 1995. TWA's yield per passenger mile decreased slightly from 11.39 cents in 1995 to 11.35 cents in 1996. Although the yield per passenger mile declined only slightly year over year, the yield during the second half of 1996 was 10.97 cents compared to 11.40 cents during the second half of 1995.

  Operating expenses of $3,752.9 million in 1996 reflect an increase of $461.2 million (14.0%) over the total operating expenses of $3,291.7 million for the year ended December 31, 1995, representing a net change in the following expense groups:

  . Salaries, wages and benefits of $1,254.3 million for 1996 were $125.6 million (11.1%) more than 1995, primarily due to an increase in the average number of employees, overtime costs required due to poor operating performance in 1996 and lower productively levels. The Company had an average of 24,254 employees in 1996 as compared to 22,927 in 1995.

  . Earned stock compensation charges of $9.1 million for 1996 and $58.0 million for 1995 represent primarily the non-cash compensation charge recorded to reflect the expense associated with the distribution of shares of stock on behalf of employees as part of the '95 Reorganization. Additional non-cash compensation charges will be recorded in 1997, a substantial portion of which will depend on the market price of the Common Stock. For a further discussion of future charges related to non-cash compensation, see "Risk Factors--Risk Factors Related to the Company--Certain Potential Future Earnings Charges" and Notes 11 and 12 to the Consolidated Financial Statement.

  . Aircraft fuel and oil expense of $582.2 million for 1996 was $126.6 million (27.6%) over the total expense of $458.6 million for 1995. This increase is primarily due to an increase in the price of fuel (22.3%), an increase in gallons consumed (4.3%) and the expiration in October 1995 of the airlines' exemption from paying a federal fuel tax of 4.3 cents per gallon, which increased fuel expense by approximately $13.6 million.

  . Passenger sales commission expense of $268.1 million for 1996 was $2.1 million (0.8%) higher than the combined expense of $266.0 million in 1995, and is primarily related to the $241.6 million increase in TWA passenger revenues offset by an increase in non-commissionable international tickets.

  . Aircraft maintenance materials and repairs expense of $208.2 million in 1996 represented an increase of $60.5 million (41.0%) from $147.7 million for 1995. The increase was primarily the result of higher levels of scheduled maintenance in 1996, including heavy maintenance, a 3.6% increase in flying hours and increased repair work performed by the Company for other air carriers and third parties.

  . Depreciation and amortization expense of $161.8 million for 1996 increased slightly from combined expenses of $161.6 million for 1995.

  . Operating lease rentals of $303.0 million for 1996 were $24.1 million
    (8.6%) more than the total rentals of $278.9 million for 1995. The increase was primarily due to an increase in the average number of leased aircraft from 119 in 1995 to 123 in 1996 and higher lease rates.

  . Passenger food and beverage expense of $110.1 million in 1996 represented an increase of $7.3 million (7.1%) from $102.8 million for the twelve months of 1995. The increase is primarily due to the 8% increase in the number of passengers boarded.

  During the fourth quarter of 1996, special charges of $85.9 million were recorded in connection with the Company's decision to modify its international route structure and related aircraft fleet plan. The charges included a write-down of the JFK-Athens route ($26.7 million), international employee severance liabilities ($5.6 million) related to the termination of service to Athens and Frankfurt, and a write-down of the L-1011 and 747 fleets ($32.2 million) and the related inventories ($21.5 million), reflecting planned retirement of such aircraft. These costs are based upon management's current estimates. Actual costs could materially differ from these current estimates. See Note 16 to the Consolidated Financial Statements for a further discussion of these special charges. Special charges of $1.7 million were recorded in the third quarter of 1995 related to the shutdown of TWE.

  All other operating expenses of $767.2 million in 1996 represented an increase of $79.6 million (11.6%) from $687.6 million for the year ended December 31, 1995. An increase in flight cancellations during 1996 resulted in increased CRS fees related thereto ($19.4 million) and interrupted trip expenses ($3.7 million). In addition, expenses relating to maintenance services provided under a contract with the military increased approximately $21.6 million in 1996 compared to 1995. The Company also experienced a significant increase in professional/technical fees ($18.7 million) which was primarily due to the use of contract programmers for ongoing development of new systems and external consultants' fees for re-engineering.

  Other charges (credits) were a net charge of $76.1 million for 1996 as compared to $42.7 million and $353.0 million in the four month and the eight month periods of 1995, respectively (included in the eight month period is a charge of $242.3 million for reorganization items in connection with the application of fresh start reporting pursuant to the '95 Reorganization). Interest expense decreased $42.3 million in 1996 over 1995 as a result of the reduction of debt arising from the '95 Restructuring and additional reductions of debt during 1996. Interest income increased by $3.5 million in 1996 primarily as a result of higher levels of invested funds. Other charges and credits-net improved $35.8 million in 1996 compared to 1995, primarily due to a $19.8 million improvement in the Company's share of earnings of Worldspan and a $2.5 million credit to reflect a litigation settlement. Additionally, other charges and credits-net for 1995 included a $14.0 million charge for restructuring expenses.

  As a result of the above, the operating loss of $198.5 million for 1996 was $223.6 million unfavorable to the combined operating income of $10.5 million and $14.6 million for the four month and the eight month periods of 1995, respectively. The net loss of $284.8 million for 1996 was $57.4 million greater than the combined loss of $227.4 for 1995. The 1996 net loss included $9.8 million in extraordinary losses related to the early extinguishment of debt, while the 1995 net loss included $144.4 million in extraordinary gains related to the discharge of indebtedness pursuant to the '95 Reorganization and the cancellation of debt between TWE and an aircraft lessor.

RESULTS OF OPERATIONS FOR THE FOUR MONTHS ENDED DECEMBER 31, 1995 AND EIGHT MONTHS ENDED
AUGUST 31, 1995 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1994

  Total operating revenues of $1,098.5 million and $2,218.4 million for the four months ended December 31, 1995 and the eight months ended August 31, 1995, respectively, were, on a combined basis, $90.9 million (2.7%) less than 1994, primarily because of an $80.5 million decrease in other revenues. This decrease is primarily due to the sale of subsidiary companies in 1994 ($51.9 million), a decrease of $13.0 million in TWA Nippon, Inc. ("Nippon") revenues, and a $12.3 million decrease in TWA Getaway Vacations revenue.

  During 1995, passenger revenue remained virtually unchanged from 1994, despite the adverse publicity generated by the '95 Reorganization, and in the four months since emerging from bankruptcy, passenger revenue increased by $48.3 million, a 5.5% improvement over the same period of 1994. System capacity as measured by ASMs was trimmed by 3.2% on a system-wide basis in 1995 versus 1994. International capacity decreased 13.7% due to the termination of flights to several international destinations, while domestic capacity increased slightly (1.1%). During 1995, system traffic volume, as measured by total RPMs, improved slightly (0.1%), the result of a decrease in international traffic by 5.1% and an increase in domestic traffic by 2.3%. TWA's yield per passenger mile for 1995 increased to 11.39 cents from 11.31 cents in 1994 (reflecting a domestic increase to 12.80 cents from 12.66 cents and an international decrease to 7.78 cents from 8.10 cents).

  Operating expenses of $1,088.0 million and $2,203.7 million for the four months ended December 31, 1995 and the eight months ended August 31, 1995, respectively, were, on a combined basis, $395.5 million (10.7%) less than the operating expenses of $3,687.2 million for 1994, representing a net change in the following expense groups:

  . Salary, wages and benefits for the four months ended December 31, 1995 and the eight months ended August 31, 1995 of $373.0 million and $755.7 million, respectively, were, on a combined basis, $164.8 million (12.7%) less than 1994. The reduction in employment costs reflect a full year of savings realized from the '94 Labor Agreements entered into in August 1994 as the average number of employees was reduced from approximately 25,200 in 1994 to approximately 22,900 in 1995. The four months ended December 31, 1995 included the favorable impacts of changes in estimates which reduced employee benefit costs by approximately $6.2 million. Additionally, 1994 employment costs included a non-recurring contractual benefit accrual of approximately $36.3 million.

  . During 1995, the Company distributed shares of stock to employees as part of its financial restructuring which, together with certain other non-cash compensation charges, resulted in an aggregate charge of $58.0 million to operating expense.

  . Aircraft fuel and oil expense of $161.8 million for the four months ended
    December 31, 1995 and $296.8 million for the eight months ended August 31, 1995, reflected a combined decrease of $18.9 million from 1994. The combined effect of decreased fuel usage (5.6%), offset by a slight increase in the unit price

   (1.8%), resulted in a decrease of 4.0% in fuel costs for 1995. The average unit price of fuel was $0.57 per gallon in 1995 compared to $0.56 in 1994. Effective October 1, 1995, an exemption expired related to a federal fuel tax of 4.3 cents per gallon on commercial jet fuel purchased for use in domestic operations. This additional tax increased fuel costs by $7 million in the fourth quarter of 1995. See "Business--Aircraft Fuel."

  . Passenger sales commission expense of $80.0 million in the four months ended December 31, 1995 and $186.0 million in the eight months ended August 31, 1995, respectively, together represent a decrease of $22.0 million (7.6%) from 1994. The decrease is primarily due to incentive commissions and a reduction in the commission rate on international tickets. The four months ended December 31, 1995 included the favorable impacts of changes in estimated commissions which reduced commission expense by approximately $6.7 million.

  . Aircraft maintenance and repairs expense of $52.0 million and $95.7 million for the four-month and the eight-month periods of 1995, respectively, together represent a slight increase of $2.3 million (1.6%) over 1994.

  . Depreciation and amortization decreased $21.6 million (11.8%) to the combined $55.2 million for the four months ended December 31, 1995 and the $106.5 million for the eight months ended August 31, 1995 from $183.3 million in 1994. The decrease is generally due to the normal decline in depreciation as property reaches the end of its estimated economic life, partially offset by an increase in the amortization of intangible assets arising from fresh start reporting on the '95 Effective Date and the sale (and simultaneous leaseback) of five 727 and two 747 aircraft in March 1995.

  . Operating lease rentals were $96.4 million for the last four months of 1995 and $182.5 million for the first eight months of 1995, a combined increase of $17.6 million (6.7%) over 1994. The increase was principally due to the sale and simultaneous leaseback of five 727s and two 747s in March 1995 and the addition of three new MD-83 aircraft in late 1995. The increase was also due to the reclassification of the JFK International Terminal lease from capital to operating ($3.8 million).

  . Passenger food and beverage expenses were $34.7 million and $68.1 million for the four months ended December 31, 1995 and the eight months ended August 31, 1995, respectively, a combined decrease of $18.0 million (14.9%) in 1995 compared to 1994. The decrease is primarily due to decreased international traffic and cost savings as a result of the closing of the JFK and Los Angeles dining units in the fourth quarter of 1994.

  . Special charges of $1.7 million were recorded in the third quarter of 1995 related to the shut-down of TWE.

  . All other operating expenses, excluding special charges, aggregated
    $232.7 million for the four months ended December 31, 1995 and $454.9 million for the eight months ended August 31, 1995, a combined decrease of $90.9 million (11.7%) compared to 1994. The decrease is primarily the result of the operating subsidiaries sold in 1994 ($34.6 million) and decreases in the operating costs of TWE ($14.2 million) and other subsidiaries ($27.3 million).

  Other charges (credits) were a net charge of $42.7 million for the last four months of 1995 and a net charge of $352.9 million for the first eight months of 1995 compared to a net charge of $153.4 million in 1994. This increase of $242.3 million was primarily due to a $242.2 million non-recurring charge related to the Company's restructuring. Additionally, interest expense declined by $26.2 million and investment income increased by $5.8 million and other charges increased by $4.3 million, reflecting the Company's proportionate share of increased losses experienced during 1995 over 1994 by WORLDSPAN, the computer reservation system owned and operated by the Company, Delta Air Lines and Northwest Airlines. WORLDSPAN's increased loss during 1995 as compared to 1994 was primarily due to restructuring charges recognized by WORLDSPAN in the fourth quarter of 1995. See also Note 15 to the Consolidated Financial Statements.

  As a result of the above, the operating profit of $10.4 million for the four months ended December 31, 1995 and $14.6 million for the eight months ended August 31, 1995 reflected, on a combined basis, a $304.5 million improvement from the operating loss of $279.5 million in 1994. The net loss of $30.1 million for the last four months of 1995 and $197.3 million for the first eight months of 1995 was, on a combined basis, $208.4 million less than the net loss of $435.8 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The following is a discussion of the impact of significant factors affecting TWA's liquidity position and capital resources. These comments should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and Notes thereto.

 Liquidity

  The Company's consolidated cash and cash equivalents balance at June 30, 1997 was $102.6 million (including amounts held in its international operations and by its subsidiaries which, based upon various foreign monetary regulations and other factors, might not be immediately available to the Company), a $79.0 million decrease from the December 31, 1996 balance of $181.6 million. This reduction in the Company's cash balances resulted from, among other factors, continued adverse effects during the first half of 1997 of the negative impact on consumer demand of the loss of Flight 800 in July 1996 and difficulties experienced in the last two quarters of 1996 in operating performance. Although the Company's operational performance has substantially improved during 1997, the residual effects of these 1996 events continued throughout the first two quarters of 1997, and may continue in subsequent quarters. In February 1997, in order to improve its liquidity, the Company entered into an agreement with and received approximately $26 million from certain St. Louis business enterprises, representing the advance payment for tickets for future travel by such enterprises.In addition, in March 1997, the Company raised approximately $47.2 million in net proceeds from the issuance of the Notes and Warrants. The Company is also pursuing other projects intended to increase cost efficiencies and enhance revenues, thereby increasing its cash balances.

  The net decrease in cash and cash equivalents during the first quarter of 1997 was due, in part, to the fact that cash used in operating activities in the first quarter of 1997 was $36.3 million as compared to the first quarter of 1996 when $25.0 million was used by operating activities. Pursuant to the eight-year Karabu Ticket Program Agreement between the Company and Karabu (the "Ticket Agreement"), net discounted sales from tickets sold under the agreement are excluded from cash provided by operating activities as the related amounts were applied as a $20.6 million reduction to the outstanding balance of financing provided to TWA by Karabu (the "Icahn Loans"). Cash used in investing activities decreased $39.1 million from $64.9 million in the first quarter of 1996 to $25.8 million in the first quarter of 1997. A large part of this decrease was related to the reduction in capital expenditures and new aircraft predelivery deposits ($13.6 million in the first quarter of 1997 versus $46.7 million in the first quarter of 1996) and an increase of $14.0 million in proceeds from asset sales. Gross proceeds from assets sold during the first quarter of 1997 included $10.0 million for three gates at Newark International Airport and $4.3 million for spare flight equipment. Financing activities provided $17.1 million of cash in the first quarter of 1997, while such activities provided cash of $160.3 million in the first quarter of 1996. Proceeds from the issuance of the Notes and Warrants was $47.2 million in the first quarter of 1997. Repayments of long-term debt and capital leases required $5.7 million more cash in the first quarter of 1997 than in the first quarter of 1996. In the first quarter of 1996, net proceeds from the sale of 8% Preferred Stock were $186.2 million.

  The net decrease in cash and cash equivalents during 1996 was due, in large part, to the fact that cash used in operating activities in 1996 was $16.8 million as compared to 1995 when cash provided by operating activities was $212.2 million. The adverse change was primarily attributable to the decrease in 1996 operating income as compared with 1995. Additionally, pursuant to the eight-year Karabu Ticket Program Agreement between the Company and Karabu (the "Karabu Ticket Agreement") net discounted sales from tickets sold under the agreement are excluded from cash provided by operating activities as the related amounts are applied as a $62.9 million reduction of the Icahn Loans and a $6.4 million reduction of the PBGC Notes. At December 31, 1995 approximately $2.0 million of such proceeds had been applied to the principal balance of the Icahn Loans, while no proceeds had been applied to the PBGC Notes. The increase of $79.5 million in trade accounts payable during

1996 was primarily due to the Company utilizing a safe harbor provision with regard to payment of U.S. transportation taxes of $60 million for the period September through December 1996, a significant portion of which was paid in February 1997. Cash used in investing activities increased $106.1 million from $18.9 million in 1995 to $125.0 million in 1996. A large part of this increase was related to capital expenditures ($121.5 million in 1996 versus $59.5 million in 1995) which had been somewhat restricted by fiscal controls in place during most of 1995. Financing activities provided $19.1 million of cash in 1996, compared with a net use of cash of $27.5 million in 1995. Proceeds from long-term debt and sale and leaseback transactions decreased from $22.1 million in 1995 to $16.6 million in 1996. Repayments of long-term debt and capital leases required $15.4 million more cash in 1996 than in 1995. In 1996, net proceeds from the sale of 8% Preferred Stock were $186.2 million while the early redemption of the 12% Mandatorily Redeemable Stock and cash dividends required $81.7 million and $14.5 million, respectively. In 1995, the net proceeds from an equity rights offering generated $51.9 million.

  As previously described, management has indicated that it is focusing on the improvement of TWA's schedule reliability and on-time performance and that it plans to accelerate the replacement of its L-1011 and 747 fleets with 757, 767 and MD-80 aircraft. Management believes that such operational changes have resulted in improvements of the Company's operating performance. See "Summary--Recent Developments" and "The Company--Business Strategy." However, the Company's unit revenues, yields and cash position have been adversely affected by the negative impact on consumer demand created by the previous deterioration in operating performance, particularly in the higher-yield business traveler segment of the market. The Company believes that a substantial improvement in its operating results is necessary for TWA to maintain adequate liquidity to meet its obligations throughout the remainder of 1997. The achievement of these improved operating results are subject to significant uncertainties, including the Company's ability to achieve higher revenue yields and load factors, the cost of aircraft fuel, the Company's ability to finance or lease suitable replacement aircraft at reasonable rates and the containment of operating costs. No assurance can be given that any of the initiatives already implemented or any new initiatives, if implemented, will be successful, or if successful, that such initiatives will produce sufficient results for the Company to be successful in generating the operating revenues and cash required for profitable operations or future viability. See "--Recent Results."

  In March 1997, the Company effected the Private Placement, in which it sold 50,000 Units, with each Unit consisting of (i) one Note and (ii) one Warrant. The Notes are secured by a lien on certain assets of the Company, including 1) the Company's beneficial interest in its FAA designated take-off and landing slots at three high-density, capacity-controlled airports, 2) currently owned and hereafter acquired defined ground equipment of the Company used at certain domestic airports and 3) all of the issued and outstanding stock of (a) a wholly-owned subsidiary of TWA holding the leasehold interest in a hangar at Los Angeles International Airport and (b) three wholly-owned subsidiaries of TWA holding leasehold interest in gates and related support space at certain domestic airports served by the Company. The Company realized approximately $47.2 million (net of discounts and commissions and estimated expenses) in proceeds from the Private Placement. The Company used approximately $500,000 of the proceeds from the Private Placement to release certain of the collateral to be used to secure the Notes from a prior existing lien and the remainder of the proceeds for general corporate purposes.

  In March 1996 the Company completed the sale of 3,869,000 shares of its 8% Preferred Stock for gross proceeds of approximately $193.5 million and net proceeds to the Company of approximately $186.2 million, after commissions and expenses. A portion of the net proceeds from the offering were used to redeem the Company's outstanding 12% Cumulative Preferred Stock, pursuant to the terms thereof, at an aggregate redemption price of approximately $81.7 million, plus accrued dividends from February 1, 1996 to the redemption date of April 26, 1996. The Company utilized the balance of the net proceeds for general corporate purposes, including but not limited to, capital expenditures and increasing working capital.

  Pursuant to the '95 Reorganization, the Company issued 600,000 ticket vouchers, each with a face value of $50.00, which may be used for up to 50% discount off the cost of a TWA airline ticket for transportation on TWA ("Ticket Vouchers"). Pursuant to certain agreements, the Company repurchased approximately 236,000 of the Ticket Vouchers at an aggregate cost of $8.8 million. Payments in respect of these Ticket Vouchers were approximately $700,000 in 1995 and approximately $8.1 million in 1996. Concurrently, the Company undertook aircraft lease payment deferrals to increase liquidity and improve the Company's financial condition. Gross deferrals of lease and conditional sale indebtedness payments aggregated approximately $91.0 million with a weighted average repayment period of approximately two years. The aircraft lease payment deferrals contemplated by the '95 Reorganization generally anticipated six month deferrals with various payback periods, extending in some instances over the remaining life of the lease, and in other cases over a specified period. Cash repayments of lease deferrals, including interest, were approximately $9.5 million in the fourth quarter of 1995, $23.8 million in 1996 and are expected to approximate $8.7 million in 1997.

  On June 14, 1995, the Company signed an agreement (the "Extension and Consent Agreement") with Karabu to extend the term of the Icahn Loans from January 8, 1995 to January 8, 2001, to obtain the consent of Karabu and the Icahn Entities to certain modifications to certain promissory notes issued to the PBGC in connection with the '93 Reorganization (the "PBGC Notes") and to obtain agreement with the Icahn Entities to refrain from exercising the right to terminate certain pension plans, covering employees of the Company as to which Mr. Icahn and the Icahn Entities assumed certain obligations in the '93 Reorganization. Any such termination would not increase the obligations of TWA under the PBGC Notes or other obligations of TWA to Mr. Icahn, the Icahn Entities or the PBGC. Collateral for the Icahn Loans includes a number of aircraft, engines and related equipment, along with substantially all of the Company's receivables. On June 26, 1995, the Company made a $12.6 million interest payment on the Icahn Loans. At December 31, 1996, the outstanding balance of the Icahn Loans was approximately $125.1 million (excluding approximately $4.7 million in accrued and unpaid interest). The notes evidencing the Icahn Loans have been pledged by Mr. Icahn and certain affiliated entities as security for certain obligations of the Icahn Entities to the PBGC and/or in respect of funding obligations on the Company's pre-'93 Reorganization pension plans.

  On June 14, 1995, in consideration of, among other things, the extension of the Icahn Loans, TWA and Karabu entered into the Ticket Agreement, under which there are two categories of tickets: (1) "Domestic Consolidator Tickets," which are subject to a cap of $610 million, based on the full retail price of the tickets ($120 million in the first 15 months and $70 million per year for seven consecutive years through the term of the Ticket Agreement) and (2) "System Tickets," which are not subject to any cap throughout the term of the Ticket Agreement.

  Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. The Ticket Agreement provides that no ticket may be included with an origin or destination of St. Louis, nor may any ticket include flights on other carriers. Tickets sold by Karabu pursuant to the Ticket Agreement are required to be at fares specified in the Ticket Agreement, net to TWA, and exclusive of tax. No commissions will be paid by TWA for tickets sold under the Ticket Agreement, and TWA believes that under the applicable provisions of the Ticket Agreement, Karabu may not market or sell such tickets through travel agents. Karabu, however, has been marketing tickets through travel agents. TWA has demanded that Karabu cease doing so and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn and affiliated companies seeking damages and to enjoin further violations. Mr. Icahn countered threatening to attempt to declare a default on the Icahn Loans on a variety of claims related to his various interpretations of the security documents related to such loans as well as with respect to alleged violations of the Ticket Agreement by the Company. A violation of the Ticket Agreement by the Company could result in a cross-default under the Icahn Loans. Mr. Icahn also alleged independent violations of the Icahn Loans, including, among under things, that the Company has not been maintaining, as required by the terms of the Icahn Loans, certain aircraft which TWA has retired from service and stored which are pledged as security for the Icahn Loans.

  To endeavor to eliminate this issue from the various disputes with Mr. Icahn, the Company has deposited an amount equal to the appraised fair market value with a security trustee and requested the release of the liens on such aircraft. To date, the Trustee has not released such liens. The parties negotiated a series of standstill agreements pursuant to which TWA's original lawsuit was withdrawn, while the Company and Mr. Icahn endeavored to negotiate a settlement of their differences and respective claims. Those negotiations reached an impasse and the Company re-filed its suit on March 20, 1996 in the St. Louis County Circuit Court. Also on March 20, 1996, Karabu and certain other companies controlled by Mr. Icahn filed suit against the Company alleging violations by the Company of the Ticket Agreement and federal anti-trust laws. On March 24, 1997, the United States District Court for the Southern District of New York, on the Company's motion, dismissed the suit in its entirety. If Karabu's interpretation as to sales of discount tickets to the general public through travel agents was determined by a court or otherwise to be correct and the Company did not otherwise take appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue so as to reduce overall passenger yields on a continuing basis during the term of the Ticket Agreement. In addition, any default by the Company under the ticket agreement or directly on the Icahn loans which resulted in an acceleration of the Icahn Loans could result in a cross-default to the Company's other indebtedness and leases and otherwise have a material adverse effect on the Company.

  Domestic Consolidator Tickets sold under the Ticket Agreement are limited to certain origin/destination city markets in which TWA has less than a 5% market share limit except for New York where there is a 10% limit. These restricted markets will be reviewed from time to time to determine any change in TWA's market share, and other markets may be designated as necessary.

  The purchase price for the tickets purchased by Karabu are required to either, at Karabu's option, be retained by Karabu and the amount so retained credited as prepayments against the outstanding balance of the Icahn Loans, or be paid over by Karabu to a settlement trust established in connection with the '93 Reorganization for TWA's account as prepayments on the PBGC Notes. At March 31, 1997, approximately $85.5 million of such proceeds had been applied to the principal balance of the Icahn Loans and $6.4 million had been applied to the PBGC Notes.

  The Company elected to pay interest, due August 1, 1995 and February 1, 1996, and half the interest due February 1, 1997, on the 12% Reset Notes, in shares of Common Stock. The amount of such interest aggregated approximately $10.4 million, $10.2 million and $4.1 million, respectively, and resulted in the issuance of approximately 1.9 million, 1.1 million and 0.6 million shares of Common Stock on the respective dates. The Company elected to pay dividends due February 1, 1996 on its 12% Preferred Stock for the period from November 1, 1995 to and including January 31, 1996, in the amount of approximately $3.3 million, in shares of Common Stock.

 Capital Resources

  TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external borrowings or from the sale of assets. Substantially all of TWA's strategic assets, including its owned aircraft, ground equipment, gates, slots and overhaul facilities, have been pledged to secure various issues of outstanding indebtedness of the Company. Sales of such assets which are not replaced would, under the terms of applicable financing agreements, generally require payment of the indebtedness secured thereby, which indebtedness in many cases would likely exceed the immediately realizable value of such assets. TWA has relatively few non-strategic assets which it could monetize, substantially all of such assets being subject to various liens and security interests which would restrict and/or limit the ability of TWA to realize any significant proceeds from the sale thereof. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom.

 Commitments

  In February 1996, TWA executed definitive agreements providing for the operating lease of 10 new 757 aircraft to be delivered in 1996 and 1997 with deliveries commencing in July 1996. Although individual aircraft rentals escalate over the term of the leases, aggregate rental obligations are estimated to average approximately $50 million per annum over the lease terms after all 10 aircraft have been delivered. These aircraft have an initial lease term of 10 years. As of February 28, 1997, the Company has taken delivery of six leased 757 aircraft. The Company also entered into an agreement in February 1996 with Boeing for the purchase of ten 757-231 aircraft and related engines, spare parts and equipment for an aggregate purchase price of approximately $500 million. The agreement requires the delivery of the aircraft in 1997, 1998 and 1999, and provides for the purchase of up to ten additional aircraft. Furthermore, to the extent TWA exercises its options for additional aircraft, the Company will have the right to an equal number of additional option aircraft. TWA has obtained commitments for debt financing for approximately 80% of the total costs associated with the acquisition of eight of the original ten aircraft and obtained commitments for 100% lease financing of the total costs of the remaining two original aircraft. Such commitments are subject to, among other things, so-called material adverse change clauses which, given the Company's financial results for 1996 and anticipated results for the first quarter of 1997, could make the availability of such debt and lease financing dependent upon the lender's and lessor's ongoing evaluation of and satisfaction with the financial condition of TWA.

  TWA has entered into agreements with AVSA, S.A.R.L. and Rolls-Royce plc relating to the purchase of ten A330-300 twin-engine wide body aircraft and related engines, spare parts and equipment for an aggregate purchase price of approximately $1.1 billion. The agreements, as amended, require the delivery of the aircraft in 1999 and 2000 and provide for the purchase of up to ten additional aircraft. TWA has not yet made arrangements for the permanent financing of the purchases subject to the agreements. In the event of cancellation, predelivery payments of approximately $18 million would be subject to forfeiture.

  The Company has entered into an agreement to acquire from the manufacturer fifteen new MD-83s. The long-term leasing arrangement provides for delivery of the aircraft between the second half of 1997 and April 1999.

  TWA has elected to comply with the transition requirements of the Noise Act by adopting the Stage 2 aircraft phase-out/retrofit option, which requires that 50% of its base level (December 1990) Stage 2 fleet be phased-out/retrofitted by December 31, 1996, 75% by December 31, 1998 and 100% by December 31, 1999. To comply with the 1996 requirement, the Company has retrofitted, by means of engine hush-kits, 30 of its DC-9 aircraft. The aggregate cost of these hush-kits is estimated to be $49 million, most of which has been financed by lessors with repayments being facilitated through increased rental rates.

  At May 1, TWA's capital expenditures for 1997 were anticipated to total approximately $107 million, including approximately $91 million for flight equipment related expenditures (e.g., progress payments for aircraft and the purchase of related aircraft engines and spare parts). While the Company is seeking financing for certain of its planned capital expenditures, a substantial portion of such expenditures are expected to utilize internally generated funds. The inability to finance or otherwise fund such expenditures could materially adversely affect the ability of the Company to implement its strategic plan. See "Risk Factors--Risk Factors Related to the Company-- Substantial Indebtedness; Capital Expenditure Requirements; Liquidity."

 Certain Other Capital Requirements

  Expenditures for facilities and equipment, other than aircraft, generally are not committed prior to purchase and, therefore, no such significant commitments exist at the present time. TWA's ability to finance such expenditures will depend in part on TWA's financial condition at the time of the commitment.

 Availability of NOLs

  The Company estimates that it had, for federal income tax purposes, net operating loss carryforwards ("NOLs") amounting to approximately $625 million at December 31, 1996, which includes increases in the NOLS as originally filed. Such NOLS expire in 2008 through 2011 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations issued thereunder impose limitations on the ability of corporations to use NOLs, if the corporation experiences a more than 50% change in ownership during certain periods. In connection with the change of ownership caused by the '95 Reorganization, the Company elected to reduce its NOLs in accordance with
Section 382 of the Code and regulations issued thereunder. If another ownership change were to occur prior to September 1997, the annual limitation on the Company's utilization of its then existing NOLs would be reduced to zero. Changes in ownership in periods thereafter could substantially restrict the Company's ability to utilize its tax net operating loss carryforwards. The Company believes that no ownership change has occurred subsequent to the '95 Reorganization or will occur as a result of the Offering. There can be no assurance, however, that the Offering will not be a contributing factor to an ownership change or that an unrelated ownership change will not occur in the future. In addition, the NOLs are subject to examination by the IRS, and, thus, are subject to adjustment or disallowance resulting from any such IRS examination. For the foregoing reasons, prospective purchasers of the Units should not assume the unrestricted availability of the Company's currently existing NOLs, if any, in making their investment decisions. For financial reporting purposes, the tax benefits from substantially all of the tax net operating loss carryforwards will, to the extent realized in future periods, have no impact on the Company's operating results, but instead be applied to reduce reorganization value in excess of amounts allocable to identifiable assets.

                                   BUSINESS

  TWA is the seventh largest U.S. air carrier (based on 1996 RPMs), whose primary business is transporting passengers, cargo and mail. During 1996, the Company carried more than 23.3 million passengers and flew approximately 27.3 billion RPMs. As of May 1, 1997, TWA provided regularly scheduled jet service to 86 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of May 1, 1997, the Company's fleet consisted of 183 active jet powered aircraft.

ROUTE STRUCTURE

  TWA's passenger airline business is the Company's chief source of revenue. TWA also carries cargo (mail and freight) on its North American and international systems. During 1996, the Company's North American operations accounted for 80% of its total revenues, while its transatlantic operations contributed 20% of total revenues.

  TWA's North American operations have a hub-and-spoke structure, with a primarily domestic hub at St. Louis and a domestic-international hub at JFK. The North American system serves 37 states, the District of Columbia, Puerto Rico, Mexico, Canada, and the Caribbean. TWA also participates in the charter market, flying both domestic and international charter flights.

  TWA's international operations consist of both nonstop and through-service from JFK and St. Louis to destinations in Europe and the Middle East. TWA's international operations are concentrated at JFK, from which it now serves 28 cities with approximately 42 daily departures. International cities served include Barcelona, Cairo, Lisbon, Madrid, Milan, Riyadh, Rome, and Tel Aviv from JFK; Paris from JFK and St. Louis; and London-Gatwick from St. Louis.

OTHER ACTIVITIES

  In addition to TWA's passenger and cargo services, the Company operates Getaway Vacations, a tour packager offering leisure travel products and services. In addition, TWA earns revenue by providing contract maintenance services for a number of third parties. In 1997, the Company began reducing such contract maintenance service and expects this reduction to continue through 1997.

FLIGHT EQUIPMENT

  As of May 1, 1997, TWA's active operating fleet consisted of 183 aircraft, of which 43 were owned by TWA and 140 were leased. All aircraft in use are maintained in airworthy condition in accordance with procedures approved by the FAA. The active operating aircraft owned by and leased to TWA as of May 1, 1997 are listed below.

                                                  AVERAGE AGE
                                                  OF AIRCRAFT SEATS IN STANDARD
TYPE                     OWNED(2) LEASED TOTAL(3) (IN YEARS)  TWA CONFIGURATION
----                     -------- ------ -------- ----------- -----------------
Douglas DC-9-10.........   --        7       7       30.3             68
Douglas DC-9-30.........   --       36      36       27.4             98
Douglas DC-9-40.........   --        3       3       22.5             98
Douglas DC-9-50.........   --       12      12       20.3            107
Douglas MD-80/83........   --       53      53        9.9            142
Boeing 727-200(1).......    28       8      36       22.5            146
Boeing 747(1)...........    3        4       7       26.2            434
Boeing 757..............    2        6       8        0.3            180
Boeing 767..............    5        9      14       12.6            190
Lockheed L-1011(1)......    5        2       7       24.0            254
                           ---     ---     ---       ----
    Total...............    43     140     183       18.3
                           ===     ===     ===

--------
(1) Excludes the following aircraft which are not in the active fleet; eight Boeing 727-100s, four Boeing 727-200s, six Boeing 747-100s, two Boeing 747-200s, seven L-1011s and one MD-82 not yet in service.
(2) Substantially all TWA's owned flight equipment is pledged to secure its indebtedness.
(3) For information concerning compliance of the above-referenced aircraft with the Noise Act, see "--Regulatory Matters--Noise Abatement."

  In 1997, the Company intends to replace its 11 remaining L-1011 aircraft with newer and more efficient 757s. Also in 1997, TWA plans to retire all of its 747 aircraft, some of which are to be replaced by 767 aircraft, and 10 of its older 727 aircraft, to be replaced with MD-80s. In 1996, TWA entered into agreements providing for the lease of up to 10 new 757 aircraft from a major operating lessor to be delivered in 1996 and 1997, the purchase of 10 new 757 aircraft from the manufacturer with deliveries scheduled from February 1997 to May 1999, the lease of 15 new MD-83s with deliveries scheduled from 1997 to 1999, and the lease of 9 used MD-82s with deliveries scheduled in 1997. The Company also acquired the right, subject to certain conditions, to purchase up to 20 additional 757 aircraft from the manufacturer.

REAL PROPERTY

  TWA utilizes or has rights to utilize airport and terminal facilities located in or near the cities it serves under lease agreements or other arrangements with the governmental authorities exercising control over such facilities.

  At St. Louis, TWA has preferential use rights to 57 gates and 40 ticket counter positions, and ramp, baggage and other supporting ground facility space. TWA's domestic-international hub at JFK operates out of two passenger terminal facilities (Terminals 5 and 6). TWA is the lessee at JFK of a total of 27 gates, 102 ticket counter positions, and ramp, baggage and other supporting ground facility space. TWA occupies both Terminal 5 and Terminal 6 as a holdover tenant pursuant to expired agreements of lease with the Port Authority of New York and New Jersey (the "Port Authority"). Such holdover tenancies are with the consent of the Port Authority pursuant to a Term Sheet dated August 12, 1993 (the "Term Sheet"), which extended TWA's right to occupy Terminals 5 and 6, provided TWA paid the rent set forth in the Term Sheet, made certain specified financed improvements to Terminals 5 and 6, and was otherwise in compliance with the expired leases. On February 8, 1996, the Port Authority's Board of Commissioners adopted a resolution authorizing the Port Authority to enter into a new five year lease with TWA for both Terminals 5 and 6 for a term expiring on March 31, 2001; however, the lease has not yet been signed. The Company has recently consolidated for the near term most JFK operations into Terminal 5, using only limited facilities in Terminal 6. TWA is attempting to sublease the remainder of Terminal 6.

  TWA's overhaul base is located on approximately 250 acres of leased property at the Kansas City International Airport, Kansas City, Missouri. The overhaul base is TWA's principal maintenance base where TWA performs major maintenance and repair services for its aircraft fleet. The overhaul base is owned by the City of Kansas City, Missouri and leased to TWA along with other facilities until May 31, 2000. TWA leases office space and other facilities in a number of locations in the U.S. and abroad. In December 1993, pursuant to a sale/leaseback with the City of St. Louis, TWA leased a two-story ground operations building near the St. Louis Airport and an adjacent 165,000 square foot, five-story flight training facility. The lease of these properties is covered under a month-to-month agreement subject to automatic renewal so long as TWA is not in default thereunder, such agreement having a term otherwise expiring December 31, 2005. Such term is subject to early termination in the event of certain events of default, including non-payment of rents, cessation of service, failure to maintain corporate headquarters within the City or County of St. Louis or failure to maintain a reservations office within the City of St. Louis. For a description of certain environmental corrective actions that TWA anticipates will be required at the overhaul base, see "-- Legal Proceedings."

  TWA's corporate headquarters are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri where TWA has subleased approximately 56,700 square feet through February 28, 2000. TWA's St. Louis area reservation facility and customer relations department is located in approximately 48,000 square feet in the City of St. Louis, Missouri. In June 1996, TWA opened a new reservation facility in Norfolk, Virginia, comprised of approximately 40,000 square feet and having 455 work stations. The facility is leased for a twenty-five year term.

TRAVEL AGENCIES

 Travel Agent Commissions

  Consistent with most other airlines, tickets sold for travel on TWA are sold by travel agents as well as directly by the Company. During 1996, approximately 78% of all tickets sold for travel on TWA were sold by travel agents. In the domestic market, TWA generally pays travel agent commissions at the rate of 10% on all domestic fares. In the international market, TWA pays 11% on international tickets issued in the U.S. and 9% for tickets issued outside the U.S. Carriers (including TWA) may also pay additional commissions to travel agents as incentive for increased volume or other business directed to the carrier.

 Travel Agency Automation

  Greater than 90% of all travel agencies in the U.S. obtain their airline travel information through access to Global Distribution Systems (also referred to as Computer Reservation Systems or "CRS"). Such systems are used by travel agents to make travel reservations including airline, hotel, train, car and other bookings and allow travel agents to issue airline tickets and boarding passes.

  One such system is WORLDSPAN, which is owned 25%, 32%, 38% and 5% by affiliates of TWA, Delta Air Lines, Northwest Airlines, and ABACUS Distribution Systems Pte. Ltd, respectively. Management believes that the distribution of its airline products through WORLDSPAN is a key factor to the success of the Company's future operations. Systems such as WORLDSPAN have expanded distribution to the consumer via the Internet, on-line booking products, corporate and group booking products. TWA believes that its 25% ownership of WORLDSPAN assures new distribution opportunities.

FREQUENT FLIGHT BONUS PROGRAM

  TWA initiated its FFB Program in May 1981. Frequent flyer programs like TWA's FFB Program have been adopted by most major air carriers and are considered the number one marketing tool for developing brand loyalty among travelers and accumulating demographic data pertaining to business flyers.

  TWA's FFB Program rewards its members with mileage credit for travel on TWA and for purchasing goods and services offered by various travel and non-travel related businesses that participate in the FFB Program including other airlines. Currently, FFB Program members receive mileage credit for airline travel on Air India, Alaska Airlines, Ladeco Airlines, Philippines Airlines and Trans States. FFB Program members may also receive mileage credit pursuant to exchange agreements maintained by TWA with a variety of entities, including hotels, car rental firms, credit card issuers and long distance telephone service companies.

  TWA accounts for its FFB Program under the incremental cost method, whereby travel awards are valued at the incremental cost of carrying one additional passenger. Such costs are accrued when FFB Program participants accumulate sufficient miles to be entitled to claim award certificates. Incremental costs include unit costs for passenger food, beverages and supplies, fuel, reservations, communications, liability insurance and denied boarding compensation expenses expected to be incurred on a per passenger basis. No profit or overhead margin is included in the accrual for incremental costs. No liability is recorded for airline, hotel or car rental award certificates that are to be honored by other parties because there is no cost to TWA for these awards.

  At December 31, 1995, FFB participants had accumulated mileage credits for approximately 660,752 free awards, compared with accumulated mileage credits for approximately 751,689 awards at December 31, 1996. Because TWA expects that some award certificates will never be redeemed, the calculations of the accrued liability for incremental costs at December 1995 and 1996 were based on approximately 70% and 71.5%, respectively, of the accumulated credits. Mileage for FFB participants who have accumulated less than the minimum number of mileage credits necessary to claim an award is excluded from the calculation of the accrual. The accrued liability at December 31, 1995 was approximately $19.0 million compared to approximately $20.4 million at December 31, 1996.

  TWA's customers redeemed awards representing approximately 6.3%, 6.0% and 6.0% of TWA's RPMs in 1994, 1995 and 1996, respectively.

AIRCRAFT FUEL

  TWA's worldwide aircraft fuel requirements are met by in excess of twenty different suppliers. The Company has contracts with some of these suppliers, the terms of which vary as to price, payment terms, quantities and duration. The Company also makes incremental purchases of fuel based on price and availability. To assure adequate supplies of jet fuel and to provide a measure of control over price, the Company trades fuel, ships fuel and maintains fuel storage facilities to support key locations. Petroleum product prices, including jet fuel, are primarily driven by crude oil costs. The market's alternate uses of crude oil to produce petroleum products other than jet fuel (e.g., heating oil and gasoline) as well as the adequacy of refining capacity and other supply constraints affect the price and availability of jet fuel. Changes in the price or availability of fuel could materially affect the financial results of the Company. See also "Risk Factors--Risk Factors Related to the Industry--Aircraft Fuel."

  During 1996, aircraft fuel prices increased significantly. The following table details TWA's fuel consumption and costs for the three years ended December 31, 1994, 1995 and 1996 and for the quarters ended March 31, 1996 and 1997:

                                                                THREE MONTHS
                                                                 ENDED MARCH
                                    YEAR ENDED DECEMBER 31,          31,
                                   ---------------------------  --------------
                                     1994      1995     1996     1996    1997
                                   --------  --------  -------  ------  ------
   Gallons consumed (in mil-
    lions)........................    852.2     804.2    838.9   194.3   175.5
   Total cost(1) (in millions)....   $477.6    $458.6    585.2  $128.4  $129.9
   Average cost per gallon
    (cents).......................     0.56      0.57     0.70    0.67    0.74
   Percentage of operating ex-
    penses........................     13.0%     13.9%    15.6%   15.5%   15.1%

--------
(1) Excludes into-plane fees.

COMPETITION

  Since the passage of the Airline Deregulation Act of 1978, the airline industry has been characterized by intense competition, consolidation of existing carriers and the advent of numerous low-cost low-fare new entrants. A number of airlines have filed for bankruptcy and/or ceased operations. In addition, several carriers have introduced or announced plans to introduce low-cost, short-haul service, which may result in increased competition to TWA. Airlines offer discount fares, a wide range of schedules, frequent flyer mileage programs and ground and in-flight services as competitive tools to attract passengers and increase market share. Intense price competition has accelerated the efforts of airline managements to reduce costs and improve productivity in order to withstand greater levels of discounting. TWA's services are subject to varying degrees of competition, depending in part on whether such services are operated over domestic or international routes. Because of the relative ease with which U.S. carriers can enter new markets, TWA's domestic services are subject to increases or decreases in competition from other air carriers. Changes in intensity of competition in the deregulated domestic environment cannot be predicted.

  The level of competition in international markets is normally governed by the terms of bilateral agreements between the U.S. and the foreign countries involved. Many of the bilateral agreements permit an unlimited number of carriers to operate between the U.S. and the foreign country. Competition in some international markets is limited to a specified number of carriers and flights on a given route by the terms of the air transport agreements between the U.S. and the foreign country. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "--Regulatory Matters."

  The airline industry is subject to substantial price competition as U.S. airlines are free to determine domestic pricing policies without government regulation. While the DOT retains authority over international fares, which are also subject to the jurisdiction of the governments of the foreign countries being served, the Company generally has substantial discretion with respect to its international pricing policies.

  While DOT authority is now required before any person may operate as an air carrier within or to and from the U.S., the Airline Deregulation Act of 1978 and the International Air Transportation Competition Act of 1979 substantially decreased previous governmental restrictions in this area. In the case of domestic operations, any person who is found to be fit, willing and able may operate as an air carrier between any two points in the U.S. Thus, TWA is able to enter new routes or suspend existing routes within the U.S. without seeking regulatory approval, and other airlines are similarly free to enter or leave TWA's domestic markets.

EMPLOYEES

  As of March 31, 1997 the Company had approximately 24,170 full-time employees (based upon full-time equivalents which include part-time employees). Of these, approximately 82% were represented by ALPA and the IAM. On March 6, 1997, the IAM was certified to replace IFFA as the bargaining representative of the Company's flight attendants.

  During 1994, the Company entered into the '94 Labor Agreements with ALPA, IAM and IFFA amending then existing labor agreements with each such union to, among other things, (i) eliminate certain raises scheduled to take effect in 1994 and 1995, thereby continuing certain wage and benefit concessions granted to the Company in the '92 Labor Agreements, (ii) modify existing work rules and benefit packages, and (iii) eliminate contractual "snapback" provisions contained therein which would have automatically restored wages to pre-concessionary levels for purposes of future contract negotiations. The terms of the IFFA contract remain in effect, although the flight attendants are now represented by the IAM. In addition, the Company implemented a number of similar savings initiatives with respect to domestic non-union and management employees, primarily through reducing headcount, altering benefit packages, and eliminating certain planned restorations of previous wage concessions.

  In exchange for the substantial cost savings realizable by the Company as a result of the foregoing, as described in more detail below, TWA (i) agreed to certain wage increases and productivity payments to its employees, (ii) issued certain equity securities of the Company to its employees, (iii) agreed to make certain future grants of equity securities and to permit such employees an opportunity to purchase certain additional securities at a discount, and (iv) effected certain amendments to the Company's Certificate of Incorporation and By-laws with respect to the election of certain directors and director voting requirements in the event of certain specified corporate actions.

  As part of the '94 Labor Agreements, TWA agreed with its unionized employees to a series of semi-annual 1% wage increases commencing in May 1995 and continuing through August 31, 1997 (the last such wage increase to equal 3% in the case of employees represented by ALPA and IFFA; the IAM will receive a 1% wage increase and a 2% contribution to its retirement plan on August 31,
1997). In addition to such scheduled wage increases, TWA agreed to make certain annual productivity payments to its unionized employees in the event the Company achieves certain operating profit goals set forth in the agreement. If the Company achieves such goals (established at various levels between $50 million and $200 million annually), employees will receive productivity payments in an amount to be determined based upon a sliding scale from 1% to 4% of employees' W-2 wages. Any productivity payments resulting from 1996 operations are required to be converted into wage increases. Similarly, the Company implemented comparable wage increases and productivity incentives to its non-union (including management) employees.

  On the '95 Effective Date, TWA issued to certain trusts established for the benefit of its unionized employees shares of Employee Preferred Stock; such stock being issued in three separate series designated the ALPA Preferred Stock, the IAM Preferred Stock and the IFFA Preferred Stock. Except for certain rights with respect to the election of directors, the Employee Preferred Stock has rights substantially identical to the Common Stock. See "Description of Capital Stock--Employee Preferred Stock." TWA also issued an aggregate of 1,026,694 shares of Common Stock to a trust established for the benefit of TWA's non-unionized employees. The value of shares issued to the Company's non-union employees was intended to reflect the estimated value to the Company of the concessions granted by employees. The equity securities issued on the '95 Effective Date resulted in the employees of the Company initially owning approximately 30% of the then outstanding Common Stock and Common equivalents of the Company.

  In recognition of the fact that as a result of the '95 Reorganization, the percentage of the Company's stock owned by the Company's employees was substantially reduced, the Company adopted as of the '95 Effective Date the ESIP pursuant to which the Company would commencing in 1997 grant to certain trusts established for the benefit of its union and non-union employees certain additional shares of Common Stock and Employee Preferred Stock. Under the ESIP, in any year in which the market price of the Common Stock exceeds certain target prices, the Company has agreed to issue shares in amounts sufficient to increase the aggregate percentage ownership of the employees by the following percentages of the then outstanding shares of Common Stock and Common Stock equivalents: 2.0% (1997), 1.5% (1998), 1.5% (1999), 1.0% (2000),
1.0% (2001) and 1.0% (2002). The ESIP also grants to the employee trusts a right to purchase, on a quarterly basis, additional shares ("Stock Purchase Shares") in amounts of up to an aggregate of 2% of the then outstanding Common Stock and Employee Preferred Stock. Stock Purchase Shares may be purchased at 80% of the then market value of the Common Stock. In the event of a merger, consolidation or sale of all or substantially all of the assets of the Company, the ESIP provides for certain limited acceleration rights with respect to the stock grants and employee stock purchase arrangements. In addition to the scheduled grants and purchase rights described above, the ESIP provides for the Company to accelerate grants to be made in 2001 and 2002, if the Company issues additional Common Stock at a price equal to or in excess of $11 per share which results in aggregate proceeds to the Company in excess of $20 million.

  The ESIP also provides that if additional shares are distributed following the '95 Effective Date in respect of the '95 Reorganization, employees will be entitled to receive an additional number of shares of Common Stock and Employee Preferred Stock such that the employees will retain the same level of ownership. Union representatives and the Company have tentatively agreed that the number of shares of Employee Preferred Stock and Common Stock to be issued pursuant to the ESIP is 525,856. In addition, if the additional ESIP shares are not issued to the employees in July 1997, an additional 405,750 shares of Employee Preferred Stock and Common Stock will be issued, subject to a future credit, in that amount in the event additional shares are granted pursuant to the ESIP. The issuance of the additional shares is subject to approval by the Company's Board of Directors. The number of shares of Employee Preferred Stock outstanding at December 31, 1996 does not reflect any such additional shares.

  In addition to certain amendments required to effect the recapitalization of the Company, on the '95 Effective Date, TWA further amended its Certificate of Incorporation and By-laws to (i) permit certain employees represented by ALPA, the IAM and IFFA to elect four of the Company's 15 directors (the "Employee Directors"), and (ii) provide that certain extraordinary corporate actions, including mergers, sales of all or substantially all of the Company's assets or certain routes or any filing seeking protection under the bankruptcy laws, must be approved by at least six directors, including each of the Employee Directors. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law--Blocking Coalition."

  The '94 Labor Agreements were three year agreements but become amendable after August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM regarding the Company employees represented by the IAM (other than the flight attendants), commenced in February 1997 and are currently ongoing. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997 and are currently ongoing. Negotiations with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing. Under the RLA workers whose contracts have become amendable are required to continue to work under the "status quo" (i.e., under the terms of employment antedating the amendable date) until the RLA's procedures are exhausted. Under the RLA, the Company and its unions are obligated to continue to bargain until agreement is reached or until a mediator is appointed and concludes that negotiations are deadlocked and mediation efforts have failed. The mediator must then further attempt to induce the parties to agree to arbitrate the dispute. If either party refuses to arbitrate, then the mediator must notify the parties that his efforts have failed and, after a 30-day cooling-off period, a strike or other direct action may be taken by the parties. In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and, therefore, any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could by particularly damaging to the Company. See "Business-- Employees."

REGULATORY MATTERS

 Slot Restrictions

  The Company's ability to increase its level of operations at certain domestic cities currently served is affected by the number of slots available for takeoffs and landings. At JFK, LaGuardia, Chicago O'Hare and Washington National, which have been designated "High Density Airports" by the FAA, there are restrictions on the number of aircraft that may land and take off during peak hours. In the future, these take-off and landing time slot restrictions and other restrictions on the use of various airports and their facilities may result in further curtailment of services by, and increased operating costs for, individual airlines, including TWA, particularly in light of the increase in the number of airlines operating at such airports. On April 1, 1986, the FAA implemented a final rule relating to allocated slots at the High Density Airports. This rule, as since amended, contains provisions requiring the relinquishment of slots for nonuse and permits carriers, under certain circumstances, to sell, lease or trade their slots to other carriers. TWA does not anticipate losing any slots as a result of these new rules. The higher use rates required by these rules, however, increase the risk that TWA may lose slots in the future because of nonuse and decrease TWA's ability to adjust its flight schedules at the High Density Airports. For a discussion of certain slots to be used as Collateral for the Notes, see "Description of Notes-- Collateral Security."

  Most international points served by TWA also are slot-controlled.

 Control over International Routes

  TWA's international certificates are granted by the DOT for indefinite or fixed-term periods, depending on the route. TWA is authorized to provide transatlantic service from major cities in the U.S. to points in Europe, North Africa, the Middle East and Asia. Some of these authorized routes are not currently served by TWA. Many of the European markets served by TWA are "limited entry" markets in which, as a result of agreements between the United States and foreign governments, TWA has traditionally competed with a limited number of other carriers. During the past several years, however, the U.S. government has encouraged competition in international markets and entered into bilateral agreements with various foreign governments that provide for expanded exchanges of routes and traffic rights, reduction of governmental controls over fares and avoidance of limits on capacity and charter services. Competition in international markets has increased dramatically over the past several years as major U.S. carriers have initiated and/or continued to expand their international operations. Foreign flag carriers have continued to expand service and the DOT has indicated its support for further expansion of opportunities of foreign carriers to serve new points in the U.S. No assurance can be given that TWA will continue to have the advantage of all the "limited entry" markets in which it currently operates or that additional carriers will not be permitted to operate in one or more of these markets or that TWA in general will not face substantial unexpected competition. Competition in the international market is further complicated by the fact that pricing levels on some transatlantic routes are influenced by subsidies that certain foreign carriers receive from their governments and by the presence of smaller, low-cost carriers.

  Certain portions of TWA's transatlantic route authority have been granted on a fixed-term basis. TWA's right to carry local traffic between London and Frankfurt expired in April 1994. In addition, on May 4, 1993, the bilateral air transport agreement between the U.S. and France lapsed. Absent a bilateral agreement, the U.S. and France are operating on a system of comity and reciprocity. Under this regime, carriers are permitted to maintain historical levels of service, but few or no new services are permitted. Cessation of service to any authorized markets from France may cause such underlying authority to terminate. Any reduction in U.S. carrier access to France could have an adverse impact on TWA's transatlantic operations. TWA's route authority between St. Louis and London-Gatwick has expired. TWA has applied for renewal of its St. Louis-Gatwick authority and continues to operate such route pending a determination of its application. While no assurance can be given, TWA believes that the St. Louis-Gatwick authority will be renewed.

  The operations of TWA's international system will require continued approval by the U.S. government as well as permission or authorization from the governments of the respective countries served and compliance with the laws and regulations of those countries. These authorizations, permits and rights vary considerably in their terms, particularly as to the imposition of restrictive conditions on U.S. airlines.

 Other DOT/FAA Regulations

  The DOT has the authority to regulate competitive practices, advertising and other consumer protection matters such as on-time performance, smoking policies, denied boarding, baggage liability and CRSs provided to travel agents. With respect to foreign air transportation, the DOT may approve agreements between air carriers and grant antitrust immunity to those agreements. The DOT must also approve the transfer between U.S. carriers of international route certificates. The Department of Justice has the authority to approve mergers and interlocking relationships.

 Noise Abatement

  The Noise Act provides for a reduction in aircraft noise levels by commercial aircraft. Under the Noise Act, air carriers were permitted to elect to comply with the transitional requirements of the Noise Act at December 31, 1994, either by (i) phasing out, or retrofitting with noise abatement equipment, certain older aircraft known as Stage 2, or (ii) phasing in quieter aircraft, known as Stage 3. Air carriers who elected to comply by phasing out or retrofitting Stage 2 aircraft were required to phase out or retrofit at least 25% of a specified 1990 base level of such aircraft by December 31, 1994 and by at least 50% by December 31, 1996. TWA elected to comply with the final Noise Act requirements by adopting the Stage 2 aircraft phase out/retrofit option, and had reduced its specified base level of Stage 2 aircraft by 25% at December 31, 1994 and by 50% at December 31, 1996. The Company will be required to reduce its specified base level of Stage 2 aircraft by at least 75% by December 31, 1998 and 100% by December 31, 1999 or alternatively, that 75% of its total fleet meet Stage 3 requirements by December 31, 1998 and 100% on December 31, 1999. See "Risk Factors--Risk Factors Related to the Company--Age of Fleet; Noise."

  As of December 31, 1996, 122, approximately 64% of TWA's active fleet, met the Stage 3 standards. TWA's ability to comply with the federal requirements within the time specified, or with more restrictive local noise restrictions, by acquiring newer aircraft and by phasing out or retrofitting older aircraft that are not in compliance with the Stage 3 standards, will depend upon its ongoing financial condition, its ability to renegotiate existing leases for such aircraft and its ability to obtain financing to acquire the requisite number of Stage 3 aircraft or retrofit kits. Although TWA has a plan to meet the federal requirements, and has already acquired a number of Stage 3 aircraft while phasing out several Stage 2 aircraft, there can be no assurance that TWA will be able to satisfy all applicable noise level requirements. See also "Risk Factors--Risk Factors Related to the Company-- Substantial Indebtedness; Capital Expenditure Requirements; Liquidity."

  Numerous airports have imposed restrictions such as curfews, airplane noise levels, mandatory flight paths and runway restrictions, which limit the ability of TWA and other carriers to increase services at such airports. Other jurisdictions are considering similar measures. While the Company has historically had the flexibility to schedule around these restrictions, there can be no assurance that the Company will continue to be able to work around these restrictions. The Port Authority of New York and New Jersey is considering a phaseout of Stage 2 aircraft on a more accelerated basis than that of the FAA requirement, a prohibition on additional Stage 2 flights and an expanded nighttime curfew. The FAA and air carriers, including TWA, have stated their opposition to these proposals. At this time, TWA cannot predict whether the proposals will be implemented or, if so, the timing or effect on TWA of any such implementation, which would depend on the extent to which TWA's aircraft then being used in the affected airports meet the Stage 3 requirements as well as the timing of TWA's flights.

 Labor

  The RLA governs the labor relations of employers and employees engaged in the airline industry. Comprehensive provisions are set forth in the RLA establishing the right of airline employees to organize and bargain collectively along craft or class lines and imposing a duty on air carriers and their employees to exert every reasonable effort to make and maintain collective bargaining agreements. See "--Employees." The RLA contains detailed procedures which must be exhausted before a lawful work stoppage can occur. Pursuant to the RLA, TWA has collective bargaining agreements with four domestic unions representing four separate employee groups. See "Risk Factors--Risk Factors Related to the Company--'94 Labor Agreements."

 Aging Aircraft Maintenance

  The FAA issued several ADs in 1990 mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. The FAA required that these older aircraft undergo extensive structural modifications prior to the later of the accumulation of a designated number of flight cycles or 1994 deadlines established by the various ADs. Most of the Company's aircraft are currently affected by these aging aircraft ADs. The Company monitors its fleet of aircraft to ensure safety levels which meet or exceed those mandated by the FAA.

  In 1995 and 1996, TWA spent approximately $2.6 million and $3.4 million, respectively, to comply with aging aircraft maintenance requirements. Based on information currently available to TWA and its current fleet plan, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate approximately $18.7 million through 2000. These cost estimates assume, among other things, that newer aircraft will replace certain of TWA's existing aircraft and as a result, the average age of TWA's fleet will be significantly reduced. There can be no assurance that TWA will be able to implement fully its fleet plan.

 Safety

  TWA is subject to FAA jurisdiction with respect to aircraft maintenance and operations, including equipment, dispatch, communications, training, flight personnel and other matters affecting air safety. The FAA has the authority to issue new or additional regulations. To ensure compliance with its regulations, the FAA requires the Company to obtain operating, airworthiness and other certificates which are subject to suspensions or revocation for cause. In addition, a combination of FAA and Occupational Safety and Health Administrative regulations on both federal and state levels apply to all of TWA's ground-based operations.

 Passenger Facilities Charges

  During 1990, Congress enacted legislation to permit airport authorities, with prior approval from the FAA, to impose passenger facility charges ("PFCs") as a means of funding local airport projects. These charges, which are intended to be collected by the airlines from their passengers and remitted to the airports, are limited to $3.00 per enplanement and to no more than $12.00 per round trip. As a result of competitive pressure, the Company and other airlines have been limited in their abilities to pass on the cost of the PFCs to passengers through fare increases.

 Environmental

  The Company is subject to regulation under major environmental laws administered by state and federal agencies, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act. In some locations there are also county and sanitary sewer district agencies which regulate the Company. The Company believes that it is in substantial compliance with applicable environmental regulations. See, however, "--Legal Proceedings."

 Foreign Ownership of Shares

  The Federal Aviation Act of 1958 generally prohibits non-U.S. citizens from owning more than 25% of the voting interest in U.S. air carriers, including the Company.

INSURANCE

  The Company maintains commercial airline insurance with a major group of independent insurers that regularly participate in world aviation insurance markets. The Company's policies include coverage for losses resulting from the physical destruction of or damage to TWA's owned and leased aircraft, as well as losses arising from bodily injury, property damage and personal injury to third parties for which TWA becomes legally obligated to pay. The Company maintains aircraft third party and airline general third party liability insurance with a combined single limit of $1 billion per occurrence. Management believes that TWA's commercial airline insurance policies are generally consistent with those of other United States domiciled scheduled passenger air carriers operating similar aircraft over similar routes.

LEGAL PROCEEDINGS

 Icahn Litigation

  Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. TWA believes that applicable provisions of the Ticket Agreement do not allow Karabu to market or sell such tickets through travel agents to the general public. Karabu, however, has been marketing tickets through travel agents. TWA has demanded that Karabu cease doing so, and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn, and certain affiliated companies seeking damages and to enjoin further violations of the Ticket Agreement. Mr. Icahn countered by threatening to file his own lawsuit and to declare a default on the financing of up to $200 million provided to TWA by Karabu in connection with the '93 Reorganization (the "Icahn Loans"), which financing is secured by receivables and certain flight equipment pledged under a security agreement (the "Karabu Security Agreement") with State Street Bank and Trust Company of Connecticut N.A., as security trustee (the "Security Trustee"). Mr. Icahn's position was based upon a variety of claims related to his interpretations of the Karabu Security Agreement as well as certain alleged violations of the Ticket Agreement by the Company. A violation of the Ticket Agreement by the Company could result in a cross-default under the Icahn Loans. An event of Default (as defined in the Icahn Loans), if resulting in an acceleration of the indebtedness due thereunder, would constitute a default under the instruments governing substantially all of the Company's other indebtedness and leases and would have a material adverse effect on the Company. Mr. Icahn has also alleged independent violations of the Icahn Loans, including, among other things, that the Company has not been maintaining, in accordance with the terms of the Karabu Security Agreement, certain aircraft which TWA has retired from service and stored and which are pledged as security for the Icahn Loans. To endeavor to eliminate this issue from the various disputes with Mr. Icahn and his affiliates, the Company has deposited an amount equal to the appraised fair market value of such aircraft with the Security Trustee and requested the release of the liens on such aircraft. To date, the Security Trustee has not released such liens. In addition, Mr. Icahn has asserted that the approval of the Security Trustee is required for any modification to the FAA-approved maintenance program affecting aircraft pledged as security under the Karabu Security Agreement. The parties negotiated a series of standstill agreements, pursuant to which TWA's original lawsuit was withdrawn, while the Company and Mr. Icahn endeavored to negotiate a settlement of their differences and respective claims. The final extension of such standstill agreement expired on March 20, 1996.

  On March 20, 1996, the Company filed a Petition (the "TWA Petition") commencing a lawsuit against Mr. Icahn, Karabu and certain other entities affiliated with Icahn (collectively, the "Icahn Defendants"). The TWA Petition, which is pending in the Circuit Court for St. Louis County, Missouri, alleges that the Icahn Defendants are violating the Ticket Agreement and otherwise tortiously interfering with the Company's business expectancy and contractual relationships, by among other things, marketing and selling tickets purchased under the Ticket Agreement to the general public through travel agents. The TWA Petition seeks a declaratory judgment finding that the Icahn Defendants have violated the Ticket Agreement, and also seeks liquidated, compensatory and punitive damages, in addition to the Company's costs and attorney's fees.

  Also on March 20, 1996, TWA was named as a defendant in a complaint (the "Icahn Complaint") filed by Karabu and certain other affiliates of Mr. Icahn (the "Icahn Entities"). The Icahn Complaint alleges, among other things, that the Company has violated certain federal antitrust laws, breached the Ticket Agreement and interfered with certain existing and prospective commercial relations of the Icahn Entities. The Icahn Complaint is based upon an interpretation by Mr. Icahn and the Icahn Entities that the Ticket Agreement permits sales of tickets to the general public through travel agents. The Icahn Complaint seeks injunctive relief and actual and punitive monetary damages, as well as the Icahn Entities' costs of litigation. On June 13, 1996, following TWA's filing of a motion to dismiss the Icahn Complaint, the Icahn Entities amended the Icahn Complaint to delete the federal antitrust claims and to add new allegations and theories with respect to claimed violations of the federal antitrust laws and the Lanham Act (the "Amended Icahn Complaint"). On March 24, 1997, the United States District Court for the Southern District of New York, on the Company's motion, dismissed the suit in its entirety. The Company intends to defend itself vigorously against such allegations.

  On June 6, 1996, Karabu forwarded a letter to TWA advising the Company of Karabu's possible intention to instruct the PBGC to require the Security Trustee to give a 30 day default notice to TWA in respect of certain alleged instances of non-compliance by TWA with the provisions of the Karabu Security Agreement relating to, among other things, four Boeing 727-100 aircraft which are no longer being flown by TWA in active service and changes by TWA to the FAA-approved scheduled maintenance of such aircraft and other aircraft pledged under the Karabu Security Agreement without obtaining approval of the Security Trustee. Karabu also forwarded with such letter a draft of a proposed complaint which it threatened to file a declaratory judgment that Karabu would be entitled to instruct the PBGC to require the Security Trustee to give TWA such notice of default. The complaint was filed in a New York state court and was served on TWA on June 28, 1996.

  On June 26, 1996, Karabu formally requested the PBGC to instruct the Security Trustee to give TWA a notice of default under the Karabu Security Agreement. On June 27, 1996, the PBGC declined to so instruct the Security Trustee, advising Karabu that the PBGC did not believe TWA was in default and, even if a default were determined to exist, any such default would be technical only and Karabu would not be harmed by such default.

  On June 28, 1996, Karabu brought an action against the PBGC in the United States District Court for the Southern District of New York, seeking a declaratory judgment for the purpose of determining Karabu's rights with respect to the Karabu Security Agreement. TWA then sought to intervene in such lawsuit and was granted the right to do so whereupon the Company filed a motion to dismiss Karabu's complaint and for summary judgment. Karabu then withdrew its separate suit in New York state court for a declaratory judgment previously filed on June 28, 1996.

  Although the Company intends to press its claims vigorously, it is possible that Karabu's interpretation of the Ticket Agreement regarding discount ticket sales by the Icahn Defendants to the general public through travel agents could be determined, either by a court or otherwise, to be correct. In such event, unless the Company took appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue that could reduce overall passenger yields on a continuing basis during the term of the Ticket Agreement. In addition, any default by the Company under the Ticket Agreement or directly on the Icahn Loans which resulted in an acceleration of the Icahn Loans would result in a cross-default under substantially all of the Company's other indebtedness and leases and otherwise have a material adverse effect on the Company. As of March 31, 1997, an aggregate principal amount of $104.5 million was outstanding under the Icahn Loans (excluding approximately $2.5 million in accrued and unpaid interest).

 Other Actions

  On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. While TWA is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage, and at this time management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations.

  On May 31, 1988, the U.S. Environmental Protection Agency ("EPA") filed an administrative complaint seeking civil penalties as well as other relief requiring TWA to take remedial procedures at TWA's maintenance base in Kansas City, Missouri, alleging violations resulting from TWA's past hazardous waste disposal and related environmental practices. Simultaneously, TWA became a party to a consent agreement and a consent order with the EPA pursuant to which TWA paid a civil penalty of $100,000 and agreed to implement a schedule of remedial and corrective actions and to perform environmental audits at TWA's major maintenance facilities. In September 1989, TWA and the EPA signed an administrative order of consent, which required TWA to conduct extensive investigations at or near the overhaul base and to recommend remedial action alternatives. TWA completed its investigations and on February 17, 1996, submitted a Corrective Measures Study ("CMS") to the Missouri Department of Natural Resources ("MDNR") and the EPA. It is anticipated that review and approval of the CMS by the MDNR and EPA will be completed by late 1997. Upon approval of the CMS, an additional order will be issued and the required corrective actions implemented. TWA presently estimates the cost of the corrective action activities under the existing and anticipated orders to be approximately $7 million, a majority of which represents costs associated with long-term groundwater monitoring and maintenance of the remedial systems. Although the Company believes adequate reserves have been provided for all known environmental contingencies, it is possible that additional reserves might be required in the future which could have a material adverse effect on the results of operations or financial condition of the Company. However, the Company believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on the financial position or results of operations based on the Company's knowledge of similar environmental sites.

  On October 22, 1991, judgment in the amount of $12,336,127 was entered against TWA in an action in the United States District Court for the Southern District of New York by Travellers International A.G. and its parent company, Windsor, Inc. (collectively, "Travellers"). The action commenced in 1987, as subsequently amended, sought damages from TWA in excess of $60 million as a result of TWA's alleged breach of its contract with Travellers for the planning and operation of Getaway Vacations. In order to obtain a stay of judgment pending appeal, TWA posted a cash undertaking of $13,693,101. In connection with the '93 Reorganization, TWA sought to have the matter ultimately determined by the Bankruptcy Court. Following prolonged litigation with respect to jurisdiction, the United States Supreme Court determined that the matter should be addressed by the bankruptcy court, and in February 1994, the bankruptcy court determined the matter in a manner favorable to TWA. Upon appeal, the District Court affirmed in part and reversed in part the bankruptcy court's decision. Both parties have appealed the matter to the United States Court of Appeals for the Third Circuit. The Company believes that in the event that the District Court's decision is affirmed, the ultimate result will not be materially different than the decision of the bankruptcy court. Pursuant to the Icahn Loans, amounts received by TWA in connection with the Travellers litigation would be used to repay, in part, certain of the Company's obligations to the Icahn Entities.

  In February 1995, a number of actions were commenced in various federal district courts against TWA and six other major airlines, alleging that such companies conspired and agreed to fix, lower and maintain travel agent commissions on the sale of tickets for domestic air travel in violation of the United States and, in certain instances, state, antitrust laws. On May 9, 1995, TWA announced settlement, subject to court approval, of the referenced actions and reinstated the traditional 10% commission on domestic air fares. A final order has not yet been entered; however, an interim order approving the settlement has been entered. The Company believes the settlement of this case will have a favorable effect on revenues.

  On November 9, 1995, ValuJet Air Lines, Inc. ("ValuJet") instituted a lawsuit against TWA and Delta Air Lines ("Delta") in the United States District Court for the Northern District of Georgia, alleging breach of contract and violations of certain antitrust laws with respect to the Company's lease of certain takeoff and landing slots at LaGuardia International Airport in New York. On November 17, 1995, the court denied ValuJet's motion to temporarily enjoin the lease transaction and the Company and Delta consummated the lease of the slots. On July 12, 1996, the Federal Court in Atlanta granted summary judgment in TWA's favor in the ValuJet litigation on all claims and counts raised in the ValuJet amended complaint. The order granting summary judgment to TWA was not a final order and was not directly appealable due to an outstanding claim against Delta. While ValuJet's counsel has stated that an appeal will be filed at a later date, the Company intends to defend itself vigorously in any future action.

  In addition, based on certain written grievances or complaints filed by ValuJet, the Company was informed that the United States Department of Justice ("DOJ"), Antitrust Division, was investigating the circumstances of the slot lease of certain takeoff and landing slots to Delta at LaGuardia to determine whether an antitrust violation has occurred. During the course of its investigation, the DOT was informed of the summary judgment described above. Since the date of the judgment, TWA is unaware of whether the DOJ has undertaken further investigative efforts, the status of the investigation or any future plans of the DOJ or other regulatory bodies with respect to the ValuJet allegations. While TWA believes the summary judgment should be persuasive to the various regulatory bodies petitioned by ValuJet, it will cooperate with any further investigations.

  The Company is also defending a number of other actions which have either arisen in the ordinary course of business or are insured or the cumulative effect of which management of the Company does not believe may reasonably be expected to be materially adverse.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

           NAME            AGE POSITION
           ----            --- --------
John W. Bachmann..........  58 Director
William F. Compton........  50 Director and Executive Vice President--Operations
Eugene P. Conese..........  67 Director
Gerald L. Gitner..........  52 Chairman and Chief Executive Officer
William M. Hoffman........  49 Director
Thomas H. Jacobsen........  57 Director
Myron Kaplan..............  52 Director
David M. Kennedy..........  58 Director
Merrill A. McPeak.........  61 Director
Thomas F. Meagher.........  67 Director
William O'Driscoll........  68 Director
G. Joseph Reddington......  55 Director
Blanche M. Touhill........  66 Director
Stephen M. Tumblin........  36 Director
William W. Winpisinger....  72 Director
Roden A. Brandt...........  61 Senior Vice President--Planning
Donald M. Casey...........  61 Executive Vice President--Marketing
Richard P. Magurno........  54 Senior Vice President and General Counsel
Michael J. Palumbo........  50 Senior Vice President and Chief Financial Officer
Charles J. Thibaudeau.....  51 Senior Vice President--Employee Relations

  John W. Bachmann has been a director of TWA since April 1, 1996. Mr. Bachmann has been managing principal of Edward Jones since January 1980. Mr. Bachmann serves as Chairman of the St. Louis Regional Commerce and Growth Association/Civic Progress panel studying airport expansion and modernization in St. Louis. Mr. Bachmann served as a member of the U.S. Steering Committee for the Group of 30 and chaired its securities settlement implementation taskforce in 1989. He also served as Chairman of the Securities Industry Association from 1987 to 1989. Mr. Bachmann has served as a member of the Board of Governors of the Chicago Stock Exchange and as a member of the Regional Firms Advisory Board of the New York Stock Exchange. He is the Chairman of the St. Louis Symphony Society and a Trustee of Washington University and Wabash College. He is a member of the Board of Visitors of the Peter F. Drucker Center. Mr. Bachmann's term of office as a director expires with the Annual Meeting of Stockholders in 1997.

  William F. Compton was appointed Executive Vice President--Operations on March 13, 1997, subject to Board approval which was given on March 27, 1997. He had been acting in such position since December 14, 1996. He was the ALPA-designated director of TWA from November 3, 1993 until March 1997, at which time he resigned and was appointed a management-designated director. A pilot for TWA since September 13, 1968, Mr. Compton was an Executive Board Member and Master Chairman of the TWA Master Executive Council ("MEC") of ALPA from September 1991 to September 11, 1995, Coordinator for the Company's Productivity Task Force until September 6, 1995 and a member of the TWA Labor Advisory Committee from August 1992 until September 1995. He was Chairman of the TWA MEC Negotiating Committee from March 1988 to September 1991, a member of the ALPA National Collective Bargaining Committee from June 1988 to June 1990, and a member of the TWA MEC Negotiating Committee from June 1986 to March 1988. Mr. Compton's term of office as a director expires with the Annual Meeting of Stockholders in 1997. Mr. Compton serves as an officer of the Company at the pleasure of the Board of Directors.

  Eugene P. Conese has been a director of TWA since November 3, 1993. Mr. Conese has been Chairman of the Board and Chief Executive Officer of Greenwich Air Services, Inc. ("GAS") since October 1987, and Chairman of the Board and President of World Air Lease, Inc. since July 1989. He was founder of The Greenwich Company Ltd. ("GCL") and served as Chairman of the Board and Chief Executive Officer from August 1980 until December 30, 1995, when GCL was merged with and into GAS. He also served as Chief Executive Officer and director of Irvin Industries, Inc. ("II") from October 1975 to October 1979, and President and member of the Board of Directors of II from September 1970 to September 1975. He is a Trustee of Iona College. Mr. Conese's term of office as a director expires with the Annual Meeting of Stockholders in 1997.

  Gerald L. Gitner has been Chairman and Chief Executive Officer of TWA since February 12, 1997 and a director of TWA since November 3, 1993. He has been Chairman of Avalon Group, Ltd. since April 1997, and Co-Chairman of Global Aircraft Leasing Ltd. since 1990. Mr. Gitner was Vice Chairman of Tribeca Corporation from February 1990 to December 1991, Chairman of Tribeca Corporation from December 1991 to March 1992, and President and Chief Executive Officer, ATASCO USA Inc. from September 1986 to December 1989. Mr. Gitner was President of Texas Air Corp. from 1985 to 1986, Chairman and Chief Executive Officer of Pan Am World Services from 1983 to 1985 and Vice Chairman of Pan Am World Airways Inc. from 1983 to 1985. He was a founder of People Express Airlines, Inc. and served as its President from 1980 to 1982. Mr. Gitner is a director of ICTS International, N.V. and was a trustee of Boston University from 1984 to 1996. Mr. Gitner's term of office as a director expires with the Annual Meeting of Stockholders in 1998. Mr. Gitner serves as an officer of the Company at the pleasure of the Board of Directors.

  William M. Hoffman has been a director of TWA since January 23, 1996. He has been a flight attendant for TWA since March 1970. Mr. Hoffman became Vice President of IFFA during 1990 and served through October 1995. He served as a member of the IFFA Executive Board from October 1980 through September 1995 and became Secretary and Treasurer of IFFA in 1983 and served through 1990. Mr. Hoffman's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  Thomas H. Jacobsen has been a director of TWA since March 21, 1995. He has been President, Chief Executive Officer and Chairman of the Board of Mercantile Bancorporation Inc. since 1989. Mercantile Bank National Association, formerly known as Mercantile Bank of St. Louis National Association, and a subsidiary of Mercantile Bancorporation Inc., has provided in the past and from time to time hereafter may provide depository and/or other banking products to the Company and the Company's affiliates. Mr. Jacobsen has been a director of the Student Loan Marketing Association since November 1987 and a director of Union Electric Company since April 1990. Mr. Jacobsen was Vice Chairman and director of Barnett Banks, Inc. from 1984 to 1989. Mr. Jacobsen's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

  Myron Kaplan has been a director of TWA since November 3, 1993. He has been a partner in the law firm of Kleinberg, Kaplan, Wolff & Cohen, P.C. since 1972. Mr. Kaplan's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  David M. Kennedy has been a director of TWA since October 23, 1996. Mr. Kennedy served as the Company's Acting Executive Vice President and Chief Operating Officer from December 14, 1996 to May 29, 1997 on an interim basis, and his services have been retained by the Company on a consulting basis. Mr. Kennedy was Chief Executive Officer of Aer Lingus from 1974 to 1988, and has held a variety of positions in the airline industry, including as director of CSA, Czechoslovak Airlines, from 1993 to 1994, member of the International Advisory Committee of Air France from 1991 to 1994, and as Aviation Consultant to the European Bank for Reconstruction and Development and the World Bank. Mr. Kennedy was a director of the Bank of Ireland from 1984 to 1995, where he served as Deputy Governor from 1989-1991. Mr. Kennedy is currently chairman of the Bank of Ireland Pension Fund, and serves as a director of CRH plc, Jurys Hotel Group Plc. and as Chairman of Drury Communications Limited. Mr. Kennedy is a part-time lecturer at the Graduate School of Business of the University College Dublin. Mr. Kennedy is a citizen of Ireland. Mr. Kennedy's term of office as a director expires with the Annual Meeting of Stockholders in 1999. Mr. Kennedy serves as an officer of the Company at the pleasure of the Board of Directors.

  General Merrill A. McPeak (USAF, Ret.), age 61, has been a director of TWA since May 29, 1997. He is President of McPeak and Associates, an aerospace consulting firm, and a director of ECC International Corp., Praegitzer Industries, Tektronix, Inc., and Thrustmaster, Inc. General McPeak was Chief of Staff, United States Air Force, 1990-1994, Commander-in-Chief, Pacific Air Forces, 1988-1990 and Commander, 12th Air Force, 1987-1988. He serves on the national boards of the Air Force Association, the National Aeronautic Association and the International Aerobatic Club.

  Thomas F. Meagher has been a director of TWA since November 3, 1993 and was Chairman of the Board from November 14, 1995 to February 12, 1997 and currently serves as Lead Outside Director of the Board. Mr. Meagher has served as Chairman of the Board and Chief Executive Officer of Howell Tractor & Equipment Co. since 1980, and serves as a director of UNR Industries and Everen Securities. Mr. Meagher was Chairman of Continental Air Transport from 1983 until July 1, 1995 and was Chief Executive Officer of Continental Air Transport from 1983 to 1993. He is a retired director of Lakeside Bank of Chicago and is a former Chairman of the Airport Ground Transportation Association. He is a Trustee of St. Mary's University and DePaul University. Mr. Meagher's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

  William O'Driscoll has been a director of TWA since November 3, 1993. Mr. O'Driscoll has been President and Directing General Chairman of IAM District Lodge 142 since August 1990. Mr. O'Driscoll's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  G. Joseph Reddington has been a director of TWA since November 3, 1993. He has been President and Chief Executive Officer and director of Breuner Home Furnishings Corp. since February 1997. Mr. Reddington has been a director of Loblaw Companies Ltd. since August 1994. Mr. Reddington was a director of Sears Canada, Inc. from January 1985 to February 1994. Mr. Reddington was Chairman and Chief Executive Officer of the Signature Group from April 1994 to February 1997. President and Chief Executive Officer of Sears Canada from 1989 to December 1993, and Chief Administrative Officer of Sears Merchandising Group from December 1988 to December 1989. Mr. Reddington's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

  Blanche M. Touhill, age 65, has been a director of TWA since May 29, 1997. Since 1991, she has been Chancellor of the University of Missouri-St. Louis, where she is Professor of History and Education. She was Interim Chancellor from 1990 to 1991 and Vice Chancellor for Academic Affairs from 1987-1991. Ms. Touhill is a director of Boatmen's National Bank, Delta Dental, Christian Health Services, the Missouri Botanical Garden, the Urban League of Metropolitan St. Louis and the American Conference for Irish Studies.

  Stephen M. Tumblin has been a director of TWA since March 27, 1997. Mr. Tumblin is an associate with the law firm of LeBoeuf, Lamb, Greene & MacRae L.L.P. and had been with that firm since 1987. Mr. Tumblin's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  William W. Winpisinger has been a director of TWA since January 14, 1994. He was International President of the IAM from July 1977 to June 1989, Resident (Headquarters) Vice President of IAM from February 1972 to June 1977, Vice President for Transportation membership of IAM from August 1967 to January 1972, and Vice President of the AFL-CIO from October 1977 to October 1989. Mr. Winpisinger's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

  Roden A. Brandt has been Senior Vice President--Planning since May 29, 1997 and served as Senior Vice President--Planning and Marketing of TWA from November 4, 1996 to May 29, 1997 and as Senior Vice President--Planning since September 3, 1996. Mr. Brandt was formerly president of Air South, a South-Carolina based start-up carrier, from 1995 to 1996. Mr. Brandt has been an airline consultant since 1984, serving clients in Europe, Asia and the Americas. Prior to 1984, he held a number of senior positions in the airline industry, including Pan American World Airways' Senior Vice President-- Planning; Vice President--Western and Pacific Division; and Vice President-- Southern Division, as well as various executive positions with Eastern Airlines. Mr. Brandt serves as an officer of the Company at the pleasure of the Board of Directors.

  Donald M. Casey has been Executive Vice President--Marketing since May 29, 1997. Mr. Casey was formerly a principal with Deskey Luxon Carra, a design consulting firm. In 1993, he formed Seabrook Consultants and was President, leaving the firm in 1995. From 1983 to 1993 Mr. Casey worked with Young and Rubicam in a number of executive positions. He previously worked for TWA from 1968 until 1981, including serving as Senior Vice President--Marketing from 1976 to 1981.

  Richard P. Magurno has been Senior Vice President and General Counsel of TWA since May 2, 1994. Mr. Magurno was a partner at Lord Day & Lord, Barrett Smith law firm, New York, New York from 1989 until May 1994. From 1970 to 1988, Mr. Magurno served in various legal capacities at Eastern Air Lines, Inc., including Senior Vice President--Legal Affairs. Mr. Magurno serves as an officer of the Company at the pleasure of the Board of Directors.

  Michael J. Palumbo has been Senior Vice President and Chief Financial Officer of TWA since December 20, 1996. Mr. Palumbo was formerly the Company's Vice President and Treasurer and has been employed by TWA since 1994. Before joining the Company, Mr. Palumbo was a partner in HPF Associates from 1988 to 1994 and Senior Vice President and Transportation Group Head for E.F. Hutton from 1984 to 1988. Mr. Palumbo had previously served as Senior Vice President--Finance and Treasurer of Western Airlines from 1983 to 1984 and Assistant Treasurer of Pan American World Airways from 1977 to 1983. Mr. Palumbo serves as an officer of the Company at the pleasure of the Board of Directors.

  Charles J. Thibaudeau has been Senior Vice President -- Employee Relations of TWA since January 1993. He was also Vice President -- Employee Relations of TWA from February 1990 to January 1993 and Staff Vice President -- Employee Relations of TWA from September 1988 to February 1990. Mr. Thibaudeau serves as an officer of the Company at the pleasure of the Board of Directors.

                      PRINCIPAL HOLDERS OF CAPITAL STOCK

  The following table sets forth, as of July 23, 1997, certain information concerning ownership of each class of voting securities of the Company by: (i) each person who is known by the Company to own beneficially more than 5% of the voting securities of the Company, (ii) each current director individually,
(iii) the chief executive officer and the five other senior executive officers and (iv) all current directors and executive officers of the Company as a group. The determinations of "beneficial ownership" of voting securities are based upon Rule 13d-3 under the Exchange Act. Such rule provides that the securities will be deemed "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of securities and/or the power to dispose, or to direct the disposition of, the securities or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Except as described below, each of the persons and groups listed below has sole voting and investment power with respect to the securities shown.

PRINCIPAL HOLDERS OF COMMON STOCK(1)

                                              AMOUNT OF        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER OR       BENEFICIAL      OUTSTANDING
IDENTITY OF GROUP                            OWNERSHIP(2) VOTING SECURITIES(2)
---------------------------------------      ------------ --------------------
John W. Bachmann(3)(4)......................      3,909             *
William F. Compton(5).......................        849             *
Eugene P. Conese(3)(6)(7)(8)(9).............     12,185             *
Gerald L Gitner(3)(6)(10)...................    507,776             *
William M. Hoffman(11)......................        319             *
Thomas H. Jacobsen(3)(6)(7)(9)..............     19,185             *
Myron Kaplan(3)(4)(6)(9)(12)................     10,731             *
David M. Kennedy(3).........................      1,000             *
Merrill A. McPeak(3)........................      1,514             *
Thomas F. Meagher(3)(9)(13)(14).............     12,164             *
William O'Driscoll(15)......................    199,505             *
G. Joseph Reddington(3)(4)(6)(9)(13)........     11,231             *
Blanche M. Touhill(3).......................      1,000             *
Stephen M. Tumblin(3).......................      1,000             *
William W. Winpisinger(3)(9)(13)(16)........      6,888             *
Roden A. Brandt(17)(18).....................     61,200             *
Donald M. Casey(17).........................      2,500             *
Richard P. Magurno(17)(19)(20)..............  1,310,831           2.4%
Michael J. Palumbo(17)(19)(21)..............     68,919             *
Charles J. Thibaudeau(17)(19)(22)...........  1,105,436           2.0%
Total Shares owned by Current Directors and
 Current Executive Officers, as a group
 (20 individuals)(23).......................  3,338,142           6.0%

                                            (notes continued on following page)
--------
* Less than 1%
(1) On March 19, 1997, Prince Al-Waleed Bin Talal Bin Abdulaziz Al-Saud of Saudi Arabia informed the Company that he had purchased 2,088,000 shares of Common Stock, representing approximately 5% of the outstanding stock.
(2) Includes securities issuable pursuant to options exercisable within 60 days.
(3) Pursuant to the Company's 1995 Outside Directors' Stock Ownership and
    Stock Option Plan (the "Outside Directors Plan"), each outside director may elect to defer some or all of his or her annual retainer by participating in a Deferred Retained Program (as defined in the Outside Directors Plan). Participating directors are entitled to receive annual credits to their deferred retainer accounts equaling the percentage of his or her retainer to be received in shares of Common Stock times the annual retainer amount payable to such outside director divided by (i) with respect to 1996, $4.1875, the subscription price of the Company's
    September 1995 equity rights offering (the "Subscription Price") and (ii) with respect to 1997, $6.875, the fair market value of the Common Stock on January 2, 1997. Upon the earlier to occur of December 31, 2000 and the last date of a participating director's service on the Board, such director is entitled to a payment equal to (i) the total number of shares of Common Stock in the director's deferred retainer account, (ii) cash equaling the number of shares of Common Stock contained in the deferred retainer account times the Fair Market Value (as defined in the Outside Directors Plan) of the Common Stock on the date the retainer becomes payable or (iii) a combination of (i) and (ii).
(4) Messrs. Bachmann, Kaplan and Reddington each elected to defer 50% of 1997 retainer amounts payable to them in a deferred retainer account. Constitutes or includes 1,455 shares of Common Stock issuable to such outside director pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days assuming such director elects to receive the entire balance of his deferred retainer account in shares of Common Stock.
(5) Excludes approximately 932 shares of Employee Preferred Stock attributable to Mr. Compton's beneficial interest in the TWA Air Line Pilots Supplemental Stock Plan. Excludes shares owned by his wife pursuant to her beneficial interest in the IAM Trans World Airlines Employees' Stock Ownership Plan for Flight Attendants (the "Flight Attendant Trust") and other shares as to which she is the record holder. Mr. Compton disclaims beneficial ownership of all shares held by his wife. Mr. Compton is the record holder of 849 shares of Common Stock.
(6) Messrs. Conese, Gitner, Jacobsen, Kaplan, and Reddington each elected to defer all 1996 retainer amounts payable to them in a deferred retainer account. Constitutes or includes 4,776 shares of Common Stock issuable to such outside director pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days, assuming such director elects to receive the entire balance of his deferred retainer account in shares of Common Stock.
(7) Messrs. Conese and Jacobsen each elected to defer all 1997 retainer amounts payable to them in a deferred retainer account. Constitutes or includes 2,909 shares of Common Stock issuable to such outside director pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days, assuming such director elects to receive the entire balance of his deferred retainer account in shares of Common Stock.
(8) Includes warrants to purchase 49 shares of Common Stock at a price of $14.40 per share.
(9) Includes 1,500 options granted pursuant to the Outside Directors Plan for Messrs. Conese, Jacobsen, Kaplan, Meagher, Reddington and Winpisinger.
(10) Includes 500,000 shares of Common Stock issuable upon the exercise of vested options granted to Mr. Gitner pursuant to the KESIP.
(11) Includes approximately 16 shares held for Mr. Hoffman's benefit as a TWA employee in the Flight Attendant Trust. Except for the 16 shares described above, Mr. Hoffman disclaims beneficial ownership of the shares held by the IFFA Trust. Mr. Hoffman is also the beneficial owner of an undetermined amount of Common Stock which has not yet been issued or allocated, which is to be distributed to Mr. Hoffman as a TWA employee as a result of IFFA litigation against TWA settled in the course of the '93 Reorganization. Mr. Hoffman is the record holder of 295 shares of Common Stock.
(12) These shares are held by Mr. Kaplan for the benefit of the firm of Kleinberg, Kaplan, Wolff & Cohen, P.C., of which Mr. Kaplan is a member.
(13) Pursuant to the Outside Directors Plan, such outside director was granted the right to purchase up to 3,000 shares of Common Stock at the Subscription Price. Includes 3,000 shares of Common Stock issuable upon exercise of this right.
(14) Mr. Meagher elected to defer all 1996 retainer amounts payable to him in a deferred retainer account. Constitutes 7,164 shares of Common Stock issuable to Mr. Meagher pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days, assuming Mr. Meagher elects to receive the entire balance of his deferred retainer account in shares of Common Stock.
(15) 161,219 shares are held by Mr. O'Driscoll as a member of the IAM Plan Trust Committee of the IAM Trans World Airlines Employees' Stock
     Ownership Plan (the "IAM Trust"), along with Mr. Gary Poos. 38,286 shares are held by Mr. O'Driscoll as a member of the Trustee Committee of the Flight Attendant Trust, along with Sherry Cooper and Rocky Miller. Mr. O'Driscoll disclaims beneficial ownership of the shares held by the IAM Trust and the Flight Attendant Trust.
(16) Mr. Winpisinger elected to defer 50% of 1996 retainer amounts payable to him in a deferred retainer account. Includes 2,388 shares of Common Stock issuable to Mr. Winpisinger pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days, assuming Mr. Winpisinger elects to receive the entire balance of his deferred retainer account in shares of Common Stock.
(17) Does not include unvested options to purchase shares of Common Stock pursuant to the KESIP.
(18) Includes 61,200 options granted to Mr. Brandt pursuant to the KESIP which will vest within 60 days.
(19) Approximately 1,958, 1,119 and 1,725 shares attributable to the respective beneficial interests of Messrs. Magurno, Palumbo and Thibaudeau are held by the employee stock ownership trust established for the benefit of TWA's non-contract employees (the "Non-Contract Employees Trust"). Except for such shares, Messrs. Magurno, Palumbo and Thibaudeau disclaim beneficial ownership of the shares held by the Non-Contract Employees Trust. Messrs. Magurno and Thibaudeau serve as members of the committee having the power to direct the vote of the shares of Common Stock held in the Non-Contract Employees Trust. Such trust holds
     1,076,597 shares.
(20) Includes 234,234 shares of Common Stock issuable upon the exercise of vested options granted to Mr. Magurno pursuant to the KESIP.
(21) Includes 61,200 shares of Common Stock issuable upon the exercise of vested options and 6,600 shares which will vest within 60 days granted to Mr. Palumbo pursuant to the KESIP.
(22) Includes 28,839 shares of Common Stock issuable upon exercise of options granted to Mr. Thibaudeau pursuant to the KESIP which will vest within 60 days.
(23) When combined with shares of Employee Preferred Stock beneficially held by current directors and current executive officers, as a group, represents a total of 8,435,651 shares of the Company's voting securities.

                             DESCRIPTION OF NOTES

  The Company issued the Old Notes and will issue the New Notes under the Indenture dated as of March 31, 1997 by and between the Company and First Security Bank, National Association, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Notes are entitled to the benefits of and are subject to those terms set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA") as in effect on the date of the Indenture. Copies of the Indenture can be obtained from the Company upon request. The following description of material provisions of the Indenture, the Notes, the Pledge and Security Agreement (as defined), the Slot Trust Agreement (as defined) and the Master Sub-License Agreement (as defined) is intended as a summary only and is qualified by reference to those documents, including the definitions in those documents of material terms. (The Pledge and Security Agreement, the Slot Trust Agreement and the Master Sub-License Agreement, collectively, the "Collateral Documents".) Whenever particular articles, sections or defined terms of the Notes, the Indenture, the Registration Rights Agreement or the Collateral Documents are referred to, it is intended that those articles, sections or defined terms are to be incorporated herein by reference.

GENERAL

  The Notes are senior secured obligations of the Company and will mature on April 1, 2002. The Notes are not redeemable prior to maturity. The Notes will bear interest at the annual rate of 12% from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 1997, to the person in whose name the Note is registered at the close of business on the preceding March 15 and September 15, as the case may be. Interest and Liquidated Damages, if any, will be payable to the holders of record as they appear on the register of the Company kept by the registrar on such record dates. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will not be subject to any sinking fund. Principal of and premium, if any, and interest on, and Liquidated Damages, if any, with respect to, the Notes will be payable, and the transfer of the Notes will be registrable, at the office or agency of the Company maintained for such purposes. In addition, payment of interest and Liquidated Damages, if any, may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears in the register of the holders of Notes. The Trustee will initially act as paying agent, registrar and tender agent (for tender of the Notes in payment of the exercise price of the Warrants) for the Notes. The Company may change the paying agent, registrar and tender agent in accordance with the Indenture.

  The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Holders will not be charged for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transaction.

  The Indenture does not contain any restriction on the payment of dividends or the repurchase of securities of the Company (except with respect to the capital stock of the Company and, subject to certain exceptions, in the case of an event of default or a default of the type set forth in clauses (i),
(ii), (iv), or (vii) under the heading "Description of Notes--Events of Default.") or any financial covenants. The covenants and provisions contained in the Notes and the Indenture would not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction involving the Company.

RANKING

  The Notes are senior secured obligations of the Company and rank pari passu in right of payment with other senior obligations of the Company. None of the Company's outstanding indebtedness is senior to the Notes. As of March 31, 1997, after giving effect to the issuance of the Units and the application of the proceeds therefrom, the Company's senior indebtedness outstanding was approximately $1,072 million. While unsecured indebtedness ranks pari passu with the Notes in right of payment, the holders of the Notes may, to the exclusion of unsecured creditors, look to the Collateral as security for the Notes unless and until the Notes are satisfied in full. See "--Collateral Security" and "--Certain Bankruptcy Limitations."

  There is no limitation in the Indenture on the amount of additional indebtedness which ranks pari passu in right of payment with the Notes or additional subordinated indebtedness which may be incurred.

EXCHANGE OFFER; REGISTRATION RIGHTS

  The Company has filed the Registration Statement of which this Prospectus is a part, and will commence the Exchange Offer, pursuant to the Registration Rights Agreement.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Registration Rights Agreement, or if the Initial Purchaser so requests with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer, or if any holder of Old Notes is not eligible to participate in the Exchange Offer or does not receive freely tradable New Notes in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Old Notes or the New Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of (i) the time when Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144 and (ii) two years from the date of original issuance thereof. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the New Notes, as the case may be. A holder selling such Old Notes or New Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  If (i) on or prior to 60 days after the date of original issuance of the Notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission; (ii) on or prior to 120 days after the original issuance of the Old Notes, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (iii) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iii), a "Registration Default"), the Company will pay liquidated damages ("Liquidated Damages") to each Holder of Old Notes or New Notes that are, at the time of the Registration Default, subject to certain transfer restrictions under the Securities Act ("Transfer Restricted Notes") as more fully described in the Registration Rights Agreement, during the first 90-day period immediately following such Registration Default in an amount equal to $0.05 per week per Transfer Restricted Note held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per Transfer Restricted Note for each subsequent 90-day period until the Exchange Offer Registration Statement or Shelf Registration Statement is declared effective or such registration statement again becomes effective, as the case may be, up to a maximum Liquidated Damages with respect to any Registration Default of $0.25 per week per Transfer Restricted Note. Such Liquidated Damages are payable in addition to any other interest payable from time to time with respect to the Notes and the Exchange Notes.

  If the Company effects the Exchange Offer, it will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that it has accepted all Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject, and is qualified in its entirety by reference, to all of the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

PURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL

  Upon a Change in Control of the Company, each holder of Notes shall have the right upon receipt of a Repurchase Right Notice (as defined in the Indenture), at such holder's option, to require the Company to repurchase all of such holder's Notes, or a portion thereof which is $1,000 or any integral multiple thereof, on the date that is no later than 45 days after the date of the Repurchase Right Notice (the "Repurchase Date") at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, with respect to the Notes, in each case, to the Repurchase Date.

  On or before the 30th day following any Change in Control, the Company, or, at the request of the Company, the Trustee shall mail the Repurchase Right Notice to each holder of record of the Notes and the Trustee stating (i) that a Change in Control has occurred and that such holder has the right to require the Company to repurchase such holder's Notes, (ii) the Repurchase Date, (iii) the date by which the right to cause repurchase must be exercised, (iv) the price at which such repurchase is to be made, if the right to cause repurchase is exercised and (v) a description of the procedure which such holder must follow to exercise a right to cause repurchase. The Company shall deliver a copy of the Repurchase Right Notice to the Trustee and also place such notice in a financial newspaper of general circulation in New York City. No failure of the Company to give the foregoing notice shall limit any such holder's right to exercise a repurchase right.

  To exercise the repurchase right, on or before the 30th day after the date of the Repurchase Right Notice, holders of Notes must deliver written notice to the Company (or an agent designated by the Company for such purposes) of the holder's election to exercise such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer. Such written notice shall be irrevocable on or after the 5th business day prior to the Repurchase Date.

  The right to require the repurchase of Notes shall terminate after a discharge of the Company from its obligations under the Notes and the Indenture in accordance therewith. See "--Satisfaction and Discharge of the Indenture." Repurchase of the Notes may, under certain circumstances, constitute a default or event of default under senior indebtedness then outstanding and, in such instances, repurchase of the Notes would be prohibited unless and until such default has been cured or waived. The failure to repurchase the Notes in such instance would constitute an Event of Default. See "--Events of Default."

  If the Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, Notes to be repurchased must be accompanied by payment of an amount equal to the interest and Liquidated Damages, if any, payable on such succeeding interest payment date on the principal amount to be repurchased, and the interest on the principal amount of the Note being repurchased, and Liquidated Damages, if any, with respect thereto, will be paid on such next succeeding interest payment date to the registered holder of such Note on the immediately preceding record date. A Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Note being repurchased and Liquidated Damages, if any, with respect thereto, will be paid on such interest payment date to the registered holder of such Note on the corresponding record date.

  Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change in Control or require such indebtedness to be purchased upon a Change in Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change in Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change in Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change in Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

  If any repurchase pursuant to the foregoing provisions constitutes an "issuer tender offer" as defined in Rule 13e-4 under the Exchange Act, the Company will comply with the requirements of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable, including the filing of an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission and the furnishing of certain information contained therein to the Note holders.

  One of the events which constitutes a Change in Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (the law governing the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elect to require the Company to repurchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

  The Company could, in the future, enter into certain significant transactions that would not constitute a Change in Control with respect to the Change in Control purchase feature of the Notes. The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of, to management's knowledge, any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, nor is it part of a plan by management to adopt a series of anti-takeover provisions.

MERGER, SALE OR CONSOLIDATION

  Without limitation of the provisions of the Indenture described above regarding a Change in Control, the Company may merge, consolidate or transfer all or substantially all of its properties and assets and the Company may permit any person to consolidate with or merge into the Company, or transfer or lease all or substantially all of its properties and assets to the Company; provided that, among other things, (a) the successor person is the Company or another corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia that assumes the Company's obligations on the Notes and under the Indenture and (b) immediately before and immediately after giving effect to such transaction, no Event of Default (as defined in the Indenture) shall have occurred and be continuing.

  Upon any permitted consolidation, merger or conveyance or transfer of the properties and assets of all or substantially all of the assets of the Company, the surviving or acquiring entity, as the case may be (if other than the Company), shall succeed to, and be substituted for, the Company under the Indenture, the Securities and the other Operative Documents, and the Company shall be discharged from liability therefore.

EVENTS OF DEFAULT

  The following shall constitute "Events of Default" with respect to the
Notes: (i) failure to pay the principal of, premium, if any, on, or Change in Control repurchase amount, if any, with respect to, any Note when such amounts become due and payable at maturity, upon acceleration or otherwise, (ii) failure to pay interest or Liquidated Damages on the Notes when due, where such failure continues for a 30-day period; (iii) a default in the observance or performance of certain covenants or agreements of the Company in the Indenture and the Collateral Documents that continues for the relevant period specified therein, (iv) any representation or warranty of the Company in the Indenture or any of the Collateral Documents shall prove to have been untrue in any material respect when made and such default continues for the period and after the notice specified below, or a default in any material respect in the observance or performance of any other covenant or agreement of the Company in the Notes, the Indenture or any of the Collateral Documents, in each case that continues for the period and after the notice specified below;
(v) an event of default shall have occurred and be continuing under any other evidence of indebtedness of the Company, whether such indebtedness now exists or is created hereafter, which event of default results in the acceleration of such indebtedness which, together with any such other indebtedness so accelerated, aggregates more than $15 million and such acceleration is not rescinded or indebtedness is not paid or discharged for the period and after the notice specified below; (vi) any final judgment or judgments for payment of money in excess of $15 million in the aggregate shall be rendered against the Company and shall remain unstayed, unsatisfied and undischarged for the period and after the notice specified below and (vii) certain events of bankruptcy, insolvency or reorganization. The Company is required to deliver to the Trustee within 120 days after the end of each fiscal year of the Company, an officer's certificate stating whether or not the signatories know of any default by the Company under the Indenture and the Notes and, if any default exists, describing such default.

  A default under clause (iv), (v) or (vi) above is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes notify the Company of the default and the Company does not cure the default within 60 days with respect to clauses (iv) or (vi), or within 30 days with respect to clause (v), after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If the holders of 25% or more in principal amount of the then outstanding Notes request the Trustee to give such notice on their behalf, the Trustee shall do so.

  In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee, by notice to the Company, or the holders of 25% or more of the principal amount of the Notes than outstanding, by notice to the Company and the Trustee, may declare the principal amount of the Notes, plus accrued interest and Liquidated Damages, if any, to be immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amounts shall be due and payable without any declaration or any act on the part of the Trustee or the holders of the Notes. Such declaration of acceleration may be rescinded and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding upon conditions provided in the Indenture, except a default in the payment of principal, or interest on, or Liquidated Damages, if any, with respect to, any Note cannot be waived or amended without payment of the amount then due otherwise than for the acceleration. Except to enforce the right to receive payment when due of principal, premium, if any, interest, and Liquidated Damages, if any, no holder of a Note may institute any proceeding with respect to the Indenture or the Notes or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of 25% or more of the principal amount of the Notes then outstanding have requested the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against loss, liability and expense to be thereby incurred, the Trustee has failed so to act for 60 days after receipt of the same and during such 60-day period the holders of a majority of the principal amount of the Notes then outstanding have not given the Trustee a direction inconsistent with the request. Subject to certain restrictions, the holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Collateral or otherwise or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any holder of a Note or that would involve the Trustee in personal liability and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

MODIFICATIONS AND WAIVERS OF THE INDENTURE

  Supplemental indentures modifying or amending the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holders of each Note affected thereby, (a) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest on, or Liquidated Damages, if any, with respect to, any Note, reduce the principal amount, or premium, if any, on, or Liquidated Damages, if any, with respect to, any Note, impair the right of a holder to institute suit for payment thereof, or change the place of payment of the Notes, or the currency in which the Notes are payable or (b) reduce the percentage of Notes, the consent of the holders of which is required for any modification or waiver. Without the consent of any holders of the Notes, the Company and the Trustee may amend or supplement the Notes, the Indenture or any Collateral Document to (i) provide for uncertificated Notes in addition to or in place of certificated Notes, (ii) provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation or transfer of all or substantially all of the Company's assets,
(iii) comply with the TIA, or (iv) cure any ambiguity, defect or inconsistency, or make any other change, in each case provided that such action does not materially adversely affect the interests of the holders of the Notes.

  The holders of a majority in aggregate principal amount of outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, interest or Liquidated Damages, if any, or default with respect to certain covenants under the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No past, present or future director, officer, employee, agent, manager, stockholder or other affiliate, as such, of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability.

SATISFACTION AND DISCHARGE OF THE INDENTURE

  The Indenture provides that the Company may terminate its obligations under the Indenture and obtain the release of the Collateral at any time by delivering all outstanding Notes to the Trustee for cancellation and paying all sums required to be paid pursuant to the terms of the Indenture. In addition, the Company will be permitted to terminate all of its obligations under the Indenture and obtain the release of the Collateral by irrevocably depositing with the Trustee money or U.S. government obligations sufficient to pay principal of and interest on and Liquidated Damages, if any, with respect to the Notes to maturity or redemption and all other sums payable pursuant to the terms of the Indenture, after complying with certain other procedures set forth in the Indenture.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange the Notes in accordance with the Indenture. The Company may require a holder to, among other things, furnish appropriate endorsements and transfer documents and pay any taxes and fees required by law or permitted by the Indenture. For a description of the restrictions on the transfer of Notes, see "Transfer Restrictions."

  The registered holder of a Note may be treated as the owner of it for all purposes.

DELIVERY AND FORM

  The Notes are issued in registered form.

REPORTS

  As soon as practicable after it files them with the Commission, the Company shall deliver to the Trustee and to each holder of a Note, at the address as set forth in the register of the Company with respect thereto, copies of the annual reports, quarterly reports and the information, documents and other reports which the Company furnished by it to its stockholders generally.

  Concurrently with the reports delivered to the preceding paragraph, the Company is required to furnish the Trustee an officer's certificate to the effect that such officer has conducted or supervised a review of the activities of the Company and of performance under the Indenture and that, to the knowledge of such officer, based on such review, the Company has fulfilled all of its obligations under the Indenture or, if there has been a default, specifying each default known to him, its nature and status.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the TIA, it must eliminate such conflict or resign. The Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee or otherwise distributable to holders of Notes (except money, securities or property held in trust to pay principal and/or interest on particular Notes) to secure the Company's payment and indemnity obligations to the Trustee (as trustee under the Indenture, as collateral agent under the Pledge and Security Agreement (defined below) and as slot trustee under the Slot Trust described below).

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

COLLATERAL SECURITY

  The indebtedness evidenced by the Notes is secured by a lien on (i) the Company's beneficial interest in its FAA-designated take-off and landing time slots at three high-density, capacity-controlled airports, (ii) certain ground equipment and (iii) the capital stock of certain TWA wholly-owned subsidiaries as described below.

 Slots

  The FAA designates certain congested airports in the United States as high density traffic airports. At such airports, the FAA determines the maximum hourly number of instrument flight rule ("IFR") take-offs and landings which may be reserved for use by air carriers and other aircraft operators. The authority granted by the FAA to conduct one IFR take-off or landing in a specified period, at one of these airports is referred to in the industry as a "slot." While the FAA has sanctioned the right to buy and sell slots, it has also been specific in stating that a slot does not represent a property right, but merely an operational authority. As such, slots are subject to complete control by the FAA and may be withdrawn without compensation at any time to fulfill the FAA's operational needs, including, but not limited to, providing slots for international or essential air service operations or eliminating slots. Further, FAA regulations provide that except in certain circumstances, the FAA shall recall any slots not utilized by an airline 80% of the time over a two consecutive month period. The FAA has proposed that this utilization requirement be increased to up to 90% under certain circumstances and with respect to certain Slots. TWA currently has the right to use (as a result of either direct distributions from the FAA or agreements with other airlines) a total of approximately 220 slots at JFK and LaGuardia airports in New York and O'Hare International Airport in Chicago each of which will be placed in a "Slot Trust" governed by a Slot Trust Agreement (the "Slots"). The Company's interest in the Slot Trust will be evidenced by a beneficial ownership certificate (the "Beneficial Interest Certificate") which will be pledged to the Trustee under the Pledge and Security Agreement. While TWA currently has sufficient slots to conduct its business and has in the past utilized such slots sufficiently to retain the right to use such slots, there can be no assurance that such slots, including one or more Slots, will not be revoked in the future by the FAA for any reason, including, but not limited to, TWA's failure to use such slots to the extent required now or in the future, or that such slots will be adequate for TWA's operations in the future. In addition, the FAA could lower or eliminate the value of a slot, including one or more Slots, by withdrawing it from the holder as part of a reallocation of slots, by creating additional Slots, by discounting the requirements for slots at the affected airport or at the affected hour or by amending or revoking the regulations or practice with respect to the sale, lease or transfer of slots. Such actions could adversely affect the value of the Collateral. The Company will retain a reversionary interest in the Slots.

In addition, the Slot Trust will sub-license the right to operate the Slots to TWA for a period equal to the term of the Notes, subject to the terms of a Master Sub-License Agreement. The Master Sub-License Agreement will, subject to certain restrictions, permit TWA to, among other things, sub-license and agree to further sub-license, directly or indirectly, to other air carriers the right to use Slots. These transactions, which must be confirmed by the FAA, will permit TWA to continue to operate the Slots.

  Upon the acceleration of TWA's obligations under the terms of Notes, the Master Sub-License Agreement automatically will terminate, whereupon TWA could no longer have the right to operate the Slots and, subject to certain limitations, all of TWA's rights (other than its reversion interest) with respect to operating the Slots would terminate.

  Upon the occurrence of an Event of Default under the Indenture and during the continuance thereof, TWA agrees to deliver to the Collateral Agent all consideration to be received by TWA after such Event of Default (other than the right to use a Slot as to which a person other than TWA is the holder of record at the FAA) in connection with any third party license.

 Ground Equipment and Stock of Certain Subsidiaries

  Pursuant to a pledge and security agreement (the "Pledge and Security Agreement") the Notes are also secured by (i) the pledge by the Company of all the outstanding capital stock of the Pledged Subsidiaries and (ii) a floating lien on the Company's defined "ground equipment" owned and used by the Company from time to time and located at domestic airport locations served by the Company, other than any such ground equipment (i) located from time to time at St. Louis, LaGuardia, JFK, Newark, TWA's Kansas City overhaul base or any other maintenance base of TWA or (ii) subject to any existing or future purchase money liens and encumbrances and ordinary course refinancing thereof (such non-excluded defined "ground equipment," the "Ground Equipment").

  The value of the Pledged Securities depends upon, among other things, the value of the assets of the Pledged Subsidiaries, which consist largely of such subsidiaries' interest in their respective Subsidiary Facilities Leases. The lessors under the Subsidiary Facilities Leases are various governmental authorities. The Subsidiary Facilities Leases generally are not assignable without consent of such lessors and many such lessors do not enter into airport facilities leases with, or permit assignment of airport facilities leases to, non-airline lessees (including subsidiaries of airlines). The Subsidiary Facilities Leases were assigned to the Pledged Subsidiaries without the consent of the lessors by special order of the bankruptcy court in the '93 Reorganization. TWA will not be required to assign any additional airport facilities leases to the Pledged Subsidiaries. In addition so long as no Event of Default has occurred and is continuing, there will be no limitation in the Indenture or the Collateral Documents on the Pledged Subsidiaries paying dividends to TWA or disposing of or otherwise dealing in their assets as such subsidiaries deem appropriate in the ordinary course of business. Accordingly, the level of assets in the Pledged Subsidiaries, and thus the value of the Pledged Securities as Collateral for the Notes, could decline significantly (for example, when Subsidiaries Facilities Leases are sold or traded for operational considerations in the course of TWA's or a Gate Subsidiaries' business). In addition, the Pledged Subsidiaries have entered into subleases (the "Facilities Subleases") of the Pledged Subsidiary Facilities with the Company. Until such time as a Pledged Subsidiary ceases to be a wholly-owned subsidiary of TWA, the rent under the Subsidiary Facilities Subleases essentially only is equal to the rent payable by the relevant Pledged Subsidiary under the relevant Subsidiary Facility Lease.

 General

  The Beneficial Interest Certificate, the Pledged Securities and Ground Equipment are sometimes herein referred to as the "Collateral." That portion of the Collateral consisting of TWA's beneficial interest in the Slots is currently pledged to secure the 12% Reset Notes. The Company is required to secure the release of that portion of the Collateral from the lien securing the 12% Reset Notes concurrently with the issue of the Notes and to pledge TWA's beneficial interest in such Slots, along with the balance of the Collateral, to the Trustee to secure the Notes.

  Upon the payment in full of all amounts outstanding under the Notes and the Indenture, the Master Sub-License Agreement, the Slot Trust and the Pledge and Security Agreement will terminate. In such event, the primary operating authority with respect to the Slots, the Ground Equipment and the Pledged Securities will revert to TWA, provided, that if such reversion is prohibited by any then applicable law, the Master Sub-License Agreement and the Slot Trust will continue in effect until such time as the reversion of the primary operating authority with respect to the Slots is permitted.

  The Indenture and the Pledge and Security Agreement provide, among other things, that the Company may, among other things, (i) use and deal with the Collateral in any manner consistent with the Company's ordinary course of business, (ii) unless an Event of Default has occurred and is continuing, cause certain Collateral to be leased or subleased in accordance with the Pledge and Security Agreement and (iii) unless an Event of Default has occurred and is continuing, cause Collateral to be released from the lien of the Operative Documents upon providing specified substitute collateral, cash and/or acquired or cancelled Notes. In addition, the Collateral Documents permit the release of Collateral from the lien of the Trustee if certain collateral coverage ratios are satisfied. Generally, the Company may dispose of Ground Equipment in the ordinary course of its business so long as the defined net book value of the remaining Ground Equipment (including the net book value of all Ground Equipment acquired subsequent to the issuance of the Notes and not previously disposed) is not less than 80% of the initial defined net book value of Ground Equipment covered by the Original Appraisal (the "Ground Equipment Threshold"), The Ground Equipment Threshold can be reduced by providing specified substitute collateral, cash and/or acquired or cancelled Notes. In addition, the Company may instruct the Slot Trust to dispose of Slots in the ordinary course of business so long as (i) the ratio of fair market value (based on an appraisal not more than 20 months old and a current Company certificate) of the remaining Slots (together with any permitted substitute collateral) to the principal amount outstanding under the Notes (less cash collateral) would not thereby be reduced to below 1.2 to 1.0, and (ii) the ratio of fair market value (based on an appraisal not more than 20 months old and a current Company certificate) of the remaining Slots and Ground Equipment to the principal amount outstanding under the Notes (less cash collateral) would not thereby be reduced to below 1.5 to 1.0. The Collateral Documents also provide that (a) at such time as the aggregate outstanding principal amount of the Notes is reduced (whether through cancellation, purchase by the Company or otherwise) to 75% of the initial amount thereof, the Company will be entitled to the release of (i) the stock of one of the Gate Subsidiaries (holding various Subsidiary Gate Leases having an expected indicated aggregate fair market value according to the Original Appraisals of $7.5 million) and (ii) stock of the LAX Hangar Subsidiary (holding the LAX Hangar Lease having an expected indicated fair market value according to the Original Appraisals of $3.1 million); (b) at such time as the aggregate outstanding principal amount of the Notes has been reduced to 50% of the initial amount thereof, the Company will be entitled to the release of (i) all JFK Slots (such Slots having an aggregate expected indicated fair market value according to the Original Appraisals of $32.4 million) or Slots acquired in substitution therefor and made part of the Collateral and (ii) the stock of another Gate Subsidiary (holding various Subsidiary Gate Leases having an aggregate expected indicated fair market value according to the Original Appraisals of $10.5 million); and (c) at such time as the aggregate outstanding principal amount of the Notes has been reduced to 20% of the initial amount thereof, the Company will be entitled to the release of (i) all O'Hare Airport Slots (such Slots having an aggregate expected indicated fair market value according to the Original Appraisals of $1.25 million) or Slots acquired in substitution therefor and made part of the Collateral and (ii) all of the Ground Equipment (such Ground Equipment having an aggregate expected fair market value according to the Original Appraisals of approximately $24.2 million). All of the releases of Collateral referred to in the immediately preceding sentence will occur on the first date, on or after the satisfaction of the foregoing Note retirement thresholds, when (i) after giving effect to such release, the ratio of the aggregate fair market value of the Slots and the Ground Equipment (based on an appraisal not more than 12 months old and a current Company certificate) to the aggregate outstanding principal amount of the Notes (less cash collateral), would equal or exceed 1.5 to 1.0 and (ii) no Event of Default or Default of the type described in clauses (i), (ii), (iv) or (vii) under the heading "Description of Notes--Events of Default") shall have occurred and be continuing.

  Under the terms of the Pledge and Security Agreement, the Trustee, acting upon instructions from holders of at least a majority in aggregate principal amount of Notes then outstanding (the "Required Holders") will determine the circumstances under and the manner in which the Collateral may be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the liens created by the Pledge and Security Agreement other than in accordance with the terms thereof and whether to foreclose on the Collateral. Upon any foreclosure, cash or other property realized by the Trustee will be applied first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Pledge and Security Agreement and the Indenture, and thereafter for the equal and ratable benefit of the holders pro rata to the aggregate principal amounts of Notes held by such holders. In connection with any release of Collateral, the Trustee shall determine whether they have received all documentation required by Section 314 of the TIA (to the extent applicable) to permit such release.

  Simat, Helliesen & Eichner, Inc. ("SH&E") prepared appraisals (the "Original Appraisals") of the Slots, the Ground Equipment, the LAX Hangar Lease and certain of the Subsidiary Gate Leases (the "Appraised Assets"), which appraisals indicated a fair market value of $68.2 million for the Slots, $38.6 million for the Subsidiaries Facilities Leases and of approximately $24.2 million for the Ground Equipment. In determining fair market value, SH&E first estimated the value of such Appraised Assets to TWA as a going concern, which is effectively the replacement value of such property (or approximately the current fair market value for the sale thereof by a willing buyer and a willing seller, neither being under any pressure to complete the transaction). SH&E relied substantially upon previous valuations of the Appraised Assets made by them in 1994 and 1995, and, in part, on prior research and analysis to the extent deemed relevant. Among other things, SH&E also reviewed other prior sale transactions over a period of years in order to derive comparables, made certain limited inspections where deemed appropriate, performed telephone surveys of relevant industry sources and consulted with TWA's management to the extent deemed necessary or appropriate. The appraisals by SH&E are matters of opinion only, disregard in the case of Subsidiary Facilities Leases the effects of the rights and interests of TWA under the Facilities Subleases and in any event may not reflect actual realizable values to be obtained in connection with any exercise of remedies. The value of the Appraised Assets and the Collateral in the event of liquidation will likely be less than fair market value and could be considerably below such value depending on market and economic conditions, the rapidity with which the Collateral is sought to be sold, the availability of buyers, the existence of lien or claims with respect to the Appraised Assets or the Collateral and similar factors. Accordingly, there can be no assurances that the proceeds of any sale of Collateral, including the Appraised Assets, pursuant to the Indenture and Pledge and Security Agreement following a default would be sufficient to satisfy payments due on the Notes. If such proceeds were not sufficient to repay all such amounts due on the Notes, then holders (to the extent not repaid from the proceeds of the sale of Collateral) would have only an unsecured claim against the Company's remaining assets. In addition, the ability of holders to realize upon the Collateral may be subject to certain federal bankruptcy law limitations and, due to the nature of the Collateral and Appraised Assets (particularly the Slots and Subsidiary Facilities), significant restrictions imposed by governmental authorities including the DOT and FAA.

 Filing and Perfection Requirements for Collateral

  The security interest in the Ground Equipment, Beneficial Interest Certificate and Pledged Securities was required to be duly perfected generally in accordance with applicable federal, state and local laws. The transfer of Slots to the Slot Trust was confirmed by the FAA and has been noted by the FAA in its records.

RESTRICTION ON LIENS

  The Indenture, Pledge and Security Agreement and the Master Sub-License Agreement require that the Collateral, the Slots and the Subsidiary Facilities Leases be maintained free of any liens, other than the liens created by the Pledge and Security Agreement, certain liens currently existing, certain leasehold improvements or facility expansion liens in the case of the Subsidiary Facilities Leases, liens for taxes either not yet due and payable, liens for taxes due but whose validity is being contested in good faith by TWA, materialmen's, mechanics' or other similar liens which are not overdue for more than 60 days (except to the extent being contested in good faith by appropriate proceedings that, in the opinion of TWA, do not involve a material danger of the loss of such Slots, Gate Leases or LAX Hangar Lease), liens resulting from any litigation that is being contested in good faith by appropriate proceedings which, in the opinion of TWA, do not involve a significant danger of the loss of any of such Slots or Subsidiary Facilities Leases, judgment liens which are being appealed in good faith and with respect to which a stay of execution pending appeal has been secured and other non-consensual liens that do not secure indebtedness which in the aggregate exceeds 1% of the principal amount of Notes and certain other liens.

  TWA has further covenanted not to permit any of the Pledged Subsidiaries to
(i) own any assets other than their rights under the Subsidiary Facilities Leases, and assets related or incidental thereto, or (ii) subject to certain exceptions, incur any indebtedness for borrowed money. Any indebtedness of, or lien upon the assets of, a expansion Pledged Subsidiary could reduce the value of the Pledged Securities as collateral.

CERTAIN BANKRUPTCY LIMITATIONS

  The right of the Trustee to repossess and dispose of the Collateral, or otherwise to exercise rights or remedies with respect to the Collateral, upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the date when, or possibly even after, the Trustee has effected any such action. Under bankruptcy law, secured creditors such as the holders are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral and/or cause any Pledged Subsidiary to dispose of any of the Subsidiary Facilities Leases or whether or to what extent holders would be compensated for any delay in payment or loss or value of the Collateral through the requirement of "adequate protection." Furthermore, in the event that the bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the pendency of a debtor's bankruptcy case.

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                         BOOK-ENTRY, DELIVERY AND FORM

GENERAL

  Each of the Old Notes was issued in the form of one or more fully registered Notes in global form ("Old Global Notes"), except that each of the Notes offered and sold to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who are not Qualified Institutional Buyers ("QIBs") or, outside the United States, to a person who is not a "U.S. person," as defined in Regulation S under the Securities Act, was delivered in certificated fully registered form only and bears a legend containing restrictions on transfers. All New Notes issued in the Exchange Offer for Old Notes represented by Old Global Notes will be represented by one or more Notes in global form (the "New Global Notes," and together with the Old Global Notes, the "Global Notes"), which will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee.

  Upon issuance of the Global Notes, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the number of New Notes represented by such Global Notes to the accounts of institutions that have accounts with the Depositary or its nominee ("participants"). Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to participants' interests) for such Global Securities, or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

  So long as the Depositary, or its nominee, is the registered holder of any Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes represented by such Global Notes for all purposes under the Indenture and the New Notes. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have such Global Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery or Certificated Notes in exchange therefor and will not be considered to be the owners or holders of such Global Notes represented thereby for any purpose under the New Notes or the Indenture. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of such Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Any payment of principal or interest due on the New Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes representing such New Notes in accordance with existing arrangements between the Trustee and the Depositary.

  The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  None of the Company, the Trustee, or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Securities owning through such participants.

  As long as the New Notes are represented by a Global Note, DTC's nominee will be the holder of the New Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the New Notes. See "Description of the Notes--Change of Control." Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular New Note, the beneficial owner of such New Note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a New Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

  Unless and until exchanged in whole or in part for New Notes in definitive form in accordance with the terms of the New Notes, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary of any such nominee to a successor of the Depositary or a nominee of each successor.

  Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes.

CERTIFICATED SECURITIES

  Upon transfer of Certificated Notes to a QIB, such Certificated Notes will be transferred to the corresponding Global Notes. Global Notes shall be exchangeable for corresponding Certificated Notes registered in the name of persons other than the Depositary or its nominee only if (A) the Depositary
(i) notifies the Company that it is unwilling or unable to continue as Depositary for any of the Global Notes or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the Notes or (C) the Company executes and delivers to the Trustee an order that the Global Notes shall be so exchangeable. Any Certificated Notes will be issued only in fully registered form and shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any Certificated Notes so issued will be registered in such names and in such denominations as the Depositary shall request.

THE CLEARING SYSTEM

  The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

SETTLEMENT

  Initial settlement in the New Notes will be in same-day funds. Investors holding their New Notes through the Depositary will follow settlement practices applicable to United States corporate debt obligations. The Indenture will require that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of same-day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of material U.S. federal income tax considerations applicable to the exchange of Old Notes for New Notes pursuant to the Exchange Offer, and to the ownership and disposition of the New Notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). The discussion does not purport to deal with all aspects of federal taxation that may be relevant to particular investors in light of their personal investment circumstances (for example, to persons holding Notes as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss federal income tax considerations applicable to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations and financial institutions). In addition, the discussion does not consider the effect of any foreign, state, local, gift, estate, or other tax laws that may be applicable to a particular investor. The discussion assumes that investors hold the Notes as "capital assets" within the meaning of Section 1221 of the Code. Each holder is strongly urged to consult his, her or its tax advisor regarding the particular tax consequences to such holder of exchanging the Old Notes for the New Notes, and of the ownership and disposition of the New Notes.

EXCHANGE

  The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer should not be treated as a taxable transaction for federal income tax purposes because the New Notes do not differ materially in kind or extent from the Old Notes. Accordingly, no gain or loss should be recognized by a holder who exchanges an Old Note for a New Note pursuant to the Exchange Offer, and each New Note should be viewed as a continuation of the corresponding Old Note. For purposes of determining gain or loss upon a subsequent sale or exchange of the New Notes, a holder's initial basis in the New Notes will be the same as such holder's adjusted basis in the Old Notes exchanged therefor, and the holding period of a holder in the New Note should include the period during which such holder held such corresponding Old Note.

INITIAL TAX BASIS

  The Old Notes were issued in the Private Placement as part of an investment unit that included the Old Notes and Warrants to acquire Common Stock. Consequently, a purchaser of a Unit was required to allocate the purchase price of a Unit between the Old Notes and the Warrants based on their relative fair market values on the date of purchase for the purpose of determining the initial basis of the Notes and Warrants for federal income tax purposes. For purposes of determining original issue discount on the Notes, the Company allocated the issue price of the Units between the Notes and Warrants based on valuation advice furnished to it by [the Initial Purchaser], as described below under "--Tax Treatment of Notes--Interest and Original Issue Discount." The Company's allocation will be binding on each holder unless the holder discloses that the holder's allocation differs from the Company's allocation on a statement attached to the holder's timely filed federal income tax return for the year in which the holder acquires the Unit.

TAX TREATMENT OF NOTES

 Status as Debt

  The Company intends to treat the Notes as indebtedness and not as equity for federal income tax purposes, and the federal income tax consequences described below are based on that characterization. Such treatment, however, is not binding on the Internal Revenue Service (or the courts), and there can be no assurance that the Internal Revenue Service would not argue (or that a court would not hold) that all or some portion of the Notes should be treated as equity for federal income tax purposes. Among other consequences, treatment as equity would result in all or some portion of the interest payments and/or original issue discount on the Notes being treated as distributions with respect to stock which would not be deductible by the Company.

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

 Interest and Original Issue Discount

  The Old Notes were issued with original issue discount for federal income tax purposes. Because the New Notes are treated as a continuation of the Old Notes, the original issue discount on the Old Notes will carry over to the New Notes, and continue to be treated in the same manner. In general, original issue discount on the Notes, defined as the excess of "stated redemption price at maturity" over "issue price," must be included in the holder's gross taxable income in advance of the receipt of cash representing that income, and such amounts will increase periodically over the life of the Notes.

  Under the Treasury regulations, the issue price of the Units under the Private Placement was the first price at which a substantial amount of the Units were sold for money. For this purpose, sales to bondhouses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers including, without limitation, the Initial Purchaser, were ignored. The issue price for a Unit as so determined was allocated between the debt instrument (i.e., the Old Note) and the property rights (i.e., the Warrants) that comprised the Unit based on their relative fair market values at the time of issuance. Pursuant to these rules, and based on advice furnished to it by the Initial Purchaser, the Company treated each Old Note as having an issue price of $850.00 and each Warrant as being issued for $150.00. This allocation, however, is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not challenge the Company's determination of the issue price of the Old Notes. Moreover, the Company's allocation is binding on each holder unless the holder discloses that his, her or its allocation differs from the Company's allocation on a statement attached to the holder's timely filed federal income tax return for the year in which he, she or it acquires the investment unit. If a holder uses an allocation different from the Company, or a holder acquired a Unit at a price different than that on which the Company's allocation is based, the holder will be treated as having acquired the Note for a greater or lesser amount than the Note's issue price, resulting in "acquisition premium" or "market discount" as defined below. Holders intending to use an issue price allocation different from that used by the Company should consult their tax advisors as to the consequences to them of their particular allocation.

  Under the Treasury regulations, a debt instrument's stated redemption price at maturity is the sum of all payments provided by the instrument other than payments of "qualified stated interest," which is defined as stated interest that is unconditionally payable (other than in debt instruments of the issuer) at least annually at a single fixed rate. The Company believes that the stated interest on the Notes will be qualified stated interest, and therefore that the stated redemption price at maturity of the Notes will equal their principal amount at maturity. Thus, each Note will bear original issue discount in an amount equal to the excess of (i) the sum of its principal amount at maturity over (ii) its issue price.

  A holder generally will be required to include in gross income the original issue discount attributable to the Notes over their term and before receipt of the cash attributable to such income under a method embodying an economic accrual of such discount and calculated on the basis of a constant yield to maturity.

  A Registration Default, as described under "Description of the Notes-- Exchange Offer; Registration Rights," will cause Liquidated Damages to be payable with respect to the Notes in the manner described therein. However, under the Treasury regulations, the possibility of any such additional payment will not affect the accrual of original issue discount or the yield to maturity on the Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such additional interest will be paid. The Company does not intend to treat the possibility of such additional payment as affecting the computation of original issue discount or yield to maturity. If a holder of a Note becomes entitled to a payment, then, for purposes of determining the accrual of original issue discount, the yield to maturity of the Notes will be redetermined by treating the Notes as reissued on the date that it is determined that such additional payments will be required to be paid, for an amount equal to its adjusted issue price on such date.

  If a holder acquires a Note for an amount less than the "revised issue price" (generally the original issue price increased by the aggregate amount of previously accrued original issue discount (without regard to any

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

reductions described in the following sentence) less payments other than qualified stated interest), such holder may be subject to the market discount rules described below. If a holder acquires a Note by purchase for an amount greater than its revised issue price, such holder will be considered to have purchased such Note with "acquisition premium," and the amount of original issue discount that such purchaser must include in income with respect to such Note for any taxable year will be reduced by the portion of acquisition premium properly allocable to such year.

  A holder may make an election to include in gross income all interest that accrues on a Note (including original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium) in accordance with an economic yield method (under which none of the interest payments provided for in the instruments are qualified stated interest payments) calculated by treating the Note as being issued on the holder's acquisition date at an issue price equal to the holder's adjusted basis in the
Note immediately after its acquisition.

 Sale or Redemption

  A holder generally will recognize taxable gain or loss on the sale of the Notes equal to the difference between the amount realized from such sale and his, her or its adjusted tax basis for such Notes. Except as discussed under "--Market Discount," such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such Notes is more than one year. A holder's adjusted tax basis in a Note is generally equal to the amount paid therefor, increased by accrued original issue discount and market discount previously included in the holder's gross income with respect to the Note, and decreased by (i) payments on the Note other than payments of qualified stated interest and (ii) amortized bond premium with respect to the Note (discussed below).

  A Holder generally will not recognize any taxable gain or loss on the exchange of Notes for Exchange Notes pursuant to the Registered Exchange Offer.

 Market Discount

  A holder who purchases a Note for an amount that is less than its revised issue price will be subject to the market discount provisions of the Code. Market discount is the excess, if any, of the Note's revised issue price (defined above) over its basis in the hands of the acquirer immediately after its acquisition. However, market discount will not be considered to exist if, at the time of acquisition, the discount is less than 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of full years remaining until maturity ("de minimis market discount").

  When a holder disposes of a Note acquired with market discount, the lesser of the gain recognized or the accrued market discount will be taxable to the holder as ordinary income (and will generally be treated as interest). Accrued market discount at such time is the total market discount multiplied by a fraction, the numerator of which is the number of days the acquirer held the Note and the denominator of which is the number of days from the date the acquirer acquired the Note until (and including) its maturity date. As an alternative to this ratable method, the holder may elect to compute the accrued market discount based upon an economic yield to maturity.

  A holder of a market discount obligation is generally required, until the holder disposes of the obligation in a taxable transaction, to defer a portion of the deduction of interest expense on any indebtedness incurred or maintained to purchase or carry the obligation in an amount equal to the lesser of (i) the amount of such interest expense in excess of the amount of interest (including original issue discount) includible in gross income with respect to the obligation or (ii) the amount of market discount allocable to the number of days in the taxable year the holder held the obligation.

  A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues. The current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If a holder of Notes elects to include market discount in income as it accrues, the above-described rules regarding ordinary income recognition on dispositions and partial redemptions of such Notes and the deferral of interest deductions on indebtedness related to such Notes would not apply.

 Bond Premium

  A holder who acquires an obligation for an amount in excess of the amount payable at maturity (or at an earlier call date, if a smaller premium would result) may elect to amortize and deduct (on a constant yield basis) the amount of such excess over the period from the acquisition date to the maturity date, or to the earlier "call date," where appropriate, if a smaller deduction would result, with corresponding reductions in such holder's tax basis in the debt instrument. Amortizable bond premium is treated as an interest deduction, except as may be provided in Treasury Regulations. An election to amortize bond premium applies with respect to all bonds held on the first day of the taxable year for which the election is made and to all bonds thereafter acquired and may not be revoked without the consent of the Internal Revenue Service.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN HOLDERS

  The following discussion summarizes certain United Stated federal income tax consequences generally applicable to the ownership and disposition of the Notes by "non-resident aliens" (as defined in Section 7701(b) of the Code and "foreign corporations" that acquire such Notes as part of the initial offer at the initial offering price ("Non-U.S. Holder"). This summary does not address the tax treatment of Non-U.S. Holders who hold Notes through a partnership or other pass-through entity. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a Non-U.S. Holder and does not describe any tax consequences arising out of the laws of any state, locality or foreign jurisdiction or out of United States federal estate and gift tax laws. NON-U.S. HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

 Interest and Original Issue Discount

  Interest paid by the Company to a Non-U.S. Holder that is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder generally will not be subject to withholding of United States federal income tax if (i) the Non-U.S. Holder does not actually or constructively own (under the provisions of Sections 318 and 871(h)(3)(a) of the Code) 10% or more of the total voting power of all voting stock of the Company, (ii) the Non-U.S. Holder is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of
Section 267 of the Code and (iii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and provides the beneficial owner's name and address. A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding sentence generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or a lower applicable treaty rate) on interest payments and payments attributable to original issue discount on the Notes.

  Interest paid by the Company to a Non-U.S. Holder that is effectively connected with the conduct of a trade or business within the United States by such foreign holder generally will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax).

  Original issue discount that accrues while a Note is held by a Non-U.S. Holder is generally treated in the same manner as interest described above. Withholding attributable to original issue discount, where required, is made at the time interest on the Note is paid or, to the extent such original issue discount was not previously taxed, at the time the Note is sold, exchanged or redeemed.

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

 Gain of Disposition

  A Non-U.S. Holder generally will not be subject to United States federal income tax (subject to the discussion under "Information Reporting and Backup Withholding" below) on gain recognized on a sale or other disposition (including a redemption) of Notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or effectively connected with a U.S. permanent establishment maintained by a Non-U.S. Holder if a tax treaty applies, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Notes as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and either has a "tax home" (as defined for the United States federal income tax purposes) in the United States or an office or other fixed place of business in the United States to which the sale or disposition is attributable or (iii) the Company is or has been a "U.S. real property holding corporation."

 Information Reporting and Backup Withholding

  In the case of payment of interest to Non-U.S. Holders, temporary Treasury Regulations provide that the 31% backup withholding and other reporting will not apply to such payments with respect to which either the requisite certifications, as described above, have been received or an exemption has otherwise been established (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or the conditions of any other exemption are not in fact satisfied). Under temporary Treasury Regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a foreign person upon the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of (i) a United States broker, (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business in the United States or (iii) a foreign broker that is "controlled foreign corporation", unless the broker has documentary evidence in its records that the holder is a non-United States holder and certain other conditions are met, or the holder otherwise establishes an exemption. Neither information reporting nor backup withholding will generally apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

  The Company must report annually to the Internal Revenue Service the total amount of federal income taxes withheld from dividends (including constructive dividends) distributed to Non-U.S. Holders. In addition, the Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends distributed to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced by an applicable treaty.

  The 31% backup withholding tax will not generally apply to dividends distributed to Non-U.S. Holders outside the United States that are subject to the 30% withholding discussed above or that are not so subject because a tax treaty applies that reduces or eliminates such withholding. In that regard, under current Treasury Regulations, dividends payable at an address located outside of the United States to a Non-U.S. Holder are not subject to the backup withholding rules. Proposed regulations would impose backup withholding in certain cases in which dividends are paid to an address outside the United States.

REFUNDS

  Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

  There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular prospective purchaser of Units, Notes and Warrants. ACCORDINGLY, EACH HOLDER OF NOTES

SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

  The validity of the New offered hereby will be passed upon for the Company by Smith, Gambrell & Russell, LLP of Atlanta, Georgia.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for each of the periods in the three year period ended December 31, 1996 included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report appearing herein and are included in reliance upon the report of such firm given and upon their authority as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph indicating that the Company's recurring losses from operations and its limited sources of additional liquidity raise substantial doubt about the Company's ability to continue as a going concern. In addition, their report refers to the application of fresh start reporting in connection with the '95 Reorganization. See the Consolidated Financial Statements.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE NO.
                                                                        --------
FINANCIAL STATEMENTS:
Independent Auditors' Report..........................................     F-2
Statements of Consolidated Operations for the Year Ended December 31,
 1996, the Four Months Ended December 31, 1995, the Eight Months Ended
 August 31, 1995, and the Year Ended December 31, 1994................     F-3
Consolidated Balance Sheets, December 31, 1996 and 1995...............     F-4
Statements of Consolidated Cash Flows for the Year Ended December 31,
 1996, the Four Months Ended December 31, 1995, the Eight Months Ended
 August 31, 1995, and the Year Ended December 31, 1994................     F-6
Consolidated Statements of Shareholders' Equity (Deficiency) for the
 Year Ended December 31, 1996, the Four Months Ended December 31,
 1995, the Eight Months Ended August 31, 1995, and the Year Ended
 December 31, 1994....................................................     F-8
Notes to Consolidated Financial Statements............................     F-9
Unaudited Condensed Statements of Consolidated Operations for the
 Three Months Ended
 March 31, 1996 and 1997..............................................    F-44
Condensed Consolidated Balance Sheets, December 31, 1996 and March 31,
 1997 (unaudited).....................................................    F-45
Unaudited Condensed Statements of Consolidated Cash Flows for the
 Three Months Ended
 March 31, 1996 and 1997..............................................    F-47
Notes to Unaudited Condensed Consolidated Financial Statements........    F-49

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Trans World Airlines, Inc.

  We have audited the accompanying consolidated balance sheets of Trans World Airlines, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related statements of consolidated operations, cash flows and shareholders' equity (deficiency) for the year ended December 31, 1996, the four months ended December 31, 1995, the eight months ended August 31, 1995 and the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trans World Airlines, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1996, the four months ended December 31, 1995, the eight months ended August 31, 1995 and the year ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in Note 3 to the consolidated financial statements, the consolidated financial statements reflect the application of fresh start reporting as of September 1, 1995 and, therefore, are not comparable in all respects to the consolidated financial statements for periods prior to such date.

  The accompanying consolidated financial statements have been prepared assuming that Trans World Airlines, Inc. and subsidiaries will continue as a going concern. The Company's recurring losses from operations and its limited sources of additional liquidity raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG PEAT MARWICK LLP

Kansas City, Missouri
March 24, 1997

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

 FOR THE YEAR ENDED DECEMBER 31, 1996, THE FOUR MONTHS ENDED DECEMBER 31, 1995,
  THE EIGHT MONTHS ENDED AUGUST 31, 1995, AND THE YEAR ENDED DECEMBER 31, 1994
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                REORGANIZED COMPANY       PREDECESSOR COMPANY
                             ------------------------- -------------------------
                                 YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                ENDED        ENDED        ENDED        ENDED
                             DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                 1996         1995         1995         1994
                             ------------ ------------ ------------ ------------
Operating revenues:
  Passenger................   $3,077,905   $  943,077   $1,929,166   $2,875,851
  Freight and mail.........      153,076       48,384       94,784      149.932
  All other................      323,426      107,013      194,405      381,919
                              ----------   ----------   ----------   ----------
    Total..................    3,554,407    1,098,474    2,218,355    3,407,702
                              ----------   ----------   ----------   ----------
Operating expenses:
  Salaries, wages and
   benefits................    1,254,341      373,041      755,708    1,293,570
  Earned stock compensation
   (Note 12)...............        9,056        2,192       55,767            -
  Aircraft fuel and oil....      585,163      161,799      296,833      477,555
  Passenger sales
   commissions.............      268,131       80,045      185,981      288,000
  Aircraft maintenance
   materials and repair....      208,183       51,998       95,657      145,321
  Depreciation and
   amortization............      161,822       55,168      106,474      183,283
  Operating lease rentals..      302,990       96,393      182,548      261,365
  Passenger food and
   beverages...............      110,092       34,676       68,137      120,804
  Special charges (Note
   16).....................       85,915          --         1,730      138,849
  All other................      767,241      232,716      454,878      778,449
                              ----------   ----------   ----------   ----------
    Total..................    3,752,934    1,088,028    2,203,713    3,687,196
                              ----------   ----------   ----------   ----------
Operating income (loss)....     (198,527)      10,446       14,642     (279,494)
                              ----------   ----------   ----------   ----------
Other charges (credits):
 Interest expense
  (contractual interest of
  $141,967 for the eight
  months ended August 31,
  1995)....................      126,822       45,917      123,247      195,352
 Interest and investment
  income...................      (21,309)      (7,484)     (10,366)     (12,058)
 Disposition of assets,
  gains and losses-net
  (Note 15)................        1,135       (3,330)         206       (1,072)
 Reorganization items (Note
  19)......................          --           --       242,243            -
 Other charges and credits-
  net (Note 17)............      (30,598)       7,611       (2,379)     (28,847)
                              ----------   ----------   ----------   ----------
    Total..................       76,050       42,714      352,951      153,375
                              ----------   ----------   ----------   ----------
Loss before income taxes
 and extraordinary items...     (274,577)     (32,268)    (338,309)    (432,869)
Provision (credit) for in-
 come taxes (Note 5).......          450        1,370          (96)         960
                              ----------   ----------   ----------   ----------
Loss before extraordinary
 items.....................     (275,027)     (33,638)    (338,213)    (433,829)
Extraordinary items, net of
 income taxes (Note 14)....       (9,788)       3,500      140,898       (2,005)
                              ----------   ----------   ----------   ----------
Net loss...................     (284,815)     (30,138)    (197,315)    (435,834)
Preferred stock dividend
 requirements..............       36,649        4,751       11,554       15,000
                              ----------   ----------   ----------   ----------
Loss applicable to common
 shares....................   $ (321,464)  $  (34,889)  $ (208,869)  $ (450,834)
                              ==========   ==========   ==========   ==========
Per share amounts:
 Loss before extraordinary
  item and special dividend
  requirements.............   $    (6.60)  $    (1.15)
 Extraordinary item and
  special dividend
  requirements.............         (.67)         .10
                              ----------   ----------
 Net loss..................   $    (7.27)  $    (1.05)
                              ==========   ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                             (AMOUNTS IN THOUSANDS)

                                                           REORGANIZED COMPANY
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
                         ASSETS
Current assets:
 Cash and cash equivalents............................... $  181,586 $  304,340
 Receivables, less allowance for doubtful accounts,
  $12,939 in 1996 and $13,517 in 1995 (Note 8)...........    239,496    226,451
 Spare parts, materials and supplies, less allowance for
  obsolescence, $11,563 in 1996 and $2,201 in 1995 (Note
  8).....................................................    111,239    143,374
 Prepaid expenses and other..............................     54,121     41,482
                                                          ---------- ----------
    Total................................................    586,442    715,647
                                                          ---------- ----------
Property (Notes 8,9 and 18):
 Property owned:
  Flight equipment.......................................    339,150    303,248
  Prepayments on flight equipment........................     39,072          -
  Land, buildings and improvements.......................     59,879     54,722
  Other property and equipment...........................     60,750     39,032
                                                          ---------- ----------
    Total owned property.................................    498,851    397,002
  Less accumulated depreciation..........................     71,810     18,769
                                                          ---------- ----------
    Property owned--net..................................    427,041    378,233
                                                          ---------- ----------
 Property held under capital leases:
  Flight equipment.......................................    172,812    172,812
  Land, buildings and improvements.......................     54,761     54,761
  Other property and equipment...........................      6,570      6,862
                                                          ---------- ----------
    Total property held under capital leases.............    234,143    234,435
  Less accumulated amortization..........................     46,977     12,602
                                                          ---------- ----------
    Property held under capital leases--net..............    187,166    221,833
                                                          ---------- ----------
    Total property--net..................................    614,207    600,066
                                                          ---------- ----------
Investments and other assets:
 Investments in affiliated companies (Note 4)............    108,173     98,156
 Investments, receivables and other (Note 9).............    188,331    178,347
 Routes, gates and slots--net............................    401,659    450,916
 Reorganization value in excess of amounts allocable to
  identifiable assets--net...............................    783,127    825,079
                                                          ---------- ----------
    Total................................................  1,481,290  1,552,498
                                                          ---------- ----------
                                                          $2,681,939 $2,868,211
                                                          ========== ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                           REORGANIZED COMPANY
                                                          ----------------------
                                                             1996        1995
                                                          ----------  ----------
    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
 Current maturities of long-term debt (Note 8)........... $   92,447  $   67,566
 Current obligations under capital leases (Note 9).......     42,501      42,835
 Advance ticket sales....................................    241,516     209,936
 Accounts payable, principally trade.....................    216,675     137,140
 Accounts payable to affiliated companies (Note 4).......      4,894       6,104
 Accrued expenses:
  Employee compensation and vacations earned.............    116,846     101,637
  Contributions to retirement and pension trusts (Note
   6)....................................................     14,091      17,716
  Interest on debt and capital leases....................     39,420      44,710
  Taxes..................................................     19,018      16,995
  Other accrued expenses.................................    203,184     195,454
                                                          ----------  ----------
    Total accrued expenses...............................    392,559     376,512
                                                          ----------  ----------
    Total................................................    990,592     840,093
                                                          ----------  ----------
Long-Term Liabilities and Deferred Credits:
 Long-term debt, less current maturities (Note 8)........    608,485     764,031
 Obligations under capital leases, less current
  obligations (Note 9)...................................    220,790     259,630
 Postretirement benefits other than pensions (Note 6)....    471,171     461,346
 Noncurrent pension liabilities (Note 6).................     30,716      21,253
 Other noncurrent liabilities and deferred credits.......    122,080     157,573
                                                          ----------  ----------
    Total................................................  1,453,242   1,663,833
                                                          ----------  ----------
Mandatorily redeemable 12% preferred stock,(aggregate
 liquidation preference of $111,179 in 1995)(Note 10)....        --       61,430
                                                          ----------  ----------
Commitments and Contingent Liabilities (Notes
 1,2,3,6,7,8,9,11,12,16,18)
Shareholders' equity:
 8% cumulative convertible exchangeable preferred stock,
  $50 liquidation preference; 3,869 shares issued and
  outstanding............................................         39           -
 Employee preferred stock, $0.01 liquidation preference;
  special voting rights; shares issued and outstanding;
  1996-5,681; 1995-5,277.................................         57          53
 Common Stock, $0.01 par value; shares issued and
  outstanding; 1996-41,763; 1995-35,129..................        418         351
 Additional paid-in capital..............................    552,544     332,589
 Accumulated deficit.....................................   (314,953)    (30,138)
                                                          ----------  ----------
    Total................................................    238,105     302,855
                                                          ----------  ----------
                                                          $2,681,939  $2,868,211
                                                          ==========  ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

 FOR THE YEAR ENDED DECEMBER 31, 1996, THE FOUR MONTHS ENDED DECEMBER 31, 1995,
  THE EIGHT MONTHS ENDED AUGUST 31, 1995, AND THE YEAR ENDED DECEMBER 31, 1994

                             (AMOUNTS IN THOUSANDS)

                                REORGANIZED COMPANY       PREDECESSOR COMPANY
                             ------------------------- -------------------------
                                 YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                ENDED        ENDED        ENDED        ENDED
                             DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                 1996         1995         1995         1994
                             ------------ ------------ ------------ ------------
Cash Flows from Operating
 Activities:
 Net loss..................   $ (284,815)  $ (30,138)   $ (197,315)  $ (435,834)
 Adjustments to reconcile
 net loss to net cash
 provided (used) by
 operating activities:
  Employee earned stock
   compensation............        9,056       2,192        55,767          --
  Depreciation and
   amortization............      161,822      55,168       106,474      183,283
  Amortization of discount
   and expenses on debt....       14,744       3,063        12,472       18,571
  Extraordinary loss (gain)
   on extinguishment of
   debt....................        9,788      (3,500)     (140,898)         --
  Interest paid in common
   stock...................       11,332      11,587           --           --
  Equity in undistributed
   earnings of affiliates
   not consolidated........      (10,017)     12,169        (2,339)       5,517
  Revenue from Icahn ticket
   program.................      (71,534)     (4,356)          --           --
  Net gains-losses on
   disposition of assets...        1,135      (3,330)          206       (1,072)
  Non-cash special charges.       85,915         --            --       119,829
  Reorganization items.....          --          --        242,243          --
  Change in operating
   assets and liabilities:
    Decrease (increase) in:
     Receivables...........        3,927      69,121       (62,094)      37,628
     Inventories...........       (4,897)        510         5,866        1,259
     Prepaid expenses and
      other current assets.      (10,639)      7,686         2,244        6,963
     Other assets..........          111      (3,088)       (1,586)     (10,079)
    Increase (decrease) in:
     Accounts payable and
      accrued expenses.....       62,594     (40,047)      105,084       48,587
     Advance ticket sales..       19,698     (39,350)       81,598      (33,890)
     Benefits, other
      noncurrent
      liabilities and
      deferred credits.....      (15,057)     (5,559)      (27,667)      65,182
                              ----------   ---------    ----------   ----------
      Net cash provided
       (used)..............      (16,837)     32,128       180,055        5,944
                              ----------   ---------    ----------   ----------
Cash Flows from Investing
 Activities:
 Proceeds from sales of
  property.................        3,234       7,069         2,221       76,240
 Capital expenditures......     (121,547)    (42,973)      (16,554)     (44,897)
 Net decrease (increase) in
  investments, receivables
  and other................       (6,708)     16,397        14,926       23,733
                              ----------   ---------    ----------   ----------
      Net cash provided
       (used)..............     (125,021)    (19,507)          593       55,076
                              ----------   ---------    ----------   ----------
Cash Flows from Financing
 Activities:
 Proceeds from long-term
  debt issued..............        2,750      22,100           --         6,213
 Proceeds from sale and
  leaseback of certain
  aircraft.................       13,800         --            --           --
 Repayments on long-term
  debt and capital lease
  obligations..............     (117,203)    (39,654)      (62,158)    (116,331)
 Net proceeds from sale of
  preferred stock..........      186,163         --            --           --
 Net proceeds from exercise
  of equity rights,
  warrants and options.....        1,034      51,930           --           --
 Redemption of 12%
  Preferred Stock..........      (81,749)        --            --           --
 Cash dividends paid on
  preferred stock..........      (14,489)        --            --           --
 Increase (decrease) in
  checks outstanding and
  other....................       28,798      (2,770)        3,092          276
                              ----------   ---------    ----------   ----------
      Net cash provided
       (used)..............       19,104      31,606       (59,066)    (109,842)
                              ----------   ---------    ----------   ----------
Net increase (decrease) in
 cash and cash equivalents.     (122,754)     44,227       121,582      (48,822)
Cash and cash equivalents
 at beginning of period....      304,340     260,113       138,531      187,353
                              ----------   ---------    ----------   ----------
Cash and cash equivalents
 at end of period..........   $  181,586   $ 304,340    $  260,113   $  138,531
                              ==========   =========    ==========   ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

 FOR THE YEAR ENDED DECEMBER 31, 1996, THE FOUR MONTHS ENDED DECEMBER 31, 1995,
  THE EIGHT MONTHS ENDED AUGUST 31, 1995, AND THE YEAR ENDED DECEMBER 31, 1994

                             (AMOUNTS IN THOUSANDS)

                       SUPPLEMENTAL CASH FLOW INFORMATION

                            REORGANIZED COMPANY       PREDECESSOR COMPANY
                         ------------------------- -------------------------
                             YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                            ENDED        ENDED        ENDED        ENDED
                         DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                             1996         1995         1995         1994
                         ------------ ------------ ------------ ------------ ---
Cash Paid During the
 Period for:
  Interest..............   $102,311     $27,318      $ 55,878     $110,287
                           ========     =======      ========     ========
  Income taxes..........   $    159     $     7      $     39     $     24
                           ========     =======      ========     ========
Information About
 Noncash Operating,
 Investing and Financing
 Activities:
  Promissory notes
   issued to finance
   aircraft acquisition.   $ 10,565     $   --       $    --      $    --
                           ========     =======      ========     ========
  Promissory notes
   issued to finance
   aircraft predelivery
   payments.............   $ 19,862     $   --       $ 12,690     $  7,000
                           ========     =======      ========     ========
  Property acquired and
   obligations recorded
   under new capital
   lease transactions...   $  4,266     $   --       $ 12,690     $  7,000
                           ========     =======      ========     ========
  Partial interest on
   debt paid in kind,
   issued and valued at
   principal amount.....   $    --      $   574      $ 18,496     $    --
                           ========     =======      ========     ========
  Common Stock issued in
   lieu of cash
   dividends on
   mandatorily
   redeemable 12%
   preferred stock......   $  3,255     $   --       $    --      $    --
                           ========     =======      ========     ========
  Exchange of long-term
   debt for common
   stock:
    Debt cancelled
     including accrued
     interest, net of
     unamortized
     discount...........   $ 41,021     $   --       $    --      $    --
    Common stock issued,
     at fair value......     49,182         --            --           --
                           --------     -------      --------     --------
    Extraordinary loss..   $  8,161     $   --       $    --      $    --
                           ========     =======      ========     ========

ACCOUNTING POLICY

  For purposes of the Statements of Consolidated Cash Flows, TWA considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                 See Notes to Consolidated Financial Statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

 FOR THE YEAR ENDED DECEMBER 31, 1996, THE FOUR MONTHS ENDED DECEMBER 31, 1995,
  THE EIGHT MONTHS ENDED AUGUST 31, 1995, AND THE YEAR ENDED DECEMBER 31, 1994

                             (AMOUNTS IN THOUSANDS)

                                                                 ADDITIONAL
                             12%       8%     EMPLOYEE            PAID-IN
                          PREFERRED PREFERRED PREFERRED COMMON    CAPITAL    ACCUMULATED
                            STOCK     STOCK     STOCK   STOCK   (DEFICIENCY)   DEFICIT      TOTAL
                          --------- --------- --------- ------  ------------ -----------  ---------
PREDECESSOR COMPANY:
Balance, December 31,
 1993...................    $ 125     $  -      $  -    $ 200    $ 105,925   $  (87,892)  $  18,358
Net loss for 1994.......      --       --        --       --           --      (435,834)   (435,834)
                            -----     ----      ----    -----    ---------   ----------   ---------
Balance, December 31,
 1994...................      125      --        --       200      105,925     (523,726)   (417,476)
Net loss for the eight
 months ended August 31,
 1995...................      --       --        --       --           --      (197,315)   (197,315)
Eliminate Predecessor
 equity accounts in
 connection with fresh
 start reporting........     (125)     --        --      (200)    (105,925)      35,817     (70,433)
Record additional excess
 of reorganization value
 over identifiable
 assets.................      --       --        --       --           --       685,224     685,224
Issuance of Common and
 Employee Preferred
 Stock pursuant to Plan
 of Reorganization......      --       --         53      172      269,775          --      270,000
                            -----     ----      ----    -----    ---------   ----------   ---------
Balance, August 31,
 1995...................      --       --         53      172      269,775          --      270,000
REORGANIZED COMPANY:
Equity rights exercised.      --       --        --       132       51,727          --       51,859
Interest on 12% Notes
 paid in Common Stock...      --       --        --        19       11,568          --       11,587
Options and warrants
 exercised..............      --       --        --        28           43          --           71
Earned Stock
 Compensation...........      --       --        --       --         2,046          --        2,046
Amortization of the
 excess of redemption
 value over carrying
 value of Mandatorily
 Redeemable 12%
 Preferred Stock........      --       --        --       --        (2,570)         --       (2,570)
Net loss for the four
 months ended December
 31, 1995...............      --       --        --       --           --       (30,138)    (30,138)
                            -----     ----      ----    -----    ---------   ----------   ---------
Balance, December 31,
 1995...................      --       --         53      351      332,589      (30,138)    302,855
Warrants exercised......      --       --        --         4           68          --           72
Options exercised.......      --       --        --         2        1,248          --        1,250
Earned Stock
 Compensation...........      --       --        --       --         6,875          --        6,875
Allocation of employee
 preferred stock to ALPA
 ESOP...................      --       --          6      --            (6)         --          --
Conversion of employee
 preferred stock to
 Common Stock...........      --       --         (2)       2          --           --          --
Net proceeds from
 issuance of 8%
 preferred stock........      --        39       --       --       186,124          --      186,163
Dividends on 8%
 preferred stock paid in
 cash...................      --       --        --       --       (11,349)         --      (11,349)
Dividends on mandatorily
 redeemable 12%
 preferred stock paid in
 Common Stock...........      --       --        --         3           (3)         --          --
Dividends on mandatorily
 redeemable 12%
 preferred stock paid in
 cash...................      --       --        --       --        (3,140)         --       (3,140)
Amortization of the
 excess of redemption
 value over carrying
 value of mandatorily
 redeemable 12%
 preferred stock........      --       --        --       --          (328)         --         (328)
Excess of cash paid for
 early redemption of
 mandatorily redeemable
 12% preferred stock
 over carrying value....      --       --        --       --       (19,992)         --      (19,992)
Common Stock issued in
 exchange for 12% notes.      --       --        --        45       49,137          --       49,182
Interest on 12% Notes
 paid in Common Stock...      --       --        --        11       11,321          --       11,332
Net loss for 1996.......      --       --        --       --           --      (284,815)   (284,815)
                            -----     ----      ----    -----    ---------   ----------   ---------
Balance, December 31,
 1996...................    $   -     $ 39      $ 57    $ 418    $ 552,544   $ (314,953)  $ 238,105
                            =====     ====      ====    =====    =========   ==========   =========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FINANCIAL CONDITION AND LIQUIDITY:

  Trans World Airlines, Inc. ("TWA" or the "Company") has undergone two reorganizations under Chapter 11 of the Bankruptcy Code since 1992, as further described in Note 3--Chapter 11 Reorganizations. In August 1995 the Company emerged from the most recent bankruptcy proceeding and thereafter, through the second quarter of 1996, the Company had experienced improvements in its operating performance as operating income had increased to $7.8 million in six months ended June 30, 1996, as compared to an operating loss of $21.9 million in the same period of 1995. However, beginning in the third quarter of 1996, the Company's operating performance substantially deteriorated as the Company's operating profit for the third quarter, typically the strongest period of the year, declined to $26.0 million in the three months ended September 30, 1996, as compared to a combined operating profit (excluding special charges and earned stock compensation charges aggregating $57.9 million) of $103.7 million in the comparable period of the prior year. The results of the fourth quarter of 1996 evidenced a further acceleration of deterioration as the Company reported an operating loss (excluding special charges) of $146.5 million, as compared to operating income of $1.1 million in the same period of 1995. In the second half of 1996, the Company's revenues increased only 2.4%, while capacity operated, measured in ASMs, increased by 6.9%, as compared to the second half of 1995. Operating costs, excluding earned stock compensation and special charges, increased 16.0% over this same period. The most significant increases were; salaries, wages and benefits ($82.4 million), which reflected the increased number of employees and additional overtime costs; fuel ($69.4 million), reflecting significantly higher units costs and increased usage; and maintenance costs. Notwithstanding the actions taken and planned by management to improve the Company's future operating results as described below, management expects that its first quarter 1997 operating loss will significantly exceed that reported in the first quarter of 1996.

  In light of the deterioration in the Company's operating results, management has over the last several months refocused and accelerated certain aspects of its business strategy, including its fleet modernization and consolidation plan, route structure and facility improvements and efficiencies. Management believes that its recent operating results have been adversely affected by an aggressive increase in capacity, which when combined with unexpected maintenance delays and related costs, has negatively impacted schedule reliability resulting in excessive levels of flight cancellations and deterioration in its on-time performance. The Company believes that this has adversely affected its unit revenues (principally yields) and costs. In response to these issues, management has taken action to accelerate the phase out of all B-747 and L-1011 aircraft, reduce low yield domestic JFK feed service, curtail and/or eliminate historically unprofitable international routes and consolidate for the near term most operations at JFK to a single terminal. The above actions are designed to improve its operational performance and make its product more attractive to the business segment which offers higher yields. The Company has also curtailed the amount of contract maintenance services provided to third parties and redeployed those resources to TWA's aircraft. Furthermore, the Company has reviewed its route structure and fleet plan. The Company recently announced that it would discontinue service to Athens and Frankfurt and that it would undertake to accelerate the replacement of its L-1011 and B-747 aircraft with newer and smaller sized aircraft, specifically B-757, B-767 and MD-80 aircraft. Management believes such aircraft will better match the market demands in cities served and provide efficiencies relative to the costs of fuel, flight crews and maintenance. The Company plans to retire its remaining fleet of L-1011 and B-747 aircraft in 1997, although the implementation of this plan could be delayed if suitable replacement aircraft can not be obtained within this time frame. The Company has also determined to consolidate a substantial potion of its operations at JFK into a single terminal which should result in reductions in labor and other costs and improve the overall utilization of this facility. In connection with the above described plans, management has announced a comparable reduction in employee headcount. Management may undertake further actions to reduce costs which may result in additional reductions of the number of employees.

  The Company's consolidated cash and cash equivalents balance at December 31, 1996 was $181.6 million (including approximately $28.3 million in cash and cash equivalents held in its international operations and by

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES its subsidiaries which, based upon various foreign monetary regulations and other factors, might not be immediately available to the Company), a $122.7 million decrease from the December 31, 1995 balance of $304.3 million. Due to seasonal factors, the Company's cash balances during the first quarter of each year are typically lower than in other periods. These seasonal factors, when combined with the large anticipated loss in the first quarter of 1997 which would significantly exceed the loss reported in the comparable quarter of 1996, will reduce cash balances significantly below the cash balance at December 31, 1996. In February 1997, in order to improve its liquidity, the Company entered into an agreement with and received approximately $26 million from certain St. Louis business enterprises, representing the advance payment for tickets for future travel by such enterprises. The Company is currently pursuing other projects intended to increase its cash balances.

  The Company's collective bargaining agreements with all of its union-represented employee groups, which represent approximately 82% of the Company's work force, become amendable after August 31, 1997. While the Company cannot predict the precise wage rates that will be in effect at such time (since such rates will be determined by subsequent events), the wage rates then in effect will likely increase. However, management believes that it is essential that the Company's labor costs remain favorable in comparison to its largest competitors. The Company will seek to continue to improve employee productivity as an offset to any wage increases and will continue to explore other ways to control and/or reduce operating expenses. There can be no assurance that the Company will be successful in obtaining such productivity improvements or unit cost reductions. In the opinion of management, the Company's financial resources are not as great as those of most of its competitors and, therefore, any substantial increase in its labor cost as a result of any new labor agreements or any cessation or disruption of operation due to any strike or work action could be particularly damaging to the Company.

  As a result of application of fresh start reporting in August of 1995, substantial values were assigned to routes, gates and slots ($458.4 million) and reorganization value in excess of amounts allocable to identifiable assets ($839.1 million). The Company has evaluated its future cash flows and, notwithstanding its substantial operating losses in recent periods, expects that the carrying value of the intangibles at December 31, 1996 will be recovered. However, the achievement of such improved future operating results and cash flows are subject to considerable uncertainties. In future periods these intangibles will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of those assets may be required and such changes could be material.

  The accompanying consolidated financial statements have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. The Company remains highly leveraged and substantially all of TWA's assets are and will likely remain subject to various liens and security interest, and many of its loan agreements contain mandatory prepayment provisions in the event that the assets are sold. Accordingly, management expects that TWA will not be able to rely, in any significant degree, on the proceeds from sales of assets to fund operations and that TWA may have limited sources of additional liquidity other than cash generated by operations. The Company's ability to improve its financial position and meet its financial obligations will depend upon a variety of factors including; significantly improved operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, more effective operating cost controls and efficiencies, and the Company's ability to attract new capital and maintain adequate liquidity. No assurance can be given that the Company will be successful in generating the operating results or attracting new capital required for future viability.

  As a result of the redemption of the 12% Mandatorily Redeemable Preferred Stock, certain of TWA's leasehold interests in domestic airport gates were released as collateral and are now unencumbered. As a result of the exchange of common stock for 12% Senior Secured Notes as described in Note 8, liens on the stock of

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES wholly owned subsidiary which owns TWA's interest in a hangar at Los Angeles International Airport and a floating lien on certain of TWA's domestic airport ground equipment were released as collateral and are also now unencumbered. In addition, based on the current level of outstanding 12% Senior Secured Notes, TWA expects that certain slots at New York's LaGuardia and JFK airports and Chicago's O'Hare airport will be released as security for the 12% Senior Secured Notes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Accounting policies and methods of their application that significantly affect the determination of financial position, cash flows, and results of operations are as follows:

(a) Description of Business: TWA is one of the major airlines in the United States serving many of the principal domestic and transatlantic destinations. TWA's principal domestic routes include service to and from its St. Louis and New York-JFK hubs and between other cities in the U.S., both nonstop and through St. Louis. TWA's domestic routes also provide connections with its international service to and from U.S. cities and certain major cities in Europe and the Middle East (see Note 21).

  The airline industry is highly competitive and the factors affecting competition are subject to rapid change. Many of the Company's competitors are larger and have significantly greater financial resources. In addition, several carriers have introduced or have announced plans to introduce low-cost, short-haul service, which may result in increased competition to the Company. Internationally, TWA competes in several "limited entry" markets in which, as a result of governmental regulations and agreements with foreign governments, TWA has traditionally competed with a limited number of carriers. No assurance can be given that TWA will continue to have the advantage of all of the "limited entry" markets in which it currently operates or that it will not face substantial additional competition.

  Historically, the airline industry has experienced substantial volatility in profitability as a result of, among other factors, general economic conditions, competitive pricing initiatives, the overall level of capacity operated in the industry and fuel prices. TWA continues to be highly leveraged and has and will continue to have significant debt service obligations. TWA presently has no unused credit lines and substantially all of TWA's strategic assets have been pledged to secure indebtedness of the Company.

(b) Fresh Start Reporting: Financial accounting during a Chapter 11 proceeding is prescribed in "Statement of Position 90-7 of the American Institute of Certified Public Accountants", titled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which TWA adopted effective June 30, 1995. The emergence from the 1995 Chapter 11 proceeding (the "'95 Reorganization") on August 23, 1995 (the "'95 Effective Date"), resulted in the creation of new reporting entities without any accumulated deficit and with the Company's assets and liabilities restated to their estimated fair values (also see Note 19-Fresh Start Reporting). Because of the application of fresh start reporting, the financial statements for periods after reorganization are not comparable in all respects to the financial statements for periods prior to the '95 Reorganization.

  For periods during the Chapter 11 proceedings, prepetition liabilities which were unsecured or estimated to be undersecured were classified as "Liabilities Subject to Compromise in the Chapter 11 Reorganization Proceedings." The accrual of interest on such liabilities was discontinued for the period from June 30, 1995 to the '95 Effective Date.

(c) Consolidation: The consolidated financial statements include the accounts of TWA and its subsidiaries. All significant inter-company transactions have been eliminated. The results of Worldspan, L.P. ("Worldspan"), a 25% owned affiliate are recorded under the equity method and are included in the Statements of Consolidated Operations in Other Charges (Credits). Certain amounts previously reported have been reclassified to conform with revised classifications.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

(d) Property and Depreciation: Property and equipment owned are depreciated to residual values over their estimated useful service lives on the straight-line method. Property held under capital leases is amortized on the straight-line method over its estimated useful life, limited generally by the lease period. Estimated remaining useful service lives and residual values are reviewed periodically for reasonableness and any necessary change is effected at the beginning of the accounting period in which the revision is adopted. In connection with the application of fresh start reporting, no significant changes in the estimated useful lives of assets have been made.

  Estimated useful service lives in effect for the purpose of computing the provision for depreciation, were:

    Flight equipment (aircraft and engines, including related spares)--16 to 25 years, varying by aircraft fleet type
    Buildings--20 to 50 years
    Other equipment--3 to 20 years
    Leasehold improvements--Estimated useful life limited by the lease period

  Maintenance and repairs, including periodic aircraft overhauls, are expensed in the year incurred; major renewals and betterments of equipment and facilities are capitalized and depreciated over the remaining life of the asset.

(e) Intangible Assets: Route authorities are amortized on a straight line basis over 30 years (1), gates over the term of the related leases and slots over 20 years. Routes, gates and slots consist of the following amounts at December 31 (in thousands):

                                                               1996      1995
                                                             --------- --------
   Routes................................................... $ 248,100 $276,000
   Gates....................................................    86,649   86,649
   Slots....................................................    95,800   95,800
                                                             --------- --------
                                                               430,549  458,449
   Accumulated Amortization.................................    28,890    7,533
                                                             --------- --------
                                                             $ 401,659 $450,916
                                                             ========= ========

  --------
  (1) Prior to January 1, 1995, the Company utilized an estimated useful life for route authorities of 40 years (also see Note 16-Special Charges and Other Nonrecurring Items).

  The reorganization value in excess of amounts allocable to identifiable assets is being amortized over a twenty year period on the straight-line method. Accumulated amortization at December 31, 1996 and 1995 was $55,937,000 and $13,984,000, respectively.

  When facts and circumstances suggest that intangible and other long-term assets may be impaired, the Company evaluates their recoverability based upon estimated undiscounted future cash flows over the remaining estimated useful lives. The amount of impairment, if any, is measured based on projected discounted future operating cash flows.

(f) Foreign Exchange: Foreign currency and amounts receivable and payable in foreign currencies are translated into U.S. dollars at current exchange rates on the date of the financial statements. Revenue and expense transactions are translated at average rates of exchange in a manner that produces approximately the same dollar amounts that would have resulted had the underlying transactions been translated into dollars on the dates they occurred. Exchange gains and losses are included in net income for the period in which the exchange rate changes.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

(g) Inventories: Inventories, valued at standard cost, which approximates actual average unit cost, consist primarily of expendable spare parts used for the maintenance and repair of flight equipment, plus aircraft fuel and other operating supplies. A provision for obsolescence of spare parts is accrued at annual rates which will provide an allowance such that the unused inventory, at the retirement date of the related aircraft fleet, is reflected at the lower of cost or estimated net realizable value.

(h) Passenger Revenue Recognition: Passenger ticket sales are recognized as revenue when the transportation service is rendered. At the time of sale a current liability for advance ticket sales is established and subsequently is eliminated either through carriage of the passenger by TWA, through billing from another carrier that renders the service, or by refund to the passenger.

  Under TWA's "Frequent Flight Bonus Program" ("FFB"), frequent travelers may accumulate certain defined unit mileage credits which entitle them to a choice of various awards, including certain free air transportation on TWA at a future date. When the free travel award level is achieved by a frequent traveler, a liability is accrued and TWA's operating expense is charged for the estimated incremental cost which will be incurred by TWA upon the future redemption of the free travel awarded.

  Pursuant to the 1995 Restructuring, TWA issued 600,000 ticket vouchers, each having a face value of $50, which may be used for a discount of up to 50% off the cost of a ticket for transportation on TWA. Concurrently, TWA entered into an agreement, as amended, to purchase for cash from a third party any ticket vouchers acquired by the stand-by purchaser. The ticket vouchers were initially recorded as a liability at their estimated fair value, approximately $26.2 million. The liability will be relieved in future periods as vouchers are redeemed for cash or will be reflected as revenue when the transportation is provided for tickets purchased with vouchers. Approximately 180,000 and 396,000 vouchers were outstanding at December 31, 1996 and 1995, respectively.

(i) Interest Capitalized: Interest cost associated with funds expended for the acquisition of qualifying assets is capitalized. Interest capitalized was $5,463,000 in 1996 and $2,133,000 in 1994. There was no interest capitalized during 1995.

(j) Income Taxes: TWA accounts for income taxes based on Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". This statement requires the use of the liability method to record the deferred income tax consequences of differences between the financial reporting and income tax bases of assets and liabilities.

(k) Postretirement Benefits Other Than Pensions: TWA accounts for postretirement benefits other than pensions based on SFAS No. 106 which requires that the expected cost of providing such benefits be accrued over the years that the employee renders service, in a manner similar to the accounting for pension benefits.

(l) Deferred Credit-Aircraft Operating Leases: The present value of the excess of contractual rents due under aircraft operating leases over the fair rentals for such aircraft were recorded as deferred credits as part of the application of fresh start reporting. The deferred credit will be increased through the accrual of interest expense and reduced through a reduction in operating lease rentals over the terms of the respective aircraft leases. At December 31, 1996 and 1995, the unamortized balance of the deferred credits were $31,408,000 and $41,727,000 respectively.

(m) Environmental Contingencies: TWA is subject to numerous environmental laws and regulations and is subject to liabilities and compliance costs arising from its past and current handling, processing, recycling, storing and disposing of hazardous substances and hazardous wastes. It is TWA's policy to accrue environmental remediation costs when it is probable that a liability has been incurred and an amount can be

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES reasonably estimated. As potential environmental liabilities are identified and assessments and remediation proceed, these accruals are reviewed periodically and adjusted, if necessary, as additional information becomes available. The accruals for these liabilities can significantly change due to factors such as the availability of additional information on the nature or extent of the contamination, methods and costs of required remediation and other actions by governmental agencies. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

(n) Mandatorily Redeemable 12% Preferred Stock: The Mandatorily Redeemable 12% Preferred Stock issued in connection with the 1995 Reorganization was initially recorded at its estimated fair value. Until its redemption in April 1996, the carrying amount was being increased by amortization of the difference between the redemption value and the carrying amount, using the interest method. Such amounts were recorded as additional preferred stock dividend requirements. A special dividend requirement of approximately $20.0 million was recorded in 1996 to reflect the excess of the early redemption price over the carrying value of the Mandatorily Redeemable 12% Preferred Stock.

(o) Earnings (Loss) Per Share: In computing the loss applicable to common shares for 1996 and the four months ended December 31, 1995, the net loss has been increased by dividend requirements on the Mandatorily Redeemable 12% Preferred Stock (including amortization of the difference between the carrying amount and the redemption value and the special dividend requirement related to the early redemption in 1996) and on the 8% Cumulative Convertible Exchangeable Preferred Stock from the date of issuance in March 1996. In computing the related net loss per share, the loss applicable to common shares has been divided by the aggregate average number of outstanding shares of Common Stock (38.5 million in 1996 and 28.0 million in 1995) and Employee Preferred Stock (5.7 million in 1996 and 5.3 million in 1995) which, with the exception of certain special voting rights, is the functional equivalent of Common Stock. No effect has been given to stock options, warrants or potential issuances of additional Employee Preferred Stock as the impact would have been anti-dilutive. Earnings per share of the predecessor company are not presented as the amounts are not meaningful.

(p) Concentration of Credit Risk: TWA does not believe it is subject to any significant concentration of credit risk. At December 31, 1996 most of the Company's receivables related to tickets sold to individual passengers through the use of major credit cards (37%) or to tickets sold by other airlines (16%) and used by passengers on TWA. These receivables are short-term, generally being settled shortly after sale or in the month following usage. Bad debt losses, which have been minimal in the past, have been considered in establishing allowances for doubtful accounts.

(q) Use of Estimates: Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(r) Stock-Based Compensation: TWA applies APB Opinion No. 25 and related interpretations in accounting for its plans. This opinion allows for stock-based employee compensation to be recognized based on the intrinsic value.

(s) Presentation: Certain prior period amounts have been reclassified to conform with current year presentation.

3. CHAPTER 11 REORGANIZATIONS:

  On January 31, 1992, TWA commenced a reorganization case (the "'93 Reorganization") by filing a voluntary petition for relief under Chapter 11, Title 11 of the United States Bankruptcy Code (the "Bankruptcy

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

Code") in the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). TWA's subsidiary companies did not file for Chapter 11 protection. On August 12, 1993 the Bankruptcy Court entered an order confirming the '93 Reorganization, which was jointly proposed by TWA and the Official Unsecured Creditors' Committee. The '93 Reorganization became effective on November 3, 1993 (the "'93 Effective Date").

  Pursuant to the '93 Reorganization Plan, on the '93 Effective Date: (i) all prepetition interests in TWA (including TWA's previously existing preferred stock, preference stock and common stock) were cancelled without any consideration being distributed on account of those interests; (ii) nine million shares of newly authorized TWA common stock, representing 45% of TWA's then authorized common stock, were issued to trusts established for the benefit of TWA's domestic unionized and domestic non-unionized and management employees (the "Employee Stock Trusts") in exchange for certain wage, benefit and claim concessions granted pursuant to certain agreements entered into by TWA with its domestic unionized and domestic non-unionized and management employees (the "'92 Labor Agreements"); (iii) 11 million shares of newly authorized common stock, representing 55% of TWA's authorized common stock, were issued to a voting trust established on the '93 Effective Date for the benefit of certain creditors of TWA in partial satisfaction and discharge of their claims, which trust issued 11 million Voting Trust Certificates ("VTCs") evidencing the rights of the VTC holders in the Voting Trust; (iv) 12.5 million shares of newly authorized preferred stock were issued for the benefit of certain creditors of TWA in partial satisfaction and discharge of their claims; (v) new five year notes (the "10% Senior Secured Notes"), new seven year notes (the "8% Senior Secured Notes"), new eight year, 8% secured notes (the "IAM Back Pay Notes"), new equipment trust certificate notes (the "11% ETC Notes") and Aircraft Financing Secured Notes with varying interest rates and maturity dates (the "Aircraft Financing Notes"), the aggregate principal amount of which was approximately $730.6 million, were issued to certain creditors of TWA in full satisfaction and discharge of their claims; (vi) all claims except for certain claims to be reinstated under the '93 Reorganization Plan were discharged; (vii) certain contingent and/or unliquidated claims were settled and (viii) executory contracts and unexpired leases to which TWA was a party were assumed or rejected, in each case on the terms and subject to the conditions set forth in the '93 Reorganization.

  Notwithstanding the reductions in levels of debt and obligations achieved through the '93 Reorganization, TWA's operating results and cash flows did not meet the projected levels upon which the '93 Reorganization Plan was formulated, and in 1994 it was determined that a recapitalization of the Company was needed.

  In the second quarter of 1995, the Company solicited and received sufficient acceptances to effect the proposed "prepackaged" plan of bankruptcy. Therefore, on June 30, 1995, the Company filed a prepackaged Chapter 11 plan of reorganization, which with certain modifications was confirmed by the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court") on August 4, 1995. On August 23, 1995, approximately eight weeks after filing the prepackaged Chapter 11 plan, the '95 Reorganization became effective and the Company emerged from the protection of this second Chapter 11 proceeding. In connection with the '95 Reorganization, the Company
(i) exchanged certain of its then outstanding debt securities for a combination of newly issued Mandatorily Redeemable 12% Preferred Stock, Common Stock, warrants to purchase Common Stock and debt securities, (ii) converted the then outstanding preferred stock of the Company to shares of Common Stock, warrants and equity rights, (iii) obtained certain short-term lease payment and conditional sale indebtedness deferrals amounting to approximately $91 million and other modifications to certain aircraft leases and (iv) obtained an extension of the Company's approximately $190 million principal amount of indebtedness to certain entities controlled by Mr. Carl C. Icahn (the "Icahn Loans"). The Company also (i) effected a reverse stock split of its then outstanding common stock for Common Stock, (ii) completed an equity rights offering, (iii) distributed certain warrants to its then current equity holders and (iv) implemented certain amendments to the Company's Certificate of Incorporation.

  In connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into new three-year labor agreements (the "'94 Labor Agreements"), amending existing

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES collective bargaining agreements with the three labor unions representing approximately 84% of the Company's employees, the IAM, ALPA and IFFA. The '94 Labor Agreements provided for waiver of certain contractually agreed wage concessions, modifications to work rules and the deletion of certain provisions of the then existing labor agreements, including eliminating so called snapbacks, i.e., the automatic restoration of the wage reductions granted in such agreements upon their expiration. During 1994 and 1995, the Company also implemented a number of similar saving initiatives with respect to domestic non-union and management employees, primarily through reducing head count, altering benefit packages, and eliminating certain planned restorations of wage reductions.

  On June 14, 1995, as one of the transactions contemplated by the extension of the Icahn Loans, TWA and an entity affiliated with Mr. Icahn, Karabu Corporation ("Karabu"), entered into an agreement for the sale of tickets (the "Ticket Agreement"). There are two categories of tickets under the Karabu Ticket Program: (1) "Domestic Consolidator Tickets" which are subject to a cap of $610 million, based on the full retail price of the tickets ($120 million in the first fifteen months and $70 million per year for seven consecutive years through the term of the Ticket Agreement) and (2) "System Tickets" and "Matching Tickets" which are not subject to any cap throughout the term of the Ticket Agreement. The Ticket Agreement provides for the sale of tickets to Karabu at prices significantly lower than the full retail price.

  Domestic Consolidator Tickets sold under the Ticket Agreement are limited to certain origin/destination city markets in which TWA has less than a 5% market share, except for the New York market, which has a 10% market share limit. These restricted markets will be reviewed from time to time to determine any change in TWA's market share, and other markets may be designated as necessary.

  Ticket sales under the Ticket Program, which commenced in September 1995, were $139.7 million in 1996 and $16.0 million in 1995 at full published fares. The aggregate net sales, after applicable discounts under the Ticket Agreement, were $76.9 million in 1996 and $8.8 million in 1995. Of these amounts, $71.5 million and $4.4 million is included as passenger revenues for 1996 and the four months ended December 31, 1995, respectively, as the related transportation had been provided. Substantially all ticket sales under the Ticket Program to date have been "System Tickets".

  The purchase price for the tickets purchased by Karabu are required to either, at Karabu's option and with certain restrictions, be retained by Karabu and the amount so retained shall be credited as prepayments against the outstanding balance of the Icahn Loans, or be paid over to the settlement trust established in connection with the '93 Reorganization for TWA's account as prepayments on the PBGC Notes. At December 31, 1996, approximately $64.9 million of such proceeds had been applied to the principal balance of the Icahn Loans, and $6.4 million had been applied to the PBGC Notes, which resulted in a $1.6 million extraordinary charge related to the early extinguishment of PBGC Notes (See Note 14).

  Tickets sold to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. The Ticket Agreement provides that no ticket may be included with an origin or destination of St. Louis, nor may any ticket include flights on other carriers. Tickets sold pursuant to the Ticket Agreement are required to be at fares specified in the Agreement, net to TWA, and be exclusive of tax. No commissions will be paid by TWA for tickets sold under the Ticket Agreement, and in general TWA believes that under the applicable provisions of the Ticket Agreement such tickets may not be marketed or sold through travel agents. Karabu, however, has been marketing tickets through travel agents. TWA has demanded that Karabu cease doing so and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn and affiliated companies seeking damages and to enjoin further violations. Mr. Icahn countered threatening to attempt to declare a default on the Icahn Loans on a variety of claims related to his

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES various interpretations of the security documents related to such loans as well as with respect to alleged violations of the Ticket Agreement by the Company. The parties then negotiated a series of standstill agreements pursuant to which the lawsuit was temporarily withdrawn while the parties endeavor to negotiate a settlement of their differences and respective claims. If Karabu's interpretation as to sales of discount tickets to the general public through travel agents was determined by a court or otherwise to be correct and the Company did not otherwise take appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue so as to reduce overall passenger yields on a continuing basis during the eight year term of the Ticket Agreement. In addition, any default by the Company under the ticket agreement or directly on the Icahn loans which resulted in an acceleration of the Icahn Loans could result in a cross-default to the Company's other indebtedness and leases and otherwise have a material adverse effect on the Company.

4. INVESTMENTS:

  TWA, through a wholly-owned subsidiary, has a 25% partnership interest in Worldspan, a joint venture among TWA, Delta Airlines, Inc., Northwest Airlines, Inc. and ABACUS Distribution Systems PTE Ltd. Worldspan owns, markets and operates a global computer airline passenger reservation system on behalf of subscriber travel agents and contracting airlines who pay booking fees to Worldspan for such reservation service. TWA accounts for its investment in the partnership on the equity basis. TWA's share of the combined net earnings (loss) of the partnership was approximately $11,919,000 for the year ended December 31, 1996, $(11,535,000) for the four months ended December 31, 1995, $3,607,000 for the eight months ended August 31, 1995 and $(3,616,000) for the year ended December 31, 1994, which is included in Other Charges (Credits) in TWA's Statements of Consolidated Operations. The excess of TWA's carrying value for its investment in Worldspan over its share of the underlying net assets of Worldspan is being amortized over a period of 20 years. At December 31, 1996 and 1995, the unamortized balance of this excess amounted to approximately $32.0 million and $33.9 million, respectively.

  The partnership provides passenger reservations services, communication facilities and other computer services which are purchased by TWA on a recurring basis. The aggregate cost of the services purchased from the partnership, which is included in all other operating expenses in TWA's Statements of Consolidated Operations, is approximately as follows (in thousands):

   Year Ended December 31, 1996........................................ $54,611
   Four Months Ended December 31, 1995................................. $16,566
   Eight Months Ended August 31, 1995.................................. $29,604
   Year Ended December 31, 1994........................................ $43,638

  Summary financial data for Worldspan is as follows:

                                                                 DECEMBER 31
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
Current assets............................................... $172,368 $ 84,854
Non-current assets...........................................  384,653  410,901
                                                              -------- --------
  Total assets............................................... $557,021 $495,755
                                                              ======== ========
Current liabilities.......................................... $126,774 $101,219
Non-current liabilities......................................  125,255  137,220
Partners' equity.............................................  304,992  257,316
                                                              -------- --------
  Total liabilities and equity............................... $557,021 $495,755
                                                              ======== ========

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
Revenues..................................................... $548,419 $498,138
Costs and expenses...........................................  500,743  529,852
                                                              -------- --------
  Net income (loss).......................................... $ 47,676 $(31,714)
                                                              ======== ========

5. INCOME TAXES:

  Income tax liabilities at December 31, 1996 and 1995, included in other noncurrent liabilities, consist of the following (in millions):

                                                                    1996  1995
                                                                    ----- -----
   Current taxes................................................... $ --  $ --
   Deferred taxes:
     Federal.......................................................  10.7  10.7
     Other income and franchise taxes..............................    .3    .3
                                                                    ----- -----
   Total income tax liability...................................... $11.0 $11.0
                                                                    ===== =====

  Significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and 1995 are as follows (in millions):

                                                               1996     1995
                                                              -------  -------
   Deferred tax assets:
     Postretirement benefits, other than pensions............ $ 198.5  $ 194.6
     Pension obligations.....................................    82.3     83.4
     Employee compensation and other benefits................    36.5     60.2
     Capital leases, net.....................................    54.3     56.6
     Net operating loss carryforwards........................   247.1    207.8
     Other, net..............................................    84.0     86.7
                                                              -------  -------
       Total deferred tax assets.............................   702.7    689.3
                                                              -------  -------
   Deferred tax liabilities:
     Property and spare parts, net........................... $ (34.6) $ (24.7)
     Routes, gates, and slots, net...........................  (158.7)  (178.1)
     Investment in affiliate.................................   (42.7)   (38.8)
                                                              -------  -------
       Total deferred tax liabilities........................ $(236.0) $(241.6)
                                                              =======  =======
   Net deferred tax asset before valuation allowance.........   466.7    447.7
     Deferred tax asset valuation allowance..................  (477.7)  (458.7)
                                                              -------  -------
       Net deferred tax asset (liability).................... $ (11.0) $ (11.0)
                                                              =======  =======

  The valuation allowance arises primarily from the amortization of intangibles, representing taxable temporary differences, the reversal of which extends beyond the period in which deductible temporary differences are expected to reverse. The net deferred tax liability, after giving effect to the valuation allowance, arises primarily in years after 2020.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  A summary of the provision (credit) for income taxes is as follows (amounts in thousands):

                                                                             REORGANIZED COMPANY       PREDECESSOR COMPANY
                                                                          ------------------------- -------------------------
                                                                              YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                                                             ENDED        ENDED        ENDED        ENDED
                                                                          DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                                                              1996         1995         1995         1994
                                                                          ------------ ------------ ------------ ------------
Current, primarily foreign...............................................     $450        $1,370        $(96)        $960
Deferred.................................................................      --            --          --           --
--------------------------------------------------
                                                                              ----        ------        ----         ----
    Total provision (benefit) for income taxes, net......................     $450        $1,370        $(96)        $960

  Income tax expense for the periods presented below differs from the amounts which would result from applying the federal statutory tax rate to pretax income, as follows:

                                                                             REORGANIZED COMPANY       PREDECESSOR COMPANY
                                                                          ------------------------- -------------------------
                                                                              YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                                                             ENDED        ENDED        ENDED        ENDED
                                                                          DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                                                              1996         1995         1995         1994
                                                                          ------------ ------------ ------------ ------------
Income tax benefit at United States statutory rates......................   $(93,652)    $(11,294)   $(118,408)   $(151,504)
Amortization of reorganization value in excess of amounts allocable to
  identifiable assets....................................................     14,683        4,894        1,976        2,870
Meals and entertainment disallowance ....................................      4,257        1,419        2,838        4,663
Foreign taxes............................................................        450        1,370          (96)         960
Net operating loss not benefited and other items.........................     74,712        4,981      113,594      143,971
                                                                            --------     --------    ---------    ---------
    Income tax expense (benefit).........................................   $    450     $  1,370    $     (96)   $     960

  A provision for income tax on the extraordinary gain from the extinguishment of debt in the eight months ended August 31, 1995 was not required as such income is excluded from taxation under the Internal Revenue Code of 1986, as amended.

  In May 1993, TWA and the Internal Revenue Service reached an agreement (the "IRS Settlement") to settle both: (i) the IRS' proof of claim in the '93 Reorganization in the amount of approximately $1.4 billion covering prepetition employment and income taxes of TWA, and (ii) the audit of TWA's federal income tax returns through 1992. Pursuant to the IRS Settlement, TWA paid $6 million to the IRS through the application of funds owed to TWA by certain governmental agencies and issued a note in the amount of $19 million payable in quarterly installments over a six year period (also see Note 8 -
Debt). As a result of the IRS Settlement, TWA increased its tax basis in certain of its assets and will be allowed no benefit of any federal net operating loss or credit carryforward from 1992 or any prior year. Federal income tax losses incurred by TWA subsequent to 1992 may not be carried back to pre-1993 years.

  The Company estimates that it has tax net operating loss carryforwards amounting to approximately $625 million at December 31, 1996 expiring in 2008 through 2011 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations issued thereunder, imposed limitations on the ability of corporations to use NOLs if the corporation experiences a more than 50% change in ownership during certain periods. In connection with the change of ownership caused by the '95

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

Reorganization, the Company elected to reduce its NOLs in accordance with
Section 382 of the Code and regulations issued thereunder. If another ownership change were to occur prior to September 1997, the annual limitations on the Company's utilization of its then existing NOLs would be reduced to zero. Changes in ownership in periods thereafter could substantially restrict the Company's ability to utilize its tax net operating loss carryforwards. In addition, the tax net operating loss carryforwards are subject to examination by the IRS and thus are subject to adjustment or disallowance resulting from any such IRS examination. For financial reporting purposes, the tax benefits from substantially all of the tax net operating loss carryforwards will, to the extent realized in future periods, have no impact on the Company's operating results, but instead be applied to reduce reorganization value in excessive amounts allocable to identifiable assets.

6. EMPLOYEE BENEFIT PLANS:

  Substantially all of TWA's employees are covered by noncontributory defined benefit retirement plans that were frozen on January 1, 1993. While many of TWA's employees continue participation in these plans, they have not accrued any additional benefits since the date the plans were frozen. Employees hired after the freeze are not entitled to participate in these defined benefit retirement plans. TWA's policy has been to fund the defined benefit plans in amounts necessary for compliance with the funding standards established by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

  The retirement plans for Pilots, Flight Attendants and Dispatchers provide benefits determined from career average earnings, with Pilots having minimum benefits after ten years of service. Employees (other than Passenger Service Employees) represented by the IAM earn retirement plan benefits of stated amounts for each year of service. The Retirement Plan for U.S. Noncontract Employees (including Passenger Service Employees) provides pension benefits that are based on the employee's compensation during the last five years prior to retirement, with compensation subsequent to 1988 frozen at the 1988 pay level. Foreign plans provide benefits that meet or exceed local requirements.

  Normal retirement is age 60 for Pilots and Flight Attendants, and age 65 for nonflight personnel. The age at which employees can receive supplemental benefits for early retirement varies by labor group, but ranges from age 45 to age 64.

  As noted above, in January 1993, TWA's defined benefit plans covering domestic employees (the "Pension Plans") were frozen and Pichin Corporation, a Delaware corporation formed by the Icahn Entities, assumed sponsorship of the Pension Plans and is now responsible for management and control of the Pension Plans. Pursuant to an agreement (the "Comprehensive Settlement Agreement") among the Company, the Icahn Entities, the Pension Benefit Guarantee Corporation (the "PBGC") and unions representing TWA employees, TWA retains only specified obligations and liabilities in respect of the Pension Plans, which include (i) payment obligations under the PBGC Notes, and (ii) the obligation to continue to act as the benefits administrator responsible for, among other things, determining and administering the payment of Pension Plan benefits (also see Note 8-Debt).

  Pichin Corporation is obligated to make the required minimum funding payments to each of the Pension Plans, subject to reduction for any payments made under the PBGC Notes. The PBGC may not terminate the Pension Plans, except under section 4042(a)(2) of ERISA or at the request of Pichin Corporation, so long as the Icahn Entities and Pichin Corporation have complied with all terms of the Comprehensive Settlement Agreement relating to the PBGC. Upon the occurrence of certain significant events (as defined) including, but not limited to, a sale of substantially all of TWA's assets, a merger involving TWA or a liquidation under Chapter 7 under the Bankruptcy Code, and at the request of Pichin Corporation, the Pension Plans will be terminated. After such a termination, the liability of Pichin Corporation and all members of its controlled group will be limited to an obligation to make annual payments of $30 million to the PBGC for a period of eight years. Mr. Icahn has

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES advised TWA that Pichin Corporation is entitled to terminate the Pension Plans in a non-standard termination at any time after January 1, 1995.

  In connection with the Comprehensive Settlement Agreement, Mr. Icahn and each of the Icahn Entities surrendered all of the equity and debt securities of TWA and its affiliates owned beneficially or of record by them. Pursuant to the Comprehensive Settlement Agreement, each of the parties to the agreement mutually released the various claims of the other parties to the agreement.

  The net periodic pension expense recorded for TWA's foreign defined benefit retirement plans is presented below.

                                                                             REORGANIZED COMPANY       PREDECESSOR COMPANY
                                                                          ------------------------- -------------------------
                                                                              YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                                                             ENDED        ENDED        ENDED        ENDED
                                                                          DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                                                              1996         1995         1995         1994
                                                                          ------------ ------------ ------------ ------------
Service cost.............................................................    $ 577        $ 274       $   493      $ 1,190
Interest cost............................................................      992          583         1,040        3,053
Actual return on assets..................................................     (505)        (100)         (200)        (864)
Net amortization and deferral............................................     (355)         --            --           --
--------------------------------------------------
                                                                             -----        -----       -------      -------
 Net pension expense.....................................................    $ 709        $ 757       $ 1,333      $ 3,379

  Actuarial assumptions used for determining pension costs were:

                               REORGANIZED COMPANY       PREDECESSOR COMPANY
                            ------------------------- -------------------------
                                YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                               ENDED        ENDED        ENDED        ENDED
                            DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                1996         1995         1995         1994
                            ------------ ------------ ------------ ------------
Discount rate for interest
 cost......................     7.50%        7.00%        8.50%        8.50%
Rate of increase in future
 compensation levels.......     5.50%        5.50%        5.50%        7.50%
Expected long-term rate of
 return on plan assets.....     9.00%       11.00%       11.00%       11.00%

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  The funded status (with benefit obligations determined using the current estimated discount rate of 7.5% and 7.0% at December 31, 1996 and 1995 respectively) and amounts recognized in the Consolidated Balance Sheets at December 31, 1996 and 1995, for defined benefit plans covering foreign employees, are as follows (amounts in thousands):

                                               DECEMBER 31,
                           -----------------------------------------------------
                                        1996                      1995
                           ------------------------------ ----------------------
                                   PLANS IN WHICH            PLANS IN WHICH
                           ------------------------------ ----------------------
                             ASSETS       ACCUMULATED      ASSETS
                             EXCEED         BENEFITS       EXCEED    ACCUMULATED
                           ACCUMULATED EXCEED ACCUMULATED  EXCEED     BENEFITS
                            BENEFITS         ASSETS       BENEFITS     ASSETS
                           ----------- ------------------ ---------  -----------
Actuarial present value
 of benefit obligations:
  Vested benefit
   obligation............   $ 44,200        $  7,153      $  23,986   $ 13,958
  Nonvested benefit
   obligation............        --            1,198             14      2,338
                            --------        --------      ---------   --------
  Accumulated benefit
   obligation............     44,200           8,351         24,000     16,296
  Projected benefit
   obligation more than
   accumulated benefit
   obligation............      3,983           5,882          1,327      8,273
                            --------        --------      ---------   --------
  Projected benefit
   obligation............     48,183          14,233         25,327     24,569
Plan assets at fair value
 (a).....................     50,703             --          47,814        --
                            --------        --------      ---------   --------
  Projected benefit
   obligation more (less)
   than plan assets at
   fair value............     (2,520)         14,233        (22,487)    24,569
Unrecognized net gain
 (loss)..................      7,307          11,696            --         949
                            --------        --------      ---------   --------
Pension liability (asset)
 before adjustment.......      4,787          25,929        (22,487)    25,518
Adjustment to reduce
 pension assets to
 estimated recoverable
 amount..................        --              --       18,222 (b)       --
                            --------        --------      ---------   --------
  Pension liability
   (asset) recognized in
   Consolidated Balance
   Sheets................   $  4,787        $ 25,929      $  (4,265)  $ 25,518
                            ========        ========      =========   ========

--------
(a) Plan assets are invested in cash equivalents, international stocks, fixed income securities and real estate.
(b) The adjustment at December 31, 1995 represented the amount by which the net pension asset exceeded the amount estimated to be recoverable pursuant to a planned termination of a pension plan covering certain foreign employees. United Kingdom law requires the reduction of retirement plan assets when such assets exceed 105% of plan liabilities. In 1996, assets in TWA's United Kingdom Pension Plan exceeded liabilities by approximately $20 million. This surplus was eliminated by terminating the existing UK Pension Plan and establishing a new pension plan for UK employees. The surplus assets were split between TWA and the participants of the UK Plan, with plan participants receiving their share in enhanced pension benefits, and TWA receiving, in December 1996, a reversion from the original plan of $9.7 million.

  TWA has several defined contribution plans covering most of its employees. Total pension expense for these plans was $58.0 million, $14.1 million, $26.8 million, $46.0 million, for the year ended December 31, 1996, the four months ended December 31, 1995, the eight months ended August 31, 1995 and the year ended December 31, 1994, respectively. Such defined contribution plans include: (a) trust plans established pursuant to collective bargaining agreements with certain employee groups providing for defined Company contributions generally

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES determined as a percentage, ranging from 2% to 11%, of pay; and (b) retirement savings plan for Noncontract Employees to which the Company contributes amounts equal to 25% of voluntary employee after-tax contributions up to a maximum of 10% of the employee's pay. Pursuant to the '92 Labor Agreements, Company contributions were suspended for certain defined contribution plans for the period September 1, 1992 through August 31, 1995. Such suspension has been extended through August 31, 1997. In connection with the Comprehensive Settlement Agreement, TWA agreed to make contributions to defined contribution plans aggregating 2% of eligible wages for 1993 through 1995, and 3.3% thereafter. The Company made the 1994 contribution payment on June 20, 1995. Commencing on July 1, 1995, TWA is required to make such contributions on a monthly basis.

  In addition to providing retirement benefits, TWA provides certain health care and life insurance benefits for retired employees, their spouses and qualified dependents. Substantially all employees may become eligible for these benefits if they reach specific retirement age criteria while still actively employed by TWA. SFAS No. 106 requires that the expected cost of providing postretirement benefits other than pensions be accrued over the years that the employee renders service, in a manner similar to the accounting for pension benefits.

  The following table sets forth a reconciliation of the accrued postretirement benefit cost as of December 31, 1996 and 1995 (in millions):

                                                     DECEMBER 31, DECEMBER 31,
                                                         1996         1995
                                                     ------------ ------------
   Accumulated postretirement benefit obligation:
     Actives fully eligible.........................    $ 163        $ 165
     Other actives..................................      144          150
     Retirees.......................................      225          208
                                                        -----        -----
       Total APBO...................................      532          523
   Unrecognized cumulative loss.....................      (29)         (30)
                                                        -----        -----
   Accrued postretirement benefit cost..............    $ 503        $ 493
                                                        =====        =====

  The components of net periodic postretirement benefit cost are as follows (in millions):

                               REORGANIZED COMPANY       PREDECESSOR COMPANY
                            ------------------------- -------------------------
                                YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                               ENDED        ENDED        ENDED        ENDED
                            DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                1996         1995         1995         1994
                            ------------ ------------ ------------ ------------
   Service cost............    $10.0        $ 3.0        $ 5.4        $ 9.5
   Interest cost...........     35.4         11.0         25.5         34.5
                               -----        -----        -----        -----
     Total.................    $45.4        $14.0        $30.9        $44.0
                               =====        =====        =====        =====

  The discount rate used to determine the APBO was 7.5% at December 31, 1996 and 7.0% at December 31, 1995. The discount rate used to determine net periodic postretirement benefit costs was 7.0% for the year ended December 31, 1996, 7.0% for the four months ended December 31, 1995, 8.5% for the eight months ended August 31, 1995 and 7.0% for the year ended December 31, 1994. The assumed health care cost trend rate used in measuring the APBO was 8.0% in 1997 declining by 1% per year to an ultimate rate of 5%. If the assumed health care cost trend rate was increased by 1 percentage point, the APBO at December 31, 1996 would be increased by approximately 10% and 1996 periodic postretirement benefit cost would increase approximately 10%.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

7. CONTINGENCIES:

  On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, but to date a cause has not been determined. While TWA is currently the defendant in a number of lawsuits, TWA is unable to predict the amount of claims relating to the crash which may ultimately be made against the Company and how those claims might be resolved. TWA maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields, or results of operations which has resulted or may result from the public perception of the crash.

  During 1992, TWA and several other major airlines agreed to settle certain class action antitrust litigation. Pursuant to the settlement agreement, which was approved by the United States District Court for the Northern District of Georgia in 1994, TWA paid $1 million and, together with five other carriers, issued approximately $400 million in face amount of certificates for discounts of approximately 10% on future domestic air travel on any of the six carriers. TWA will reflect the certificates that are redeemed for travel on TWA as a reduction in revenue as the transportation is provided. While TWA presently does not have any reason to expect that the face amount of the discount coupons that will be redeemed for travel on TWA in the future will not reasonably approximate the face amount of discount coupons that TWA contributed to the settlement, it is reasonably possible that the actual face amount of discount coupons redeemed by TWA could be substantially different, considering the interchangeability of the discount coupons and that the face amount of the discount coupons contributed by all of the participating carriers and distributed to claimants aggregated approximately $400 million. Therefore, while the settlement agreement could have the effect of reducing TWA's future revenues and cash flows from levels that might otherwise be realized, because of the uncertainties as to the face amount of the discount coupons that will ultimately be redeemed by TWA and uncertainties as to the impact that the distribution of discount coupons will have on traffic levels, TWA is unable to reasonably estimate any such effects.

  On October 22, 1991, a judgment in the amount of $12,336,127 was entered against TWA in an action in the New York District Court by Travellers International A.G. and its parent company, Windsor, Inc. (collectively, "Travellers"). On November 4, 1991, TWA posted a cash undertaking of $13,693,101, which was charged to expense, for a stay of execution of the judgment pending the appeal. On March 10, 1992, the Company commenced an adversary proceeding against Travellers in the Bankruptcy Court seeking to avoid the cash undertaking on the grounds that it constitutes a preferential transfer or, in the alternative, to find that the cash undertaking constitutes property of the estate. In March 1993, Travellers filed a petition for a writ of certiorari in the United States Supreme Court seeking to require TWA to litigate its claims against Travellers in the New York District Court and not the Bankruptcy Court. The petition was denied by the United States Supreme Court in April 1993. A trial of the adversary proceeding took place in Bankruptcy Court in February 1994 and in December of 1994, the Bankruptcy Court reached a decision in this proceeding which is favorable to the Company. Upon appeal, the District Court affirmed in part and reversed in part the bankruptcy courts decision. Both parties have appealed the matter to the Third Circuit Court of Appeals. The Company believes that in the event the District Court's decision is affirmed, the ultimate result will not be materially different than the decision of the bankruptcy court. Pursuant to the Icahn Financing Facilities, amounts received pursuant to these proceedings must be used to repay, in part, TWA's obligations thereunder.

  TWA is subject to numerous environmental laws and regulations administered by various state and federal agencies. Although the Company believes adequate reserves have been provided for all known environmental

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES contingencies, it is possible that additional reserves might be required in the future which could have a material effect on the results of operations or financial condition of the Company. However, the Company believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on the financial position or results of operations based on the Company's knowledge of similar environmental sites.

  Since May 1991, TWA's employees in Israel have claimed that the Company should be required to collateralize its contingent payment of termination indemnities. This matter deals only with collateralization of a contingent payment obligation. The employees have asserted that the amount necessary to collateralize the contingent payment of termination indemnities could be as much as $25 million. The Company denies any obligation to collateralize and asserts that any obligation to collateralize any termination indemnity is not a current obligation.

  In February 1995, a number of actions were commenced in various federal district courts against TWA and six other major airlines alleging that the companies conspired and agreed to fix, lower and maintain travel agent commissions on the sale of tickets for domestic air travel in violation of the United States antitrust laws. Generally the complaints in these actions seek treble damages and injunctive relief on behalf of a nationwide class of travel agents. Certain of these actions also claim violations of various state laws. On May 9, 1995 TWA announced settlement, subject to court approval, of the referenced actions and reinstated the traditional 10 percent commission on domestic air fares. A final court order has not yet been entered; however, there has been entered an interim order approving the settlement.

  On November 9, 1995, ValuJet Air Lines, Inc. ("ValuJet") instituted a lawsuit against TWA and Delta Air Lines ("Delta") in the United States District Court for the Northern District of Georgia, alleging breach of contract and violations of certain antitrust laws with respect to the Company's lease of certain takeoff and landing slots at LaGuardia International Airport in New York. On November 17, 1995, the court denied ValuJet's motion to temporarily enjoin the lease transaction and the Company and Delta consummated the lease of the slots. ValuJet subsequently amended its original complaint. On July 12, 1996, the Federal Court in Atlanta granted summary judgment in TWA' s favor in the ValuJet litigation on all claims and counts raised in the ValuJet amended complaint. The order granting summary judgment to TWA was not a final order and was not directly appealable due to an outstanding claim against Delta. While ValuJet's counsel has stated that an appeal will be filed at a later date, the Company intends to vigorously defend itself in any future action and believes all of the allegations that have been made to date are without merit.

  In addition, based on certain written grievances or complaints filed by ValuJet, the Company was informed that the United States Department of Justice ("DOJ"), Antitrust Division, was investigating the circumstances of the slot lease transaction to determine whether an antitrust violation has occurred. During the course of its investigation, the DOT was informed of the summary judgment described above. Since the date of the judgment, TWA is unaware of whether the DOJ has undertaken further investigative efforts, the status of the investigation or any future plans of the DOJ or other regulatory bodies with respect to the ValuJet lawsuit. While TWA is hopeful the summary judgment will be persuasive to the various regulatory bodies petitioned by ValueJet, it will cooperate with any further investigations and strongly believes that the slot lease transaction was not in violation of antitrust laws.

  On September 6, 1995 TWA announced that the operations of its wholly owned subsidiary, Trans World Express, Inc. ("TWE"), would be discontinued on November 6, 1995. TWA has entered into an agreement with an unaffiliated entity, Trans States Airlines, Inc., to provide feeder service into TWA's JFK hub, which commenced on November 7, 1995. TWA does not currently expect that the liquidation of TWE will have a material adverse impact on the financial position or results of operations of TWA.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  Pursuant to the '92 Labor Agreements, the Company agreed to pay to employees represented by the IAM a cash "bonus' for the amount by which overtime incurred by the IAM from September of 1992 through August 1995 was reduced below specified thresholds. This amount was to be offset by the amount by which medical savings during the period for the same employees did not meet certain specified levels of savings. The obligation is payable in three equal annual installments beginning in 1998. The Company has estimated the net overtime bonus owed to the IAM to be approximately $26.3 million and has reflected this amount as a noncurrent liability in the accompanying balance sheets. Such amount reflects a reduction of approximately $10.0 million pursuant to the final calculation of the liability and an agreement to reduce proportionately the obligation based upon the size of the reduction of indebtedness achieved by the '95 Reorganization. The IAM, while not providing a calculation of its own, has disputed the method by which management has computed the net overtime bonus and has indicated that they believe the amount due to the IAM is much greater than the amount which has been estimated by management.

  In connection with certain wage increases afforded to non-contract employees, employees represented by the IFFA have asserted and won an arbitration ruling that, if sustained, would require that the Company provide additional compensation to IFFA represented employees. The Company estimates that at December 31, 1996 such additional compensation would aggregate approximately $6 million. The Company denies any such obligation and intends to pursue an appeal of the arbitration ruling. As such, no liability has been recorded by the Company at December 31, 1996.

  In connection with the '95 Reorganization, the Company entered into a letter agreement with employees represented by the ALPA whereby if the Company's flight schedule, as measured by block hours, does not exceed certain thresholds a defined cash payment would be made to the ALPA. The defined thresholds were exceeded during the measurement periods through December 31, 1996 and no amount was therefore owed to the ALPA as of that date. The Company, however, anticipates that a liability will be incurred during 1997 as a result of the Company's planned reductions in capacity. The amount of the liability, if any, will be dependent on the amount by which the targeted block hours flown during the year exceed the actual block hours flown. Based upon current plans, the Company estimates its obligation under this agreement will not exceed $12.0 million in 1997.

  The Company is also defending a number of other actions which have arisen in the ordinary course of business, and are insured or the likely outcome of which the management of the Company does not believe may be reasonably be expected to be materially adverse to the Company's financial condition or results of operations.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

8. DEBT:

  Substantially all of TWA's assets are subject to liens and security interests relating to long-term debt and other agreements.

  Long-term debt (net of unamortized discounts) outstanding at each balance sheet date was:

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1996        1995
                                                         ----------- -----------
                                                         (AMOUNTS IN THOUSANDS)
12% Senior Secured Reset Notes due 1998 (a)............. $   111,799 $  145,184
12% Contingent Payment Rights due 1996 (b)..............         --      11,265
8% IAM Backpay Notes (c)................................      12,090     11,037
PBGC Notes (d)..........................................     198,672    201,164
Icahn Financing Facilities (e)..........................     125,102    187,977
Equipment Trust Certificates (f)........................       8,963     17,929
Various Secured Notes, 4.0% to 12.4, due 1997-2001 (g)..      75,478    103,847
Installment Purchase Agreements, 10.0% to 10.53%, due
 1997--2003 (h).........................................     109,034    111,033
Predelivery Financing Agreement (i).....................      19,862        --
IRS Deferral Note (j)...................................       8,708     10,937
WORLDSPAN Note (k)......................................      31,224     31,224
                                                         ----------- ----------
  Total long-term debt..................................     700,932    831,597
  Less current maturities...............................      92,447     67,566
                                                         ----------- ----------
  Long-term debt, less current maturities............... $   608,485 $  764,031
                                                         =========== ==========

--------
(a) The 12% Senior Secured Reset Notes due 1998 pay interest semi-annually, payable either in cash or, as to the first four interest payments, at the Company's option, in whole or in part, in Common Stock, beginning August 1, 1995, subject to certain conditions. The Company elected to pay interest due and payable for the first two periods and one-half of the interest due and payable February 1, 1997 (fourth period) in common stock. The outstanding notes have a stated principal amount of $124.8 million and $170.0 million at December 31, 1996 and 1995, respectively, and are reflected net of the unamortized discount of $13.0 million and $24.8 million at December 31, 1996 and 1995. The notes are secured by a first lien on certain slots, equipment and spare parts.

  During 1996, the Company consummated a series of privately negotiated exchanges with a significant holder of the 12% Senior Secured Reset Notes which resulted in the return to the Company of approximately $45.3 million principal amount of 12% Senior Secured Reset Notes and $1.5 million in accrued interest thereon in exchange for the issuance of approximately 4.5 million shares of Company Common Stock (See Note 14).

(b) The Contingent Payment Rights, arising under the terms of the '95 Reorganization, were paid in 1996.

(c) The 8% IAM Backpay Notes have a stated principal amount of $22.0 million and $22.9 million at December 31, 1996 and 1995, respectively. The notes are reflected net of the unamortized discount of $9.9 million and $11.9 million at December 31, 1996 and 1995, respectively, which reflects an effective interest rate of approximately 24.4% at December 31, 1996. The notes mature in 2001 and pay interest semi-annually. The notes are secured by a subordinate lien on TWA's interest in Worldspan and a lien on approximately $2.2 million in proceeds from the sale of Midcoast Aviation. During December 1996, ownership of the notes was transferred from the Indenture Trustee to current and former IAM union members who participated in the 1992 labor agreement.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

(d) The PBGC Notes have a stated unpaid principal balance of $232.9 million and $244.3 million at December 31, 1996 and 1995, respectively. The notes are reflected net of unamortized discounts of $34.3 million and $43.2 million at December 31, 1996 and 1995, respectively, to reflect an effective interest rate of approximately 13.0%. Interest on the PBGC Notes is payable semi-annually at an average stated rate of 8.19% per annum. Principal payments are due in semi-annual installments beginning in 1999 through 2003, however, due to certain note provisions mandatory prepayments are required. Additional prepayments could arise from the election of Karabu to apply the purchase price for tickets purchased under the Ticket Agreement to a reduction of the PBGC Notes (see Note 3). The Notes are non-recourse notes secured by first liens on TWA's international routes and TWA's leasehold interest in the Kansas City maintenance facility and certain fixtures and equipment.

(e) The Icahn Financing Facilities include a $75 million Asset Based Facility and a $125 million Receivables Facility, which had principal balances of $46.9 million and $78.2 million, respectively, at December 31, 1996. The loans are due in January 2001 and interest is payable monthly at a rate of prime plus 1.75% per annum. Collateral for the Icahn Loans include a number of aircraft, engines, and related equipment, along with substantially all of the Company's receivables. The notes evidencing the Icahn Loans are security for certain obligations of the Icahn Entities to the PBGC. Prepayments of the Icahn Loans could arise from the election of Karabu to apply the purchase price for tickets purchased under the Ticket Agreement to a reduction of the Icahn Loans (see Note 3).

(f) The Equipment Trust Certificates pay interest semi-annually at a rate of 11% per annum and are subject to mandatory redemptions beginning in April 1994 and continuing until September 1997. The certificates are secured by certain aircraft, engines and other equipment.

(g) Various Secured Notes represent borrowings to finance the purchase or lease of certain flight equipment and other property.

(h) Installment Purchase Agreements represent borrowings to finance the purchase of four Boeing 767-231 and one Boeing 747-238 aircraft. The borrowings mature in monthly installments through 2003, and require interest at rates ranging from 10.0% to 10.53% per annum.

(i) The Predelivery Financing Agreements represent borrowings from the engine manufacturer to finance prepayments on the purchase of five Boeing 757 aircraft. The borrowings mature upon delivery of the aircraft beginning in February 1997 and continuing through October 1997. Interest is payable quarterly at a rate of LIBOR plus 3.5%.

(j) The IRS Deferral Note represents unpaid amounts due under the terms of a settlement reached in 1993 for taxes and interest owed to the IRS. The note requires payment of interest quarterly at a rate of 7% per annum and matures in 1999.

(k) The Worldspan Note represents amounts owed to Worldspan, a 25% owned affiliate of TWA, for prior services and advances. The note pays interest at maturity at a rate of prime plus 1% per annum and matures in 1999. The note is secured by a pledge of TWA's partnership interest in Worldspan.


(l) At December 31, 1996, aggregate principal payments due for long-term debt for the succeeding five years were as follows:

                                                         (AMOUNTS IN
        YEAR                                             THOUSANDS)
        ----                                             -----------
        1997............................................   $92,447
        1998............................................   181,915
        1999............................................    95,990
        2000............................................    73,347
        2001............................................   201,558

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  TWA discontinued, effective June 30, 1995, the accrual of interest on prepetition debt that was unsecured or estimated to be undersecured through the '95 Effective Date. Contractual interest expense for the eight months ended August 31, 1995 was approximately $18.7 million in excess of reported interest expense.

9. LEASES AND RELATED GUARANTEES:

  Eighteen of the aircraft in the Company's fleet at December 31, 1996 were leased under capital leases. The remaining lease periods for these aircraft range from one to ten years. The Company has options and/or rights of first refusal to purchase or re-lease most of such aircraft at market terms upon termination of the lease. The Company has guaranteed repayment of certain of the debt issued by the owner/lessor to finance some of the aircraft under capital lease to the Company; however, the scheduled rental payments will exceed the principal and interest payments required of the owner/lessor. Aggregate annual rentals in 1997 will be approximately $42.3 million for the 18 aircraft held under capital leases.

  One hundred twenty nine of the aircraft in TWA's fleet at December 31, 1996 were leased under operating leases. Other than seven leases on a month-to-month basis, the remaining lease periods range from three months to 15 years. Upon expiration of the current leases, TWA has the option to re-lease most of such aircraft for specific terms and/or rentals with some of the renewal options being subject to fair market rental rates.

  Buildings and facilities leased under capital and operating leases are primarily for airport terminals and air transportation support facilities. Leases of equipment, other than flight equipment, include some of the equipment at airports and maintenance facilities, flight simulators, computers and other properties.

  Pursuant to an agreement between the City of St. Louis and TWA in November 1993 (the "Asset Purchase Agreement"), the City of St. Louis waived a $5.3 million pre-petition claim and provided TWA with two installments of $24.7 million and $40 million pursuant to sale/leaseback transactions involving certain of TWA's assets located at Lambert-St. Louis Airport and other property and assets located in St. Louis including gates, terminal support facilities at the airport, hangar/St. Louis Ground Operations Center complex, Flight Training Center and equipment and tenant improvements at these various St. Louis facilities.

  Under the Asset Purchase Agreement, TWA leased back the properties involved under a month-to-month agreement subject to automatic renewal so long as TWA is not in default thereunder, such agreement having a term otherwise expiring December 31, 2005. Such term is subject to early termination in the event of certain events of default, including non-payment of rents, cessation of service, or failure to relocate and maintain its corporate headquarters within the City or County of St. Louis, or relocate and maintain a reservations office within the City of St. Louis. Under the Asset Purchase Agreement, TWA has the right to use 57 gates and terminal support facilities at Lambert-St. Louis Airport. The City has certain rights of redesignation of TWA's gates in the event TWA's flight activity at St. Louis is reduced below a threshold level of 190 daily flight departures during any given monthly period. The related leases are classified as capital leases for financial reporting purposes.

  The Company's acquisition of 11 new aircraft during 1982 and 1983, one Lockheed L-1011 and ten Boeing 767s, created certain tax benefits that were not of immediate value in the Company's federal income tax returns and, therefore, such tax benefits were sold to outside parties under so-called "Safe Harbor Leases" as permitted by IRS regulations. Pursuant to the sales agreements, the Company is required to indemnify the several purchasers if the tax benefits cannot be used because of circumstances within the control of the Company. As of December 31, 1996, the Company's contingent indemnification obligations in connection with the tax benefit transfers were collateralized by bank letters of credit aggregating $11,510,000 for which the Company has posted $11,510,000 in cash collateral to secure its reimbursement obligations and the bank letters of credit. In addition, the Company has pledged $7,413,000 in cash collateral to secure its obligation with respect to four of the tax

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES benefit transfers and has pledged flight equipment having a net book value of $23,359,000 to secure its obligation with respect to two of the tax benefit transfers.

  At December 31, 1996 future minimum lease payments for capital leases and future minimum lease payments, net of sublease rentals of immaterial amounts, for long-term leases, were as follows:

                                                        MINIMUM LEASE PAYMENTS
                                                        -----------------------
                                                         CAPITAL    OPERATING
                                                          LEASES      LEASES
                                                        ---------- ------------
   YEAR
   ----                                                 (AMOUNTS IN THOUSANDS)
   1997................................................ $   64,601 $    302,811
   1998................................................     56,416      304,226
   1999................................................     52,664      303,802
   2000................................................     49,249      284,538
   2001................................................     45,008      265,714
   Subsequent..........................................     87,173    1,704,364
                                                        ---------- ------------
     Total.............................................    355,111 $  3,165,455
                                                                   ============
   Less imputed interest...............................     91,820
                                                        ----------
   Present value of capital leases.....................    263,291
   Less current portion................................     42,501
                                                        ----------
   Obligations under capital leases, less current
    portion............................................ $  220,790
                                                        ==========

  Included in the Minimum Lease Payments for Operating Leases are increased rental rates related to lessor financing of engine hush-kits for 21 aircraft plus estimates of increased rentals for nine additional aircraft yet to be financed. The estimated amounts assume an eight year extension of the respective aircraft leases from date of hush-kit installation. Also included in the Minimum Lease Payments for Operating Leases are rentals related to an agreement entered into in 1996 providing for the lease of ten Boeing 757 aircraft, with delivery of the first aircraft in July 1996 and the final aircraft in July 1997, as well as estimated rentals related to an agreement entered into in 1996 for the lease of fifteen new and three used McDonnell Douglas MD-83 aircraft, with delivery of the aircraft between February 1997 and April 1999.

10. MANDATORILY REDEEMABLE 12% PREFERRED STOCK:

  Pursuant to the '95 Reorganization the Company issued 1,089,991 shares of the 1,510,000 authorized shares of Mandatorily Redeemable 12% Preferred Stock to the holders of the 8% Senior Secured Notes. The Mandatorily Redeemable 12% Preferred Stock had an aggregate redemption value of approximately $109.0 million, was cumulative, and had an initial liquidation preference of $100 per share. Commencing November 1995, dividends accrued at the rate of 12% of the liquidation preference per share per annum, payable quarterly in arrears on the first day of each February, May, August and November. Subject to certain limitations, the dividends could be paid in Common Stock at the option of the Company, and the Company elected to pay the February 1, 1996 dividend in Common Stock and subsequently issued 317,145 shares. For purposes of determining the number of shares of Common Stock to distribute, such Common Stock was valued at 90% of the fair market value, based upon trading prices for the twenty days prior to the record date for the dividend payment.

  On March 22, 1996, the Company announced a call for redemption on April 26, 1996 (the "Redemption Date") of all of its issued and outstanding 12% Preferred Stock at a redemption price per share equal to $75.00, plus accrued dividends to and including the Redemption Date of $2.8667 per share. On April 26, 1996, the

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

Company paid an aggregate of $84.9 million in redemption of the 12% Preferred Stock and payment of accrued dividends.

11. CAPITAL STOCK:

  The Company has the authority to issue 300 million shares of capital stock, consisting of 150 million shares of Common Stock, 12.5 million shares of cumulative preferred stock and 137.5 million additional shares of preferred stock. On the '95 Effective Date of the '95 Reorganization, TWA issued approximately 17.2 million shares of Common Stock, 6.4 million shares of Employee Preferred Stock (including approximately 1.7 million shares which are attributable to ALPA represented employees, see Note 12), Equity Rights for the purchase of approximately 13.2 million shares of Common Stock, warrants for the purchase of approximately 1.7 million shares of Common Stock exercisable over a seven year period at $14.40 per share (the "Seven Year Warrants"), warrants for the purchase of up to 1.15 million shares of Common Stock (for nominal consideration), and $109.0 million aggregate liquidation value of Mandatorily Redeemable 12% Preferred Stock (the "12% Preferred Stock"). In addition, each of the 12.5 million shares of the then existing preferred stock were converted into, and holders received, 0.1024 shares of Common Stock, 0.0512 Equity Rights and 0.1180 Seven Year Warrants. Holders of then existing common stock, other than shares held by trusts for employees, received 0.0213 shares of Common Stock, 0.0107 Equity Rights and 0.0246 Seven Year Warrants.

  In October 1995, TWA received approximately $55.3 million in gross proceeds from the exercise of 13,206,247 Equity Rights and issued 13,206,247 shares of Common Stock. The Company paid a fee of approximately $3.4 million in September to certain standby purchasers of shares covered by the Equity Rights.

  TWA subsequently issued 2.07 million additional shares of Common Stock to previous holders of TWA's 10% Senior Secured Notes based upon the trading prices of securities distributed pursuant to the '95 Reorganization.

  The Employee Preferred Stock is the functional equivalent of Common Stock except for an exclusive right to elect a certain number of directors to the Board of Directors and its liquidation preference of $0.01 per share. Employee Preferred Stock does not have redemption rights. Each share will automatically convert into one share of Common Stock upon the withdrawal of such share from the employee stock trust in which such share is held.

  There were 1,742,922 and 1,746,874 Seven Year Warrants outstanding at December 31, 1996 and 1995, respectively. All warrants to purchase shares of Common stock for nominal consideration had been exercised at December 31, 1996.

  In March 1996, the Company completed an offering, pursuant to Rule 144A of the Securities Act of 1933 (the "Act"), of 3,869,000 shares of its 8% Preferred Stock, with a liquidation preference of $50 per share. Each share of the 8% Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $20.269 per share (equivalent to a conversion rate of approximately 2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment.

  The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the 8% Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at specified redemption prices. The 8% Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for the Company's 8% Convertible Subordinated Debentures Due 2006 (the "Debentures") on any dividend payment date beginning March 15, 1998 at the rate of $50 principal amount of Debentures for each share of 8% Preferred Stock outstanding at the time of exchange; provided that all accrued and unpaid dividends, whether or not earned or declared, on the 8% Preferred Stock to the date of exchange have been paid or set aside for payment

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES and certain other conditions are met. Pursuant to the registration rights agreement between the Company and the initial purchases of the 8% Preferred Stock, the Company was obligated to register resales of the 8% Preferred Stock, the Debentures, and the underlying shares of Common Stock issuable upon conversion thereof. In addition, the Company must use its best efforts to keep the shelf registration effective until March 22, 1999. If the shelf registration does not remain effective until such date, the Company may be required to pay liquidated damages in amounts of up to $0.0125 per week per share of 8% Preferred Stock.

  In December 1995, the Company adopted a Shareholders Rights Plan. Each holder of Common Stock or Employee Preferred Stock received a dividend of one right for each share, entitling the holder to buy one one- hundredth of a share of a new series of preferred stock at a purchase price of $47.50. The rights may become exercisable only under certain conditions whereby certain persons (as defined) become the owner of or commence a tender offer for certain specified percentages of TWA's voting stock and may be redeemed by TWA at $0.01 per right prior to such time. In the event the rights become exercisable, holders would be entitled to receive, without payment of a purchase price, additional shares of Common Stock or be entitled to purchase Common Stock having a market value of twice the purchase price.

12. EARNED STOCK COMPENSATION:

  Pursuant to the '94 Labor Agreements and '95 Reorganization, on the '95 Effective Date, approximately 4.7 million shares of Employee Preferred Stock and 1.0 million shares of Common Stock were distributed and allocated to employees through employee stock ownership plans for the benefit of union (other than the ALPA represented employees) and noncontract employees, respectively. The distribution of these shares resulted in a charge to operations in the eight months ended August 31, 1995 of $43.2 million, based upon the market price of TWA's Common Stock at the time.

  Additionally, a "Rabbi Trust" was established to receive the distribution of approximately 1.7 million shares of Employee Preferred Stock attributable to ALPA represented employees. The Rabbi Trust will distribute to an employee benefit plan (the "ESOP") one-third of the shares annually beginning August 1995, subject to certain conditions. Accordingly, operating results for 1996, the four months ended December 31, 1995 and the eight months ended August 31, 1995 include charges of approximately $6.9 million, $2.0 million and $5.1 million, respectively, representing the value of shares allocated and shares earned, but unallocated, for such periods, based upon the market price of TWA's Common Stock. The charge to earnings for shares to be allocated to ALPA represented employees in the future will be based upon the value of the shares at that time. Accordingly, material changes in this non-cash charge may occur in periods prior to the allocation of the shares and such changes may be unrelated to the Company's operating performance during such periods.

  Operating results for the eight months ended August 31, 1995 include a non-cash charge of approximately $8.0 million, representing the excess of the fair market value of the shares distributed to employees over the purchase price paid for shares which were sold to employees pursuant to the Equity Rights offering.

  Also pursuant to the '94 Labor Agreements and the '95 Reorganization, the Company has adopted a seven year employee stock incentive program (the "ESIP") pursuant to which TWA will grant its union and non- union employees additional shares of Employee Preferred Stock and Common Stock (the "Incentive Shares"), respectively, and such employees will be entitled to purchase additional shares of such stock under certain circumstances through an employee stock purchase arrangement. The ESIP has been designed to enable TWA's employees to increase their level of ownership from 30% to 40% of the combined total number of outstanding Common Stock and Employee Preferred Stock over the seven year period.

  The first stock grant under the ESIP is to be made on July 15, 1997 in an amount that would increase the level of employee ownership by 2% of the combined total number of then outstanding shares of Common Stock

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES and Employee Preferred if the closing price of the Common Stock exceeds a target price of $11.00 per share following January 1, 1997 or would be made on any date thereafter if the price of the Common Stock exceeds such target price. In subsequent years through the end of the seven year term of the ESIP, the increase in the number of shares of Employee Preferred Stock to be granted under this program would be equivalent to 1.5% in 1998, 1.5% in 1999, 1.0% in 2000, 1.0% in 2001 and 1.0% in 2002 of the combined total number of shares of Common Stock and Employee Preferred Stock, and the target prices would increase to $12.10 in 1998, $13.31 in 1999, $14.64 in 2000, $16.11 in 2001 and
$17.72 in 2002. If TWA issues additional shares of Common Stock with an aggregate value of more then $20 million to third parties for cash or a reduction in debt at a price equal to or greater then $11.00 per share, the last two scheduled installments of the ESIP would be aggregated and these shares allocated equally to the remaining installments in the program. In addition, pursuant to the ESIP, employees would have the right after July 15, 1997, to purchase over the seven year term of the ESIP additional shares of Employee Preferred Stock in amounts up to an aggregate of 2% of the combined total number of outstanding Common Stock and Employee Preferred Stock at a discount of 20% from the market price. The employees' right to purchase additional shares of Employee Preferred Stock would be accelerated and become immediately exercisable if there is a merger, sale or consolidation of TWA (where TWA is not the surviving entity) at a merger, sale or consolidation price equivalent to or in excess of $17.72 per share of Common Stock at a 20% discount from the merger, sale or consolidation price relating to such a transaction.

  The percentage of employee ownership could decline below 30% in the event the Company issues additional Common Stock to third parties for cash or property or in lieu of cash payments on the 12% Senior Secured Reset Notes. To the extent that as a result of the sale for cash of additional capital stock, the percentage of employee ownership of the combined total number of shares of Common Stock and Employee Preferred Stock declines below a level equal to the Adjusted Maximum Percentage (as defined below) minus eight percentage points plus the percentage equivalent to any Incentive Shares already issued, one-quarter of the difference between the new percentage of employee ownership and the level just determined (but in no event greater than 1% in each year) times the combined total number of shares of Common Stock and Employee Preferred Stock outstanding would be added to the amount of Employee Preferred Stock to union employees and Common Stock to non-union employees to be issued under the ESIP in each of the years 1999 through 2002 assuming the target prices are met in each of such years.

  In the event of a merger, sale or consolidation of TWA where TWA is not the surviving entity, TWA would issue to employees at or prior to the consummation of such a transaction: (i) a number of shares of Employee Preferred Stock and Common Stock to which the employees would have otherwise been entitled under the ESIP during its seven year term assuming the trading price of the Common Stock during such term was the merger, sale or consolidation price, provided, that if the merger, sale or consolidation price falls between two target prices, the number of shares to be issued will be based on an interpolation between the target prices, (ii) if the employee ownership percentage is less than 35% of the combined total number of outstanding shares of Common Stock and Employee Preferred Stock, a number of shares of Employee Preferred Stock and Common Stock equal to the difference between the number of shares already distributed under the ESIP and a number of shares equivalent to 2.0%, 3.5% or 5.0%, respectively, of the then combined total number of outstanding Common Stock and Employee Preferred Stock depending on the merger, sale or consolidation price, but in no event shall shares issued pursuant to this paragraph increase the employee ownership percentage above 35%, or (iii) if, following the issuance by the Company of additional shares of Common Stock to third parties for cash or property equal to 1% of the number of shares of Common Stock outstanding immediately following the Restructuring and the employee ownership percentage is below the lesser of 35% and the Adjusted Maximum Percentage, TWA shall at the option of each employee effect an immediate cash contribution to the employee's respective pension plan or make an immediate cash payment to each employee equal to an amount determined as the number of shares necessary to increase the employee ownership percentage to the lesser of 35% and the Adjusted Maximum Percentage of the merger, sale or consolidation price. The Adjusted Maximum Percentage is

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES defined to mean a level of the percentage of employee ownership following a reduction below 38% but to no lower than 30% in a manner proportionate to the aggregate proceeds, if any, received from the issuance of additional Common Stock to third parties for cash or property up to $200 million.

  The ESIP also provides that if additional shares are distributed following the '95 Effective Date in respect of the '95 Reorganization, employees will be entitled to receive an additional number of shares of Common Stock and Employee Preferred Stock such that the employees will retain the same level of ownership. Pursuant to the '95 Reorganization, TWA issued 2,069,898 shares of common stock as conditional consideration to the 12% Senior Secured Notes. Union representatives and the Company have tentatively agreed that the number of "Fill-Up Shares" to be issued pursuant to the ESIP is approximately 932,000. Under the agreement, approximately 526,000 shares will be distributed immediately (the "Initial Fill-Up Shares") and the remaining shares (the "Credit Shares") will be issued in July of 1997 if the 1997 target price is not met. If the 1997 ESIP target price is not met, the Credit Shares distributed may be used as a credit against future grants under the ESIP. TWA will record a charge in 1997 for the fair value of the Initial Fill-Up Shares as of the date those shares are distributed. The issuance of the Fill-Up Shares is subject to approval by the Company's Board of Directors. The number of shares of Employee Preferred Stock outstanding at December 31, 1996 does not reflect any such additional shares. Shares granted or purchased at a discount under the ESIP will generally result in a charge equal to the fair value of shares granted and the discount for shares purchased a the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002, based on the number of Common Stock and Employee Preferred Stock outstanding at December 31, 1996 (including Initial Fill-Up Shares) and excluding the impact of any merger, sale or consolidation of TWA, would be approximately $58 million. The charge for any year, however, could be substantially higher if the market prices of the Common Stock exceed the respective yearly target prices.

13. STOCK OPTION PLANS:

  The Company's 1994 Key Employee Incentive Stock Plan (the "KESIP"), as amended, provides for the award of incentive and nonqualified stock options for up to 7% of the Common Stock and Employee Preferred Stock outstanding as of the start of each fiscal year (approximately 3.4 million shares at January 1, 1997). Options granted under the KESIP have a five year life after the final vesting period and vest at the rate of 34% upon the first anniversary of the award date, 33% upon the second and 33% upon the third anniversary of the award date. Unvested shares are subject to forfeiture under certain circumstances.

  A summary of the Company's outstanding stock options as of December 31, 1996 and 1995, and changes during the years ended on those dates is presented below:

                                        1996                      1995
                              ------------------------- ------------------------
                                            WEIGHTED                 WEIGHTED
                                            AVERAGE                  AVERAGE
                               SHARES    EXERCISE PRICE  SHARES   EXERCISE PRICE
                              ---------  -------------- --------- --------------
Outstanding at beginning of
 year.......................  2,228,000      $4.68      1,398,576     $4.64
Granted.....................    453,000      11.65        829,424      4.74
Exercised...................   (191,316)      4.64            --        --
Forfeited...................   (463,300)      7.43            --        --
                              ---------                 ---------
Outstanding at end of year    2,026,384      $5.61      2,228,000     $4.68
                              =========                 =========
Options exercisable at year-
 end........................  1,307,530                   475,516
Weighted average fair value
 of options granted during
 the year...................  $    6.79                 $    3.03

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  The per share weighted average fair value of options granted during 1996 and 1995 were estimated using the Black Scholes option pricing model assuming risk-free interest rates of 6.6% and 6.0% in 1996 and 1995, respectively, an expected volatility factor of 85% and an expected life of three years.

  The following table summarizes information about fixed stock options at December 31, 1996:

                                      OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                         --------------------------------------------- ----------------------------
         RANGE             NUMBER    WEIGHTED-AVERAGE                    NUMBER
           OF            OUTSTANDING    REMAINING     WEIGHTED-AVERAGE EXERCISABLE WEIGHTED-AVERAGE
    EXERCISE PRICES      AT 12/31/96 CONTRACTUAL LIFE  EXERCISE PRICE  AT 12/31/96  EXERCISE PRICE
    ---------------      ----------- ---------------- ---------------- ----------- ----------------
$ 4.64 to  6.78.........  1,757,184     3.0 years          $4.64        1,255,850       $4.64
  7.06 to  8.12.........     20,000     3.8 years           7.95            6,800        7.95
 10.62 to 15.81.........    238,100     7.4 years          11.97           39,780       10.64
 16.25 to 18.37.........     11,100     4.3 years          17.85            5,100       18.37
                          ---------                                     ---------
$ 4.64 to 18.37.........  2,026,384                                     1,307,530
                          =========                                     =========

  As permitted under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. However, pro forma disclosures as if the Company adopted the fair value based method of measurement for stock-based compensation plans under SFAS 123 in 1996 and 1995 are presented below.

  Had compensation cost for the Company's grants for stock-based compensation plans been determined using the fair value method under SFAS No. 123, the Company's net loss pro forma, and net loss per common share for 1996 and 1995 would approximate the amounts below (in millions except per share data):

                                         YEAR ENDED          FOUR MONTHS ENDED
                                      DECEMBER 31, 1996      DECEMBER 31, 1995
                                    ---------------------  ---------------------
                                    AS REPORTED PRO FORMA  AS REPORTED PRO FORMA
                                    ----------- ---------  ----------- ---------
Net loss...........................  (284,815)  (285,716)    (30,138)   (30,350)
Net loss per common share..........     (7.27)     (7.30)      (1.05)     (1.06)

  The pro forma amounts do not give any effect to options granted prior to January 1, 1995.

  Operating results include charges of $2.2 million, $0.02 million and $0.02 million for the year ended December 31, 1996, the eight months ended August 31, 1995 and the four months ended December 31, 1995, respectively, to reflect the excess of the market price of TWA's common stock on the date of grant over the exercise price, over the vesting period. The 1996 charge includes $1.8 million in respect to the accelerated vesting of certain awards in connection with the severance of certain officers.

14. EXTRAORDINARY ITEMS:

  In 1996, the Company consummated a series of privately negotiated exchanges with a significant holder of the 12% Senior Secured Reset Notes which resulted in the return to the Company of approximately $45.3 million in 12% Senior Secured Reset Notes and approximately $1.5 million in accrued interest thereon in exchange for the issuance of approximately 4.5 million shares of Company Common Stock. As a result of the exchange of the 12% Senior Secured Notes, the Company recorded an extraordinary non-cash charge of $8.2 million representing the difference between the fair value of the common stock issued (based upon the trading price of the Company's common stock on the dates of exchanges) and the carrying value of the Senior Secured Reset Notes retired.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  During 1996, the Company recorded an extraordinary charge of approximately $1.6 million due to the early extinguishment of a portion of the PBGC Notes as a result of Karabu applying approximately $6.4 million in ticket proceeds as prepayments on the PBGC Notes.

  The extraordinary gain recorded in the four months ended December 31, 1995 was due to the cancellation of debt as a result of a settlement between Trans World Express, Inc. ("TWE"), a subsidiary, and an aircraft lessor. The extraordinary gain recorded in the eight months ended August 31, 1995 was for the discharge of indebtedness pursuant to the Company's '95 Reorganization.

  The extraordinary charge recorded in 1994 was for a prepayment premium of approximately $2.0 million related to the sale and lease back of four McDonnell Douglas MD-80 aircraft.

15. DISPOSITION OF ASSETS:

  Disposition of assets resulted in net losses of approximately $1,135,000 and $206,000 during 1996 and for the eight months ended August 31, 1995, respectively, and net gains of $3,330,000 and $1,072,000 for the four months ended December 31, 1995 and during 1994, respectively.

  In 1996, TWA recorded a gain of approximately $8.0 million in connection with the hull insurance settlement for the aircraft destroyed in the Flight 800 incident. The gain was offset by a loss of $8.3 million on the sale of expendable aircraft parts and losses on other miscellaneous dispositions.

  In November 1995, TWA entered into an agreement to sublease certain of TWA's leased commissary facilities in Los Angeles. As part of this agreement, TWA sold its commissary furnishings and equipment, resulting in a gain of $2.0 million.

  The 1994 net gain included a gain of approximately $1.3 million on the divestiture of three subsidiaries, Midcoast Aviation, Inc., Travel Marketing Services, Inc. and World Marketing Services, Inc.

16. SPECIAL CHARGES AND OTHER NONRECURRING ITEMS:

  The 1996 operating loss includes an aggregate of approximately $85.9 million in special charges and nonrecurring items, primarily as follows: (i) approximately $26.7 million to reflect the write-off of the carrying value of TWA's New York-Athens route authority over which TWA has elected to discontinue service, (ii) approximately $53.7 million to reflect the reduction in carrying value of TWA's owned L-1011 and B-747 aircraft and related spare parts which are expected to be retired from service over the next year and
(iii) approximately $5.5 million for employee severance liabilities related to the termination of service to Athens and Frankfurt. The write-down of owned aircraft and related spare parts was based upon managements estimates of the net proceeds to be received upon the disposition of these assets. Additionally, the Company has obligations under operating leases for B-747 aircraft aggregating approximately $50 million over the next seven years. Management currently estimates that it will be able to recover substantially all of these costs pursuant to subleases of these aircraft and, accordingly, no provision has been made for any such costs at this time. Management's estimates relative to the costs of the retirement of the L-1011 and B-747 fleets and related spare parts are based upon current market conditions, preliminary discussions with interested parties and other factors. The actual costs could differ materially from the current estimates.

  The operating income for the eight months ended August 31, 1995, includes a special charge of $1.7 million for shut-down related expenses of TWE.

  The 1994 operating loss includes an aggregate of $175.1 million in costs associated with special charges and nonrecurring items as further described below.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  In the fourth quarter of 1994, TWA recorded a charge of $36.3 million to salaries, wages and benefits to reflect the estimated portion of the obligation earned to date for payments due to employees represented by the IAM for overtime savings in excess of certain targeted levels established in the '92 Labor Agreement (see Note 7).

  During 1994, TWA undertook several strategic operational initiatives to improve its competitiveness and reduce its cost structure. Special charges recorded in 1994 include the following principal components: (i) approximately $61 million to reflect the write-off of the carrying value of certain international route authorities which were no longer expected to be utilized in connection with the restructuring of such operations, (ii) approximately $34 million to reflect the write-off of pre-delivery payments and related capitalized interest for certain aircraft on order (also see Note 18--Aircraft Commitments), (iii) approximately $24 million to reflect the reduction in the carrying value of certain owned aircraft and spare parts which, under the Company's fleet plan, were expected to be retired and sold and (iv) approximately $15 million for furlough pay and severance costs related to reduction in the number of employees.

17. OTHER CHARGES AND CREDITS:

                                                                             REORGANIZED COMPANY       PREDECESSOR COMPANY
                                                                          ------------------------- -------------------------
                                                                              YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                                                             ENDED        ENDED        ENDED        ENDED
                                                                          DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                                                              1996         1995         1995         1994
                                                                          ------------ ------------ ------------ ------------
                                                                                        (AMOUNTS IN THOUSANDS)
Expenses associated with the restructuring of debt and flight equipment
 leases..................................................................        --        3,000       11,000        11,100
Provisions for losses resulting from claims and litigation judgments
 against TWA.............................................................        235          26          351           200
Foreign currency transaction (gains) losses-net..........................       (642)      1,156          384        (1,941)
Finance charge income earned on receivables carried by TWA...............     (8,030)     (2,662)      (6,198)       (9,557)
Credits related to settlement of various contract disputes, litigation
 and other matters.......................................................     (2,500)        --           --            --
Equity in (earnings)/losses of TWA's investment in Worldspan.............    (11,919)     11,535       (3,607)        3,616
Miscellaneous other nonoperating charges (credits)-net (a)...............     (7,742)     (5,444)      (4,309)      (32,265)
                                                                            --------      ------      -------      --------
Total Other Charges and Credits..........................................   $(30,598)     $7,611      $(2,379)     $(28,847)
--------------------------------------------------
                                                                            ========      ======      =======      ========

--------
(a) The amount for 1994 includes certain nonrecurring income amounts aggregating approximately $21.1 million relating to the reduction of certain liabilities established on the '93 Effective Date (also see Note 20-Supplemental Financial Information (Unaudited)).

18. AIRCRAFT COMMITMENTS:

  TWA has entered into agreements with AVSA, S.A.R.L. and Rolls-Royce plc relating to the purchase of ten A330-300 twin-engine wide body aircraft and related engines, spare parts and equipment for an aggregate purchase price of approximately $1.1 billion. The agreements, as amended, require the delivery of the aircraft in 1999 and 2000 and provide for the purchase of up to ten additional aircraft. TWA has not yet made arrangements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES for the permanent financing of the purchases subject to the agreements. In the event of cancellation, predelivery payments of approximately $18 million would be subject to forfeiture.

  During 1996 TWA entered into a purchase agreement with the Boeing Company relating to the purchase of ten Boeing Model 757-231 aircraft and related engines, spare parts and equipment for an aggregate purchase price of approximately $500 million. The agreement requires the delivery of the aircraft in 1997, 1998 and 1999, and provides for the purchase of up to ten additional aircraft. Furthermore, to the extent TWA exercises its options for additional aircraft, the Company will have the right to an equal number of additional option aircraft. TWA has obtained commitments for debt financing for approximately 80% of the total costs associated with the acquisition of eight of the original ten aircraft and obtained commitments for 100% of the total costs of the remaining two original aircraft. Such commitments are subject to the lender's and lessor's ongoing evaluation of the financial condition of TWA.

  Required future expenditures under the purchase agreements described above, including an estimate of price escalation as defined in the subject agreements and exclusive of secured financing, are as follows (amounts in millions):

                                                                    AVSA  BOEING
                                                                    ----- ------
     1997..........................................................  49.1 248.5
     1998..........................................................  49.8  97.0
     1999.......................................................... 515.4 143.0
     2000.......................................................... 532.5   --

19. FRESH START REPORTING:

  Pursuant to SOP 90-7, TWA adopted fresh start reporting which has resulted in the creation of a new reporting entity and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. For accounting purposes, the '95 Effective Date was deemed to be September 1, 1995. In the fresh start reporting, an aggregate value of $270 million was assigned to TWA's Common Stock and Employee Preferred Stock. These values were established by management with the assistance of its financial advisors. These valuations considered TWA's expected future performance, relevant industry and economic conditions, and analyses and comparisons with comparable companies.

  The reorganization value of TWA has been allocated to the Reorganized Company's assets and liabilities in a manner similar to the purchase method of accounting for a business combination. Management obtained valuations from independent third parties which, along with other market and related information and analyses, were utilized in assigning fair values to assets and liabilities. A summary of the impact of the '95 Reorganization and the related fresh start adjustments is presented below. The fresh start adjustments resulted in, among other things, the allocation of substantial amounts to reorganization value in excess of amounts allocable to identifiable assets, the amortization of which, while not requiring the use of cash, will significantly affect future operating results.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  A summary of the impact of the '95 Reorganization Plan and the related fresh start adjustments is presented below (amounts in thousands).

                                                  SEPTEMBER 1, 1995
                          -------------------------------------------------------------------
                          PREDECESSOR      DEBT      FRESH START       OTHER      REORGANIZED
                            COMPANY    DISCHARGE(A) ADJUSTMENTS(B) ADJUSTMENTS(C)   COMPANY
                          -----------  ------------ -------------- -------------- -----------
Current Assets:
 Cash and cash
  equivalents...........  $  239,796    $     --      $      --      $     --     $  239,796
 Receivables............     297,022       (1,449)           --            --        295,573
 Spare parts, materials
  and supplies..........     146,191          --             --            --        146,191
 Prepaid expenses and
  other.................      60,947          --             --            --         60,947
                          ----------    ---------     ----------     ---------    ----------
  Total Current Assets..     743,956       (1,449)           --            --        742,507
                          ----------    ---------     ----------     ---------    ----------
Property and Equipment..     631,087          --         (24,239)          --        606,848
                          ----------    ---------     ----------     ---------    ----------
Other Assets:
 Investment in
  affiliated companies..     110,325          --             --            --        110,325
 Other investments and
  receivables...........     163,715          --             --            --        163,715
 Routes, gates and
  slots.................     737,171          --        (278,722)          --        458,449
 Reorganization value in
  excess of amounts
  allocable to
  identifiable assets...     153,840          --             --        685,224       839,064
 Other assets...........      28,531          --         ( 9,392)          --         19,139
                          ----------    ---------     ----------     ---------    ----------
 Total Other............   1,193,582          --        (288,114)      685,224     1,590,692
                          ----------    ---------     ----------     ---------    ----------
Total...................  $2,568,625    $  (1,449)    $ (312,353)    $ 685,224    $2,940,047
                          ==========    =========     ==========     =========    ==========
Current Liabilities:
 Current maturities of
  long-term debt........  $  472,510    $(404,665)    $      --      $     --     $   67,845
 Current obligations
  under capital leases..      42,643          --            (647)          --         41,996
 Advance ticket sales...     253,642          --             --            --        253,642
 Accounts payable and
  other accrued
  expenses..............     518,030       24,466          3,739           --        546,235
                          ----------    ---------     ----------     ---------    ----------
 Total..................   1,286,825     (380,199)         3,092           --        909,718
                          ----------    ---------     ----------     ---------    ----------
Liabilities Subject To
 Chapter 11
Reorganization
 Proceedings............     748,855     (748,855)           --            --            --
                          ----------    ---------     ----------     ---------    ----------
Noncurrent Liabilities
 and Deferred Credits:
 Long-term debt, less
  current maturities....         --       765,435            --            --        765,435
 Obligations under
  capital leases, less
  current obligations...     317,196          --         (42,440)          --        274,756
 Other noncurrent
  liabilities and
  deferred credits......     673,428       18,612        (30,762)          --        661,278
                          ----------    ---------     ----------     ---------    ----------
 Total..................     990,624      784,047        (73,202)          --      1,701,469
                          ----------    ---------     ----------     ---------    ----------
Redeemable Preferred
 Stock..................         --        58,860            --            --         58,860
                          ----------    ---------     ----------     ---------    ----------
Shareholders' Equity
 (Deficiency):
 Old Preferred Stock....         125          --             --           (125)          --
 Old Common Stock.......         200          --             --           (200)          --
 Employee Preferred
  Stock.................         --           --             --             53            53
 New Common Stock.......         --           --             --            172           172
 Additional paid-in
  capital...............     161,692      143,800            --        (35,717)      269,775
 Accumulated Deficit....    (619,696)     140,898       (242,243)      721,041           --
                          ----------    ---------     ----------     ---------    ----------
 Total..................    (457,679)     284,698       (242,243)      685,224       270,000
                          ----------    ---------     ----------     ---------    ----------
Total...................  $2,568,625    $  (1,449)    $ (312,353)    $ 685,224    $2,940,047
                          ==========    =========     ==========     =========    ==========

--------
(a) To record the discharge of indebtedness pursuant to the '95 Reorganization and reclassification of debt between current and non-current based upon its revised terms. Debt securities, Mandatorily Redeemable 12% Preferred Stock, Ticket Vouchers and Contingent Payment Rights issued pursuant to the '95 Reorganization have been recorded at their estimated fair values. The excess of indebtedness eliminated

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES over the fair value of securities issued in settlement of those claims, approximately $140.9 million, is reflected as an extraordinary item in the eight months ended August 31, 1995.

(b) To record adjustments to reflect assets and liabilities at fair values. The adjustments to record the fair values of assets and liabilities resulted in a nonrecurring charge to reorganization items of approximately $228.8 million in the eight months ended August 31, 1995. Charges to reorganization items were recorded for various fees and expenses related to the consummation of the '95 Plan aggregating approximately $13.4 million. Significant elements of the adjustments to record the fair value of assets and liabilities are summarized below:

  --Adjustments to reflect the fair value of owned property and equipment under capital leases.

  --Adjustments to reflect the fair value of TWA's international route authorities, take-off and landing time slots and airport gate leaseholds.

  --Adjustments to record the present value of the liabilities for postretirement medical and life insurance benefits and certain foreign pension plans to reflect the current postretirement benefit obligation and projected benefit obligation, respectively, utilizing current discount rates.

  --An adjustment to reduce deferred income taxes to reflect the impact of the preceding adjustments.

(c) To record adjustments to reflect the elimination of the remaining deficit in shareholders' equity after the adjustments arising from (a) and (b) above and to reflect the associated reorganization value in excess of amounts allocable to identifiable assets.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

20. SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED):

  Selected consolidated financial data (unaudited) for each quarter within 1996 and 1995 are as follows:

                                   FIRST     SECOND     THIRD         FOURTH
                                  QUARTER   QUARTER    QUARTER        QUARTER
                                 ---------  --------  ----------     ---------
                                         (AMOUNTS IN THOUSANDS)
REORGANIZED COMPANY
YEAR ENDED DECEMBER 31, 1996
Operating revenues.............. $ 782,433  $965,808  $1,002,867     $ 803,299
                                 =========  ========  ==========     =========
Special charges (note 16)....... $     --   $    --   $      --      $  85,915
                                 =========  ========  ==========     =========
Operating income (loss)......... $ (54,191) $ 62,028  $   26,019     $(232,383)
                                 =========  ========  ==========     =========
Disposition of assets, gains
 (losses)--net.................. $    (214) $    239  $      (87)    $  (1,073)
                                 =========  ========  ==========     =========
Income (loss) before
 extraordinary item............. $ (37,107) $ 25,262  $   (6,905)    $(256,277)
                                 =========  ========  ==========     =========
Extraordinary items............. $     --   $    --   $   (7,420)    $  (2,368)
                                 =========  ========  ==========     =========
Net income (loss)............... $ (37,107) $ 25,262  $  (14,325)    $(258,645)
                                 =========  ========  ==========     =========
Per share amounts:
 Earnings (loss) before
  extraordinary items and
  special dividend requirements. $    (.98) $    .46  $     (.24)    $   (5.51)
                                 =========  ========  ==========     =========
 Extraordinary items and special
  dividend requirements......... $    (.48) $    --   $     (.16)    $    (.05)
                                 =========  ========  ==========     =========
 Net income (loss).............. $   (1.46) $    .46  $     (.40)    $   (5.56)
                                 =========  ========  ==========     =========
REORGANIZED COMPANY
FOUR MONTHS ENDED DECEMBER 31,
 1995
Operating revenues.............. $     --   $    --   $  293,890 (a) $ 804,584
                                 =========  ========  ==========     =========
Operating income................ $     --   $    --   $    9,308 (a) $   1,138
                                 =========  ========  ==========     =========
Disposition of assets, gains
 (losses)--net.................. $     --   $    --   $      (50)(a) $   3,380
                                 =========  ========  ==========     =========
Loss before extraordinary item.. $     --   $    --   $   (2,347)(a) $ (31,291)
                                 =========  ========  ==========     =========
Extraordinary items............. $     --   $    --   $      --  (a) $   3,500
                                 =========  ========  ==========     =========
Net loss........................ $     --   $    --   $   (2,347)(a) $ (27,791)
                                 =========  ========  ==========     =========
Per share amounts:
 Loss before extraordinary
  items......................... $     --   $    --   $     (.16)(a) $    (.93)
                                 =========  ========  ==========     =========
 Extraordinary item............. $     --   $    --   $      --  (a) $     .09
                                 =========  ========  ==========     =========
 Net loss....................... $     --   $    --   $     (.16)(a) $    (.84)
                                 =========  ========  ==========     =========
PREDECESSOR COMPANY
EIGHT MONTHS ENDED AUGUST 31,
 1995
Operating revenues.............. $ 692,320  $860,506  $  665,529 (b) $     --
                                 =========  ========  ==========     =========
Special charges (note 16)....... $     --   $    --   $    1,730 (b) $     --
                                 =========  ========  ==========     =========
Operating income (loss)......... $ (76,261) $ 54,382  $   36,521 (b) $     --
                                 =========  ========  ==========     =========
Reorganization items............ $     --   $    --   $  242,243 (b) $     --
                                 =========  ========  ==========     =========
Disposition of assets, gains
 (losses)--net.................. $    (271) $    (67) $      132 (b) $     --
                                 =========  ========  ==========     =========
Income (loss) before
 extraordinary item............. $(122,795) $  5,168  $ (220,586)(b) $     --
                                 =========  ========  ==========     =========
Extraordinary items............. $     --   $    --   $  140,898 (b) $     --
                                 =========  ========  ==========     =========
Net income (loss)............... $(122,795) $  5,168  $  (79,688)(b) $     --
                                 =========  ========  ==========     =========

--------
(a) One month ended September 30, 1995
(b) Two months ended August 31, 1995

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  The results for each period include all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods.

  The consolidated financial results on an interim basis are not necessarily indicative of future financial results on either an interim or annual basis. TWA's air transportation business is highly seasonal with the second and third quarters of the calendar year historically producing substantially better operating results than the first and fourth quarters.

  The results for the fourth quarter of 1996 includes an adjustment to reduce aircraft fuel and oil costs by approximately $8.8 million, as a result of federal fuel excise taxes paid which are expected to be refunded to the Company.

  The results for the fourth quarter of 1995 include several adjustments to operating expenses to reflect changes in estimates, including a reduction in passenger sales commissions of approximately $6.7 million and a reduction in employee benefits and workers compensation costs of $6.2 million.

21. FOREIGN OPERATIONS:

  TWA conducts operations in various foreign countries, principally in Europe and the Middle East. Operating revenues from foreign operations were approximately $719.2 million in the year ended December 31, 1996, $228.7 million in the four months ended December 31, 1995, $474.4 million in the eight months ended August 31, 1995 and $794.1 million in the year ended December 31, 1994.

22. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

  SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" requires disclosures with regards to fair values of all financial instruments, whether recognized or not recognized in the balance sheet, subject to certain exceptions. Solely for purposes of complying with this accounting standard, the Company has estimated the fair value of certain of its financial instruments, as further described below. Because no market exists for a significant portion of TWA's financial instruments, fair value estimates provided below are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The discussion of financial instruments below conforms with the presentation in the Consolidated Balance Sheet and relates to the amounts at December 31, 1996 and 1995.

(a) Cash, cash equivalents and receivables: The carrying amounts of these assets is estimated to approximate fair value due to the generally short maturities of these instruments.

(b) Other investments and receivables: The carrying amount of these assets are estimated to approximate fair value due to the generally short maturities of the underlying instruments which are, however, classified as long-term assets because TWA's ability to access these amounts is generally restricted by contractual provisions.

(c) Accounts payable and other accrued liabilities: The carrying amount of these liabilities are estimated to approximate fair value due to the generally short maturities of these instruments.

(d) Debt: At December 31, 1996 and December 31, 1995, approximately $111.8 million and $145.2 million, respectively, of the carrying value of TWA's debt was traded publicly. The aggregate market value of such debt was approximately $126.0 million and $160.4 million on those dates, respectively. The Company

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES believes the fair value of the remaining debt which had an aggregate carrying value of approximately $589.1 million and $686.4 million at December 31, 1996 and 1995, respectively, was approximately $466.4 million and $644.5 million on those dates.

(e) Mandatorily Redeemable 12% Preferred Stock: At December 31, 1995 the carrying value of TWA's Mandatorily Redeemable 12% Preferred Stock was $61.4 million. The aggregate market value of such stock was approximately $74.1 million on that date.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              THREE MONTHS
                                                             ENDED MARCH 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
Operating revenues:
 Passenger................................................. $671,845  $677,932
 Freight and mail..........................................   31,489    35,904
 All other.................................................   58,972    68,597
                                                            --------  --------
  Total....................................................  762,306   782,433
                                                            --------  --------
Operating expenses:
 Salaries, wages and benefits..............................  315,308   296,323
 Earned stock compensation.................................    1,280     4,984
 Aircraft fuel and oil.....................................  129,946   129,396
 Passenger sales commissions...............................   57,571    63,940
 Aircraft maintenance materials and repairs................   43,743    47,758
 Depreciation and amortization.............................   38,770    39,613
 Operating lease rentals...................................   85,823    70,305
 Passenger food and beverages..............................   20,452    25,541
 All other.................................................  168,899   158,764
                                                            --------  --------
  Total....................................................  861,792   836,624
                                                            --------  --------
Operating loss.............................................  (99,486)  (54,191)
                                                            --------  --------
Other charges (credits):
 Interest expense..........................................   28,397    33,547
 Interest and investment income............................   (2,951)   (6,086)
 Disposition of assets, gains and losses--net..............   (9,350)      214
 Other charges and credits--net............................  (10,389)   (7,588)
                                                            --------  --------
  Total....................................................    5,707    20,087
                                                            --------  --------
Loss before income taxes and extraordinary items........... (105,193)  (74,278)
Provision (credit) for income taxes........................  (35,161)  (37,171)
                                                            --------  --------
Loss before extraordinary items............................  (70,032)  (37,107)
Extraordinary items, net of income taxes...................   (1,532)      --
                                                            --------  --------
Net loss...................................................  (71,564)  (37,107)
Preferred stock dividend requirements......................    3,869    23,998
                                                            --------  --------
Loss applicable to common shares........................... $(75,433) $(61,105)
                                                            ========  ========
Per share amounts:
 Loss before extraordinary item and special dividend
  requirement.............................................. $  (1.51) $   (.98)
 Extraordinary item and special dividend requirement.......     (.03)     (.48)
                                                            --------  --------
Net loss................................................... $  (1.54) $  (1.46)
                                                            ========  ========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                      MARCH 31, 1997 AND DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                                        MARCH 31,  DECEMBER 31,
                                                          1997         1996
                                                       ----------- ------------
                                                       (UNAUDITED)
                        ASSETS
Current assets:
 Cash and cash equivalents............................ $  136,522   $  181,586
 Receivables, less allowance for doubtful accounts,
  $12,357 in 1997 and $12,939 in 1996.................    257,744      239,496
 Spare parts, materials and supplies, less allowance
  for obsolescence, $12,556 in 1997 and $11,563 in
  1996................................................    104,134      111,239
 Prepaid expenses and other...........................     98,294       54,121
                                                       ----------   ----------
   Total..............................................    596,694      586,442
                                                       ----------   ----------
Property:
 Property owned:
  Flight equipment....................................    387,351      339,150
  Prepayments on flight equipment.....................     33,767       39,072
  Land, buildings and improvements....................     59,457       59,879
  Other property and equipment........................     62,222       60,750
                                                       ----------   ----------
   Total owned property...............................    542,797      498,851
  Less accumulated depreciation.......................     82,949       71,810
                                                       ----------   ----------
   Property owned--net................................    459,848      427,041
                                                       ----------   ----------
 Property held under capital leases:
  Flight equipment....................................    172,812      172,812
  Land, buildings and improvements....................     49,443       54,761
  Other property and equipment........................      6,943        6,570
                                                       ----------   ----------
   Total property held under capital leases...........    229,198      234,143
  Less accumulated amortization.......................     56,026       46,977
                                                       ----------   ----------
   Property held under capital leases--net............    173,172      187,166
                                                       ----------   ----------
    Total property--net...............................    633,020      614,207
                                                       ----------   ----------
Investments and other assets:
 Investments in affiliated companies..................    112,674      108,173
 Investments, receivables and other...................    232,348      188,331
 Routes, gates and slots--net.........................    393,717      401,659
 Reorganization value in excess of amounts allocable
  to identifiable assets--net.........................    772,638      783,127
                                                       ----------   ----------
   Total..............................................  1,511,377    1,481,290
                                                       ----------   ----------
                                                       $2,741,091   $2,681,939
                                                       ==========   ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                      MARCH 31, 1997 AND DECEMBER 31, 1996
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                        MARCH 31,   DECEMBER 31,
                                                          1997          1996
                                                       -----------  ------------
                                                       (UNAUDITED)
  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
 Current maturities of long-term debt................. $   81,213    $   92,447
 Current obligations under capital leases.............     40,995        42,501
 Advance ticket sales.................................    328,605       241,516
 Accounts payable, principally trade..................    231,830       216,675
 Accounts payable to affiliated companies.............      3,345         4,894
 Accrued expenses:
  Employee compensation and vacations earned..........    112,740       116,846
  Contributions to retirement and pension trusts......     14,766        14,091
  Interest on debt and capital leases.................     28,530        39,420
  Taxes...............................................     24,233        19,018
  Other accrued expenses..............................    218,182       203,184
                                                       ----------    ----------
   Total accrued expenses.............................    398,451       392,559
                                                       ----------    ----------
   Total..............................................  1,084,439       990,592
                                                       ----------    ----------
Long-term liabilities and deferred credits:
 Long-term debt, less current maturities..............    650,223       608,485
 Obligations under capital leases, less current
  obligations.........................................    211,080       220,790
 Postretirement benefits other than pensions..........    472,841       471,171
 Noncurrent pension liabilities.......................     30,781        30,716
 Other noncurrent liabilities and deferred credits....    105,908       122,080
                                                       ----------    ----------
   Total..............................................  1,470,833     1,453,242
                                                       ----------    ----------
Shareholders' equity:
 8% cumulative convertible exchangeable preferred
  stock, $50 liquidation preference; 3,869 shares
  issued and outstanding..............................         39            39
 Employee preferred stock, $0.01 liquidation
  preference; special voting rights; shares issued and
  outstanding; 1997--5,659; 1996--5,681...............         57            57
 Common stock, $0.01 par value, shares issued and
  outstanding; 1997--44,083; 1996--41,763.............        441           418
 Additional paid-in capital...........................    571,799       552,544
 Accumulated deficit..................................   (386,517)     (314,953)
                                                       ----------    ----------
   Total..............................................    185,819       238,105
                                                       ----------    ----------
                                                       $2,741,091    $2,681,939
                                                       ==========    ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31,1997 AND 1996
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------
Cash flows from operating activities:
 Net loss................................................ $ (71,564) $ (37,107)
  Adjustments to reconcile net loss to net cash used by
   operating activities:
   Employee earned stock compensation....................     1,280      4,984
   Depreciation and amortization.........................    38,770     39,613
   Amortization of discount and expense on debt..........     3,556      2,405
   Extraordinary loss on extinguishment of debt..........     1,532        --
   Interest paid in common stock.........................     4,125     11.332
   Equity in undistributed earnings of affiliates not
    consolidated.........................................    (4,704)    (1,521)
   Revenue from Icahn ticket program.....................   (24,202)   (16,112)
   Net (gains)-losses on disposition of assets...........    (9,350)       214
 Change in operating assets and liabilities:
  Decrease (increase) in:
   Receivables...........................................   (14,684)   (68,540)
   Inventories...........................................     5,917      8,528
   Prepaid expenses and other current assets.............   (44,173)   (33,432)
   Other assets..........................................    (8,658)    (7,197)
  Increase (decrease) in:
   Accounts payable and accrued expenses.................    19,614     (2,687)
   Advance ticket sales..................................    80,305     92,431
   Other noncurrent liabilities and deferred credits.....   (14,112)   (17,918)
                                                          ---------  ---------
    Net cash used........................................   (36,348)   (25,007)
Cash flows from investing activities:
 Proceeds from sales of property.........................    14,300        324
 Capital expenditures, including aircraft pre-delivery
  deposits...............................................   (13,602)   (46,687)
 Net increase in investments, receivables and other......   (26,509)   (18,535)
                                                          ---------  ---------
    Net cash used........................................   (25,811)   (64,898)
                                                          ---------  ---------
Cash flows from financing activities:
 Net proceeds from long-term debt and warrants issued....    47,175        --
 Repayments on long-term debt and capital lease
  obligations............................................   (31,546)   (25,894)
 Refund due to retirement of 1967 bonds..................     5,318        --
 Net proceeds from sale of preferred stock...............       --     186,163
 Cash dividends paid on preferred stock..................    (3,869)       (15)
 Net proceeds from exercise of warrants..................        17         26
                                                          ---------  ---------
    Net cash provided....................................    17,095    160,280
                                                          ---------  ---------
Net increase (decrease) in cash and cash equivalents.....   (45,064)    70,375
Cash and cash equivalents at beginning of period.........   181,586    304,340
                                                          ---------  ---------
Cash and cash eqivalents at end of period................ $ 136,522  $ 374,715
                                                          =========  =========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                       SUPPLEMENTAL CASH FLOW INFORMATION

                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
Cash paid during the period for:
 Interest...................................................... $34,624 $33,116
                                                                ======= =======
 Income taxes.................................................. $     6 $    35
                                                                ======= =======
Information about noncash operating, investing and financing activities:
 Promissory notes issued to finance aircraft acquisition....... $37,340 $   --
                                                                ======= =======
 Promissory note issued to finance aircraft predelivery
  payments..................................................... $ 1,532 $ 1,523
                                                                ======= =======
 Common Stock issued in lieu of cash dividends................. $   --  $ 3,255
                                                                ======= =======
 Property acquired and obligations recorded under new capital
  transactions................................................. $   373 $   --
                                                                ======= =======
 Exchange of long-term debt for common stock:
  Debt cancelled including accrued interest, net of unamortized
   discount.................................................... $ 9,330 $   --
                                                                ======= =======
  Common Stock issued, at fair value........................... $10,862 $   --
                                                                ======= =======
  Extraordinary loss........................................... $ 1,532 $   --
                                                                ======= =======

ACCOUNTING POLICY

  For purposes of the Statements of Consolidated Cash Flows, TWA considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

           See notes to condensed consolidated financial statements.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1997

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of Trans World Airlines. Inc. ("TWA" or the "Company") and its subsidiaries. The results of Worldspan, L.P. ("Worldspan"), a 25% owned affiliate, are recorded under the equity method and are included in the Statements of Consolidated Operations in Other Charges (Credits).

  The unaudited consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulation of the Securities and Exchange Commission but do not include all information and footnotes required by generally accepted accounting principles pursuant to such rules and regulations. The consolidated financial statements include all adjustments, which are of a normal recurring nature and are necessary, in the opinion of management, for a fair presentation of the results for these interim periods. These consolidated financial statements and related notes should be read in conjunction with the 1996 Consolidated Financial Statements. The consolidated balance sheet at December 31, 1996 has been derived from the audited consolidated financial statements at that date. Certain amounts previously reported have been reclassified to conform with the current presentation.

  The airline industry generally, and TWA specifically, has historically experienced seasonal changes between quarterly periods, with the second and third quarters usually out-performing the first and fourth. Accordingly, the results for the three months ended March 31, 1997 should not be read as an indicator of future results for the full year.

2. INCOME TAXES

  The income tax benefit recorded for the three months ended March 31, 1997 reflects a quarterly effective tax rate and management's current expectation of full year 1997 pre-tax profits. Considering the high level of non-deductible expenses in relation to expected 1997 annual income (which results in both a high effective tax rate and the potential for significant changes in the effective rate from relatively small changes in pretax income levels), the income tax benefit recorded for the first quarter of 1997 was based upon the quarterly allocable portion of certain non-deductible expenses, primarily amortization of reorganization value in excess of amounts allocable in identifiable assets, and statutory tax rates. The 1996 first quarter tax benefit was determined using an estimated annual effective rate. Had an estimated quarterly effective rate been used, the tax benefit for the first three months of 1996 would have been $23.6 million.

3. EXTRAORDINARY ITEM

  In the three months ended March 31, 1997 the Company continued a series of privately negotiated exchanges with a significant holder of its 12% Senior Secured Reset Notes which resulted in the return to the Company of $10.3 million in 12% Senior Secured Reset Notes and approximately $69,000 in accrued interest thereon in exchange for the issuance of approximately 1.7 million shares of Company Common Stock. All 12% Senior Secured Reset Notes returned will be canceled leaving an outstanding principal balance of such notes of approximately $114 million. As a result of the exchange of the 12% Senior Secured Reset Notes, the Company incurred an extraordinary non-cash charge of $1.5 million in the first quarter of 1997 representing the difference between the fair value of the Common Stock issued (based upon the trading price of the Company's Common Stock on the dates of the exchanges) and the carrying value of the 12% Senior Secured Reset Notes retired.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

4. LOSS PER SHARE

  In computing the loss applicable to common shares for the three months ended March 31, 1997, the net loss has been increased by dividend requirements on the 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock"). In computing the related net loss per share, the loss applicable to common shares has been divided by the average aggregate number of outstanding shares of Common Stock (43.1 million for the three months ended March 31, 1997) and Employee Preferred Stock (5.9 million for the three months ended March 31, 1997) which, with the exception of certain special voting rights, is the functional equivalent of Common Stock. No effect has been given to stock options, warrants or potential issuances of additional Common Stock or Employee Preferred Stock in the three months period ended March 31, 1997 as their impact would have been anti-dilutive.

  The loss applicable to common shares for the three months ended March 31, 1996 was similarly computed with the net loss being increased by dividend requirements on the Mandatorily Redeemable 12% Preferred Stock (the "12% Preferred Stock") (including amortization of the difference between the fair value of the 12% Preferred Stock on the date of issuance and the redemption value plus, with respect to the March 22, 1996 call for the redemption, a special dividend requirement of approximately $20.0 million to reflect the excess of the early redemption price over the carrying value of the 12% Preferred Stock) and on the 8% Preferred Stock issued in March 1996. In computing the related net loss per share, the loss applicable to common shares was divided by the average aggregate number of outstanding shares of Common Stock (36.3 million) and Employee Preferred Stock (5.5 million). No effect was given to stock options, warrants or potential issuances of additional Common Stock or Employee Preferred Stock as the impact would have been anti-dilutive.

5. SENIOR SECURED NOTES AND REDEEMABLE WARRANTS

  In March 1997, the Company offered 50,000 Units ("Units"), with each Unit consisting of (i) one 12% Senior Secured Note due 2002 (a "Note"), in the principal amount of $1,000, and (ii) one Redeemable Warrant (a "Warrant") to purchase 126.26 shares of Common Stock at an exercise price of approximately $7.92 per share (the "Offering"). The Notes are secured by a lien on certain assets of the Company, including 1) the Company's beneficial interest in its FAA designated take-off and landing slots at three high-density, capacity-controlled airports, 2) currently owned and hereafter acquired defined ground equipment of the Company used at certain domestic airports and 3) all of the issued and outstanding stock of (a) a wholly-owned subsidiary of TWA holding the leasehold interest in a hangar at Los Angeles International Airport and
(b) three wholly-owned subsidiaries of TWA holding leasehold interests in gates and related support space at certain domestic airports served by the Company. The Company realized approximately $47.2 million (net of discounts and commissions and estimated expenses) in proceeds from the Offering. The Company used approximately $0.5 million of the proceeds from the Offering to release certain of the collateral to be used to secure the Notes from a prior existing lien and the remainder of the proceeds for general corporate purposes.

  The Offering was made pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, the Units, Notes and Warrants and underlying shares of Common Stock issuable upon exercise of the Warrants are not registered under the Federal and state securities laws. The Company has agreed to use its best efforts to file registration statements with respect to (i) an offer to exchange registered Notes for any and all outstanding Notes, and (ii) the Warrants and underlying shares of Common Stock, and to thereby register the Notes and the Warrants under the Securities Act.

6. PREFERRED STOCK

  In March 1996, the Company completed an offering, pursuant to Rule 144A of the Securities Act, of 3,869,000 shares of its 8% Preferred Stock, with a liquidation preference of $50 per share. Each share of the 8%

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $20.269 per share (equivalent to a conversion rate of approximately 2,467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment. Pursuant to the registration rights agreement between the Company and the initial purchasers of the 8% Preferred Stock, the Company filed a shelf registration statement effective August 16, 1996 to register resales of the 8% Preferred Stock, the Debentures (as defined below) and the underlying shares of Common Stock issuable upon conversion thereof.

  The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the 8% Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at specified redemption prices.

  The 8% Preferred Stock may be exchanged at the option of the Company, in whole but not in part, for the Company's 8% Convertible Subordinated Debentures Due 2006 (the "Debentures") on any dividend payment date beginning March 15, 1998 at the rate of $50 principal amount of Debentures for each share of 8% Preferred Stock outstanding at the time of exchange; provided that all accrued and unpaid dividends on the 8% Preferred Stock to the date of exchange, whether or not earned or declared, have been paid or set aside for payment and certain other conditions are met.

  On March 22, 1996, the Company announced a call for redemption on April 26, 1996 (the "Redemption Date") of all of its issued and outstanding 12% Preferred Stock. Such shares were redeemed at a redemption price per share equal to $75.00, plus accrued dividends to and including the Redemption Date, of $2.8667 per share. On April 26, 1996, the Company paid an aggregate of $84.9 million in redemption of the 12% Preferred Stock.

7. STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128 AND STATEMENT OF POSITION 96-1

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" which revises the calculation and presentation provisions of Accounting Principles Board Opinion 15 and related interpretations. While Statement No. 128 is effective for the Company's fiscal year ending December 31, 1997, retroactive application will be required. The Company believes that the adoption of Statement No. 128 will not have a significant effect on its reported earnings per share.

  In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, Environmental Remediation Liabilities, which is effective for fiscal years beginning after December 15, 1996. The Company believes that the adoption of this Statement of Position will have no material effect on its financial position or results of operations.

8. CONTINGENCIES

  For a description of various contingencies and other legal actions against TWA, see "Managements' Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COM-PANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL CON-STITUTES AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    3
Forward-Looking Statements................................................    4
Prospectus Summary........................................................    5
Risk Factors..............................................................   15
Use of Proceeds...........................................................   26
The Exchange Offer........................................................   26
The Company...............................................................   34
Market for Common Stock and Dividend Policy...............................   41
Capitalization............................................................   42
Selected Consolidated Financial Data......................................   43
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   45
Business..................................................................   63
Management................................................................   76
Principal Holders of Capital Stock........................................   80
Description of Notes......................................................   82
Book-Entry, Delivery and Form.............................................   93
Certain Federal Income Tax Considerations.................................   96
Plan of Distribution......................................................  101
Legal Matters.............................................................  101
Experts...................................................................  101
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          TRANS WORLD AIRLINES, INC.

                             OFFER TO EXCHANGE ITS
                       12% SENIOR SECURED NOTES DUE 2002
                          WHICH HAVE BEEN REGISTERED
                           UNDER THE SECURITIES ACT
                             OF 1933, AS AMENDED,
                      FOR ANY AND ALL OF ITS OUTSTANDING
                       12% SENIOR SECURED NOTES DUE 2002

                                ---------------

                                  PROSPECTUS

                                ---------------


                                ---------------

                                 JULY 29, 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

      SEC registration fee............................................ $  5,051
      Accounting fees.................................................   12,500
      Legal fees......................................................   50,000
      Qualification under state securities laws.......................      825
      Miscellaneous...................................................  100,000
                                                                       --------
        TOTAL......................................................... $168,376
                                                                       ========

--------
* To be filed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under the DGCL, directors, offices, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of TWA and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to TWA.

  The eleventh article of TWA's Third Amended and Restated Certificate of Incorporation ("Article Eleventh") provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Company may adopt By-Laws or enter into agreements with any such person for the purpose of providing for such indemnification.

  To the extent that a director or officer of the Company has been successful on the merits or otherwise (including without limitation settlement by nolo contendere) in defense of any action, suit or proceeding referred to in the immediately preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith.

  Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company against such expenses as authorized by Article Eleventh and the Company may adopt By-Laws or enter into agreements with such persons for the purpose of providing for such advances.

  The indemnification permitted by Article Eleventh shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

  The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article Eleventh or otherwise.

  If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

  The obligations of the Company to indemnify any person serving as one of its directors, officers or employees as of or following the Company's '93 Reorganization, by reason of such person's past or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in Article Eleventh or in similar constituent documents or by statutory law or written agreement of or with the Company, shall be deemed and treated as executory contracts assumed by the Company pursuant to the Company's '93 Reorganization. Accordingly, such indemnification obligations survive and were unaffected by the entry of the order confirming the Company's '93 Reorganization. The obligations of the Company to indemnify any person who, as of the '93 Reorganization, was no longer serving as one of its directors, officers or employees, which indemnity obligation arose by reason of such person's prior service in any such capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the certificate of incorporation, by-laws or other constituent documents or by statutory law or written agreement of or with TWA were terminated and discharged pursuant to Section 502(e) of the United States Bankruptcy Code or otherwise, as of the date the '93 Reorganization was confirmed. Nothing contained in the Second Amended and Restated Certificate of Incorporation of the Company shall be deemed to reinstate any obligation of the Corporation to indemnify any person or entity, which was otherwise released under or in connection with the Comprehensive Settlement Agreement entered into pursuant to the '93 Reorganization.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein:

 EXHIBITS                              DESCRIPTION
 --------                              -----------
          Purchase Agreement dated as of March 31, 1997 between the Company and
 **1.1    the Initial Purchaser
  *2.1    Joint Plan of Reorganization dated May 12, 1995 (Appendix B to the
          Company's Registration Statement on Form S-4, Registration Number 33-
          84944, as amended)
  *2.2    Modifications to Joint Plan of Reorganization dated July 14, 1995 and
          Supplemental Modifications to Joint Plan of Reorganization dated
          August 2, 1995 (Exhibit 2.5 to 6/95 10-Q)
  *2.3    Findings of Fact, Conclusions of Law and Order Confirming Modified
          Joint Plan of Reorganization dated August 4, 1995, with Exhibits A-B attached (Exhibit 2.6 to 6/95 10-Q)
  *2.4    Final Decree dated December 28, 1995 related to the '95
          Reorganization (Exhibit 2.7 to 1995 10-K)
 **3(i)   Third Amended and Restated Certificate of Incorporation of Trans
          World Airlines, Inc., as amended
  *3(ii)  Amended and Restated By-Laws of Trans World Airlines, Inc. effective
          May 24, 1996 (Exhibit 3(ii) to 6/96 10-Q)
  *4.1    Voting Trust Agreement dated November 3, 1993 between TWA and LaSalle
          National Trust, N.A., as trustee (Exhibit 4.3 to 9/93 10-Q)

 EXHIBITS                              DESCRIPTION
 --------                              -----------
  *4.2    IAM TWA Employees' Stock Ownership Plan and related Trust Agreement dated August 31, 1993 between TWA, the IAM Plan Trustee Committee and the IAM Trustee (Exhibit to 9/93 10-Q)
  *4.3    IFFA TWA Employees' Stock Ownership Plan and related Trust Agreement dated August 31, 1993 between TWA, the IFFA Plan Trustee Committee and the IFFA Trustee (Exhibit 4.5 to 9/93 10-Q)
  *4.4    TWA Employee Stock Ownership Plan dated August 31, 1993, First
          Amendment thereto dated October 31, 1993 and related Trust Agreement dated August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93 10-Q)
  *4.5    ALPA Stock Trust dated August 31, 1993 between TWA and the ALPA
          Trustee (Exhibit 4.7 to 9/93 10-Q)
  *4.6    Stockholders Agreement dated November 3, 1993 among TWA, LaSalle
          National Trust, N.A., as Voting Trustee and the ALPA Trustee, IAM
          Trustee, IFFA Trustee and Other Employee Trustee (each as defined therein), as amended by the Addendum to Stockholders dated November
          3, 1993 (Exhibit 4.8 to 9/93 10-Q)
  *4.7    Indenture dated November 3, 1993 between TWA and Shawmut Bank,
          National Association, relating to TWA's 10% Senior Secured Notes Due
          1998 (Exhibit 4.10 to 9/93 10-Q)
  *4.8    Indenture dated November 3, 1993 between TWA and American National
          Bank and Trust Company of Chicago, N.A. relating to TWA's 8% Secured
          Notes Due 2001 (Exhibit 4.12 to 9/93 10-Q)
  *4.9    Indenture dated November 3, 1993 between TWA and Shawmut Bank
          Connecticut, National Association relating to TWA's 11% Senior
          Secured Notes Due 1997 (Exhibit 4.13 to 9/93 10-Q)
  *4.10   The TWA Air Line Pilots 1995 Employee Stock Ownership Plan effective as of January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)
  *4.11   TWA Air Line Pilots Supplemental Stock Plan effective September 1,
          1994 (Exhibit 4.13 to 9/95 10-Q)
  *4.12   TWA Air Line Pilots Supplemental Stock Plan Trust effective August
          23, 1995 (Exhibit 4.14 to 9/95 10-Q)
  *4.13   TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement
          effective August 23, 1995 (Exhibit 4.15 to 9/95 10-Q)
  *4.14   Form of Indenture relating to TWA's 8% Convertible Subordinated
          Debentures Due 2006 (Exhibit 4.16 to Registrant's Registration
          Statement on Form S-3, Registration No. 333-04977)
 **4.15   Indenture dated as of March 31, 1997 between TWA and First Security
          Bank, National Association relating to TWA's 12% Senior Secured Notes due 2002
 **4.16   Form of 12% Senior Secured Note due 2002 (contained in Indenture filed as Exhibit 4.15)
 **4.17   Registration Rights Agreement dated as of March 31, 1997 between the
          Company and the Initial Purchaser
 **4.18   Warrant Agreement dated as of March 31, 1997 between the Company and
          American Stock Transfer & Trust Company, as Warrant Agent
 **5.1    Opinion of Smith, Gambrell & Russell, LLP as to the legality of the securities being registered hereunder
  *10.1.1 Icahn Asset-Based Facility Loan documents dated January 5, 1993
          (Exhibit 10(iv)(4) to '92 10-K)
  *10.1.2 Icahn Asset-Based Facility Loan documents dated January 5, 1993
          (Exhibit 10(iv)(5) to '92 10-K)
  *10.2.1 Asset Purchase Agreement dated as of November 4, 1993 between TWA and
          St. Louis (Exhibit 10.2 to 9/93 10-Q)
  *10.2.2 Equipment Operating Lease Agreement dated November 4, 1993 between
          TWA and St. Louis (Exhibit 10.2 to 9/93 10-Q)

 EXHIBITS                              DESCRIPTION
 --------                              -----------
 *10.2.3  Cargo Use Amendment dated November 4, 1993 between TWA and St. Louis
          (Exhibit F to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-
          Q)
 *10.2.4  Use Amendment 1993 dated November 4, 1993 between TWA and St. Louis
          (Exhibit E to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-
          Q)
 *10.3.1  Amendment Number One to the Note Purchase and Security Agreement
          dated October 26, 1993 between TWA and Rolls-Royce (Exhibit 10.3 to
          9/93 10-Q)
 *10.3.2  Amendment Number One to the Equipment Purchase Contract dated October
          26, 1993 between TWA and Rolls-Royce (Exhibit 10.3 to 9/93 10-Q)
 *10.4    Amendment Number Two to the AVSA Agreement dated June 1, 1989 between
          TWA and AVSA, dated August 25, 1993 (Exhibit 10.4 to 9/93 10-Q)
 *10.5.1  First Amendment to Aircraft Installment Sale Agreement dated November
          1, 1993 among TWA, the Vendors, and ITOCHU with respect to aircraft
          N605TW (Exhibit 10.5 to 9/93 10-Q)
 *10.5.2  First Amendment to Aircraft Installment Sale Agreement dated November
          1, 1993 among TWA, the Vendors, and ITOCHU with respect to aircraft
          N603TW (Exhibit 10.5 to 9/93 10-Q)
 *10.5.3  First Amendment to Security Agreement and Chattel Mortgage dated
          November 1, 1993 among TWA, the Vendors, and ITOCHU, as to ITOCHU
          Amendment No. 1 (Exhibit 10.5 to 9/93 10-Q)
 *10.5.4  First Amendment to Security Agreement and Chattel Mortgage dated
          November 1, 1993 among TWA, the Vendors, and ITOCHU, as to ITOCHU
          Amendment No. 2 (Exhibit 10.5 to 9/93 10-Q)
 *10.6.1  Deferral Agreement and First Amendment to Aircraft Installment Sale
          Agreement No. 1 dated November 1, 1993 among TWA, the Vendors, and
          ORIX with respect to aircraft N601TW (Exhibit 10.6 to 9/93 10-Q)
 *10.6.2  Deferral Agreement and First Amendment to Aircraft Installment Sale
          Agreement dated November 1, 1993 among TWA, the Vendors, and ORIX with respect to aircraft N603TW (Exhibit 10.6 to 9/93 10-Q)
 *10.6.3  First Amendment to Security Agreement and Chattel Mortgage dated
          November 1, 1993 among TWA, the Vendors, and ORIX, as to ORIX
          Amendment No. 1 (Exhibit 10.6 to 9/93 10-Q)
 *10.6.4  First Amendment to Security Agreement and Chattel Mortgage dated
          November 1, 1993 among TWA, the Vendors, and ORIX, as to ORIX
          Amendment No. 2 (Exhibit 10.6 to 9/93 10-Q)
 *10.7.1  Purchase Agreement dated October 5, 1993 between TWA and Pacific
          AirCorp 747, Inc. with respect to aircraft N93107 and N93108 (Exhibit
          10.7 to 9/93 10-Q)
 *10.7.2  Lease Agreement 107 dated October 5, 1993 between Pacific AirCorp
          747, Inc. and TWA with respect to aircraft N93107 (Exhibit 10.7 to
          9/93 10-Q)
 *10.7.3  Lease Agreement 108 dated October 5, 1993 between Pacific AirCorp
          747, Inc. and TWA with respect to aircraft N93107 (Exhibit 10.7 to
          9/93 10-Q)
 *10.8    Comprehensive Settlement Agreement dated January 5, 1993 (Exhibit
          10(iv)(1) to '92 10-K)
  10.8.1  Omnibus Amendment and Supplement to Agreements dated as of March 28,
          1994 between TWA and Karabu Corp.(2)
 *10.9    Letter Agreement dated April 15, 1994 between TWA and Richard P.
          Magurno relating to employment by TWA (Exhibit 10.14 to 3/94 10-Q)
 *10.10   Form of Indemnification Agreement between TWA and individual members of the TWA Board of Directors relating to indemnification of director
          (Exhibit 10.16 to 6/94 10-Q)

 EXHIBITS                              DESCRIPTION
 --------                              -----------
  10.11.1 Purchase Agreement dated as of December 15, 1993 between TWA and
          Pacific AirCorp DC9, Inc. with respect to aircraft N927L and N928L(2)
  10.11.2 Lease Agreement 927 dated as of December 15, 1993 between Pacific
          AirCorp DC9, Inc. and TWA with respect to aircraft N927L(2)
  10.11.3 Lease Agreement 928 dated as of December 1, 1993 between Pacific
          AirCorp DC9, Inc. and TWA with respect to aircraft N928L(2)
  10.12.1 Aircraft Purchase Agreement dated March 31, 1994 between TWA and
          Mitsui & Co. (U.S.A.), Inc. with respect to aircraft N950U(2)
  10.12.2 Aircraft Purchase Agreement dated March 31, 1994 between TWA and
          Mitsui & Co. (U.S.A.), Inc. with respect to aircraft N953U(2)
  10.12.3 Lease Agreement dated as of March 31, 1994 between Mitsui & Co.
          (U.S.A.), Inc. and TWA with respect to aircraft N950U and N953U(2)
  10.12.4 Aircraft Purchase Agreement dated March 31, 1994 between TWA and
          McDonnell Douglas Finance Corporation with respect to aircraft
          N951U(2)
  10.12.5 Aircraft Purchase Agreement dated March 31, 1994 between TWA and
          McDonnell Douglas Finance Corporation with respect to aircraft
          N952U(2)
  10.12.6 Lease Agreement dated as of March 31, 1994 between McDonnell Douglas
          Finance Corporation and TWA with respect to aircraft N951U and
          N952U(2)
  10.13.1 Aircraft Purchase Agreement dated March 31, 1994 between McDonnell
          Douglas Finance Corporation and TWA with respect to aircraft N306TW
          (formerly N534AW)(2)
  10.13.2 Purchase Money Chattel Mortgage dated as of March 31, 1994 between
          TWA as Mortgagor in favor of McDonnell Douglas Finance Corporation as
          Mortgagee, with respect to N306TW (formerly N534AW)(2)
  10.13.3 Chattel Mortgage dated as of March 31, 1994 by TWA as Mortgagor, in favor of McDonnell Douglas Finance Corporation as Mortgagee, with respect to aircraft N306TW (formerly N534AW)(2)
  10.14   Commuter Air Service Agreement dated October 27, 1993 between TWA and
          Alpha Air(2)
  10.15   Air Service Agreement dated October 1, 1994 between TWA and Trans
          States Airlines, Inc.(2)
  10.16   Consulting Agreement dated July 11, 1994 between TWA and Fieldstone,
          Private Capital Group, L.P.(2)
  10.17   Consulting Agreement dated July 15, 1994 between TWA and Simat,
          Helliesen & Eichner, Inc.(2)
  10.17.1 Agreement for Purchase and Sale dated as of August 29, 1994 between
          TWA and Browsh & Associates, Inc.(2)
  10.17.2 Agreement for Purchase and Sale dated as of August 29, 1994 between
          TWA and Travel Marketing Holding Corporation(2)
 *10.18.1 Addendum to Stock Purchase Agreement (identified in 10.29.2) dated
          October 31, 1994 (Exhibit 10.29.3 to 9/94 10-Q)

 EXHIBITS                              DESCRIPTION
 --------                              -----------
 *10.18.2 Addendum to Stock Purchase Agreement (identified in 10.29.2) dated
          November 2, 1994 (Exhibit 10.29.4 to 9/94 10-Q)
  10.19.1 Form of Agreement dated as of August 31, 1994 between TWA and Air
          Line Pilots Association, International(2)
  10.19.2 Form of Agreement dated as of September 1, 1994 between TWA and the
          International Association of Machinists and Aerospace Workers (2)
  10.19.3 Form of Agreement dated as of September 1, 1994 between TWA and the
          Independent Federation of Flight Attendants(2)
 *10.19.4 Form of Agreement dated as of September 1, 1994 between TWA and the
          Transport Workers Union of America (Exhibit 10.31.4 to 9/94 10-Q)
  10.20.1 Trust Agreement dated as of August 29, 1994 between and among TWA, the International Association of Machinists and Aerospace Workers,
          the Independent Federation of Flight Attendants, the Air Line Pilots
          Association, International, United States Trust Company of New
          York(2)
  10.20.2 Stock Pledge and Intermediator Agreement dated as of August 24, 1994 among TWA, TWA Stock Holding Company, Inc. and United States Trust
          Company of New York(2)
  10.21.1 Key Employee Stock Incentive Plan(2)
  10.21.2 Form of Opinion Agreements for options issued pursuant to the 1994
          Key Employee Stock Incentive Plan(2)
 *10.22   Extension, Refinancing and Consent Agreement dated as of June 14,
          1995 between TWA, Karabu Corp, Pichin Corp and Carl C. Icahn and the
          "Icahn Entities" (Exhibit 10.37 to 9/95 10-Q)
 *10.22.1 Karabu Ticket Program Agreement dated as of June 14, 1995 between TWA and Karabu Corp.
 *10.23   Trans World Airlines, Inc. Stock Purchase Warrant to Purchase Shares
          of Common Stock dated August 23, 1995 (Exhibit 10.38 to 9/95 10-Q)
 *10.24   Stand-By Purchase Agreement dated as of August 8, 1995 between Trans
          World Airlines, Inc., M.D. Sass Re/Enterprise Partners L.P., a
          Delaware limited partnership and M.D. Sass Re/Enterprise
          International Ltd. a British Virgin Islands Company (Exhibit 10.39 to
          9/95 10-Q)
 *10.25   Voucher Purchase Agreement dated as of October 18, 1995 between TWA and M.D. Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass Re/Enterprise International Ltd. a British
          Virgin Islands Company (Exhibit 10.40 to 9/95 10-Q)
 *10.26   Purchase Agreement, dated February 9, 1996 between The Boeing Company and TWA relating to Boeing Model 757-231 Aircraft (Purchase Agreement
          Number 1910) (Exhibit 10.48 to 1995 10-K)
 *10.27   Employee Stock Incentive Program dated as of August 23, 1995 (Exhibit
          10.49 to 1995 10-K)
 *10.28   Letter Agreement dated July 26, 1996 between Trans World Airlines,
          Inc. and Robert A. Peiser (Exhibit 10.52 to Pre-effective Amendment
          No. 2 to Registrant's Registration Statement on Form S-3, Reg. No.
          333-04977)
 *10.29   Letter Agreement dated July 26, 1996 between Trans World Airlines,
          Inc. and Mark J. Coleman (Exhibit 10.53 to Pre-effective Amendment
          No. 2 to Registrant's Registration Statement on Form S-3, Reg. No.
          333-04977)

 EXHIBITS                              DESCRIPTION
 --------                              -----------
  *10.30  Exchange Agreement dated as of June 10, 1996 between Trans World
          Airlines, Inc. and Elliott Associates, L.P., as amended (Exhibit 10.1 to 9/20/96 8-K)
  *10.31  Exchange Agreement dated as of June 10, 1996 between Trans World
          Airlines, Inc. and Westgate International, L.P., as amended (Exhibit
          10.2 to 9/20/96 8-K)
  *10.32  Agreement dated as of September 3, 1996 between Trans World Airlines,
          Inc. and Roden A. Brandt relating to employment by TWA (Exhibit 10.6 to 9/96 10-Q)
  *10.33  Letter Agreement dated January 6, 1997 between the Company and Edward
          Soule (Exhibit 10.33 to 12/31/96 10-K)
  *10.34  Agreement dated as of October 1, 1996 between the Company and Michael
          J. Palumbo (Exhibit 10.34 to 12/31/96 10-K)
  *10.35  Agreement dated as of November 11, 1996 between the Company and
          Jeffrey H. Erickson (Exhibit 10.35 to 12/31/96 10-K)
  *11     Statement re Computation of Per Share Earnings (included in 12/31/96
          10-K)
 **12     Statement of Computation of Ratio of Earnings to Fixed Charges
   13     1997 Annual Report to Stockholders (Exhibit 13 to 12/31/96 10-K)
   21     Subsidiaries of TWA (Exhibit 21 to 12/31/96 10-K)
   23.1   Consent of KPMG Peat Marwick LLP
 **23.2   Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 5 hereto)
 **24     Powers of Attorney
 **25     T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
          First Security Bank, National Association with respect to the
          Exchange Offer
  *27     Financial Data Schedule (included in the Company's 12/31/96 10-K)
 **99.1   Form of Letter of Transmittal
 **99.2   Form of Notice of Guaranteed Delivery

--------
 *Incorporated by reference
**Previously filed
(1) Incorporated herein by reference to the exhibit of the same number in TWA's Registration Statement on Form S-3 (Reg. No. 333-26639).
(2) Incorporated herein by reference to the exhibit of the same number in TWA's Registration Statement on Form S-3, (Reg. No. 33-849444).

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(2)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on July 28, 1997.

                                       TRANS WORLD AIRLINES, INC.
July 28, 1997

                                       By:
                                          ---------------------
                                           Gerald L. Gitner
                                           Chairman and Chief
                                           Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                                     Director, Chairman of the       July 28, 1997
------------------------------------ Board and Chief Executive
                                     Officer (Principal Executive
                                     Officer)
          Gerald L. Gitner
                                     Senior Vice President and       July 28, 1997
------------------------------------ Chief Financial Officer
                                     (Principal Financial Officer
                                     and Principal Accounting
                                     Officer)
         Michael J. Palumbo
                 *                   Director                        July 28, 1997
------------------------------------
          John W. Bachmann
                 *                   Director                        July 28, 1997
------------------------------------
         William F. Compton
                 *                   Director                        July 28, 1997
------------------------------------
          Eugene P. Conese
                 *                   Director                        July 28, 1997
------------------------------------
         William M. Hoffman
                 *                   Director                        July 28, 1997
------------------------------------
         Thomas H. Jacobsen

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *                   Director                        July 28, 1997
------------------------------------
            Myron Kaplan
                 *                   Director                        July 28, 1997
------------------------------------
          David M. Kennedy
                                     Director
------------------------------------
         Merrill A. McPeak
                 *                   Director                        July 28, 1997
------------------------------------
         Thomas F. Meagher
                 *                   Director                        July 28, 1997
------------------------------------
         William O'Driscoll
                 *                   Director                        July 28, 1997
------------------------------------
        G. Joseph Reddington
                                     Director
------------------------------------
         Blanche M. Touhill
                 *                   Director                        July 28, 1997
------------------------------------
         Stephen M. Tumblin
                 *                   Director                        July 28, 1997
------------------------------------
       William W. Winpisinger
*By:                                                                 July 28, 1997
------------------------------------
        Richard P. Magurno,

      as Attorney-in-fact

                                      S-2